Exhibit 10.6

DATED 25TH OCTOBER  2001

GOLAR 2215 UK LTD.

to

METHANE SERVICES LIMITED

TIME CHARTERPARTY

LNG CARRIER Tanker Vessel

DAEWOO HULL #2215

“METHANE PRINCESS”

as amended on 4 April 2003

and as novated and amended and restated

on 27 August 2003

TABLE OF CONTENTS

		Page Nos
1.	Description and Condition of Vessel	4
2.	Shipboard Personnel and their Duties	8
3.	Duty to Maintain	9
4.	Period / Trading Limits	10
5.	Delivery / Cancelling	12
6.	Owners to Provide	14
7.	Charterers to Provide	14
8.	Rate of Hire	14
9.	Payment of Hire	15
10.	Space Available to Charterers	17
11.	Overtime	17
12.	Instructions and Logs	17
13.	Bills of Lading	18
14.	Conduct of Vessel’s Personnel	19
15.	Bunkers at Delivery and Redelivery	19
16.	Stevedores, Pilots and Tugs	19
17.	Supernumeraries	19
18.	Sub-chartering	20
19.	Final Voyage	20
20.	Loss of Vessel	20
21.	Off-Hire	21
22.	Periodical Drydocking	23
23.	Ship Inspection	24
24.	Vessel’s Performance	25
25.	Salvage	28
26.	Lien	28
27.	Exceptions	29
28.	Cargoes	29
29.	Grade of Bunkers	29
30.	Disbursements	30
31.	Laying-up	30
32.	Requisition	30
33.	Outbreak of War	30
34.	Additional War Expenses	30
35.	War Risks	31

36.	Both-to-Blame Collision Clause	31
37.	New Jason Clause	32
38.	Clause Paramount	32
39.	Financial Responsibility for Pollution	33
40.	Export Restrictions	33
41.	Law and Litigation	34
42.	Custody Transfer and Calibration/Tank Tables	35
43.	Cool Down	35
44.	LNG Boil-off	36
45.	Charter Period	38
46.	Owners’ Defaults	38
47.	Bareboat Charter Option	41
48.	Substitution	43
49.	Documentation	43
50.	Routeing	43
51.	Modifications	44
52.	Managers	44
53.	Detention of Vessel	44
54.	Owners’ Representations, Warranties and Undertakings	44
55.	Notices	45
56.	Non-Waiver	46
57.	Termination	46
58.	Drug and Alcohol Clause	46
59.	Damages	47
60.	Confidentiality	47
61.	Liquid Nitrogen and Inert Gas	48
62.	Vessel Information	48
63.	Whole Agreement	48
64.	Assignment and Novation	48
65.	Commission	48
66.	Vessel Colours, Insignia and House Flag	48
67.	Floating Storage and Part Cargoes	49
68.	Flag and Registry	49
69.	Third Parties	49
70.	Letter of Quiet Enjoyment	49

SCHEDULES

Schedule I	-	Requirements for Master, Officers and Crew
Schedule II	-	Primary Terminals
Schedule III	-	Compulsory Insurance
Schedule IV	-	Letter of Indemnity
Schedule V	-	Speed and Consumption Warranties
Schedule VI	-	Bareboat Charter
Schedule VII	-	Operational and Maintenance Protocol

APPENDICES

Appendix A	-	Charterers’ Guarantee
Appendix B	-	Owners’ Guarantee
Appendix C	-	Building Contract and Specifications
Appendix D	-	Protocol of Delivery and Acceptance
Appendix E	-	Letter of Quiet Enjoyment
Appendix F	-	Registered Owners’ Undertaking
Appendix G	-	Lessee Undertaking
Appendix H	-	Lessor Parent Undertaking
Appendix I	-	Standby Purchaser’s Undertaking

TIME CHARTERPARTY

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

IT IS THIS 25th DAY OF OCTOBER 2001 AGREED between:

(1)                                  Originally, Golar LNG 2215 Corporation of 80 Broad Street, Monrovia, Liberia and, by way of novation to the rights and obligations of Golar LNG 2215 Corporation, GOLAR 2215 UK LTD. (Registered No. 04871293) of 30 Marsh Wall, London E14 9TP (hereinafter referred to as “Owners”) (pursuant to a novation agreement dated         August 2003 made between Golar LNG 2215 Corporation, Golar 2215 UK Ltd., British Gas Asia Pacific Pte Limited and Methane Services Limited ), as the (disponent) owner of the LNG tanker currently under construction with Daewoo Shipbuilding & Marine Engineering Co. Ltd Hull #2215 and named “METHANE PRINCESS” (hereinafter referred to as “the Vessel”) described as per Clause 1 and Appendix C hereof; and

(2)                                  Originally, British Gas Asia Pacific Pte Limited of 83 Clemenceau Avenue, #14-08 UE Square (Shell House), Singapore 239920, and, by way of novation to the rights and obligations of British Gas Asia Pacific Pte Limited pursuant to the said novation agreement, METHANE SERVICES LIMITED (Registered No. 737366) of 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT (hereinafter referred to as “Charterers”):

Definitions

In this Charter, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them below:

“Affiliate”

means of any specified person any other person directly or indirectly controlling, controlled by or under direct or indirect common control with any specified persons. For these purposes, a person or persons shall be deemed to control another person (not being a natural person) if (i) they are entitled to exercise, or control the exercise of, a majority of the voting power at any general meeting of that other person or of another person which has control of that other person, or (ii) they have the right to appoint or remove a person which has control of that other person, or (ii) they have the right to appoint or remove a majority of the board of directors of that other person, or (iv) the directors of that other person or of another person which has control of that other person (or any of them) are accustomed to act in accordance with that person’s directions or instructions, or (v) they have the right to exercise a dominant influence over that other person either by virtue of provisions contained in that other person’s memorandum or articles of association or other constitutional documents or by virtue of a “Control Contract”, or (v) they are parties to an agreement with other shareholders of that other person ensuring control of the affairs of that other person. “Control Contract” for these purposes shall mean a contract, whether or not in writing, conferring a right of control which is of a kind authorised by the relevant person’s constitutional documents and is permitted under the law under which that person is established;

“Approved Mortgages”	means any mortgage in respect of which the mortgagee has provided a Letter of Quiet Enjoyment substantially in the form set out in Appendix E;

“Banking Days”	means days, other than Saturday or Sunday, on which banks in London and New York are customarily open for the transaction of banking business;

“Bareboat Notice”	has the meaning ascribed to it in Clause 47(a);

“Bareboat Term”	has the meaning ascribed to it in Clause 47(b);

“Bareboat Window”	has the meaning ascribed to it in Clause 47(a)(ii);

“Boil-off”	means the vapour which results from vapourisation of LNG in the cargo tanks;

“Builder”	means Daewoo Shipbuilding & Marine Engineering Co. Ltd;

“Building Contract”

means the contract between the Lessee and Daewoo Shipbuilding & Marine Engineering Co. Ltd dated 2nd May 2001 as novated from the Lessee to the Registered Owners by a novation agreement of even date herewith, as from time to time amended, supplemented or replaced;

“Buyers”	means any third party to whom LNG is being supplied where that LNG is being or will be carried in the Vessel;

“Cargo Capacity”	means the total cargo tank capacity of the Vessel, as described in the Gasform C of the Vessel to be provided under Clause 1.1(f);

“Change of Law”	has the meaning ascribed to it in Clause 3(d);

“Charter Period”	means the period of time from delivery until the earlier of:

(i) redelivery after the exercise by Charterers of any options to extend pursuant to Clause 45;

(ii) the date upon which this Charter is otherwise terminated as provided herein;

“Charterers’ Guarantee”	means the guarantee to be issued by the Charterers’ Guarantor in favour of Owners in respect of Charterers’ obligations under this Charter in the terms set out at Appendix A hereto;

“Charterers’ Guarantor”	BG International Limited (Company No.: 902239) of 100 Thames Valley Park Drive, Reading, Berkshire, RG6 1PT;

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“Charterers’ Nominee”

means any person or persons nominated, designated or otherwise authorised by the Charterers with a legitimate commercial interest in inspecting or attending on board the Vessel including but not limited to any actual or prospective sub-charterer, shipper, cargo owner, receiver or any other third party;

“Compulsory Insurances”	has the meaning ascribed to it in Schedule III hereof;

“Delivery Date”	has the meaning ascribed to it in Clause 1.2;

“First Option Period”	has the meaning ascribed to it in Clause 45;

“Lease”	means the lease dated 2003 in respect of the Vessel made between the Registered Owners and the Lessee;

“Lessee”	means Golar LNG 2215 Corporation of 80 Broad Street, Monrovia, Liberia;

“Lessee Undertaking”	means the undertaking to be issued by the Lessee in terms set out at Appendix G hereto;

“Lessor Parent”	means Alliance and Leicester plc (Registered No. 03263713) of Carlton Park, Narborough, Leicester, LE19 OAL;

“Lessor Parent Undertaking”	means the undertaking to be issued by the Lessor Parent in terms set out at Appendix H hereto;

“LNG”	means natural gas being a mixture of hydrocarbons, predominantly methane, in a liquid state at or below its boiling point and at approximately atmospheric pressure;

“LNG Heel”	means cargo intentionally or otherwise retained in the cargo tanks on completion of discharge;

“Managers”	means Golar Management (UK) Limited or such other party as shall be appointed in accordance with Clause 52 hereof;

“Omnibus Agreement”	means the agreement of even date entered into between, inter alia, the Lessee and its Affiliates and Charterers and their Affiliates as from time to time amended, supplemented or replaced;

“Operational and Maintenance Programme”	has the meaning ascribed to it in Clause 1.1(f);

“Operational and Maintenance Protocol”	has the meaning ascribed to it in Schedule VII;

“Original Period”	has the meaning ascribed to it in Clause 45;

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“Owners’ Guarantee”

means the guarantee and indemnity to be issued by the Owners’ Guarantor in favour of Charterers in respect of, inter alia, the Owners’ obligations under this Charter, in the terms set out at Appendix B hereto;

“Owners’ Guarantor”	means Golar LNG Limited of Par-la-Ville Place, Second Floor, 14 Par-la-Ville Road, Hamilton HM08, Bermuda;

“Person”	includes any body of persons, corporate or unincorporate;

“Registered Owners”

means A&L CF June (3) Limited of Sovereign House, 298 Deansgate, Manchester, M3 4HH, England (Registered No. 02345838) and, where the context permits, includes any permitted assignee, transferee or novatee from A & L CF June (3) Limited in accordance with the terms of the Registered Owners’ Undertaking including, without limitation, the Standby Purchaser;

“Registered Owners’ Undertaking”	means the quiet enjoyment undertaking to be issued by the Registered Owners in the terms set out at Appendix F hereto;

“Second Option Period”	has the meaning ascribed to it in Clause 45;

“Scheduled Delivery Date”	means 31st March 2004;

“Specifications”	means the specification of the Vessel under the Building Contract for Hull #2215 dated 12 April 2001 as set out in Appendix C;

“Standby Purchaser”	means LNG Holding Company Ltd of CIBC Bank and Trust Company (Cayman) Limited, P.O. Box 694 GT, 11 Dr Roy’s Drive, CIBC Financial Centre, George Town, Cayman Islands;

“Standby Purchaser’s Undertaking”	means the undertaking to be issued by the Standby Purchaser in the terms set out at Appendix 1 hereto.

1.                                      Description and Condition of Vessel

1.1                                 Vessel Construction and Modifications

(a)                                  Building Contract and Construction Supervision. Subject as hereinafter provided, Owners represent and warrant that the Vessel shall be constructed in accordance with the Building Contract and the Specifications (Appendix C ). Without Charterers’ consent, which shall not be unreasonably withheld or delayed, Owners shall not waive any material right under the Building Contract, terminate the Building Contract (unless this charter has been terminated), or agree to any material change in the Building Contract or the Specifications.  Before exercising any rights under the Building Contract, Owners shall consult with Charterers in any case where such exercise could have material effect on the Scheduled Delivery Date, the performance of the Vessel or the amount of compensation recoverable under the Building Contract for any default on the part of the Builder.

(b)                                 Review of Plans and Drawings.  Owners shall submit forthwith to Charterers a list of charts, designs, diagrams, drawings, and plans that the Builder is to prepare for the

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Vessel.  Charterers shall notify Owners of the items from such list that it wishes to receive, and Owners shall deliver such items to Charterers within 14 days of Owners receiving such items from the Builder.  The charts, designs, diagrams, drawings, and plans shall be as submitted to Charterers by the Builder, and shall not thereafter be materially changed without Charterers prior written consent which shall not be unreasonably withheld or delayed. Charterers shall notify Owners of any objection thereto within 10 days of receipt of such items.  Owners shall, on the same basis as set forth above, further provide the Charterers full information on type and accuracy of heel and trim gauges for use with tank calibration tables, on instruments used for measuring or gauging level, temperature and pressure of LNG, on navigation equipment and on telex and other communications equipment. Charterers shall notify Owners of any objection thereto as soon as possible, but no later than 10 days after receipt of such items. In the event that Owners and the Builder should fail to satisfy said objections within 30 days thereafter, the objections shall be referred to an independent surveyor chosen by the classification society for the Vessel for final resolution of the dispute such that the Vessel shall be constructed to meet the requirements of this charter.  At no expense to Charterers, and within 14 days after the Delivery Date, Owners shall deliver to Charterers a copy of all finalised charts, designs, diagrams, drawings, and plans, and a copy of each instruction manual received by the Owners from the Builder.

(c)                                  Changes

(i)                                     If, after the date of this charter, the Vessel’s classification society or a relevant governmental authority makes any revisions or additions to its requirements applicable to the Vessel, compliance with which is required to preserve the Vessel in the class referred to in Sub-Clause 1.2 or for the continued efficient use of the Vessel under this charter, Owners undertake to notify Charterers of (A) the nature and extent of such change, (B) the latest date (taking into account, with respect to regulatory or classification society requirements, any extension available to Owners) by which such compliance with such change will be necessary, and (C) the estimated time which will be required for carrying out such change.

(ii)                                  Owners shall notify Charterers of any request by the Builder or Owners to make any material change in Specifications for the Vessel. Owners shall prepare a request which describes (A) the nature and extent of such change, and (B) the estimated time which will be required for carrying out such change, (C) the impact such change may have on the delivery schedule contemplated or, after the Delivery Date, the availability of the Vessel. Such changes shall be carried out only with the consent of Charterers (such consent not to be unreasonably withheld or delayed) and shall not reduce or modify any of Owners’ obligations hereunder with respect to delivery or performance of the Vessel.

(iii)                               Owners shall cause such other changes to be made to the Vessel as Charterers may from time to time reasonably request. Owners shall not be obliged to approve, make or cause to be made any changes which would conflict with applicable rules or regulations of governmental authorities, the Vessel’s classification society or applicable international organisations, or which would adversely affect Owners representations, warranties and undertakings contained in this Charter, or which would delay the Delivery Date unless Charterers agrees to a corresponding delay. Owners shall promptly provide Charterers with an estimate of the cost of such changes, and Charterers shall have the right to approve any such costs before they are incurred.  The costs

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of any changes under this Sub-Clause 1.1(c)(iii) including the cost of any delayed delivery of the Vessel shall be for Charterers account and reflected in adjustments to the Hire Rate. The Parties shall consult as to the timing, nature and cost of any work required to comply with any change under this Sub-Clause 1.1(c)(iii), and shall agree upon a scope of work, and the scheduling thereof, that reasonably accommodates the Charterers’ transportation requirements while assuring completion of the change in a timely manner.  Owners shall use their best efforts to minimise costs borne by Charterers under this Sub-Clause 1.1(c)(iii). Owners shall inform Charterers of (A) the work performed in making all changes covered by this Sub-Clause 1.1(c)(iii), and (B) the amount and detail of all costs for all changes, including copies of all estimates and invoices from the Builder, the repair yard or other contractors performing the work.  Notwithstanding the above, if any change under this Sub-Clause 1.1(c)(iii) was required due to an act or omission of Owners or Builder, then the cost of such change shall be for Owners account.  Time taken after the Delivery Date to pursue changes under this Sub-Clause 1.1(c)(iii) diligently shall count as time on-hire hereunder (unless required due to an act or omission of Owners).

(iv)                              For the avoidance of doubt nothing in this Clause 1.1 shall require Owners to make any change to the Specification or to any chart, plan, drawing, diagram or design of the Vessel which Owners are not able to require the Builder to make pursuant to the Building Contract.

(d)                                 During the construction period (including sea trials and gas trials), Charterers and/or Charterers’ Nominee shall be entitled to full inspection rights of the vessel, subject to any limitations imposed by the Building Contract.

(e)                                  Owners shall provide Charterers with periodic progress reports advising of progress on the planning and construction of the Vessel.  The first such report shall be provided within 3 months after the date of execution of this charter. Thereafter, Owners shall provide Charterers with progress reports at least every 3 months until 6 months prior to the Scheduled Delivery Date. From this time until the Delivery Date, Owners shall provide Charterers with monthly progress reports.  Each progress report shall be in writing in a form from time to time proposed by Owners and approved by Charterers and shall include statements of any events or circumstance which may cause the Scheduled Delivery Date to be delayed and the estimated period of such delay. Owners shall also deliver to Charterers from time to time copies of construction progress certificates of Builder (which certificates shall include percentages of completion of the Vessel and cargo tanks and other major components) as and when issued pursuant to the Building Contract.

(f)                                    Not later than 1st October 2003, Owners will provide the following:

(i)                                     a Gasform C for the Vessel;

(ii)                                  a detailed written Operational and Maintenance Programme in accordance with the Operational and Maintenance Protocol set out at Schedule VII in a form reasonably acceptable to Charterers provided however that the Operational and Maintenance Programme may be amended and/or amplified by Owners at any time thereafter, subject to Charterers’ consent in writing (such consent not to be unreasonably delayed or withheld) but always in accordance with the Operational and Maintenance Protocol.

In the event that any of the above are not provided, Owners will pay to Charterers, by way of liquidated damages and not as a penalty, ***** until such items are delivered to Charterers,

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such sum to be payable forthwith but if not already paid shall be deducted from hire after the Vessel’s delivery to Charterers hereunder.

1.2                                 At the actual date of delivery of the Vessel under this Charter (the “Delivery Date”):

(a)                                  she shall be classed: Det Norske Veritas + 1A1 Tanker for Liquefied Gas, Ship Type 2G (163°, 500Kg/M³, 0.25 bar), NAUTICUS (Newbuilding), EO, W1-OC, ICS, LCS (SID);

(b)                                 she shall be in every way fit to load, carry, discharge and handle LNG ;

(c)                                  she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, cargo installations, cargo tanks, cargo handling equipment, boilers, hull and other equipment (including but not limited to hull stress calculator and radar) in a good and efficient state;

(d)                                 her tanks, valves and pipelines shall be gas-tight;

(e)                                  she shall be in every way fitted for burning at sea and in port Boil-off and any commercial grade of fuel oil for main propulsion that meets the specifications set forth in the Building Contract and Specifications appended hereto and marine diesel for auxiliaries in accordance with the specifications set forth in the said Building Contract and Specifications;

(f)                                    she shall comply with the regulations in force so as to enable her to pass through the Suez Canal by day and night without delay;

(g)                                 she shall have on board all certificates, documents and equipment required by any applicable law or regulations to enable her to perform the Charter service without delay;

(h)                                 she shall be registered in the ownership of the Registered Owners and be on bareboat charter to the Lessee under the Lease and on bareboat charter to the Owners;

(i)                                     she shall comply with all conventions, laws, and regulations applicable to a Vessel carrying LNG worldwide within the limits of this Charter and she shall have on board valid certificates in force as required by the flag state;

(j)                                     she shall comply with the Building Contract and Specifications at Appendix C (including any amendments to the Specifications made pursuant to Clause 1.1), provided, however, that Charterers shall not be entitled to reject delivery of the Vessel as a consequence of non-compliance with this Clause 1.2(j) if Registered Owners are not entitled to reject the Vessel pursuant to Article VI 4 of the Building Contract.  Owners shall nevertheless ensure that the Builder remedies any non-compliance with the Building Contract or Specifications as soon as practicable after delivery of the Vessel under the Building Contract.

(k)                                  Owners warrant that the Vessel meets or exceeds all regulations, requirements and recommendations of all governmental and international authorities relevant to the Vessel by virtue of her type, flag ownership or permitted trade under this Charter, and will comply with, and will be fully equipped, supplied and maintained to comply with, the applicable Oil Companies International Marine Forum (OCIMF) and Society of International Gas Tankers and Terminal Operators (SIGTTO) standards and guidelines, including, but not limited to, standards and guidelines for marine equipment, manifold compatibility, mooring arrangements and equipment, ship/shore emergency shut down system, loading and unloading operations, and safety.

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2.                                      Shipboard Personnel and their Duties

(a)                                  At the Delivery Date and throughout the Charter Period:

(i)                                     she shall have a full and efficient complement of Master, officers and crew for a vessel of her type and tonnage complying with Schedule I, who shall in any event be not less than the number required by the laws of the flag state and who shall be  trained to operate the Vessel and her equipment competently and safely and in accordance with first class international standards for LNG vessels;

(ii)                                  all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)                               all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watch keeping for Seafarers 1978, as amended 1995 (or any subsequent amendments thereof and the STCW Code, including any future amendments, supplements or replacements of such Convention or Code), and who shall all subscribe to a policy, accepted by Charterers, regarding the use of drugs and alcohol as per Clause 58 of this Charter;

(iv)                              there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently.  While at the berth of the receiving facility the Vessel’s cargo control room shall be manned by at least one officer having a good working knowledge of the English language.

(v)                                 Owners and/or any person engaged by Owners as managers or operators of the Vessel shall comply with any national or international law or regulation applicable in respect of the management or operation of the Vessel;

(vi)                              Owners warrant that the Vessel shall throughout the entire duration of this Charter have on board an ITF certificate or equivalent allowing Vessel’s calls and operations in all ports within the Charter service where an ITF certificate or equivalent is required;

(vii)                           Owners warrant that the Vessel meets or exceeds all regulations, requirements and recommendations of the Vessel’s classification society.

(b)                                 Owners guarantee that throughout the Charter service the Master shall with the Vessel’s officers and crew, unless otherwise ordered by Charterers:

(i)                                     prosecute all voyages with the utmost despatch;

(ii)                                  render all customary assistance; and

(iii)                               load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

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(c)                                  Owners shall have responsibility at all times for docking, loading and discharging and proper stowage, which must be controlled by the Master who shall keep a strict account of all cargo loaded and discharged.

3.                                      Duty to Maintain

(a)                                  Throughout the Charter Period Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clause 1, exercise due diligence so to maintain or restore the Vessel.  Without prejudice to this due diligence obligation or any of the Owners’ other obligations under this Charter, Owners shall operate, maintain and, where necessary, restore the Vessel in accordance with the Operational and Maintenance Protocol and the Operational and Maintenance Programme.

In order to ensure that the above requirements are fulfilled, Owners shall submit to Charterers for the purposes of information their plans and budget for refurbishment and maintenance of the Vessel on a drydock cycle basis.  In addition, Owners shall provide to Charterers in good time prior to the commencement of any Periodical Drydocking under Clause 22, details of any works to be undertaken at such drydocking.

Owners shall ensure that the maintenance standards referred to in this Clause 3 are complied with at all times so that on redelivery the Vessel shall have an equivalent classification rating of an IACS classification society as per Clause 1 and that the Vessel will be in the same good order and condition as required in Clause 1, ordinary wear and tear consistent with the characteristics and age of the Vessel excepted.

Owners further warrant that the Vessel will comply fully with the International Safety Management (ISM) Code at the date of delivery and throughout the Charter Period for the Safe Operation of Ships and Pollution Prevention effective July 1st 1998 (including any subsequent amendments or replacements thereof).  Upon Charterers’ request Owners shall provide Charterers with copies of the Vessel’s Document of Compliance and Safety Management System Certificate.  Any loss, damage or expense attributable to the Vessel’s non-compliance with the ISM Code, and/or to Owners’ failure to respond (or delay in responding) to Charterers’ request for the foregoing documents and certificates shall be borne by Owners.

(b)                                 If at any time whilst the Vessel is on-hire under this Charter the Vessel fails to comply with the requirements of Clauses 1, 2, 3, 10 or 24 of this Charter, then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this Charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost. Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

(c)                                  If Owners are in breach of their obligation under Clause 3(a), Charterers may so notify Owners in writing; and if, after the expiry of ***** following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the Vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence. Furthermore, at any time while the Vessel is off-hire under this Clause 3, Charterers have the option to terminate this Charter by giving notice in writing with effect from the date on which

9

such notice of termination is received by Owners or from any later date not more than ***** after the date of such notice.  This Clause 3(c) is without prejudice to any rights of Charterers or obligations of Owners under this Charter or otherwise (including without limitation Charterers’ rights under Clause 21 hereof).

(d)

(i)                                     In this Clause 3(d)(i) the expression “Change of Law” shall include the introduction, implementation, withdrawal or variation of, or any change in the interpretation or any new or different interpretation of, any applicable law, regulation, practice or concession or official directive, ruling, notice, statement of policy or practice statement by any international, supra-national, national, governmental, local, or other competent authority or agency, but not including the Vessel’s classification society, whether or not having the force of law but in respect of which compliance by owners or operators of vessels similar to the Vessel is customary.

(ii)                                  The Charterers shall be entitled, by notice in writing, to terminate this Charter following the entry into full force and effect after the date of this Charter of any Change of Law affecting the Vessel in respect of which the Charterers demonstrate:-

(A)                              that the same has not become applicable to the Vessel by reason of her chartering by the Charterers hereunder or the chartering by the Charterers or any of their Affiliates of any other Vessel owned by any Affiliate of the Owners; and

(B)                                no modification or alteration to the Vessel and/or installation of additional equipment thereon can achieve compliance; and

(C)                                that their use and enjoyment of the Vessel, taking into account any alternative employment opportunities for the Vessel which are available to the Charterers and which are unaffected by such Change of Law, is in consequence materially and adversely affected.  It is in this respect acknowledged by the Owners that the Charterers have chartered the Vessel for the primary purpose of trading into the United States.

(iii)                               To the extent that the costs (or any part thereof) of complying with any Change(s) of Law which is or are applicable to the Vessel as a British flag vessel  (1) would not have arisen if the Vessel had been registered under the Liberian flag  and (2) would not otherwise have been incurred by the Owners to comply with the requirements of this Charter which apply notwithstanding or in addition to the requirements of the flag state provided that the costs of such compliance are not greater by reason, directly or indirectly, of the flag state of the Vessel being the United Kingdom rather than the Republic of Liberia, those costs shall be borne exclusively by the Owners.

4.                                      Period / Trading Limits

(a)                                  Subject to Clause 4 (e), Owners agree to let and Charterers agree to hire the Vessel for a period of 20 years, 90 days more or less at Charterers’ option (subject to Clause 45 hereof), commencing from the time and date of delivery of the Vessel to the Charterers, for the purpose of carrying LNG as cargo in any part of the world, as

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Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof.

(b)                                 The Vessel shall be redelivered to Owners at ***** following the discharge of the last cargo. Charterers to provide Owners with 90, 60, 30 and 15 days notice of the Vessel’s expected place and estimated date of re-delivery.

(c)                                  Save in respect of the Primary Terminals in Clause 4(d) below, Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Charter shall include ports, berths, wharves, docks, anchorages and, in the case of emergencies only, alongside Vessels or lighters and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding the foregoing, but subject to Clause 35, Charterers may order the Vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the Vessel’s underwriters as a consequence of such order.

Notwithstanding anything contained in this or any other Clause of this Charter, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid.

Subject to the foregoing, the Vessel shall be loaded and discharged at any places as Charterers may direct, provided that Owners and Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide (liquefied gases) and that no ship-to-ship transfer shall be performed without the consent of the Owners, which consent shall not be unreasonably withheld.

Furthermore, nothing in this Clause shall to any extent require Owners and/or the Master to cause the Vessel to enter into any place (as herein defined) which the Owners and/or the Master reasonably consider to be unsafe, whether by reason of ice or otherwise; the exercise or non-exercise of the Owners’ and Master’s right to cause the Vessel not to enter into any place shall in no circumstances affect the Charterers’ obligations as to the safety of the concerned place as herein provided.

(d)                                 Without prejudice to their other obligations under this Charter, Owners acknowledge Charterers’ intention to trade the Vessel, inter alia, to the ports and terminals set out in Schedule II hereof (hereinafter referred to as “Primary Terminals”) and Owners acknowledge the safety of the Primary Terminals and warrant that the Vessel will comply with all the requirements, physical or otherwise, of the Primary Terminals.

(e)                                  In the event that, under the Option Agreement dated 4 April 2003 made between Golar LNG 1460 Corporation, Golar LNG 2220 Corporation, Golar LNG 1444 Corporation, the Charterers’ Guarantor and Methane Services Limited (“Methane”), Methane exercises the Option (as defined in the Option Agreement) in accordance with the provisions of the Option Agreement:

(i)                                     the term of this Charter as provided in Clause 4(a) and Clause 45(a)(i) of this Charter shall be reduced to ***** more or less at Charterers option, commencing from the time and date of delivery of the Vessel to the Charterers under the Charter, the provisions of Clause 45 for the extension of this Charter for the First Option Period, and the Second Option Period shall

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be of no further effect and Clause 4(a) and Clause 45 shall be deemed amended accordingly;

(ii)                                  the rate of hire specified in Clauses 8(a) and 8(b) of the Charter, shall be *****.

(f)                                    (i)                                     The Charterers acknowledge that the Owners have expressed the wish to have the option, exercisable before the Scheduled Delivery date, to substitute the Builder’s Hull No. 2215 with the Builder’s Hull No. 2220 as the Vessel under the Charter.

(ii)                                  The Charterers agree, but without giving any legal commitment to enter into any such agreement, if so requested by the Owners to give due consideration to any such agreement that may be proposed by the Owners to record the terms of the option.

(iii)                               The Owners acknowledge that the Charterers have made no representation that they will agree to any such agreement proposed by the Owners.

5.                                      Delivery / Cancelling

(a)                                  Owners shall deliver the Vessel to the Charterers on the Scheduled Delivery Date or such earlier date (not before 1 January 2004) as the Vessel shall be ready for delivery provided Owners have given the Charterers at least 90 days notice of any such intended delivery date earlier than the Scheduled Delivery Date.  The Vessel will be delivered to Charterers at a safe port or place.  Owners shall give the Charterers 90 days notice of the Vessel’s expected place of delivery.  If for any reason, the Vessel is not delivered by the Scheduled Delivery Date, then without prejudice to their rights under the Charter, the Charterers may at their option (to be exercised not later than 7 days after the Scheduled Delivery Date) by giving notice in writing to that effect require the Owners to deliver the Vessel instead at a safe place or port in the US Gulf, US East Coast or Caribbean to be specified in the notice.  Owners shall give Charterers 60, 30, 15 and 7 days approximate notice of the expected date of delivery and 3 days definite notice.

(b)                                 Acceptance of the Vessel by Charterers shall not be construed as a waiver or discharge of any of the representations, warranties or undertakings made by Owners in or with respect to this Charter.

(c)                                  In the event that for any reason whatsoever Owners fail to deliver the Vessel by the Scheduled Delivery Date Owners shall pay to Charterers, by way of liquidated damages and not as a penalty from the first day of delay after the Scheduled Delivery Date ***** for each full day of delay and pro rata for any part of a day continuing until delivery or until cancellation of the Vessel pursuant to Clause 5(d).

Liquidated damages under this Clause 5(c) shall be payable immediately but if not already paid shall be deducted from hire after delivery of the Vessel.

(d)                                 Charterers may cancel this Charter by giving notice thereof to Owners if the Vessel is not delivered by Owners to Charterers under this Charter by 30th September 2004.  Any cancellation under this sub-clause and Charterers’ right to recover from Owners the additional cost of making reasonable alternative arrangements shall be without prejudice to any other claims or rights Charterers may have under this Charter.

(e)                                  In no event shall the Vessel perform any voyage (other than sea trials, or for the purpose of gas trials or positioning voyages as required hereunder) or to take on LNG

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after completion of gas trials on behalf of Owners or any other person prior to the Delivery Date, provided that this Clause 5(e) shall not apply where delivery under this Charter is to take place more than 60 days after delivery from the Builder.

(f)            Where delivery under this Charter is to take place more than 60 days after delivery from the Builder, Clauses 46(a)(i), (x), (xiii), (xiv), (xv), (xvi), (xxi) and (xxiii) of this Charter shall not apply until 90 days before delivery is due to take place under this Charter.

(g)           Owners acknowledge that Charterers intend to trade the Vessel from the Atlantic LNG Terminal at Point Fortin, Trinidad (“Point Fortin) (or such other LNG terminal as shall be chosen by Charterers).  Accordingly, the Owners agree that subject to and as provided in this Clause 5, they will reimburse the Charterers for the costs incurred in repositioning the Vessel from the place of delivery to Point Fortin (or such other LNG Terminal as shall be chosen by the Charterers).

(h)           Subject to Clause 5(j) below, the Charterers undertake to use reasonable endeavours to secure a cargo for delivery into the USA in order to mitigate the cost of repositioning the Vessel from the place of delivery to Point Fortin (or such other LNG Terminal as shall be chosen by the Charterers).  In the event that the Charterers fail, despite the exercise of reasonable endeavours, to secure a cargo for delivery into the USA, the Owners shall reimburse the Charterers for the repositioning costs which shall comprise all charter hire paid or payable from the time of delivery until the Vessel’s arrival at Point Fortin (or such other LNG Terminal as shall be chosen by the Charterers) together with all fuel costs incurred (the “Repositioning Costs”).

(i)            Subject to the Vessel having been delivered to the Charterers by 31 March 2004, then in the event that the Charterers or an Affiliate secure a cargo for sale into the USA as provided in this Clause 5, the following calculation shall be used to assess the amount (if any) payable to the Charterers by the Owners:

If B < A, then A - B is due to the Charterers by the Owners

Provided, however, that the amount payable by the Owners to the Charterers shall never exceed the Repositioning Costs.

If B > A, then B is for the Charterers’ benefit.

Where:

A = total transportation costs incurred by the Charterers for the voyage of the Vessel from delivery via a loading port to a discharging port or terminal in the USA and subsequent ballast voyage to Point Fortin including, but not limited to all hire paid, fuel costs, cool down costs and loading and discharging expenses; and

B = net profit derived from the sale of the cargo as appropriately documented by Charterers to Owners.

(j)            If the Vessel has not been delivered to the Charterers by 31 March 2004, the Charterers shall have no such obligation to use reasonable endeavours to secure any such cargo and, unless the Charterers  require the Owners to deliver the Vessel instead at a safe port or place in the US Gulf, US East Coast or Caribbean as provided in Clause 5(a) of this Charter, all Repositioning Costs shall be paid by the Owners.

(k)           Any sum payable by the Owners to the Charterers pursuant to Clauses 5(g), (h) or (j) may be deducted from hire due under the Charter.

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6.                                      Owners to Provide

Owners undertake to provide and to pay for all provisions, wages, shipping and discharging fees and all other expenses of the Master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the Vessel, for all deck, cabin and engine-room stores, lubricating oil and for shore provided water; for all drydocking, overhaul, maintenance and repairs to the Vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this Charter in relation to the personal effects of the Master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire. Any agency, communication or port costs incurred for Owners’ purposes shall be for Owners’ account.

7.                                      Charterers to Provide

Charterers shall provide and pay for all bunker fuel and diesel fuel, liquid nitrogen, and all Boil-off if used as fuel or burned for dumping whilst steaming at a reduced rate under this Charter, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clauses 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners. All communication costs exceeding a monthly allowance of US$500 incurred by the Charterers’ Supernumeraries and/or in communications from the Master to Charterers and/or on Charterers’ business shall be for Charterers’ account.

8.                                      Rate of Hire

(a)                                  Subject as herein provided, the charter hire hereunder from the time and date of delivery until expiry of the Original Period shall be US$***** United States Dollars), and, ***** or pro rata for any part of the day and Charterers shall pay for the use and hire of the Vessel from the time and date (GMT) of delivery of the vessel pursuant to Clause 5 above until the time and date of her redelivery (GMT) to Owners.

(b)                                 Out of the daily hire referred to in Clause 8(a), US$***** United States Dollars) ***** shall remain fixed for the duration of the Original Period as defined in Clause 45 (the “Capex Element”).  The balance of the daily hire referred to in Clause 8(a) above shall be treated as the element representing operating expenses of the Vessel (the “Opex Element”). The Opex Element includes an amount of US$***** on account of the daily cost to Owners of maintaining the Compulsory Insurances for the Vessel (the “Insurance Element”) in accordance with Schedule III hereto.

(c)                                  It is recognised that the cost to Owners of maintaining the Compulsory Insurances in accordance with Schedule III above will not be known precisely at the beginning of each calendar year.  It is agreed that before the beginning of each calendar year Owners shall make an estimate in good faith of the anticipated cost of maintaining the Compulsory Insurances during the calendar year and advise Charterers of such estimate by December 15th of the preceding year.  The Insurance Element shall be calculated and paid as part of the daily hire on the basis of such estimate.  As the actual cost of the various Compulsory Insurances becomes known Owners will advise

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Charterers and recalculate the Insurance Element of the daily hire by reference to the actual cost of the Compulsory Insurances.  Any resulting adjustment in the hire due for the year to date shall be brought into account when the next monthly hire falls due and paid by Charterers or deducted from such hire payment. The Insurance Element shall be the net cost to Owners after deduction of all applicable rebates and discounts and shall be fully vouched by Owners.

(d)                                 The Opex Element for the calendar year 2003 is agreed to be US$***** United States Dollars) per day inclusive of the Insurance Element referred to under Clause 8(b) in the estimated sum of US$*****.  The Opex Element of the hire (less the Insurance Element) shall increase by 3% as from 1st January each year from the Opex Element (less Insurance Element) applicable in the previous year and the daily hire payable shall be increased accordingly.

(e)                                  If the period of the Charter is extended as a consequence of Charterers exercising their options under Clause 45 then the Capex Element throughout the First Option Period and the Second Option Period shall be reduced to US$***** United States Dollars), *****.

(f)                                    The Opex Element for hire (less the Insurance Element) shall continue to escalate as provided in Clause 8(d) above without interruption from the Original Period through (if applicable) the First Option Period and the Second Option Period.

(g)                                 In this Clause 8 the following expressions shall have the following meanings:

“Benefit Period” means the period commencing on the date of the Lease and ending  on whichever is the earlier of:

the date of expiry (after taking account of any extension(s) of the Charter Period) or earlier termination of this Charter or, where a Bareboat Charter is entered into, the date of expiry (after taking account of any extension(s) of the relevant charter term) or earlier termination of the Bareboat Charter.

(h)                                 The “Reduction” in the daily rate of hire will be fixed at US$250 and will not be subject to change notwithstanding the termination of the Lease.

(i)                                     In no circumstances shall the Charterers be required to refund the amount of the Reduction in charter hire to the Owners.

9.                                      Payment of Hire

(a)                                  Payment of hire shall be made in immediately available funds to the account at Owners’ bank as designated by Owners in writing, per calendar month in advance, less:

(i)                                     any hire paid which Charterers reasonably estimate to relate to off-hire periods which have already occurred and any off-hire periods due to dry-docking or other planned off-hire periods which Owners have notified to Charterers and which Charterers reasonably expect to occur during the period covered by the payment of hire; and

(ii)                                  any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof; and

(iii)                               any amounts due to Charterers under Clauses 3 (b), 5(c), 24 or 44 hereof; and

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(iv)                              any amount due to Charterers pursuant to Clause 5 of the Omnibus Agreement;

any such adjustments to be made at the due date for the next monthly payment, or as soon thereafter as the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment. Charterers shall not be in breach of their obligation to make proper and timely payment of hire hereunder provided that any deduction from hire pursuant to Clause 9(a) is made by Charterers in good faith.

The first instalment of hire hereunder shall be paid by Charterers no later than twenty four hours after delivery of the Vessel under this Charter. The first instalment of hire shall be calculated from the time the Vessel comes on-hire to the end of the same calendar month. Subsequent payments shall be made on the first day of each calendar month.  If any day for the payment of hire hereunder is not a Banking Day the relevant hire shall be paid on the next following Banking Day.

(b)                                 In default of such proper and timely payment:

(i)                                     Owners shall notify Charterers of such default making express reference to this Clause 9(b)(i) and Charterers shall as soon as practicable upon receipt of such notice pay to Owners the amount due including interest. If hire remains unpaid ***** after receipt of such notice referred to above Owners shall be entitled to send a second notice to Charterers advising Charterers that they intend to withdraw the Vessel from Charterers if hire remains unpaid for a further *****. If hire remains unpaid ***** after receipt by Charterers of Owners’ second notice hereunder, Owners shall send a third and final notice to Charterers advising them of the intended date of withdrawal of the Vessel (which shall be not earlier than ***** from receipt by Charterers of the Second Notice served hereunder. If hire remains unpaid at the expiry of the third and final notice Owners may withdraw the Vessel from the service of Charterers without prejudice to any other rights Owners may have under this Charter or otherwise; and

(ii)                                  Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be *****% (***** percent) above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York (and if no longer published by Chase Manhattan Bank then by an equivalent first class New York Bank) at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually; and

(iii)                               Furthermore so long as any hire or other sum remains unpaid by Charterers hereunder for a period of ***** from the date of Owners’ first notice served pursuant to sub-Clause (i) above, Owners shall be entitled to suspend their performance hereunder and shall have no responsibility whatsoever for the consequences thereof, in respect of which Charterers hereby agree to indemnify Owners. Hire shall continue to accrue during any such period of suspension and any extra expenses resulting from such suspension shall be for Charterers’ account.

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(c)                                  All hire, and other sums payable to Owners under this Charter shall be paid without any deduction or withholding for or on account of any present or future rates, taxes, charges, levies, imposts, assessments, duties or withholdings of any kind except as otherwise provided in this Charter provided that, if and so often as any such deduction or withholding should be required by law to be made, Charterers shall:

(i)                                     promptly notify Owners of such requirement;

(ii)                                  deduct or withhold no more than the amount required by law to be deducted and remit the same to the appropriate authority within the prescribed time and before the time at which interest or penalties become payable in respect thereof;

(iii)                               pay to Owners such additional sum as may be required to ensure the amount received by Owners is not less than the amount which would have been received had that deduction or withholding not been made;

PROVIDED ALWAYS that if, and to the extent that, the Owners recover either by payment or by credit against the Owners’ other obligations in respect of tax, the amount of such deduction or withholding and are able to do so without prejudicing such recovery, the Owners will repay to the Charterers such additional sum or sums as the Charterers have been obliged to pay to the Owners pursuant to this Clause 9(c) and PROVIDED FURTHER that the Owners agree to use reasonable endeavours (but without any obligation to act in any manner prejudicial to its own interest, in arranging its tax affairs or to make any disclosure thereof to the Charterers) to effect such recovery.

Any taxes levied on the Vessel and/or freight consequent upon Charterers’ use of the Vessel shall be for Charterers’ account except those incurred during dry docking, repairs or other periods of off-hire.  All other taxes, including those levied by the country of the Vessel’s flag or the country of the Owner shall be for Owners’ account.

10.                               Space Available to Charterers

The whole reach, burthen and decks of the Vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the Vessel’s Master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 150 tonnes at any time during the Charter Period.

11.                               Overtime

Overtime pay of the Master, officers and crew in accordance with the Vessel’s articles shall be for Owners’ account even when incurred as a result of complying with the request of Charterers or their agents, for loading, discharging, bunkering, purging, gas-freeing, cooling-down, warming-up or spray-cooling.

12.                               Instructions and Logs

(a)                                  All oral and written communications between Charterers and the Master shall be in English. Charterers shall from time to time give the Master all requisite instructions and sailing directions (which shall be in writing), and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as reasonably required. The Master shall when required furnish Charterers or their

17

agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the Master.

(b)                                 Without prejudice to the generality of the foregoing, Owners shall keep and furnish to Charterers full and accurate records of all data, measurements, times and other information necessary for the implementation of the provisions of this Charter and in particular calculation of any off-hire or amount payable by Owners or Charterers pursuant to any provision of this Charter.

(c)                                  Charterers shall inform the master of the details of contact personnel at the discharge port to be advised of arrival notices.  The master shall give, to designated personnel, such notice of the estimated time of arrival at the loading and discharge port (“ETA”) and other notices as Charterers may from time to time require.  In the absence of specific instructions the first ETA shall be given upon the departure of the Vessel and thereafter daily position reports shall be given starting seventy-two (72) hours prior to ETA.

13.                               Bills of Lading

(a)                                  The Master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign bills of lading, waybills or non-negotiable cargo receipts as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this Charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise:

(i)                                     from signing bills of lading, waybills or non-negotiable cargo receipts in accordance with the directions of Charterers or their agents, to the extent that the terms of such bills of lading, way bills or non-negotiable cargo receipts fail to conform to the requirements of this Charter;

(ii)                                  from any irregularities in papers supplied by Charterers or their agents,

provided always that no further indemnity beyond that expressed in this Clause 13 shall be implied against Charterers.

(b)                                 Notwithstanding the foregoing, where bills of lading, waybills or non-negotiable receipts are issued, Owners shall only be obliged to comply with any orders from Charterers to discharge all or part of the cargo:

(i)            at any place other than that shown on the bill of lading, waybill or non-negotiable receipt; and/or

(ii)           without presentation of an original bill of lading, waybill or non-negotiable receipt,

when they have received from Charterers written confirmation of such orders in which case an indemnity in the terms set out in Schedule IV (or such other terms as shall be mutually agreed) hereof, shall be deemed to be given by Charterers pursuant to this sub-Clause 13(b).

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14.                               Conduct of Vessel’s Personnel

(a)                                  If Charterers complain of the conduct of the Master or any of the officers or crew, Owners shall, upon being advised by Charterers of their reasons, immediately investigate the complaint and shall promptly submit the result of their investigation to Charterers. If, after consultation with Owners, Charterers remain dissatisfied with the personnel in question then Charterers may ask Owners to remove the said personnel from employment on any Vessel chartered to Charterers by Owners or their Affiliates and compliance with such request for removal shall not be unreasonably withheld.

(b)                                 Owners shall be responsible for any fines or other penalties imposed on the Vessel, Master, officers or other crew as a result of smuggling, use or carriage of illegal drugs or any other infraction of local law or regulations by the Owners, Master, officers or other crew.

15.                               Bunkers at Delivery and Redelivery

On delivery to Charterers and redelivery to Owners the Vessel shall have sufficient fuel oil on board for the passage to the first load port to be nominated by Charterers pursuant to Clause 5 above. Charterers shall accept and pay for all fuel oil, diesel fuel and liquid nitrogen on board at the time of delivery, and Owners shall on redelivery (whether this occurs at the end of the Charter Period or on the earlier termination of this Charter) accept and pay for all fuel oil, diesel fuel and liquid nitrogen remaining on board, at the price paid at the Vessel’s last port of bunkering or, in the case of liquid nitrogen, last place of supply before delivery or redelivery, as the case may be. Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to time, if so required by Charterers, provided suppliers agree.

16.                               Stevedores, Pilots and Tugs

Stevedores, employees or sub-contractors of the receiving facility or similar contractors (in this clause “Stevedores”), when required, shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged.  Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or Stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or Stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that:

(a)                                  the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or Stevedores, and

(b)                                 Charterers shall be liable for any damage to the vessel caused by or arising out of the use of Stevedores, fair wear and tear excepted, to the extent that the Owners are unable by the exercise of due diligence to obtain redress therefor from Stevedores.

17.                              Supernumeraries

Charterers may, at their risk and responsibility but at Owners’ cost send on board up to three representatives and/or Charterers’ Nominees in the Vessel’s accommodation upon any voyage (ballast passage or laden) made under this Charter if space is available, Owners finding provisions and all requisites as supplied to officers, except liquors. Owners shall ensure that

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there is always availability for at least one Charterers’ representative or Nominee at any time if required by Charterers.

18.                               Sub-chartering

Charterers may sub-charter the Vessel but shall always remain responsible to Owners for due fulfilment of this Charter. In the event that Charterers sub-charter the Vessel to any party (not being an Affiliate of Charterers) Charterers undertake to notify Owners immediately upon the conclusion of any such sub-charter.

19.                               Final Voyage

(a)                                  If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(i)                                     disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof; and

(ii)                                  bunkers, diesel fuel and liquid nitrogen on board at redelivery pursuant to Clause 15.

(b)                                 Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

(c)                                  If at the time this Charter would otherwise terminate in accordance with Clause 4 and Clause 45 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the Vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this Charter, as the case may be; provided however that Charterers shall not be entitled to load cargo at any time which would not allow a reasonably sufficient period of time to deliver such cargo and reach the port of delivery prior to termination of this Charter, unless prior written consent is obtained from Owners which shall not be unreasonably withheld.

20.                               Loss of Vessel

(a)                                  Should the Vessel be lost, hire shall cease at noon GMT on the day of her loss; should the Vessel be a constructive total loss, hire shall cease at noon GMT on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the Vessel be missing, hire shall cease at noon GMT on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers, diesel fuel and liquid nitrogen on board at the time of termination, at the price paid by Charterers at the port where the relevant item was taken on board.

(b)                                 If requested by Charterers, Owners shall obtain additional insurance coverage which shall be placed with a reputable underwriter of a type and financial solvency which would be required by a prudent shipowner operating similar ships on a similar trade, to compensate Charterers for their lost opportunity to trade the Vessel in the event the Vessel is lost. This additional insurance coverage shall be of a type and amount acceptable to Charterers and shall be payable to Charterers upon either a total loss or

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a constructive total loss of the Vessel.  Charterers shall reimburse Owners, in monthly instalments, for the costs of additional insurance coverage, upon receipt of the policy(ies) and relevant supporting documents.  Charterers shall be named as a loss payee in the applicable insurance policy(ies) and the benefit of such policy(ies) shall be assigned to Charterers.  Owners shall only be required to obtain this additional insurance to extent that such cover is available in mutually acceptable commercial insurance markets.  In obtaining such insurance Owners shall act as agent for Charterers and Charterers shall indemnify Owners against all costs, expenses and liabilities to Owners resulting from the obtaining of such insurance in accordance with Charterers’ instructions. The administrative costs (including but not limited to any reasonable legal fees and costs) for the submission and collection of the claims shall be borne by Charterers.

21.                               Off-Hire

(a)                                  On each and every occasion that there is loss of time, whether by way of interruption in the Vessel’s service or from reduction in the Vessel’s performance, or in any other manner whatsoever other than as a result of periodical drydocking in respect of which Clause 22 shall apply:

(i)                                     due to default or deficiency of personnel (whether numerical or otherwise) or stores; repairs; gas-freeing for repairs; time in and waiting to enter drydock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coating); overhaul, maintenance or survey,  collision, stranding, accident or damage to the Vessel; or any other cause whatsoever preventing the full and efficient working of the Vessel;

(ii)                                  due to the Vessel being boycotted by the ITF, or delayed or rendered inoperative by crew or other difficulties due to the Vessel’s flag, ownership, crew, or terms of employment of officers or crew or those of any other Vessel under the same ownership, associated ownership or management or any other industrial action, refusal to sail, breach of orders or neglect of duty on the part of the Master, officers or crew; or

(iii)                               for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than six consecutive hours; or

(iv)                              due to any delay in quarantine arising from the Master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other alleged or actual infraction of local law on the part of the Master, officers, or crew; or

(v)                                 due to detention, arrest or seizure of the Vessel by authorities at home or abroad attributable to legal or executive action against or actual breach of regulations by, the Vessel or, the Vessel’s Owners, (unless brought about by the act or neglect of Charterers); or

(vi)                              due to any provision of Clause 43; or

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(vii)                           due to any documentary failure pursuant to Clause 1(g), 39, 49 or any other prohibition or delay caused by the Vessel’s failure to meet the requirements of any applicable law, regulations or port state control; or

(viii)                        due to such other circumstances providing for the cessation of hire as are set out elsewhere in this Charter;

then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)                                 In the event of loss of time arising from a failure of the Vessel to proceed at any speed guaranteed in Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the Vessel shall be off-hire under this Clause 21 shall be the difference between:

(i)                                     the time the Vessel would have required to perform the relevant service at such guaranteed speed; and

(ii)                                  the time actually taken to perform such service including any periods during which the performance of such service is reduced or interrupted by reason of any of the matters referred to in Clause 21(a).

(c)                                  Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in Clause 21(a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather, hire shall continue to be due and payable during any time lost thereby, unless the Vessel is already off-hire at the time of such deviation.

(d)                                 If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the Vessel shall be off-hire and Owners shall have the right to employ the Vessel on their own account, provided that Owners shall have the right on receipt of such notice, to re-flag the Vessel.

(e)                                  Time during which the Vessel is off-hire under this Charter shall count as part of the Charter Period.

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(f)                                    If for any reason the Vessel shall be off-hire for a period (excluding any period of off-hire in respect of periodical drydocking pursuant to Clause 22(a)) of ***** or of ***** in aggregate in any period of *****, then Charterers shall have the option to terminate this Charter (by notice in writing to Owners) for the balance of the Charter Period.

(g)                                 All costs, including but not limited to the cost of fuel oil, diesel oil, liquid nitrogen and Boil-off consumed or lost during periods of off-hire shall be for Owners’ account.   The costs of cool-down (including gassing up and the costs of LNG used) incurred during periods of off-hire shall also be for Owners’ account.  Where accurate measurement of LNG lost as Boil-off during any such off-hire period is impossible for whatever reason, the LNG lost as Boil-off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the cargo in question in accordance with Clause 42. Where, due to the off-hire occurring during a ballast passage, all LNG Heel is lost as Boil-off prior to the Vessel next commencing to load, such Boil-off shall be deemed to have occurred at a constant rate equal to that which occurred during the Vessel’s previous ballast voyage.

(h)                                 Notwithstanding the foregoing provisions, if the cargo capacity of the Vessel is reduced for any reasons, Charterers shall have the option of putting the Vessel off-hire or using the Vessel, in which case hire shall be reduced pro rata to the reduction in the Vessel’s cargo capacity from the commencement of loading at the loading port until the Vessel is again ready to load at the next loading port without such reduction in capacity.

(i)                                     In the event that notwithstanding loss of time arising from any of the circumstances described in paragraph (a) of this Clause 21, the Vessel nevertheless meets on a voyage by voyage basis, any specific arrival requirements of Charterers or sub-charterers at the loading or discharging port as previously notified to Owners or as subsequently amended, the Vessel will not be considered as being off-hire during the period of such loss of time, and hire will be due to Owners during that period.

22.                               Periodical Drydocking

(a)                                  Unless laid up, the Vessel shall be drydocked at intervals of:

(i)            not less than 24 months, and;

(ii)           not more than the maximum permitted to comply with the Vessel’s Classification Society and/or regulatory requirements,

but in any event not within the first twelve months (12) after delivery save in respect of any dry docking required under the Building Contract.

Owners shall give Charterers not less than twelve (12) months notice of the latest date by which the Vessel is required to be drydocked in accordance with such requirements.

(b)                                 Not later than June or when otherwise mutually agreed in the year preceding the year in which they intend to drydock the Vessel, Owners shall advise Charterers of any requirement for periodical drydocking of the Vessel specifying the number of days required, the names of the potential drydock shipyards and the month in which drydocking is planned. Charterers shall, where possible before the end of the then current calendar year, signify their consent to Owners’ requirements or indicate any change in drydocking date they may require. Owners shall schedule the drydocking in accordance with any change so requested by Charterers unless prevented by shipyard

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scheduling, class or operational requirements or other reasons beyond the Owners’ reasonable control.

If Owners cannot comply with Charterers request or if Charterers shall indicate requirements for changes after the end of the current calendar year, the parties shall decide upon a mutually acceptable drydocking date in consultation, bearing in mind the requirements of Charterers’ scheduling, the Classification Society and the need to book a drydock berth not less than four (4) months in advance.

Charterers shall take all reasonable steps to make the Vessel available as near as practicable to the time agreed as aforesaid. Owners shall put the Vessel in drydock at their expense as soon as practicable after Charterers place the Vessel at Owners’ disposal clear of cargo.  Wherever practicable drydocking shall take place during the months of March, April, May, September or October.

(c)                                  The Vessel shall be off-hire from the time when she is released to proceed to the drydock port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that (i) Charterers shall credit Owners with the time which would have been taken on passage to the next loading port at the service speed had the Vessel not proceeded to drydock and (ii) in the absence of any such instructions from Charterers, the Vessel shall be considered on-hire forthwith upon leaving drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners as to any benefit they may gain in purchasing bunkers at the drydock port.

(d)                                 During all periodical drydockings under this Charter, Owners shall use reasonable endeavours to minimise the time the Vessel spends in drydock and agree not to undertake any work on the Vessel additional to that required to maintain the Vessel in accordance with the terms of this Charter and within the requirements of the Vessel’s classification society and of other internationally recognised safety and environmental organisations including but not limited to IMO, Marpol and Solas.  Any product lost in gas-freeing for the purpose of drydocking shall be for Charterers’ account provided that during the last discharge prior to drydocking Owners shall use their best endeavours to pump out the maximum amount of cargo.

23.                               Ship Inspection

(a)                                  Without interfering with the Vessel’s construction or operation, Charterers and/or Charterers’ Nominee shall have the right at any time whether before or during the Charter Period to make such inspection of the Vessel as they in their sole discretion may consider necessary provided that any inspection during construction shall be limited to what is permissible to Owners under the Building Contract. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port or on passage, Owners affording all necessary co-operation and accommodation on board subject to space being available, Owners always guaranteeing accommodation for at least one Charterers’ representative or Nominee, provided, however:

(i)                                     that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise by Charterers of such right shall in any way reduce the Master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the Vessel and every aspect of her operation (save as

24

expressly provided herein), nor increase Charterers’ responsibilities to Owners or third parties for the same; and

(ii)           that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

(b)                                 At any time Owners shall if requested allow Charterers and/or Charterers’ Nominee to inspect the Vessel’s classification records.

(c)                                  Through the entire Charter Period, Owners hereby undertake to inform Charterers, as soon as practicable, of any request for inspection of the Vessel and/or of any inspection carried out by a third party and to pass to Charterers, as soon as practicable, reports and/or results of such inspections, if such results have been made available to Owners.

(d)                                 Any inspection may include, without limitation, so far as is practicable having regard to the Vessel’s operational schedule, examination of the Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of Vessel’s deck and engine scrap/rough and fair copy/official log books; review of all construction records and schedules to the extent available to Owners; review of records of surveys by Vessel’s Classification Society and relevant governmental authorities; and review of Vessel’s operating procedures and performance surveys both in port and at sea provided however that nothing in this Clause 23(d) shall make Owners liable to disclose documents subject to legal privilege.

(e)                                  For the avoidance of doubt there are no preconditions whatsoever required before an inspection of the Vessel is carried out; in particular (but without prejudice to the generality of the foregoing) there is no obligation to provide any advance information as to what parts of the Vessel are to be inspected nor shall Charterers or Charterers’ Nominees, or any third party, be obliged to sign any confidentiality or other agreement before carrying out such inspection.

24.                               Vessel’s Performance

(a)                                  Owners guarantee that unless otherwise instructed by Charterers pursuant to this Clause 24(a), the Vessel will maintain throughout the Original Period of this Charter an average speed in service (the “Service Speed”) of no less than 19.5 knots in laden and ballast condition. From the commencement of the First Option Period (if applicable) the Service Speed shall be no less than 19 knots.

The Vessel’s average speed in service shall be calculated by taking the total mileage of the actual course, which the Vessel has traversed from pilot station to pilot station whether in ballast or laden (“the Sea Passage”), divided by the total hours at sea excluding:

(i)                                     periods of off-hire under this Charter (including those arising pursuant to Clause 21);

(ii)                                  periods of bad weather, involving a wind force in excess of Beaufort 5 lasting for more than twelve (12) hours;

(iii)                               periods of poor visibility;

(iv)                              periods during which the Vessel is obliged to alter speed to avoid any areas of extreme bad weather;

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(sub-clauses 24(a)(ii)(iii) and (iv) together referred to as “Adverse Weather Periods”)

(v)                                 periods during which the Vessel is obliged to reduce speed due to congested waters;

(vi)                              any period spent at a waiting area following arrival;

(sub-clauses 24(a)(i) to (vi) together referred to as “Exclusion Periods”).

Charterers may order the Vessel to steam at the Service Speed or at any lesser average speed but not at a greater average speed, except with the prior written consent of the Owners, which consent shall not be unreasonably withheld, provided, however, that Owners may decline orders to steam at any lesser average speed than 12 knots or at any greater average speed than the Service Speed for operational reasons, but the onus shall be on Owners to show reasonable justification.  If on Charterers’ request, the Vessel steams at an average speed greater than the Service Speed or at less than 12 knots, then Owners shall be deemed to comply with all warranties relating to speed and fuel consumption during the voyage or that part of the voyage affected by Charterers’ request. For the avoidance of doubt, any speed at which the Charterers order the Vessel to proceed, and which is permitted pursuant to this Clause 24(a), shall be treated as a guaranteed speed.

On occasions when the Vessel proceeds at the Service Speed or a lesser average speed, Owners guarantee that the daily fuel consumption of the Vessel at each speed shall be as set out in Schedule V; fuel consumption in respect of speeds between those set out in Schedule V shall be pro rated accordingly.

(b)

(i)                                     the total fuel consumption on a Sea Passage shall, subject to the other provisions of this Clause 24 be the sum of:

(A)                              the fuel oil consumed during the Sea Passage (expressed in tonnes) and excluding any fuel oil used in any off-hire period on that Sea Passage; and

(B)                                the fuel oil equivalent of the total volume of LNG cargo lost as Boil-off during the Sea Passage or the deemed Boil-off (on voyages where spray cooling took place) (expressed in tonnes of fuel oil equivalent) excluding any Boil-off in any off-hire period on that Sea Passage and excluding any Boil-off in excess of guaranteed total Boil-off under the provisions of Clause 44.

(ii)                                  For the purpose of this Clause 24 the fuel oil equivalent of the LNG cargo lost as Boil-off which is available as fuel during the Sea Passage shall be assumed to be the total volumetric loss of the cargo, measured in cubic metres, as determined from the difference between gaugings at the loading and discharge ports determined in accordance with Clause 44(g), less the volumetric loss of nitrogen from the cargo between gaugings, pro-rated for the difference between the on-hire Sea Passage and times of gauging and multiplied by a fuel oil  equivalent factor of 0.475 tonne fuel oil equals one (1) cubic metre of LNG lost as Boil-off (after deduction of nitrogen).

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(iii)                               On ballast Sea Passages, all nitrogen contained in the heel after discharge shall be assumed to be lost as Boil-off during the ballast Sea Passage.

(iv)                              For the purpose of Clause 24 “fuel” refers to its two components, fuel oil and Boil-off gas and is measured in tonnes of fuel oil equivalent, while “fuel oil” only refers to the oil component of the fuel.

The foregoing fuel consumption is for all purposes, including the use of Boil-off gas related and other auxiliaries.

(c)                                  If during any Sea Passage the Vessel falls below the performance guaranteed in Clause 24(a) then if such shortfall results:

(i)                                     from a reduction in the average speed of the Vessel (other than a reduction arising on Charterers’ orders), compared to the speed guaranteed in Clause 24(a), then an amount equal to the value of the time so lost calculated at the applicable rate of hire, shall be deducted from the hire paid;

(ii)                                  from an increase in the total fuel consumed (other than an increase arising from Charterers’ orders to maintain a speed higher than the Service Speed), compared to the total fuel which would have been consumed had the Vessel performed as guaranteed in Clause 24(a) and Schedule V, an amount equivalent to the value of the additional bunkers consumed based on the average price paid by Charterers for the Vessel’s bunkers in such period, shall be deducted from the hire paid.

The deduction from hire so calculated shall be adjusted to take into account the mileage steamed during Exclusion Periods, by dividing such deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total deduction from hire to be made for such period.

(d)

(i)                                     Calculations under this Clause 24 shall be made for each Sea Passage.

(ii)                                  If calculations made pursuant to Clause 24(d)(i) result in an overall balance in favour of Charterers, a deduction from hire in respect of the said balance may be made by Charterers from the monthly instalment of hire next due after completion of the said calculations following each Sea Passage. In no circumstances, however, shall there be any increase in hire as a result of the Vessel’s performance.

(iii)                               If adjustments to hire made under Clause 24(d)(ii) occur during the final year  or part year of the Charter period and calculations result in an overall balance in favour of Charterers, a deduction from hire in respect of the said balance may be made by Charterers not later than two months before the end of the Charter period.  Any necessary adjustment after this Charter terminates shall be made by payment by Owners to Charterers. If the said calculations result in an overall balance in favour of Owners there shall however be no increase in hire.

(e)                                  In the event that, in any twelve (12) month period during this Charter, the Vessel’s average speed or fuel consumption or rate of Boil-off during each such period shall

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(a) in the case of speed ***** or (b) in the case of either fuel consumption or Boil-off, ***** Charterers shall have the option of cancelling this Charter by notice to Owners.

(f)                                    In this paragraph (f) “loading rate” means the rate in cubic metres per hour at which the Vessel is capable of loading LNG at a loading pressure (at the ship’s rail of 3 kilograms per square centimetre (3Kg/cm2).  If (at the time of any loading of the Vessel) the loading rate is less than 11,326 cubic metres per hour, (always provided that such loading rate deficiency arises from reasons connected with the Vessel and is not due to deficiencies from the shore side), then:

(i)                                     to the extent that, as a result of such deficiency, the time taken to complete the loading exceeds 12 hours, the Vessel shall be off-hire for the additional time;

(ii)                                  if Charterers reasonably anticipate that, as a result of any deficiency in the Vessel, the time taken to complete the loading would otherwise exceed 12 hours, they may elect to arrange for the delivery pressure to be increased above 3 Kg/cm2, ***** provided that, in relation to any particular loading, if Owners make such payment no additional time under paragraph (i) shall count as off-hire.

(g)                                 Owners further undertake that the main cargo pumps will throughout the Charter Period discharge Vessel’s cargo in not more than 12 hours providing shore installations can receive at such rate and also providing that the shore supplies a suitable gas return line.  Time for ramping up, ramping down, stripping, connecting and disconnecting, and cooling of shore liquid arms shall not be included in the computation of discharge time.  If the discharge time, taking account of the above conditions, exceeds 12 hours the Vessel shall be off-hire for the additional time.

(h)                                 If, in any twelve month period the Vessel whilst on-hire and as a result of Charterers’ orders express or implied, has accumulated stationary periods totalling 60 days or more in one or more periods of not less than 10 consecutive days, and fouling of the hull has occurred, then Owners may, in their option arrange cleaning of the hull and/or the propeller.  The cost of such work shall be borne by Charterers.

(i)                                     If the Vessel is required to remain in service prior to the cleaning provided under Clause 24(h) being carried out then the performance guarantees contained in Clauses 24(a) and (b) above for speed and fuel consumption will be deemed to be met for such period of service.

25.                               Salvage

Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.  All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the Master’s, officers’ and crew’s share.

26.                               Lien

Owners shall not have a lien on cargoes, freights, sub-freights, demurrage, or any other sums payable to Charterers or others with respect to sales or carriage of cargoes loaded under this Charter or on any property of Charterers, except to the extent such a lien should arise by operation of law, in which case Owners shall take such steps as are necessary to ensure that

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such lien does not interfere with or otherwise materially affect Charterers’ rights in such cargoes, property, freights, sub-freights, demurrage, or other sums.

27.                               Exceptions

(a)                                  The Vessel, her Master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery provided, however, that Clauses 1, 2, 3, 24 and 44 hereof shall be unaffected by the foregoing.  Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people;

(b)                                 The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property;

(c)                                  Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of:

(i)                                     loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers; or

(ii)                                  any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo.  All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the Hague-Visby Rules, unless the Hamburg Rules compulsorily apply, in which case the Hamburg Rules.

(d)                                 In particular and without limitation, the foregoing sub-clauses (a) and (b) of this Clause 27 shall not apply to or in any way affect any provision in this Charter relating to off-hire or to reduction of hire.

28.                               Cargoes

It is acknowledged by the Charterers that the Vessel is neither equipped nor classed for the carriage of cargoes other than LNG.

29.                              Grade of Bunkers

Charterers shall supply fuel oil for burning under boilers  and marine diesel oil for the auxiliaries, in each case, meeting the specifications therefor set out in the Building Contract and Specifications. Charterers warrant that all bunkers and diesel oil provided by them in accordance herewith shall be fit for their purpose and of a quality complying with the relevant specification set out in the Building Contract and Specifications.

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30.                               Disbursements

Should the Master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent (2.5%), and all such advances and commission shall be deducted from hire.

31.                               Laying-up

Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the Vessel at a safe place nominated by Charterers, in which case the hire provided for under this Charter shall be adjusted to reflect any net increases in operating expenditure reasonably incurred or any net saving which is made by Owners as a result of such lay-up. Charterers may exercise the said option any number of times during the Charter Period.  Should the Vessel be laid-up pursuant to this Clause 31, Owners shall use all reasonable efforts to minimise operating costs during such lay-up.  In the event that the Vessel is laid up for a period in excess of  45 consecutive days or 90 days in any one year at the direction of the Charterers, the Owners shall be entitled to reimbursement from Charterers of Owners’ reasonable costs incurred in relation to (i) underwater inspection and (ii) scraping of the hull in the event that such inspection shall indicate that marine growth has rendered such action necessary or desirable.  Provided, however, that Owners’ entitlement to such reimbursement shall arise only once in each six (6) month period during which the Vessel shall be laid up pursuant to the provisions of this Clause 31.

32.                               Requisition

Should the Vessel be requisitioned for hire by any government, de facto or de jure, during the period of this Charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners’ account. Should the Vessel be expropriated or title to the Vessel requisitioned, by any government, de facto or de jure, during the period of this Charter, this Charter shall terminate automatically at the date and time at which such expropriation or requisition of title comes into effect.

33.                               Outbreak of War

If war or hostilities break out between any two or more countries and such war or hostilities materially and adversely interfere with the then current performance of this Charter, Owners and Charterers shall each have the right to terminate this Charter without penalty provided that the party seeking to rely on this Clause 33 has consulted with the other party in good faith and for a minimum of 30 days thereafter each party shall take such steps as may reasonably be available to it (including without limitation, meeting to discuss alternative business for the Vessel or a change in the Vessel’s country of registration) with a view to avoiding or mitigating the effects of such war or hostilities, failing which either party may terminate this Charter forthwith.

34.                               Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war or where war risks underwriters charge an additional premium, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable, and provided further that Owners use all reasonable endeavours to obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

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35.                               War Risks

(a)                                  The Master shall not be required or bound to sign bills of lading for any place which at any time in his or Owners’ reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotion or revolution.

(b)                                 If in the reasonable opinion of the Master or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this Charter (a “Place of Peril”), then Charterers or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter (provided such other place is not itself a Place of Peril). If any place of discharge is or becomes a Place of Peril, and no orders have been received from Charterers or their agents within 96 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the Master may in their or his discretion select within the trading limits of this Charter being a place suitable for the discharge of LNG and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this Charter so far as cargo so discharged is concerned.

(c)                                  The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any otherwise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.

(d)                                 If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter, the Vessel may proceed to any place which the Master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this Charter so far as cargo so discharged is concerned provided that Owners shall use reasonable endeavours to advise Charterers of the proposed alternative place of discharge and shall, insofar as is practicable in the circumstances, take into consideration any alternative proposal of Charterers.

(e)                                  Charterers shall procure that all bills of lading issued under this Charter shall contain the Chamber of Shipping War Risks Clause 1952, and any amendments thereto.

36.                               Both-to-Blame Collision Clause

(a)                                  If the liability for any collision in which the Vessel is involved while performing this Charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

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“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the Owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her Owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the Owners of the said cargo, paid or payable by the other or non-carrying ship or her Owners to the Owners of the said cargo and set-off, recouped or recovered by the other or non-carrying ship or her Owners as part of their claim against the carrying ship or carrier.

The foregoing provisions shall also apply where the Owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

(b)                                 Charterers shall procure that all bills of lading issued under this Charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

37.                               New Jason Clause

(a)                                  General average contributions shall be payable according to the York/Antwerp Rules 1994, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or Owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or Owners of the cargo to the carrier before delivery.”

(b)                                 Charterers shall procure that all bills of lading issued under this Charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

38.                               Clause Paramount

(a)                                  Charterers shall procure that all bills of lading issued pursuant to this Charter shall contain the following Clause:

“(i)                               Subject to sub-Clauses (2) and (3) hereof, this bill of lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter

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the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(i)                                     If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading, to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(ii)                                  If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (“the Hamburg Rules”) compulsorily to this bill of lading, to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(iii)                               If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules or Hamburg Rules if applicable, such term shall be void to that extent but no further.

(iv)                              Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

39.                               Financial Responsibility for Pollution

Owners shall comply with all financial capability, responsibility, security or like laws, regulations and/or other requirements of whatever kind with respect to pollution damage throughout the period of this Charter which are applicable to the Vessel (whether in the United States or any other jurisdiction) in the performance of this Charter.  Owners shall make all arrangements by bond, insurance or otherwise and take all such other action as may be necessary to satisfy such laws, regulations and/or other requirements.  All costs for ensuring that the Vessel complies with all financial capability, responsibility, security or like laws, regulations and/or other requirements of whatever kind in respect of pollution damage which come into effect after the date of this Charter shall be shared equally. Provided however that Charterers’ obligations hereunder relate only to the extra costs of providing a bond or insurance or similar arrangements and nothing in this Clause 39 shall relate to the physical requirements of the Vessel or in any circumstances make Charterers liable for any costs associated with pollution damage caused by the Vessel.

40.                               Export Restrictions

(a)                                  The Master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

(b)                                 Charterers shall procure that all bills of lading issued under this Charter shall contain the following Clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a

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prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to require cargo Owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo Owners to proceed to and discharge at such alternative place. If cargo Owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the Master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned.”

(c)                                  The foregoing provision shall apply mutatis mutandis to this Charter, the references to a bill of lading being deemed to be references to this Charter.

41.                               Law and Litigation

(a)                                  This Charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)

(i)                                     All disputes or differences arising out of or under this Contract shall be referred to arbitration in London. Subject to Clause 41(b)(ii), unless the parties agree upon a sole arbitrator, one arbitrator shall be appointed by each party.  In the case of an arbitration on documents only, if the two arbitrators so appointed are in agreement their decision shall be final.  In all other cases the arbitrators so appointed shall appoint a third arbitrator and the reference shall be to the three-man tribunal thus constituted.

If either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place.

If one party fails to appoint an arbitrator, whether originally or by way of substitution for two weeks after the other party, having appointed his arbitrator, has (by telex, fax or letter) called upon the defaulting party to make the appointment, the President for the time being of the London Maritime Arbitrators’ Association (or their successor organisation or equivalent) shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had been appointed in accordance with the terms of the agreement.

The rules of the London Maritime Arbitrators’ Association (or their successor organisation or equivalent) current at the time when the arbitration proceedings are commenced shall apply to any arbitration arising in connection with this Charter.

(ii)                                  The determination of whether an event of Owners’ Default under Clause 46(a)(xxi) has occurred shall be referred to a sole arbitrator in accordance with the following procedure:

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(A)                              Owners and Charterers will agree the appointment of a sole arbitrator within seven (7) days of notice of arbitration being given by one party to the other.

(B)                                If the parties cannot agree upon a sole arbitrator within seven (7) days (or such extended period as may be agreed), then the matter will be referred to the President of the London Maritime Arbitrator’s Association (or the equivalent person in their successor organisation or equivalent) who shall appoint the sole arbitrator and whose decision on such appointment shall be final.

(C)                                The sole arbitrator shall, so far as reasonably practicable, be experienced in the operation and management of LNG vessels to first class international standards.

(D)                               The sole arbitrator shall conduct the reference in such a way as to enable him to publish an award within three (3) months of his appointment.

42.                               Custody Transfer and Calibration/Tank Tables

(a)                                  Owners shall co-operate with Charterers in matters relating to and arising out of Charterers’ and/or Buyers’ written requirements and procedures for the sampling and measuring of cargo and the testing of the Vessel’s custody transfer equipment.  Owners shall permit the Buyers and Charterers or their representatives to be present at the time when the custody transfer is taking place and at a time when the LNG cargo tanks are routinely inspected and calibration checks are made to the custody transfer equipment.

(b)                                 If the validity of the tank tables is reasonably questioned, Charterers may require re-calibration of the LNG tank or tanks which shall be carried out during routine drydocking or during a repair period of sufficient duration or sooner if Charterers so request and Owners consent, such consent not to be unreasonably withheld.  If the tank tables are found to be incorrect by more than 0.1 (zero point one) per cent, then the time and cost of such re-calibration shall be for Owners’ account, but if not, the time lost and any costs shall be borne by Charterers.

43.                               Cool Down

(a)                                  Owners shall ensure that, except in the cases mentioned in Clause 43(c) below, the Vessel always arrives and berths at the relevant loading port  (including after periodical drydocking or any period of off-hire) in a ready-to-load condition with the mean cargo tank temperature, as defined by Gas Transport Technigaz (“GTT”), within the range —80 degrees Celsius to —130 degrees Celsius as per instructions from Charterers to be given from time to time and is able to maintain that condition for 48 hours, or such other period as Charterers shall determine pursuant to written instructions given by Charterers to Owners, prior to discharge of the previous cargo.

(b)                                 Where the Vessel does not arrive or berth at the loading port in such condition, except in the cases mentioned in Clause 43(c) below, or where otherwise directed by the Charterers, the Vessel shall be off-hire for the time required for any inerting, purging or gas-freeing or cooling down of the Vessel, her cargo tanks or other equipment required as a result and the costs incurred (including the cost of LNG used in such operations) shall be for Owners’ account. LNG costs incurred by Owners pursuant to

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this Clause 43 shall be based on the FOB price at the loading port as appropriately documented by Charterers.

(c)                                  The Vessel shall be on-hire during any inerting, purging or gas-freeing or cooling down (the costs of which shall be for Charterers’ account) when required:

(i)                                     at first loading after delivery; or

(ii)                                  at first loading after the Vessel has been withdrawn from operation for any reason at the request of  the Charterers and as the result of which the Vessel has been gas freed or otherwise permitted to warm up; or

(iii)                               where the Vessel is delayed on any voyage by more than 48 hours in total by reason of any circumstance(s) not constituting events of off-hire or the breach of any of the Owners’ obligations hereunder, including but not limited to (i) the orders or fault of Charterers delaying its arrival or berthing at the loading port, (ii) other delay at the loading port for reasons not attributable to the Vessel or (iii) Adverse Weather Periods as defined in Clause 24.

(iv)                              where Charterers order the Vessel not to retain on board as a heel a quantity of LNG sufficient to enable the Vessel to comply with Clause 43(a) above.

(d)                                 The Charterers undertake to supply sufficient LNG for cool down upon the Vessel becoming ready at the loading berth to receive the same following drydocking and any time lost due to unreasonable delay in such supply shall be treated as time “on-hire” and for Charterers’ account.

(e)                                  Owners, the Master and Charterers shall discuss and agree before delivery of the Vessel, and thereafter from time to time (and at any time on request of Charterers) on the basis of current operational experience, upon the quantity of LNG which is to be retained on board following each cargo discharge as a heel for the purposes of enabling the Vessel to complete each ballast voyage and to arrive at the loading port in compliance with Clause 43(a) above (provided that Charterers may require a greater quantity to be retained for the purposes of propulsion on the ballast voyage).  However, in the absence of such agreement, the Master shall retain the discretion, which the Owners shall procure will be exercised reasonably at all times, to determine the quantity of LNG to be retained on board following cargo discharge, which amount shall be the minimum required to ensure compliance with the Owners’ obligations under Clause 43(a). This Clause 43(e) shall not relieve Owners of their obligations under Clause 43(a).

44.                               LNG Boil-off

(a)                                  Owners guarantee that Boil-off shall not exceed:

(i)                                     0.15% per day of the Cargo Capacity on fully laden sea passages (or pro-rated by the ratio of volumetric cargo loaded to Cargo Capacity if all tanks are not used); and

(ii)                                  on ballast passages 0.15% per day of the Cargo Capacity where the previous sea passage was fully laden (or pro-rated by the ratio of the number of tanks previously used to the total number of cargo tanks if all tanks were not utilised for the carriage of cargo on the previous laden passage) (together the “Guaranteed Maximum Boil-off”).

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(b)                                 The volume (expressed as a volume of LNG) of Boil-off on any voyage (laden or ballast) shall be determined as the difference between the volume of LNG contained in the Vessel’s cargo tanks recorded between the times of gauging for each laden and ballast passage pursuant to Clause 44(g) (for the purposes of this Clause 44 a “Voyage”); and the rate of Boil-off shall be determined as the volume of Boil-off divided by the duration of the voyage measured between the times of gauging pursuant to Clause 44(g).

(c)                                  If on any Voyage the rate of Boil-off exceeds the guaranteed rate of Boil-off, then an amount equal to the value of the excess Boil-off shall be deducted from the hire paid.

(d)                                 Wherever pursuant to this Charter Owners are to pay the cost of LNG (other than in connection with cool down of the Vessel), or the value of LNG is to be ascertained, such cost or value shall be determined on the basis of the delivered price at the discharge port as appropriately documented by Charterers.

(e)

(i)                                     If Charterers so request, the Vessel shall spray cool as necessary in a manner consistent with Charterers’ requirements so as to maximise the use of the available Boil-off for propulsion, whilst using due diligence to avoid the generation of any excess Boil-off.

(ii)                                  The Master shall notify Charterers if he feels the Vessel will not, on arrival at the loading port, be able to commence bulk loading within half an hour after cooling of the loading arms without spray cooling on the ballast sea passage. The Vessel shall not spray cool without Charterers’ instructions.

(iii)                               If Charterers order spray cooling during any ballast passage the Vessel shall be deemed to comply in all respects with the Guaranteed Maximum Boil-off provided in Clause 44(a).

(f)                                    Except as specifically provided to the contrary in this Charter, Owners shall have free use of Boil-off.  Except when otherwise required pursuant to Charterers’ orders, Owners shall exercise due diligence throughout the Charter period to minimise Boil-off and to make maximum possible use of any Boil-off together with or instead of fuel oil under the boilers.

(g)

(i)                                     The time at which any volume of LNG is determined under Clause 44(b) and this Clause 44(g) is referred to in this Charter as the time of gauging.

(ii)                                  In relation to any laden sea passage the cargo volume shall on loading at the start of the laden sea passage be the volume of LNG contained in the Vessel’s cargo tanks measured shortly after the closing of the Vessel’s manifold vapour return valve in the loading port; and on discharge at the end of the laden sea passage it shall be the volume of LNG contained in the Vessel’s cargo tanks measured shortly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(iii)                               In relation to any ballast sea passage the LNG heel volume after discharge (i.e. at the start of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured shortly after the closing of the manifold vapour return valve in the discharge port; and the LNG heel volume on loading (i.e. at the end of the ballast sea passage) shall be the volume of

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LNG contained in the Vessel’s cargo tanks measured shortly before the opening of the Vessel’s manifold vapour return valve in the loading port.

(h)                                 Provided that Owners have complied with Charterers’ valid loading instructions, if Charterers give orders which are intended to cause the saturated vapour pressure of the cargo to fall during a laden sea passage and that order is complied with, the Boil-off guarantee contained in Clause 44(a) shall be deemed, to the extent that such orders cause additional boil-off, to have been complied with on that Voyage.

(i)                                     Owners shall furnish to Charterers upon request the calculations determining Boil-off for each Voyage.

45.                               Charter Period

(a)                                  The period of this Charter (the “Charter Period”) shall, subject to the provisions of this Clause 45 be:

(i)            the period of twenty (20) years (the “Original Period”), plus

(ii)           at Charterers’ option a further period (from the expiry of the Original Period) of five (5) years (the “First Option Period”), plus

(iii)          at Charterers’ option a further period (from the expiry of the First Option Period, if opted for by Charterers) of five (5) years (the “Second Option Period”).

Charterers’ options for the First Option Period and for the Second Option Period may be exercised by notice to Owners not less than 12 months before the expiry of (respectively) the Original Period and the First Option Period.

(b)                                 Charterers’ option to vary the Charter Period by 90 days more or less pursuant to Clause 4(a) shall apply to each of the Original Period, the First Option Period and the Second Option Period, such that Charterers may choose to vary each of these periods by 90 days more or less entirely without prejudice to their right to exercise each option contained in Clause 45(a) above.

46.                               Owners’ Defaults

(a)                                  Each of the following events (whether occurring before or during the Charter Period) shall be deemed to be an “Owners’ Default” for the purposes of this Charter:

(i)                                     if any licence, approval, consent, authorisation or registration at any time necessary for Owners to comply with their obligations under this Charter, or in connection with the ownership and operation of the vessel, is revoked, withheld or expires or is modified so as to prevent or materially delay the lawful performance by the Owners of their obligations hereunder (unless remedied, if capable of remedy, within thirty (30) days);

(ii)                                  if any licence, approval, consent, authorisation or registration at any time necessary for the validity, enforceability or admissibility in evidence of the Owners’ Guarantee, the Registered Owners’ Undertaking, the Lessor Parent Undertaking or for the Owners’ Guarantor to comply with its obligations under the Owners’ Guarantee or for the Registered Owners to comply with their obligations under the Registered Owners’ Undertaking or for the Lessor Parent to comply with its obligations under the Lessor Parent Undertaking is revoked, withheld or expires, or is modified so as to prevent or materially

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delay the lawful performance by the Owners’ Guarantor of its obligations under the Owners’ Guarantee or by the Registered Owners of their obligations under the Registered Owners’ Undertaking or by the Lessor Parent of its obligations under the Lessor Parent Undertaking;

(iii)                               if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Owners (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Charterers has been obtained) or any proceedings analogous to winding-up proceedings are begun in any jurisdiction in relation to Owners, or if Owners suspend payment of, or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

(iv)                              if an administrator, administrative receiver, receiver or trustee or similar official is appointed of the whole, or a material part, of the property, assets or undertaking of Owners, and such appointment shall not be discharged within thirty (30) days of the date of commencement of such action or if Owners apply for, or consent to, any such appointment;

(v)                                 if any event occurs or proceeding is taken in relation to Owners in any jurisdiction which has an effect equivalent or similar to any of the events specified in (iii) and (iv) above;

(vi)                              if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Owners and the same shall not be discharged within thirty (30) days of the date of commencement of such action;

(vii)                           if Owners cease, or threaten to cease, to carry on their business, or dispose or threaten to dispose of the whole, or a material part, of their property, assets or undertaking without Charterers’ consent which shall not be unreasonably withheld;

(viii)                        if Owners cease to be a corporation duly registered in good standing in its place of incorporation;

(ix)                                if any of the events specified in (iii) to (viii) inclusive above occurs (mutatis mutandis) in relation to Owners’ Guarantor, the Lessee or (subject to (xx) below) the Registered Owners;

(x)                                   if Owners or the Registered Owners shall place or permit to exist on the Vessel (A) any mortgage (other than the Approved Mortgages or any additional or alternative mortgage in respect of which the mortgagee is willing to extend a letter of quiet enjoyment in favour of the Charterers in terms equivalent to that set out in Appendix E or (B) any charge, pledge, consensual security interest, lien or encumbrance of any kind (not occasioned by any act, omission or default of Charterers), other than liens for crew’s wages or salvage or otherwise arising in the ordinary course of trading which are regularly settled;

(xi)                                if it becomes impossible or unlawful for Owners to fulfil any of their obligations under this Charter, or for Charterers to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Owners repudiate or threaten to repudiate this Charter;

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(xii)                          if it becomes impossible or unlawful for the Owner’s Guarantor to fulfil any of its obligations under the Owners’ Guarantee or for the Registered Owners to fulfil any of their obligations under the Registered Owners’ Undertaking or for the Lessor Parent to fulfil any of its obligations under the Lessor Parent Undertaking, or for Charterers to exercise any of the rights vested in them by the Owners’ Guarantee or the Registered Owners’ Undertaking or the Lessor Parent Undertaking or the Owners’ Guarantee or the Registered Owners’ Undertaking or the Lessor Parent Undertaking for any reason becomes invalid or unenforceable or ceases to be in full force and effect or the Owners’ Guarantor repudiates or threatens to repudiate the Owners’ Guarantee or the Registered Owners repudiate or threaten to repudiate the Registered Owners’ Undertaking or the Lessor Parent repudiates or threatens to repudiate the Lessor Parent Undertaking;

(xiii)        if the Vessel loses her classification status, or loss of classification status is threatened and remedial action is not initiated by Owners within seven (7) days;

(xiv)        if anything is done or suffered or omitted to be done by Owners or the Registered Owners which imperils the registration of the Vessel in the ownership of the Registered Owners as a British flag Vessel (or vessel of such other flag state as Owners may elect pursuant to Clause 21(d) or Clause 33);

(xv)         if the management of the Vessel changes without the previous written consent of Charterers (such consent not to be unreasonably withheld);

(xvi)        if the Vessel is arrested or detained by any person for any reason not attributable to any act or default of Charterers or is impounded and is not released within thirty (30) days provided Owners have not provided a substitute vessel pursuant to Clause 48 which has come on-hire prior to the expiry of such 30 day period;

(xvii)       if the Owners cease to be the disponent owners of the Vessel as sub-bareboat charterers of the Vessel from the Lessee;

(xviii)      if any other event occurs which under any provision of this Charter or at law would entitle Charterers to terminate this Charter provided, however, that in the event that Charterers elect under Clause 46(b)(ii) to convert this Charter into a bareboat charter pursuant to the assertion that an event has occurred which would at law have entitled  Charterers to terminate this Charter, and it is subsequently held by an arbitration tribunal that the event did not entitle Charterers to terminate this Charter, it is agreed that this Charter will be reinstated in place of the bareboat charter without prejudice to any other remedies available to Owners;

(xix)        if any of the representations or warranties of Owners under Clause 54 of this Charter or made pursuant to the letter of even date addressed to Charterers and signed on behalf of, inter alia, Owners and the Owners’ Guarantor shall prove to be untrue, false or materially misleading when made or for the time covered;

(xx)          if the Registered Owners cease to be the registered owners of the Vessel or if the Lessee ceases to be the bareboat charterer of the Vessel from the Registered Owners in each case without the consent of the Charterers which, in the case of any disposal of the Vessel by the Registered Owners, shall be

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deemed to be given if effected in accordance with the terms of the Registered Owners’ Undertaking or the Lessor Parent Undertaking;

(xxi)        if Owners shall fail to maintain any of the Compulsory Insurances;

(xxii)       if Owners shall make an assignment of Owners’ rights or obligations under this Charter except as permitted under Clause 64;

(xxiii)      if Owners have failed to maintain or restore the Vessel’s condition or the complement and qualifications of the crew or operate the Vessel as required hereunder or have failed to adhere to the Operational and Maintenance Protocol attached at Schedule VII or the Operational and Maintenance Programme referred to at Clause 1.1(f) and such failure has been of a persistent nature, or, in the case of a single failure, has severely and adversely affected Charterers’ interests under this Charter;

(xxiv)      if Owners are in material breach of any other provision of this Charter which is capable of being cured and Owners and have failed to cure such breach within a reasonable period of time, but in no event longer than 30 days after receipt of notice of such breach from Charterers;

(b)           Subject to Clause 46(d), upon the occurrence of an Owners’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter Period has commenced, Charterers shall be entitled at their option:

(i)            to terminate this Charter by giving notice in writing to Owners, such termination to take effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice; or

(ii)           to require this Charter to be substituted by a bareboat charter between Owners as owners and Charterers as charterers on the terms of the specimen charter attached as Schedule VI (the “Bareboat Charter”) by  giving notice in writing to Owners in accordance with the provisions of Clause 47 below.

(c)           Owners undertake to advise Charterers promptly of the occurrence of any Owners’ Default (and of any event or circumstance which, with the giving of any notice, lapse of time, determination of Charterers or satisfaction of any other condition, would constitute an Owners’ Default) and of the steps (if any) which are being taken to remedy it.

(d)           In respect of Clause 46(a)(xxiii) only, no Owners’ Default shall be declared by Charterers nor shall Charterers give notice of termination or serve a Bareboat Notice until the issue of whether or not an event of Owners’ Default has occurred under Clause 46(a)(xxiii) has been determined and such issue shall be determined by reference to arbitration pursuant to Clause 41(b)(ii).

(e)           At any time after an Owners’ Default has occurred, Charterers shall be entitled, without prejudice to any of their other rights under this Charter, to carry out such surveys of the Vessel as they may require including a diving survey; the Vessel shall remain on-hire during any such surveys, and for the avoidance of doubt any time spent thereon shall be excluded from any speed calculation pursuant to Clause 24.

47.          Bareboat Charter Option

(a)           If Charterers wish to exercise the option specified in Clause 46(b)(ii), they shall give Owners notice in writing (the “Bareboat Notice”), which shall specify:

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(i)            that Charterers are exercising such option;

(ii)           a period of 30 days (the “Bareboat Window”) starting not earlier than 7 days, and not later than 90 days, after the date of the Bareboat Notice) within which they will take delivery of the Vessel under the Bareboat Charter;

(iii)          the port and/or berth at which the Charterers will take delivery under the Bareboat Charter.

(b)

(i)            The Bareboat Charter shall come into force, and Owners shall be obliged to charter the Vessel to Charterers, and Charterers shall be obliged to accept the Vessel on charter from Owners, subject to the terms of the Bareboat Charter, with effect from the date of receipt by Owners of the Bareboat Notice.  The parties shall nevertheless, and without prejudice to the effectiveness of the Bareboat Notice, execute a Bareboat Charter in the form of the draft attached as Schedule VI, with such amendments as may be necessary to give effect to the relevant provisions of this Clause 47.

(ii)           The term of the Bareboat Charter (the “Bareboat Term”), shall commence on the date of delivery of the Vessel under the Bareboat Charter and shall be of such duration as shall correspond to the remaining Charter Period under this Charter, provided that:

(A)          if the Vessel has not already been delivered under this Charter at the date of the giving of the Bareboat Notice and Clause 47(c) is not applicable, then the Bareboat Term shall end 20 years, 90 days more or less at Charterers’ option after delivery.

(B)           Charterers shall have the same rights, to the extent not already exercised under this Charter, to extend the Bareboat Term as they have under Clause 45 of this Charter.

(c)           If the Vessel has not already been delivered under this Charter at the date of the giving of the Bareboat Notice and the date of the giving of the Bareboat Notice is less than 14 days before the Scheduled Delivery Date, then the Vessel shall be delivered to Charterers under this Charter in accordance with the provisions of Clause 5 of this Charter.  In this case, unless otherwise agreed, the Bareboat Window specified in the Charterers’ notice referred to in Clause 47(a)(ii) above shall not commence earlier than 14 days after the Delivery Date.

(d)           If the Vessel has already been delivered to Charterers under this Charter at the date of the giving of the Bareboat Notice, then the Vessel shall be deemed to be redelivered by Charterers to Owners under this Charter on the date on which the Vessel is delivered to Charterers in accordance with the provisions of the Bareboat Charter, and upon such delivery under the Bareboat Charter this Charter shall terminate.

(e)           If the Vessel is not delivered to Charterers by Owners when delivery becomes due under the Bareboat Charter, other than by reason of Charterers’ default, then (without prejudice to Charterers’ other rights) Charterers shall have the right to terminate this Charter at any time thereafter by giving notice in writing to Owners, such termination to take effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice.

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48.                               Substitution

(a)           If the Vessel ceases, whether before or after delivery, to be available for service under this Charter or shall otherwise be off-hire, other than in the circumstances described in Clause 20(a), Owners shall have the option of substituting the Vessel during the period of off-hire with another vessel having an equivalent technical specification, performance capability and condition as applicable at the commencement of this Charter. Performance of this Charter by such substitute vessel shall be treated in every respect as performance by the Vessel.

(b)           Owners shall give Charterers the earliest possible advance notice of their intention to provide a substitute vessel on a temporary basis. Provided, however, that if circumstances arise as set out in Clause 48(a) Charterers shall be entitled to serve notice on Owners requiring them to elect whether or not to make a substitution and Owners shall have 14 days in which to  make such election failing which their right to make such substitution shall be lost. A substitute vessel nominated by Owners pursuant to this Clause 48 shall, unless otherwise agreed, be treated as on-hire when in the same position in relation to the next loading port, and in the same state of readiness (including with regard to temperature of cargo tanks) that the Vessel was or would have been in.

(c)           The provision of a substitute vessel under this Clause 48 shall last only so long as the Vessel is off-hire or otherwise unavailable for service and shall not detract from Owners’ obligation to exercise due diligent to restore the Vessel to full service pursuant to the terms of this Charter.  The exercise by Owners of any rights under this Clause 48 shall not prejudice any rights Charterers may have arising out of the unavailability or off-hire of the Vessel save that when a substitute vessel comes on-hire under this Clause 48 it shall be treated in all respects as if the Vessel had come on-hire.

49.                               Documentation

Owners undertake that throughout the Charter Period the Vessel shall have on board all such valid documentation (including, without limitation, US Coast Guard Letter of Compliance  and other documents required for US trading) as may from time to time be required to enable the Vessel to enter, leave and carry out all required operations at all ports or places to which Vessel may be directed under the terms of this Charter without let or hindrance.  In the event that any necessary documentation can only be obtained after the Vessel’s arrival at any port or terminal other than a Primary Terminal, Owners shall be allowed a reasonable amount of time after the Vessel’s arrival to obtain such documentation and the Vessel shall remain on-hire during any time lost as a result of the Vessel having to obtain such documentation.

50.                               Routeing

Charterers shall be entitled at any time and from time to time to make available to the Master the advice of a weather-routeing service, or otherwise provide advice as to routeing which advice the Master shall follow, provided always (a) that the Master has a discretion not to follow such advice in the interests of the safe navigation of the Vessel, and (b) that if the Master elects not to follow such advice, he shall promptly notify Charterers of his intentions and explain his reasons.  It is understood that such routeing advice shall be without prejudice to Owners’ obligations under any other Clause of this Charter and shall not be deemed to constitute any interference by Charterers in the navigation or management of the Vessel or give rise to any indemnity or other claim against Charterers.  Any time lost as a result of the Master’s failure to act reasonably in relation to such advice shall count as off-hire under Clause 21.

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51.                               Modifications

Without prejudice to Owners’ obligations to comply with the provisions of this Charter, Charterers shall be at liberty to fit to the Vessel any additional equipment they may require (beyond what is on board at the relevant time), or to make any other reasonable modification to the Vessel such work to be at Charterers’ expense and in their time. Any equipment so fitted shall remain Charterers’ property, and Charterers may at any time before the expiry of this Charter remove (at their expense and in their time) such equipment.  If such equipment has not been removed by the expiry of this Charter it shall become the property of Owners.  Owners shall be responsible for exercising due diligence in operating and maintaining such equipment but at Charterers’ cost.

52.                               Managers

(a)           Save as provided for under Clause 52(b) hereof, the Vessel shall be managed throughout the period of this Charter by the Managers.

(b)           Owners shall have the right to change the managers but in the event of a change to managers who are not an Affiliate of the Owners’ Guarantor, Owners must obtain the consent of Charterers, which consent shall not be unreasonably withheld.  The managers must be a reputable ship management company with staff qualified and experienced in operating liquefied gas carrier vessels to a first class international standard with a suitable organisation and sufficient resources.

53.                               Detention of Vessel

Without prejudice to Clause 21(a)(v) in the event of any detention, arrest or seizure of the Vessel under legal or executive action, (“Detention”) (unless brought about by any act or neglect of Charterers) Owners shall be obliged to exercise due diligence to lift such Detention as soon as possible and shall in any event be obliged to lift such Detention within a period of 28 days.

54.                               Owners’ Representations, Warranties and Undertakings

(a)           Corporate Organisation and Authority. Owners represent and warrant on the date hereof, and undertake throughout the Charter Period, that:

(i)            Owners are and shall remain a company incorporated under the laws of England and Wales duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and authorised to perform its obligations under this charter, and Owners have taken all necessary corporate action to authorise the execution and delivery of this charter, and performance of its obligations hereunder;

(ii)           Owners are and shall remain a corporation with no activities, assets or liabilities other than the Vessel and those relating to the Vessel;

(iii)          Owners maintain and shall maintain accurate books and records reflecting its operations separately from the books and records of any other entity and shall maintain such books and records in English;

(iv)          All filings, consents and approvals required for Owners to perform its obligations hereunder have been obtained; and

(v)           Neither the execution, delivery nor performance of this Charter, nor the consummation of any action contemplated herein, conflicts or will conflict

44

with or results or will result in a breach of any provision of Owners’ constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any governmental authority, or of any other agreement or instrument to which Owners are a party or by which it or the Vessel is bound, or constitutes or will constitute a default under any provision thereof.

(b)           Related Agreements and Parties. Owners represent and warrant that:

(i)            All contracts are in effect as may be necessary in order for Owners to perform fully its obligations hereunder; and

(ii)           Owners have entered into the Building Contract and Specifications attached at Appendix C; and

(iii)          The documents referred to in Clause  54(b)(i) are and shall, and the Building Contract and Specifications are and shall remain legal, valid and binding obligations of the parties thereto.

Owners undertake to procure that Owners’ Guarantor, the Managers and other applicable parties will take all necessary steps to perform their obligations under the above-referenced agreements for the benefit of Charterers.  No material amendment, modification or waiver shall be made in respect of any contract, agreement or instrument referred to in this Sub-Clause 54(b), nor shall the effectiveness of any such contract, agreement or instrument be terminated, without the prior written approval of Charterer.

(c)                  Disponent Owner of the Vessel. Owners represent and warrant that, as of the Delivery Date, the Registered Owners shall have full and marketable title to the Vessel and the Owners shall be the disponent owners of the Vessel, and Owners undertake throughout the Charter Period to remain the disponent owners of the Vessel.

55.          Notices

Whenever written notices are required to be given by either party to the other party, such notices shall be sent by telex or fax or registered mail or airmail to the following addresses:

Notice to Owners:                                                Golar LNG Limited

Bryggegata 3

P.O. Box 1327

Vika N0012

Oslo

Norway.

Attention: Executive Vice President

Facsimile: +47 23 11 4040

With copy to:                                                                      Golar Management (UK) Limited

30 Marsh Wall

London E14 9TP

England

Attention: Managing Director

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Facsimile: +44 207 517 8601

Notice to Charterers:           Methane Services Limited

100 Thames Valley Park Drive

Reading

RG6 1PT

United Kingdom.

Telefax No: 44 118 929 2674

Attn: Mr. Amrit Bhat

or to such other addresses as the parties may respectively from time to time designate by notice in writing.

Any notice required under this Charter to be given in writing shall be deemed to be duly received only:

(a)           in the case of a telex or fax, at the time of transmission recorded on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working  day there;

(b)           in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working  day at the place of receipt, otherwise at the commencement of  normal business on the next such working day.

56.          Non-Waiver

No act, omission, course of dealing, forbearance, indulgence or delay by Owners or Charterers in the exercising of their rights hereunder (whether pursuant to any default of the other or otherwise), or in enforcing any of the terms of conditions of this Charter, nor any granting of time shall prejudice or affect or be in derogation of the rights and remedies of such party hereunder and no such matter shall be treated as evidence of or constitute a waiver of any rights of Owners or Charterers as the case may be.

57.          Termination

Any cancellation or termination of this Charter (including termination by exercise of the Bareboat Charter Option pursuant to Clause 47) shall be without prejudice to all accrued rights of Owners and Charterers under the Charter and without prejudice to all Owners’ and Charterers’ rights following and/or consequent upon such termination.

58.          Drug and Alcohol Clause

Owners warrant that they have a policy on Drug and Alcohol Abuse applicable to the Vessel which meets or exceeds the standards in the Oil Companies Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ship (the “Policy”).  Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40 mg/100 ml or greater; the appropriate seafarers to be tested shall be all the Vessel’s officers and crew and the drug/alcohol testing and screening shall include unannounced testing in addition to periodic testing.  An objective of the Policy should be that the frequency of the unannounced testing be

46

adequate to act as an effective abuse deterrent, and that all officers and crew be tested through a combined program of unannounced testing and routine medical examinations.

Owners further warrant that the Policy will remain in effect during the term of the Charter Period and that Owners shall exercise due diligence to ensure that the Policy is complied with.  It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean Owners have failed to exercise due diligence.

59.          Damages

(a)           Subject to Clause 59(b), neither Charterers nor Owners shall be liable to each other for any consequential loss or damage (“Consequential Loss”) arising out of breach of this Charter. Consequential Loss within the meaning of this Clause 59 shall not include any hire, freight demurrage or other income to be derived from any sub charter, contract of affreightment or other employment of the Vessel by Charterers but otherwise shall include (but shall not be limited to) any loss of business opportunity, loss of production or revenue incurred, in consequence of any breach of the terms of this Charter. Owners shall indemnify, defend and hold harmless the Charterers from any liability to the Owners and its Affiliates in respect of Consequential Loss sustained by the Owners and its Affiliates arising by reason of  Charterers’ breach of this Charter, and Charterers shall indemnify, defend and hold harmless the Owners from any liability to the Charterers and its Affiliates in respect of Consequential Loss sustained by the Charterers and its Affiliates arising by reason of Owners’ breach of this Charter provided however that such indemnity shall not encompass any liability of the Owners to any Affiliate of the Charterers arising out of physical damage caused by the Vessel or economic loss flowing from such physical damage.

(b)           The provisions of Clause 59(b) shall not apply if either party is responsible for a breach of this Charter where such breach is due to an intentional or reckless act or omission by the party in breach.

60.          Confidentiality

The parties agree to keep the terms and conditions of this Charter (the “Confidential Information”) strictly confidential, provided that a party may disclose Confidential Information in the following cases:

(a)           through a press release in agreed terms notifying the execution of this Charter;

(b)           where this is required to be disclosed  under applicable law or by a governmental order, decree, regulation or rule (provided that the disclosing party shall give written notice of such required disclosure to the other party prior to the disclosure);

(c)           in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery/disclosure arising out of such proceedings;  or to any of the following persons on a need to know basis:

(i)            buyer or seller or a potential buyer or seller of LNG shipped or to be shipped on the Vessel;

(ii)           a sub-charterer or a potential sub charterer of the Vessel;

(iii)          an associated company;

47

(iv)          employees, officers, directors and agents of the disclosing party or an associated company;

(v)           professional consultants retained by a disclosing party;

(vi)          financial institutions advising on, providing or considering the provision of financing to the disclosing party or an associated company,

provided that the disclosing party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorised person or under any unauthorised circumstances.  As used in this Clause 60 “associated company” means (i) a manager of the Vessel, or (ii) any Affiliate.

61.                               Liquid Nitrogen and Inert Gas

The supply of liquid nitrogen for the normal operation of the Vessel shall be for the account of Charterers.  The supply of inert gas shall be the responsibility of Owners, but the cost of fuel for the same shall be for Charterers’ account unless the Vessel is off-hire.

62.                               Vessel Information

Owners shall furnish to Charterers full information on the type and accuracy of heel and trim gauges for use with tank calibration tables and of such measuring instruments used for level, temperature and density of LNG as are fitted on board.

63.                               Whole Agreement

This Charter and the documents referred to herein comprise the full and complete agreement of the parties with respect to the use of the Vessel and supersede all prior communications, understandings and agreements between the parties, whether written or oral, with regard to said use.

64.                               Assignment and Novation

Owners and Charterers shall be entitled to assign the benefit of any and all of their rights under this Charter. The Charterers shall furthermore be entitled to novate this Charter in favour of an Affiliate on terms that the Charterers’ Guarantor shall furnish to Owners as a condition of such novation a guarantee issued by the Charterers’ Guarantor of the obligations of such Affiliate and, in the case of an Affiliate not registered in the UK or Singapore, an indemnity, also issued by the Charterers’ Guarantor, in respect of any financial or other consequences (including but not limited to any fiscal consequences) thereof.

65.                               Commission

****

66.                              Vessel Colours, Insignia and House Flag

If Charterers so request by written notice not less than six (6) months prior to the Scheduled Delivery Date, Owners shall procure that the Vessel upon delivery by the Builder, and throughout the period of this Charter, displays Charterers’ stack insignia, flies Charterers’ house flag, and is named according to Charterers request; if Charterers wish the hull to be painted in Charterers’ colours, notice shall be given to Owners within 3 months of the execution of this Charter. If Charterers do not make such a request or requests within the time specified above they shall nevertheless be entitled to require Owners to make such charges at any time during the Charter Term at Charterers’ cost and in Charterers’ time. Charterers shall bear the cost of any change in Charterers’ colour, stack insignia, house flag or name, and of

48

repainting the Vessel to Owners’ colour, and of removing such house flag and stack insignia prior to redelivery, if requested by Owners.

67.                               Floating Storage and Part Cargoes

Charterers shall at any time have the option to use the Vessel for floating storage for no more than 30 days per calendar years or for part cargoes, always consistent with safe operation of the Vessel.

68.                               Flag and Registry

The Vessel flag or registry shall not be changed without Charterers’ consent, such consent not to be unreasonably withheld. In the event that the Vessel’s flag or registry is considered by Charterers to be commercially unattractive (for whatsoever reason), then Owners and Charterers shall meet forthwith and agree upon a replacement flag or registry for the Vessel acceptable to Charterers; the cost of any such change shall be shared equally between the Parties.

69.                               Third Parties

No third party shall have any rights under this Charter pursuant to the Contracts (Rights of Third Parties) Act 1999.

70.                               Letter of Quiet Enjoyment

Owners shall not place or permit to exist on the Vessel any mortgage unless a Letter of Quiet Enjoyment in equivalent terms to the draft set out at Appendix E has been provided to Charterers by the Vessel’s mortgagees.  Owners undertake to procure such a Letter of Quiet Enjoyment from the Vessel’s mortgagees at the time of placing any mortgage on the Vessel.

IN WITNESS WHEREOF  the parties have executed this Charter in duplicate as of the date above first written.

For and on behalf of Charterers:	/s/ Authorized Person	Witness:	/s/ Alice Bianchi

For and on behalf of Owners:	/s/ Nicholas Sherriff	Witness:	/s/ Fei Kwok

49

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

TIME CHARTER

SCHEDULES

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

SCHEDULE I - PART I

LNG CREW LIST

DECK

Master

Chief Officer

Cargo Engineer

2nd Officer

3rd Officer

Bosun

A/B)6*

O/S)2

ENGINE

Chief Engineer

1st Asst. Engineer

2nd Asst. Engineer

3rd Asst. Engineer

Electrician

Engine Rep

Donkeyman

Fireman)3**

CATERING

Chief Cook

Messman (2)

*                                         Alternate combination 5/3, Deck/Engine respectively, as decided by Master and Department Head(s)

**                                  Option one fireman if ship running UMS

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

SCHEDULE I - PART II

LNG CREW

WARRANTED QUALIFICATIONS / EXPERIENCE

Officer	Certificate	Seagoing Experience	Years in Rank Experience	LNG Experience in Rank
DECK
Master	Master	10 Years	2 Years	2 Years
Chief Officer	Master	8 Years	2 Years	1 Year
Cargo Engineer	Tankerman PIC (minimum)	5 Years	1 Year	1 Year

ENGINE
Chief Engineer	Chief Engineer	10 Years	2 Years	1 Year
1st Asst. Engineer	Chief Engineer	8 Years	1 Year	1 Year

SCHEDULE II

LIST OF PRIMARY TERMINALS

Atlantic & Mediterranean

Point Fortin	Trinidad
Penuelas	Puerto Rico
Lake Charles	USA
Cove Point	USA
Elba Island	USA
Everett	USA
Bonny Island	Nigeria
Bethioua GNL 1	Algeria
Bethioua GNL 2	Algeria
Zeebrugge	Belgium
Montoir de Bretagne	France
Huelva	Spain
Cartagena	Spain
Marmara Ereglisi	Turkey

Middle East

Das Island	Abu Dhabi
Ras Laffan	Qatar
Qalhat	Oman

Korea

Pyeong Taek	Korea
Inchon	Korea

Malaysia

Bintulu	Malaysia

Indonesia

Arun	Indonesia
Bontang	Indonesia

Australia

Withnell Bay	Australia

Japan

Chita L-1	Japan
Chita L-2	Japan
Negishi	Japan
Sodegaura No. 2	Japan
Sodegaura No. 3	Japan
Senboku II-1	Japan
Senboku II-2	Japan
Himeji	Japan
Yanai	Japan
Kawagoe	Japan
Niigata	Japan
Higashi Ogishima	Japan
Ohgishima	Japan
Oita	Japan
Yokkaichi	Japan
Futtsu	Japan

Rest of the World

Lumut	Brunei
Yung-An	Taiwan

SCHEDULE III

OWNERS’ INSURANCES

PART A — Types of Insurance Coverage

Owners shall at all times during the Charter Period procure and maintain insurance on the Vessel in accordance with the following provisions.  In all cases, Owners and Charterers shall work towards establishing insurance values, amounts, coverages and deductibles which result in premiums and calls which are fixed at the rates compatible and consistent with insurances to the standards which prudent shipowners operating first-class LNG vessels should observe in insuring LNG vessels of similar type, size, age and trade as the Vessel, and which otherwise conform with terms of this Schedule III and the Charter.

A review shall be undertaken by Charterers and Owners of all insurance requirements annually during the Charter Period to assess the reasonableness of coverage levels, terms and conditions, deductibles and premiums.  The objective of the review is to ensure that adequate and appropriate insurance protection and security is available at the most reasonable premiums and calls possible.  Subsequent to each review the insurance programme outlined in this Schedule III shall be adjusted based on the mutual agreement of Charterers and Owners.

1.             Hull and Machinery Insurances

(a)                                  Owners shall take out and maintain Hull and Machinery insurance with first-class marine underwriters in the Norwegian, French, London or American markets at the values set out in this Clause.

(b)                                 Unless otherwise agreed, the insured value of the Vessel for purposes of calculating adjustments to hire pursuant to the Charter based on changes in net premiums shall be as set out in Clause 7 hereof.

(c)                                  (i)                                     The Hull and Machinery insurance shall be placed on terms equivalent to the Norwegian Marine Insurance Plan 1996 or their English or American equivalents.

(ii)                               The Hull and Machinery insurance specifically shall include:

Four-fourths Running Down Clause cover provided that any part or the whole of such risk may be taken out by means of Protection and Indemnity insurance placed with one of the leading London or international insurance P&I associations which are members of the international group of P&I Clubs (the “Approved Clubs”), and such additional coverage and amounts as Charterer may reasonably require.

(iii)                            Owners shall arrange for a deductible on Hull and Machinery insurance of not less than U.S. Dollars one hundred and fifty thousand.

(iv)                           It is understood and agreed that the Owners will be entitled at their discretion (but subject to the approval of Charterers, which shall not be unreasonably withheld) to cover a proportion of the Hull and Machinery insurance requirement by means of Increased Value and/or Hull interest and/or Freight interest and/or Disbursements insurance in amounts approved by Charterers and on terms (so far as applicable) similar to those for the Hull and Machinery insurance and with same insurers or others of similar standing.

2.             Protection & Indemnity Insurance (P&I Insurance)

(a)                                  P&I Insurance, including coverage in respect of oil pollution liabilities, shall be placed as an unlimited entry (or if the same is not available at the maximum possible entry) with the minimum deductibles required by the Approved Clubs subject to and on the basis of the rules of one of the Approved Clubs.

(b)                                 In the event Four-fourths Running Down Clause cover is taken out by means of Hull and Machinery Insurance, P&I Insurance coverages shall be reduced, but only to the extent necessary to avoid overlap.

3.                                       Freight Demurrage and Defence

To be insured in accordance with the rules and regulations of the Approved Clubs.

4.                                       War Risks Insurance

(a)                                  Owners shall (save as specifically provided in this Clause) have the same rights and obligations in respect of insurance of war risks as provided for all the risks referred to in Clauses 1 and 2 hereof and, where applicable, up to the same cover amounts.

(b)                                 Hull and Machinery War Risks insurance shall cover no less than the Norwegian Marine Insurance Plan 1996, War Risks Insurance provisions or their American or London Institute equivalents, and shall correspond with the applicable Hull and Machinery Clauses.

5.                                       Excess Oil Pollution

Owners may effect oil pollution insurance in excess of the limits insured by the International Group of P & I Clubs to an amount in Owners’ discretion in the commercial insurance markets in respect of oil pollution liabilities arising under national or state legislation (including OPA 90) affecting the performance of the Charter.  The reimbursable element thereof shall, however, be based upon the level of coverage which a reasonable and prudent owner of LNG vessels would from time to time customarily seek in respect of such excess pollution liabilities.

Furthermore, as required under regulations further to US Federal or State legislation relating to the mandatory provision of a Certificate of Financial Responsibility or similar oil pollution guarantee, Owners shall arrange an insured guarantee to support such certificate or guarantee through a recognised provider such as SIGCO or Shoreline.

In connection with the insurance of pollution liabilities, it is expressly understood and agreed that the Insurance Element referred to in Clause 8 of the Charter does not (other than to the extent of the amount of US $***** currently included in respect of COFR liabilities as per Part B Clause 2) include provision for the variable premium cost levied by insurers on a voyage basis in relation to trading to ports in the United States.  All such variable premium costs are for Charterers’ account and shall be reimbursed to Owners at the time of payment of the next instalment of charter hire following submission of Owners’ invoice and supporting documentation.

6.                                      Spares

Owners shall place a Spares in transit cover included in or complementary to the Vessel’s H&M policy so as to secure any part of the Vessel that is removed temporarily against physical damage.

7.                                       Insured Values

The Charterers’ obligation to reimburse to the Owners in respect of the costs of hull and war risk insurances as aforesaid shall be based upon the following insured values for the Vessel (the “Charterparty Insured Values”).

Calendar Year	Charterparty Insured Values
2003	US$ *****
2004	US$ *****
2005	US$ *****
2006	US$ *****
2007	US$ *****
2008	US$ *****
2009	US$ *****
2010	US$ *****
2011	US$ *****
2012	US$ *****
2013	US$ *****
2014	US$ *****
2015	US$ *****
2016	US$ *****
2017	US$ *****
2018	US$ *****
2019	US$ *****
2020	US$ *****
2021	US$ *****
2022 and thereafter	US$ *****

It is in this respect expressly agreed and understood that the Owners shall at any time throughout the Charter Period be at liberty to effect hull and machinery (including hull interest and/or freight interest insurance) and/or war risk insurance in respect of the Vessel for a greater insured value than the relevant Charterparty Insured Value at that time on the basis that the costs of any insurance cover in excess of such Charterparty Insured Value shall be borne by the Owners.  However, in any year in which the relevant Charterparty Insured Value is less than the insured value under the Vessel’s hull and machinery insurance coverage (the “H & M Coverage”), the Charterers’ reimbursement obligations shall be calculated by reference to the costs to the Owners of insuring the Vessel to the amount of the relevant Charterparty Insured Value under the H & M Coverage only.

8.                                       Compulsory Insurances

(a)                                  The insurances required under Clauses 1, 2, 3, 4, 5 and 6 hereof are hereinafter sometimes together referred to as the “Compulsory Insurances”.

(b)                               When the Vessel is idle or laid up, Owners may (or subject to availability, at the request of Charterers, Owners shall), in lieu of the insurance required hereunder, arrange port risk insurance under such forms as Charterers may approve in writing, insuring the Vessel against the usual risks covered by such forms and for the amounts set forth in Clause 1 of this Schedule III.

(c)                                   Such insurance as are is specified in paragraph (c) (iv) of Clause 1 and paragraph (b) above shall equally be deemed Compulsory Insurance for the purposes of reimbursement as specified in the Charter.

PART B — Premiums and Claims

1.                                       Payment of Premiums

(a)                                  Owners shall be responsible for the timely payment of any and all premiums and calls of whatsoever nature lawfully demanded by insurers for all insurance taken out on the Vessel.

(b)                                 If Owners shall default in the payment of any premiums or calls as aforesaid, Charterers may, but shall not in any circumstances be obliged to, pay any such premiums or calls direct to the insurers in question and Charterers shall then be entitled to deduct any such payments made from the next due payment of hire.

(c)                                  The expression “net premiums” as used herein or in the Charter means the actual amount expended by or on behalf of Owners ascertained by deducting from the gross premiums paid in full the amount of any return premium (for whatsoever reason received), commissions, rebates and/or discounts on premiums received by Owners and includes and applies (mutatis mutandis) to calls payable to the Approved Clubs.

(d)                                 It is understood and agreed that, subject to the provisions hereof, the Charterers shall be liable for the net amount of any supplementary or back calls levied in respect of the Vessel by her P & I insurers, and shall have the benefit of any refunds from such insurers, following redelivery of the Vessel which relate to the Charter Period, but shall not be liable to Owners for any such calls, or have the benefit of any such refunds, which relate to any period prior to delivery of the Vessel under the Charter.

(e)                                  Subject to the interests of other parties to such insurance proceeds as such interests may appear, the Owners shall retain for their own benefit the proceeds for all insurance claims.

2.                                       Current Insurance Costs

The Owners warrant that, as at the date of this Charter, the amounts currently payable in respect of the Compulsory Insurances are as set out below.  The Owners further warrant that the amounts referred to below represent the total net premium currently payable in respect of the Compulsory Insurances.

Insurance	Insured Value (US $)	Annual Premium Payable (US$)
Hull & Machinery	*****	*****
Hull Interest	*****	*****

War Risk	*****	*****
P & I Insurance		*****
F D & D Insurance		*****
Certificate of Financial Responsibility		*****
Annual Total		*****
Daily Total		*****

PART C — Placing of Insurances: Miscellaneous

1.            Renewal Quotations

Owners shall as early as possible but in no event less than 20 days before the expiry of any of the Compulsory Insurances provide Charterers with renewal quotations in sufficient detail to provide Charterers with all information it reasonably requires to assess Owners’ intended renewal proposal.  Charterers may within 10 days of receipt of the required information suggest changes to Owners’ proposed arrangements.

2.            Evidence of Insurance

Owners agree to furnish Charterers, upon delivery of the Vessel to Charterers for service under the Charter, and thereafter within 30 days after the renewal of all insurances obtained by or on behalf of Owners, whether in respect of Compulsory Insurances or otherwise, confirmation from brokers or insurers of coverage followed later by a copy of the policies, cover notes or certificates of entry and the latest Rules of any relevant Approved Club.  The provision of such information shall not impose any obligations on Charterers.

3.            Other Insurances

Nothing herein provided shall prevent Owners from arranging, for their sole benefit and at their own sole expense, additional insurance cover on such terms as Owners think fit.

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

SCHEDULE IV

LETTER OF INDEMNITY

To:                              Owners of “LNG Tanker” (the “Vessel”)

Time Charter dated              [                                               ] (the “Charter”)

Dear Sirs,

It is a term of the Charter that, pursuant to the provisions of Clause 13(b) where bills of lading, waybills or non-negotiable receipts are issued and we (as Charterers) order you (as Owners) in writing to discharge all or part of the cargo:

(1)                                  at any place other than that shown on the bill of lading, waybill or non-negotiable receipt; and/or

(2)                                  without presentation of an original bill of lading, waybill or non-negotiable receipt,

an indemnity in terms of this letter shall be deemed to be given to you on every occasion where we give such written orders.

In consideration of your complying with any such request as set out in (1) and/or (2) above, we hereby agree as follows:

(1)                                  To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss or damage of whatsoever nature which you may sustain by reason of delivering the goods as aforesaid and/or by reason of your causing the Vessel to proceed to the port(s) we have requested instead of to the port(s) named in the bills of lading, waybills or non-negotiable receipts (and furthermore, if we require you to do so, to a person or persons other than the holders of the bills of lading, waybills or non-negotiable receipts) and to pay you on demand the amount of any loss or damage of whatsoever nature which you, your servants and agents may incur as a result of the foregoing.

(2)                                  If, in connection with the delivery of the cargo as aforesaid, the ship or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

(3)                                  If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

(4)                                  In the event of any proceedings being commenced against you or any of your servants or agents in connection with the delivery of the goods as aforesaid and/or the Vessel having proceeded as aforesaid and/or having delivered the cargo in accordance with our request, to provide you or them from time to time on demand with sufficient funds to defend such proceedings.

(5)                                  In case of delivery of the cargo without presentation of an original bill of lading, as soon as all the original bills of lading for the above goods have arrived and/or come into our possession, to produce and deliver the same to you properly endorsed whereupon our liability hereunder shall cease.

This Indemnity shall be construed in accordance with English law and all disputes or differences arising out of or under this Indemnity shall be referred to arbitration in London in accordance with Clause 41 of the Charter.

Yours faithfully,

For and on behalf of

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

SCHEDULE V

SPEED AND CONSUMPTION WARRANTIES

Average Speed in Knots	Maximum Average Consumption per day in tonnes of Fuel Oil Equivalent
19.5	*****
19.0	*****
18.0	*****
17.0	*****
16.0	*****
15.0	*****
14.0	*****
13.0	*****
12.0	*****

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

SCHEDULE VI

DATED

GOLAR 2215 UK LTD.

to

METHANE SERVICES LIMITED

BAREBOAT CHARTER

LNG CARRIER TANKER VESSEL

“METHANE PRINCESS”

Holman Fenwick & Willan

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35.	THIRD PARTIES	29

36.	LAW AND ARBITRATION	30

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THIS CHARTER is made on the          day of

BETWEEN

1.             GOLAR 2215 UK LIMITED (Registered No. 04871293) a company incorporated in England and Wales, whose registered office is at 30 Marsh Wall, London E14 9TP (the “Owner”) as owner; and

2.             METHANE SERVICES LIMITED (Registered No.737366), a company incorporated in England and Wales, whose registered office is at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT (the “Charterer”) as charterer

WHEREAS

The parties have agreed that the Owner shall charter to the Charterer, and the Charterer shall take on hire, the Vessel on the terms and conditions set out below.

1.                                      DEFINITIONS AND INTERPRETATION

1.1           In this Charter, including the Recitals, the following expressions shall have the following meanings:

“Approved Mortgage” and “Approved Mortgagee” have the meanings given to them in Clause 27;

“Banking Day” means a day (excluding Saturdays and Sundays) on which banks in London and New York are customarily open for the transaction of banking business;

“Bareboat Notice” has the meaning given to it in the Time Charter;

“Bareboat Window” has the meaning given to it in the Time Charter;

“Charterer’s Termination Event” means any of the events specified in Clause 23;

“Charter Period” means the period, specified in clause 47(b)(ii) of the Time Charter, commencing on the Delivery Date until the earlier of:

(a)           the date and time of redelivery after the exercise by the Charterer of any options to extend pursuant to clause 47(b)(ii)(B) of the Time Charter;

(b)           the date and time of redelivery in the event of early termination as provided herein and the expressions “Original Period”, “First Option Period” and “Second Option Period” shall have the same meaning as in clause 45 of the Time Charter;

“Classification Society” means Det norske Veritas or such other classification society as may from time to time be approved in writing by the Owner;

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“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any government or other competent authority, whether de jure or de facto, but shall exclude requisition for hire not involving requisition of title;

“Dollars” and the sign “$” means the lawful currency for the time being of the United States of America;

“Default Rate” means the annual rate of interest determined in accordance with Clause 8.4;

“Delivery Date” means the date on which the Vessel is delivered to, and taken over by, the Charterer under this Charter;

“Encumbrance” means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);

“Flag State” means the United Kingdom or such other state as may be approved by the Owner as the flag state of the Vessel pursuant to Clause 18.2;

“Lessee” means Golar LNG 2215 Corporation of 80 Broad Street, Monrovia, Liberia;

“LNG” means natural gas, being a mixture of hydrocarbons, predominantly methane, in a liquid state at or below its boiling point and at approximately atmospheric pressure;

“Major Casualty” means any casualty to the Vessel or incident (other than a Total Loss) in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any franchise or deductible exceeds ***** Dollars ($*****) or the equivalent in any other currency;

“Obligatory Insurances” means all policies and contracts of insurance specified in Clause 19.2.1 (including all entries of the Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of the Vessel, and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;

“Owner’s Encumbrance” means any Encumbrance created or permitted to exist by the Owner, the Registered Owner or the Lessee or exercised, asserted or claimed against the Vessel, the Obligatory Insurances or the proceeds of any Compulsory Acquisition or any part thereof (and not occasioned by any act, omission or default of the Charterer) in respect of:

(a)           any indebtedness or liability or obligation whatsoever of the Owner, the Registered Owner or the Lessee;

(b)           any breach by the Owner of its obligations to the Charterer under this Charter or under the Time Charter; or

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(c)           any other acts or omissions whatsoever of the Owner, the Registered Owner or the Lessee whether or not related to the transactions contemplated by this Charter;

“Owner’s Termination Event” means any of the events specified in Clause 25.1;

“Permitted Encumbrance” means:

(a)           any Encumbrance created by or pursuant to this Charter;

(b)           any lien for taxes of any kind either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for payment of which adequate reserves have been provided);

(c)           any lien on the Vessel for crew’s wages or salvage or any other lien otherwise arising in the normal course of trading or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or which are covered by liability or other insurance or by an indemnity from a third party);

(d)           any Encumbrance arising out of claims, judgments or awards against the Charterer which are being contested in good faith or which are the subject of a pending appeal and for which there shall have been granted a stay of execution pending such appeal (and for the payment of which adequate reserves have been provided or which are covered by liability or other insurance or by an indemnity from a third party);

(e)           any Approved Mortgage;

(f)            any other Owner’s Encumbrance;

“Registered Owner” means A&L CF June (3) Limited of Sovereign House, 298 Deansgate, Manchester, M3 4HH, England and (where the context permits) includes any assignee, transferee and novatee from A&L CF June (3) Limited pursuant to the Registered Owners’ Undertaking or the Lessor Parent Undertaking (as defined in the Time Charter) including, without limitation, the Standby Purchaser (as defined in the Time Charter);

“Time Charter” means the time charter dated 25 October 2001 in respect of the Vessel made between, originally, the Lessee as owner and, originally, British Gas Asia Pacific Pte Limited as charterer, as amended by an Addendum No. 1 dated 4 April 2003, and as the same has been novated to the Owner as owner and the Charterer as charterer, and amended and restated, by a novation agreement dated                                       2003 and made between the Lessee, the Owner, British Gas Asia Pacific Pte Limited and the Charterer;

“Total Loss” has the meaning given to it in Clause 20.1;

“Vessel” means the LNG Carrier Tanker Vessel “METHANE PRINCESS” ex Daewoo Shipbuilding & Marine Engineering Co. Ltd. Hull No. 2215.

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1.2           In Clause 19.2:

“excess risks” means the proportion of claims not recoverable in respect of general average and salvage, or under the ordinary running-down clause, as a result of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

“protection and indemnity risks” means the usual risks covered by an English protection and indemnity association, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause; and

“war risks” includes the risk of mines and all risks excluded from the Lloyd’s Institute Time Clauses Hulls (1.11.95) by Clauses 24, 25 and 26 thereof.

1.3           The following expressions shall be construed in the following manner:

“Owner”, “Charterer”, “Lessee”, “Registered Owner” and “Approved Mortgagee” shall include their respective successors and assigns;

“person” includes a corporate entity and any body of persons corporate or unincorporate.

1.4           Unless the context otherwise requires, words in the singular include the plural and vice versa.

1.5           References to any document include the same as varied, supplemented or replaced from time to time.

1.6           References to any enactment include re-enactments, amendments and extensions thereof.

1.7           Clause headings are for convenience of reference only and are not to be taken into account in construction.

1.8           Unless otherwise specified, references to Clauses are to Clauses of this Charter.

2.                                      EXERCISE BY CHARTERER OF BAREBOAT OPTION

2.1           This Charter shall be read and construed together with the Time Charter, provided that if there is any conflict between them the terms of the Time Charter shall prevail.

2.2           This Charter comes into force pursuant to the giving by the Charterer of the Bareboat Notice under clause 47 of the Time Charter.

2.3           At any time following the giving of the Bareboat Notice under clause 47 of the Time Charter, the Charterer shall be entitled to place up to three (3) of its representatives on board the Vessel at their sole risk and expense for the purpose of familiarisation and in the capacity of observers only and without interfering with the operation of the Vessel.  The Charterer’s representatives shall sign the Owner’s standard letter of indemnity prior to their embarkation.

3.                                      SURVEYS

3.1           The Owner and the Charterer shall jointly appoint a surveyor for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery under this Charter.  In default of agreement on the identity of the surveyor, either party shall be entitled to request the Classification Society to appoint a surveyor. The Owner shall bear all expenses of the

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on-survey including loss of time, if any, and the Charterer shall bear all expenses of the off-survey including loss of time, if any, at the rate of hire per day or pro rata, also including in each case the cost of any docking or undocking, if required, in connection herewith.

4.                                      CONDITIONS PRECEDENT TO DELIVERY

4.1           The Charterer’s obligation to take delivery from the Owner is conditional upon the Vessel satisfying the requirements specified in Clause 5.2.2

5.                                      DELIVERY AND CANCELLATION

5.1           The Vessel shall be delivered by the Owner to the Charterer under this Charter:

5.1.1        within the Bareboat Window; and

5.1.2        safely afloat at the port and berth specified in the Bareboat Notice or at such other readily accessible dock, wharf or place as may be agreed by the parties hereto.

5.2           The Owner warrants that at the time of delivery the Vessel will:

5.2.1        satisfy the conditions specified in clause 1 of the Time Charter and the maintenance standards specified in clause 3 of the Time Charter and be free of all outstanding class conditions and recommendations; and

5.2.2        be registered in the ownership of the Registered Owner in the Registry of Ships of the Flag State at the Port of London, on bareboat charter to the Lessee and sub-bareboat charter to the Owner, free of all Owner’s Encumbrances other than any Approved Mortgage.

5.3           The Charterer shall give the Owner not less than fourteen (14) days’ approximate notice and not less than seven (7) days’ definite notice of the date upon which the Vessel is required to be ready for delivery.  The Owner shall give Notice of Readiness when the Vessel is in all respects ready at the time and place specified by the Charterer.

5.4           Without prejudice to its obligations under the Time Charter, the Owner shall keep the Charterer closely advised of possible changes in the Vessel’s position.

5.5           Should the Vessel not be delivered latest by the last day of the Bareboat Window (the “Cancelling Date”), the Charterer shall have the option of cancelling this Charter.  If it appears that the Vessel will be delayed beyond the Cancelling Date, the Owner shall, as soon as it is in a position to state with reasonable certainty the day on which the Vessel will be ready, give notice thereof to the Charterer asking whether it will exercise its option of cancelling, and the option must be declared within three days of the receipt by the Charterer of such notice.  If the Charterer does not exercise its option of cancelling, the seventh day after the readiness date stated in the Owner’s notice shall be regarded as the new Cancelling Date for the purpose of this Clause 5.5.

6.                                      REMEDIAL WORKS

6.1           Delivery of the Vessel to the Charterer and the taking over of the Vessel by the Charterer in accordance with Clause 5 shall not be construed as a waiver or discharge of any of the

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representations, warranties or undertakings made by the Owner in or with respect to this Charter.  Without prejudice to the generality of the foregoing, the Owner shall be responsible:

6.1.1        for repairs or renewals occasioned by patent defects in the Vessel, her machinery or appurtenances existing at the time of delivery such that the Vessel does not comply with the requirements of Clause 5.2.1, provided that such defects are notified to the Owner within three (3) months after the date of delivery;

6.1.2        for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided that such defects have manifested themselves within 18 months after delivery.

6.2           The Charterer shall be entitled to have the relevant works carried out by a yard or other contractor of its own choice, provided, however, that in such circumstances the Charterer shall exercise all reasonable endeavours to ensure that the time taken to carry out the works is kept to a minimum.

6.3           The Vessel shall be off hire during all time taken to complete necessary repairs or renewals to remedy any defect referred to in Clause 6.1.1 or Clause 6.1.2 (including time taken in deviating to any shipyard if such work is not done as part of periodical drydocking).  The Owner shall pay compensation to the Charterer (by way of liquidated damages and not as a penalty) in an amount equal to the Opex Element of hire (including the Insurance Element) that had been payable by the Charterer to the Owner immediately prior to the termination of the Time Charter, for each day, or pro rata for any part of a day, taken to complete such work, including deviation time if applicable.

6.4           The Owner shall, within thirty (30) days of the Charterer’s written request for payment, pay the Charterer such liquidated damages as shall be payable by the Owner pursuant to Clause 6.3 and reimburse the Charterer for the cost incurred and paid by the Charterer of any such remedial works, in default of which the Charterer shall be entitled to deduct such liquidated damages and the cost of such remedial works, together with interest thereon at the Default Rate, from the payments of hire falling due under this Charter.

7.                                      PERIOD OF CHARTER

7.1           Subject to the provisions of this Charter, the Owner shall let and demise to the Charterer, and the Charterer shall hire from the Owner (and shall be entitled to the full possession, use and enjoyment of) the Vessel throughout the Charter Period.

8.                                      PAYMENT OF HIRE AND OTHER MONEYS

8.1           The Charterer shall throughout the Charter Period pay to the Owner hire for the Vessel in advance, commencing on and from the date and hour of her delivery to the Charterer on charter in accordance with Clause 5 and continuing until the date and hour of her redelivery to the Owner pursuant to Clause 26, at the rate(s) specified below:

8.1.1        in respect of the Original Period, but subject to Clause 8.1.2 hereof, $***** a day or pro rata for any part of a day;

8.1.2        in the event that this Charter is extended for the equivalent of the First or Second Option Period, pursuant to clause 45(a) of the Time Charter, the rate of charter hire shall be US$*****,

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and in each such case and starting from the beginning of the Benefit Period (as defined in Clause 8.8 below), the rate of hire shall be reduced by amount of the Reduction (also as defined in Clause 8.8 below)

8.2           Payment of hire shall be made in immediately available funds, to the account at the Owner’s bank as designated by the Owner in writing, per calendar month in advance.  The Charterer shall not be responsible for any delay or error by the Owner’s bank in crediting the Owner’s account, provided that the Charterer has made proper and timely payment.

8.3           The first instalment of hire hereunder shall be paid by the Charterer no later than three (3) Banking Days after the time and date of delivery of the Vessel pursuant to Clause 5.  The first instalment of hire shall be calculated from the time of delivery of the Vessel to the end of the calendar month in which delivery shall take place.  Subsequent payments shall be made on the first day of each calendar month.  Payment of hire for the last calendar month shall be calculated proportionally according to the number of days in that calendar month falling within the Charter Period.  If any day for the payment of hire hereunder is not a Banking Day, the relevant hire shall be paid on the next following Banking Day. Any hire overpaid under the Time Charter can be deducted from hire under this Charter.

8.4           In default of such proper and timely payment:

8.4.1        The Owner shall notify the Charterer of such default making express reference to this Clause 8.4.1 and the Charterer shall as soon as practicable upon receipt of such notice pay to the Owner the amount due including interest. If hire remains unpaid five (5) Banking Days after receipt of such notice referred to above the Owner shall be entitled to send a second notice to the Charterer advising the Charterer that they intend to withdraw the Vessel from the Charterer if hire remains unpaid for a further 10 (ten) Banking Days. If hire remains unpaid 5 (five) Banking Days after receipt by the Charterer of the Owner’s second notice hereunder, the Owner shall send a third and final notice to the Charterer advising it of the intended date of withdrawal of the Vessel (which shall be not earlier than 10 (ten) Banking Days from receipt by the Charterer of the Second Notice served hereunder.  If hire remains unpaid at the expiry of the third and final notice the Owner may withdraw the Vessel from the service of the Charterer without prejudice to any other rights the Owner may have under this Charter or otherwise; and

8.4.2        interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be ***** per cent. (*****%) above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

8.5           All hire and other sums payable to the Owner under this Charter shall be paid without set-off or counter-claim, except as expressly provided in this Charter, and without any deduction or withholding for or on account of any present or future rates, taxes, charges, levies, imposts, assessments, duties or withholdings of any kind except as otherwise provided in this Charter (including, without limitation, such withholding tax as may be imposed by the authorities in

9

Singapore), provided that, if and so often as any such deduction or withholding should be required by law to be made, the Charterer shall:

8.5.1        promptly notify the Owner of such requirement;

8.5.2        deduct or withhold no more than the amount required by law to be deducted and remit the same to the appropriate authority within the prescribed time and before the time at which interest or penalties become payable in respect thereof;

8.5.3        pay to the Owner such additional sum as may be required to ensure the amount received by the Owner is not less than the amount which would have been received had that deduction or withholding not been made.

PROVIDED ALWAYS that if, and to the extent that, the Owner recovers either by payment or by credit against the Owner’s other obligations in respect of tax, the amount of such deduction or withholding and are able to do so without prejudicing such recovery, the Owner will repay to the Charterer such additional sum or sums as the Charterer have been obliged to pay to the Owner pursuant to this Clause 8 and PROVIDED FURTHER that the Owner agrees to use reasonable endeavours (but without any obligation to act in any manner prejudicial to its own interest, in arranging its tax affairs or to make any disclosure thereof to the Charterer) to effect such recovery.

Any taxes levied on the Vessel and/or freight consequent upon the Charterer’s use of the Vessel shall be for Charterer’s account except those incurred during dry docking, repairs or other periods of off-hire.  All other taxes, including those levied by the country of the Vessel’s flag or the country of the Owner shall be for the Owner’s account.

8.6           Except as provided in Clause 6.2 or Clause 21.1, the Vessel shall not at any time be placed off-hire and the Charterer’s obligation to pay hire shall be absolute and unconditional during the Charter Period

8.7           Time shall be of the essence in relation to the payment of hire under this Charter.

8.8           The provisions of clause 8(g) to the end of clause 8 of the Time Charter shall be deemed to be incorporated in this Clause 8.8 as if set out in full provided that references therein to (a) the “Owners” and the “Charterers” shall be interpreted as references to the Owner and the Charterer respectively and (b) references therein to the “Bareboat Charter” shall be interpreted as references to this Charter.  The expressions “Benefit Period” and “Reduction” shall have the meanings given to them in clause 8(g) of the Time Charter.

9.                                      USE AND EMPLOYMENT OF THE VESSEL

9.1           The Vessel shall be employed in lawful trades for the carriage of LNG within Institute Warranty Limits.

9.2           The Charterer undertakes not to employ the Vessel, or knowingly suffer her employment:

9.2.1        in any trade or business which is forbidden by the law of any country to which the Vessel may sail, or which is otherwise illicit;

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9.2.2        in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to penalties, condemnation in a Prize Court, destruction, seizure or confiscation or any interference of any kind whatsoever by any person, body or state whatsoever;

9.2.3        in the event of hostilities in any part of the world (whether war be declared or not), in carrying any contraband goods to those parts;

9.2.4        to any zone which is declared a war zone by the Vessel’s war risks insurers without first obtaining the insurers’ consent and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; or

9.3           The Vessel shall have liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or in any other respect whatsoever given by the government of the Flag State or any other government or any person (or body) acting or purporting to act with the authority of such government or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such orders or directions.

10.                               INSPECTION

10.1         Without interfering with the Vessel’s operations, the Charterer and/or the Charterer’s Nominee shall have the right at any time during the Charter Period to make such inspection of the Vessel as the Charterer in its sole discretion may consider necessary provided that if such inspection is to be carried out by more than 2 persons the Charterer shall give notice to the Owner of not less than 24 hours.  If such inspection is to be carried out by up to 2 persons Charterer shall endeavour to give the Owner not less than four hours notice provided that failure to give such notice shall not in itself be a reason for denying the Charterer or the Charterer’s Nominee’s representatives access to the Vessel.  This right may be exercised as often and at such intervals as the Charterer in its absolute discretion may determine and whether the Vessel is in port or on passage, the Owner affording all necessary co-operation and accommodation on board provided, however:

10.1.1      that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise by the Charterer of such right shall in any way reduce the Master’s or the Owner’s authority over, or responsibility to the Charterer or third parties for, the Vessel and every aspect of her operation (save as expressly provided herein), nor increase the Charterer’s responsibilities to the Owner or third parties for the same; and

10.1.2      that the Charterer shall not be liable for any act, neglect or default by itself, the Charterer’s Nominee, their servants or agents in the exercise or non-exercise of the aforesaid right.

Apart from the notice provisions set out above there are no pre-conditions whatsoever required before an inspection of the Vessel and in particular (but without prejudice to the generality of the foregoing) there is no obligation to provide any advance information as to what parts of the Vessel are to be inspected nor shall the Charterer or the Charterer’s Nominee or any third party be obliged to sign any confidentiality agreement or any other agreement before carrying out such inspection.

10.1.3      At any time the Owner shall if requested allow the Charterer to inspect the Vessel’s classification records.

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10.2         Through the entire Charter Period, the Owner hereby undertakes to inform the Charterer, as soon as practicable, of any request for inspection of the Vessel and/or of any inspection carried out by a third party and to pass to the Charterer, as soon as practicable, reports and/or results of such inspections, if such results have been made available to the Owner.

11.                               INVENTORIES AND CONSUMABLE OIL AND STORES

11.1         A complete inventory of the Vessel’s entire equipment, outfit, appliances and of all consumable stores on board the Vessel shall be made by the Charterer together with the Owner on delivery and again on redelivery of the Vessel.

11.2         The Charterer and the Owner, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, water and unbroached provisions, paints, oils, ropes and other consumable stores in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively.

12.                               GENERAL UNDERTAKINGS OF THE CHARTERER

12.1         The Charterer shall:

12.1.1      permit the Owner to inspect and take copies of the Vessel’s logbooks, when so required by it in writing;

12.1.2      obtain and maintain in force, and promptly furnish certified copies to the Owner of, all licences, authorisations, approvals and consents which may from time to time be necessary or desirable for the continued due performance of its obligations under this Charter or which may be required for the validity, enforceability or admissibility in evidence of this Charter, and the Charterer shall in all respects comply with the terms of the same;

12.1.3      promptly furnish the Owner, when so required by it in writing, with all such information regarding the employment, position and engagements as the Owner may reasonably require.

12.2         The Charterer shall notify the Owner immediately upon becoming aware of the same by email or telefax (thereafter confirmed by letter) of:

12.2.1      any accident to the Vessel or incident which is or is likely to involve repair costs in excess of US$***** (***** United States Dollars);

12.2.2      any requirement or recommendation made by any insurer or Classification Society, or by any competent authority, which is not complied with within any time limit imposed by such insurer, Classification Society or authority.

13.                               MAINTENANCE, MANAGEMENT AND OPERATION

13.1         Subject as provided in this Charter, the Vessel shall during the Charter Period be in the full possession and at the absolute disposal for all purposes of the Charterer and under its full control in every respect.

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13.2         The Charterer shall carry out on a continuous basis all maintenance, overhauls, replacements and repairs necessary to the Vessel in accordance with good and prudent shipowning practice for LNG vessels, and shall maintain the Vessel in such condition generally so as to comply with all applicable laws, regulations and requirements to which the Vessel and the Master, officers and crew may be subject from time to time.

13.3         The Charterer shall maintain the Vessel with the classification Det Norske Veritas +1A1 Tanker for Liquefied Gas, Ship Type 2G (163°, 500Kg/M³, 0.25 bar), NAUTICUS (Newbuilding), EO, W1-OC, ICS, LCS (SID) at all times and shall not change the Classification Society of the Vessel without the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed).

13.4         Without limiting Clauses 13.2 and 13.3, the Charterer shall at its own expense maintain in force for the Vessel all safety, radio, load line and other certificates whatsoever and all licences and permits in relation to the Vessel which may from time to time be prescribed by any applicable law or regulation.

13.5         The Charterer shall promptly pay all tolls, dues and other outgoings whatsoever in respect of the Vessel, and shall furnish satisfactory evidence to the Owner that the wages and allotments, and the insurance and pension contributions in respect of the Master and crew, are being regularly paid, that all deductions from crews’ wages on account of tax and/or social security contributions have been properly made and accounted for to the relevant authorities and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

13.6         The Charterer shall submit the Vessel regularly to such periodical or other surveys as may be required for classification purposes and supply the Owner promptly with copies of all survey reports and class certificates issued in this respect.

13.7         The Charterer shall drydock the Vessel and clean and paint her underwater parts whenever the same may be necessary but on average once every ***** after delivery and otherwise in accordance with the requirements from time to time of the Classification Society, but in any event the periods between drydocking shall not exceed *****.

13.8         The Charterer shall establish and maintain financial security or responsibility in respect of oil or other pollution damage as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay.  This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.  The Charterer shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterer’s sole expense and the Charterer shall indemnify the Owner against all consequences whatsoever (including loss of time) for any failure or inability to do so.

13.9         The Charterer shall at its own expense and by its own procurement man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required during the Charter Period and shall pay all charges and expenses of every kind and nature whatsoever incidental to its use and operation of the Vessel under this Charter, including any foreign, general, municipality and/or state taxes.

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13.10       The Charterer shall comply with all laws and regulations from time to time applicable to officers and crew of the Vessel.  The Master, officers and crew of the Vessel shall be the servants of the Charterer for all purposes whatsoever, even if for any reason appointed by the Owner.

14.                               EQUIPMENT

14.1         The Charterer shall have the use of all outfit, machinery, equipment, spare parts, appliances, furniture, fittings, furnishings and stores of the Vessel which are the property of the Owner and all substitutions, replacements and renewals of the same, provided that the same or their substantial equivalent shall be returned to the Owner on redelivery in the same good order and condition as when received, ordinary wear and tear excepted.

14.2         The Charterer shall, at its own expense, from time to time during the Charter Period substitute, replace and/or renew (as the case may be) any outfit, machinery, equipment, spare parts, appliances, furniture, fittings, furnishings and stores which shall be consumed or be so damaged or worn out as to be unfit for use.  The Charterer shall procure that all such repairs, substitutions, replacements and renewals shall be effected in such manner (both as regards workmanship and quality of materials) so as not to diminish the value of the Vessel and that title to such substitutions, replacements or renewals shall vest in the Owner.

14.3         The Charterer may, subject to the prior written consent of the Owner (which consent shall not be unreasonably withheld or delayed) and at the expense of the Charterer, at any time fit any additional equipment required to render the Vessel available for any purpose for which the Charterer may require the use or operation of the Vessel.  Subject to Clause 14.4, any additional equipment so fitted by the Charterer shall be considered to be the property of the Charterer, may at any time be removed from the Vessel by the Charterer and shall be removed upon redelivery if so required by the Owner.

14.4         The Charterer shall not be entitled to remove any additional equipment where such additional equipment was required to be fitted by the Classification Society or by any applicable law (statutory or otherwise).

15.                               DAMAGE AND FRUSTRATION

15.1         Subject to Clause 6.1, the Owner shall not be liable for any expense in repairing or maintaining the Vessel or be liable to supply a vessel or any part thereof or any equipment in lieu if the Vessel is lost or damaged or rendered unfit for use or confiscated, seized, requisitioned, restrained or appropriated or otherwise taken out of the possession or control of the Charterer.

15.2         If for any reason whatsoever the Vessel becomes inoperable or unusable, the charter hire payable in respect of the Vessel shall continue to be payable and the other obligations of the Charterer hereunder shall continue notwithstanding such loss, damage or other event unless or until the Vessel becomes a Total Loss.

16.                               ADDITIONS AND COMPULSORY LEGISLATION

16.1         During the Charter Period no material or substantial alteration shall be made to the Vessel and no existing fixed components shall be removed from the Vessel (other than in the ordinary course of repair and maintenance) without the prior written consent of the Owner unless replaced

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immediately by the same component or by a component of the like make and model to that removed or an improved or advanced version.

16.2

16.2.1      The provisions of this Clause 16.2 shall apply notwithstanding anything to the contrary contained in this Charter, and, in the case of any conflict or inconsistency between the provisions of this Clause 16.2 and any other provision of this Charter, the provisions of this Clause 16.2 shall prevail.

16.2.2      In this Clause 16.2, the expression “Change of Law” shall include the introduction, implementation, withdrawal or variation of, or any change in the interpretation or any new or different interpretation of, any applicable law, regulation, practice or concession or official directive, ruling, notice, statement of policy or practice statement by any international, supra-national, national, governmental, local, or other competent authority or agency including the Vessel’s Classification Society (whether or not having the force of law but in respect of which compliance by owners or operators of vessels similar to the Vessel is customary).

16.2.3      If, as a result of any Change of Law arising after the date of this Charter, the Vessel is required to undergo modification or alteration or the installation of additional equipment is required, and the cost of compliance with such Change of Law is likely to exceed $*****, or to take in excess of *****  beyond any period of periodical dry docking works to carry out, the Charterer shall have the option either to proceed with such works in accordance with this Clause 16.2 or to terminate this Charter forthwith.

16.2.4      The Charterer shall be entitled, by notice in writing, to terminate this Charter following the entry into full force and effect the date of this Charter of any Change of Law affecting the Vessel in respect of which the Charterer demonstrates:-

(a)           that the same has not become applicable to the Vessel by reason of her chartering by the Charterer hereunder or the chartering by the Charterer or any of its Affiliates of any other Vessel owned by any Affiliate of the Owner; and

(b)           no modification of alteration to the Vessel and/or installation of additional equipment thereon can achieve compliance; and

(c)           that their use and enjoyment of the Vessel, taking into account any alternative employment opportunities for the Vessel which are available to the Charterer and which are unaffected by such Change of Law, is in consequence materially and adversely affected.

16.2.5      If the Charterer elects to terminate this Charter it shall do so by giving notice in writing to the Owner and shall redeliver the Vessel in accordance with Clause 26.

16.2.6      To the extent that the costs (or any part thereof) of complying with any Change(s) of Law which is or are applicable to the Vessel as a British flag vessel (1) would not have arisen if the Vessel had been registered under the Liberian flag, and (2) would not otherwise need to have been incurred by the Owner or the Charterer to comply with the requirements of this Charter which apply notwithstanding or in addition to the requirements of the flag state provided that the costs of such compliance are not greater by

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reason, directly or indirectly, of the Flag State of the Vessel being the United Kingdom rather than the Republic of Liberia, those costs shall be borne exclusively by the Owner and shall be disregarded for the purpose of determining whether the limit of US$***** referred to in Clause 16.2.3 is or is likely to be exceeded.

17.                               SAFE USE

17.1         The Charterer shall not use the Vessel or permit the Vessel to be used for any purpose for which it was not designed or is not suitable or permit it to be used in contravention of any statute or regulation for the time being affecting or applying to the Vessel and, in particular, shall do or procure the doing of all such things as are necessary to comply with any obligations in relation to the Vessel imposed on the Owner or the Charterer under any enactment relating to the safe use of the Vessel.

17.2         Without prejudice to the generality of Clause 17.1, the Charterer shall take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Vessel in the Flag State and in any jurisdiction in or to which the Vessel may be employed or trade from time to time.

18.                               FLAG

18.1         The Vessel shall on the Delivery Date be registered in the name of the Registered Owner under the laws and flag of the Flag State at the Port of London and the Charterer shall provide the Owner with all such assistance as the Owner may require in obtaining and maintaining such registration and shall not during the Charter Period do or suffer anything to be done which might imperil such registration.  All registration, tonnage and other taxes, imposts, dues and payments from time to time payable in connection with obtaining and maintaining such registration shall be for the Owner’s account.

18.2         The Charterer shall, provided no Charterer’s Termination Event has occurred and is continuing, be entitled to request a change in the Vessel’s flag, and the Owner shall not unreasonably withhold or delay its consent to any such change.  It is noted that any change of the Vessel’s flag will be conditional upon the consent of the Registered Owner, the Lessee and the Approved Mortgagee being obtained, but upon the Charterer’s request the Owner shall provide all such cooperation as the Charterer may reasonably require to obtain such consent.

19.                               INSURANCES

19.1         The Vessel shall throughout the Charter Period be in every respect at the risk of the Charterer who shall bear all risks howsoever arising in respect of the Vessel, whether of navigation, operation or maintenance or otherwise.

19.2         The Charterer covenants with the Owner that throughout the Charter Period it will:

19.2.1      insure the Vessel against hull, machinery and equipment, marine and war risks (including excess risks) and against protection and indemnity risks and oil pollution liability (if appropriate) (the “Obligatory Insurances”) upon such terms as shall from time to time be approved in writing by the Owner (such approval not to be unreasonably withheld or delayed), but in any event for an amount in Dollars not less than the following (the “minimum insured value”) :

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(a)           in the case of hull, machinery and equipment, marine and war risks (including excess risks) for the amount specified as the “Charterparty Insured Values” pursuant to Schedule III of the Time Charter (or for such higher amount as the Owner may request, but subject to the condition that any additional insurance premiums payable for such increase in the insured value shall be borne by the Owner); and

(b)           the maximum amount from time to time available on normal terms from members of the International Group of P&I Associations in the case of protection and indemnity and oil pollution liability;

19.2.2      effect the Obligatory Insurances through such brokers (referred to as the “approved brokers”) and with such insurance companies, underwriters, war risks and protection and indemnity associations as shall from time to time be approved (such approval not to be unreasonably withheld or delayed) in writing by the Owner, and, if so required by the Owner (but without, as between the Owner, the Registered Owner, the Lessee and the Charterer, liability on the part of the Owner, the Registered Owner, the Lessee or the Approved Mortgagees for premiums or calls), with the Owner, the Registered Owner, the Lessee and any Approved Mortgagees for the time being named as co-assured;

19.2.3      renew all Obligatory Insurances at least fourteen (14) days before the relevant policies or contracts expire (or give the Owner evidence satisfactory to it that such Obligatory Insurances will be renewed upon their stated expiry dates) and procure that the approved brokers and any war risks and protection and indemnity association with which the Obligatory Insurances are effected, shall promptly confirm in writing to the Owner the terms and conditions of such renewal as and when the same occurs;

19.2.4      punctually pay all premiums, calls, contributions or other sums in respect of the Obligatory Insurances and produce all relevant receipts when so required by the Owner;

19.2.5      arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association for or for the continuance of the Vessel’s entry;

19.2.6      procure that a loss payable clause reflecting the terms of this Charter in such form as may reasonably be required by the Owner is endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in respect of the Obligatory Insurances of the Vessel;

19.2.7      procure that all instruments of insurance as are effected through the approved brokers in relation to the Obligatory Insurances shall be deposited with the approved brokers, and that such brokers shall furnish the Owner, the Registered Owner, the Lessee and any Approved Mortgagees with pro forma copies and a letter or letters of undertaking in such form as may be reasonably required by the Owner;

19.2.8      procure that the protection and indemnity and/or war risks associations in which the Vessel is entered shall furnish the Owner, the Registered Owner, the Lessee and any Approved Mortgagees with a certified copy of the certificate of entry for the Vessel and a letter or letters of undertaking in such form as may be reasonably required by the Owner together with a certified copy of each certificate of financial responsibility for pollution by

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oil or other substances issued by such protection and indemnity and/or war risks associations in relation to the Vessel;

19.2.9      without prejudice to the generality of Clauses 19.2.7 and 19.2.8, if any of the Obligatory Insurances form part of a fleet cover, procure that the approved brokers and (as the case may be) associations so approved shall undertake to the Owner, the Registered Owner, the Lessee and any Approved Mortgagees that they shall neither set off against any claim in respect of the Vessel any premiums or calls due in respect of other vessels or in respect of other Obligatory Insurances nor cancel any of the Obligatory Insurances by reason of non-payment of premiums or calls due in respect of other vessels or in respect of other insurances;

19.2.10    not employ the Vessel, or suffer the Vessel to be employed, otherwise than in conformity with the terms of the said Obligatory Insurances (including any express or implied warranties they contain), without first obtaining the insurers’ consent to such other employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe, or arranging for additional insurances;

19.2.11    apply all such sums receivable in respect of the Obligatory Insurances as are paid to the Charterer for the purpose of making good the loss and fully repairing all damage in respect of which such sums have been received;

19.2.12    not alter in any material respect any of the terms of any of the Obligatory Insurances which have been approved by the Owner and not make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or render any sum payable thereunder not payable in whole or in part;

19.2.13    not without the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed) settle, compromise or abandon any claim under the Obligatory Insurances for a Total Loss or a Major Casualty;

19.2.14    make all such quarterly or other voyage declarations as may from time to time be required by the protection and indemnity risks association in order to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990) and promptly deliver to the Owner copies of all such declarations.

19.3         The Charterer shall procure that the policies in respect of the Obligatory Insurances shall, in each case, be endorsed to the effect that (subject always to the rights of any Approved Mortgagees):

19.3.1      payment of a claim for Total Loss of the Vessel shall be made to the Registered Owner whom the Owner shall procure upon receipt thereof shall apply the same in accordance with Clause 20.6;

19.3.2      payment of a claim for any Major Casualty to the Vessel shall be made to the Registered Owner or the Lessee (as the case may be), but so that, unless and until the Owner (following the occurrence of a Charterer’s Termination Event) directs to the contrary (whereupon all obligatory insurance recoveries in respect of any such claim shall be

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payable to the Registered Owner or the Lessee (as the case may be) and be applied in accordance with Clause 20.6):

(a)           the Owner shall procure that the payment so received by the Registered Owner or the Lessee (as the case may be) shall be paid over to the Charterer upon the Charterer furnishing evidence satisfactory to the Owner (who shall furnish the same to the Registered Owner or the Lessee (as the case may be) that all loss and damage resulting from the casualty has been or will be properly made good and repaired and that all repair accounts and other liabilities whatsoever in connection with the casualty have been or will be fully paid and discharged by the Charterer; and

(b)           the insurer with whom the hull, machinery and equipment marine risks insurances are effected may in the case of a Major Casualty, with the prior consent in writing of the Registered Owner or the Lessee (as the case may be) (which the Owner shall procure), make payment on account of repairs in the course of being effected;

19.3.3      payment of a claim which is not for a Total Loss or a Major Casualty shall, unless and until the Owner shall (following the occurrence of a Charterer’s Termination Event) direct to the contrary (whereupon all obligatory insurance recoveries in respect of any such claim shall be payable to the Registered Owner and be applied in accordance with Clause 20.6), be made to the Charterer who shall, as agent for the Owner, apply the same in or towards making good the loss and fully repairing all damage in respect of which such payment shall have been made.

19.4         The provisions of this Clause 19 and of Clause 20 shall not apply to any additional insurance cover effected by the Owner and/or the Registered Owner and/or the Lessee and/or the Charterer for their own account and benefit, provided that such cover shall only be effected if and to the extent that the Obligatory Insurances effected by the Charterer pursuant to this Clause 19 so permit.  The Owner (both for itself, the Registered Owner and the Lessee) and the Charterer, as the case may be, shall promptly furnish the other with particulars of any additional insurance effected, including copies of any cover notes or policies, and the written consent of the insurers for the Obligatory Insurances required to be maintained by the Charterer under this Clause 19 in any case where the consent of such insurers is necessary.

19.5         If at any time the Charterer shall fail to comply with any of the provisions of this Clause 19, then (without prejudice to its rights under Clause 23) the Owner shall be at liberty either (a) to procure such insurance and/or entries in a war risks association or protection and indemnity risks association and/or associations and to pay any outstanding premiums or calls (as the case may be) in accordance with such provisions (on the basis that the Charterer shall be obliged promptly to reimburse any such cost), or (b) at any time whilst such failure is continuing to require the Vessel to remain in port, or (as the case may be) to proceed to and remain at a port or other place designated by the Owner, until such time as such provisions are fully complied with.

20.                               LOSS, DAMAGE AND REQUISITION

20.1         For the purposes of this Charter, “Total Loss” shall mean:

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20.1.1      actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a requisition for hire; or

20.1.2      Compulsory Acquisition unless the Vessel is released therefrom and returned to the possession of the Charterer, and ownership of the Registered Owner, within one (1) month of the occurrence thereof; or

20.1.3      any hijacking, theft, confiscation, forfeiture, seizure, condemnation, capture, restraint or disappearance of the Vessel unless the Vessel is released therefrom, and returned to the possession of the Charterer, and ownership of the Registered Owner, within one (1) month of the occurrence thereof; or

20.1.4      if the insurers do not admit a claim for an actual or constructive total loss, a total loss subsequently adjudged by a final order or final award given by a competent court of law or arbitration tribunal.

20.2         For the purpose of ascertaining the date of the Total Loss:

20.2.1      an actual Total Loss of the Vessel (referred to in Clause 20.1.1) shall be deemed to have occurred at noon Greenwich Mean Time (“GMT”) on the actual date that the Vessel is lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred at noon GMT on the date on which it is acknowledged by the insurers to have occurred;

20.2.2      a constructive, compromised, agreed or arranged Total Loss of the Vessel (referred to in Clause 20.1.1) shall be deemed to have occurred at noon GMT on the date that notice claiming such a Total Loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at noon GMT on the date on which a Total Loss is subsequently admitted by the insurers or adjudged by a competent court of law or arbitration tribunal to have occurred.   Either the Owner or, with the prior written consent of the Owner, the Charterer shall be entitled to give notice claiming a constructive Total Loss but prior to the giving of such notice there shall be consultation between the Charterer and the Owner and the party proposing to give such notice shall be supplied with all such information as such party may request;

20.2.3      such Total Loss as is described in Clause 20.1.2 and 20.1.3 shall be deemed to have occurred at noon GMT on the first day following the end of the one (1) month period specified;

20.2.4      an adjudged Total Loss of the Vessel (referred to in Clause 20.1.4) shall be deemed to have occurred at noon GMT on the date the final order or final award is made.

20.3         The Charterer shall notify the Owner forthwith by fax or email (thereafter confirmed by letter) upon becoming aware of any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss.

20.4         If the Vessel shall become a Total Loss, the Charterer’s obligation to pay hire under this Charter shall terminate immediately on the date of the Total Loss and, subject to Clause 22, the Charterer shall have no further liability under this Charter, save for the payment of any amounts accrued due and unpaid by it.  Any hire paid in advance shall be adjusted accordingly.  Without prejudice to the generality of the foregoing but for the avoidance of doubt, notwithstanding anything to the

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contrary in Clause 22.1, 22.2 and 22.4 upon a Total Loss the Charterer shall have no liability whatsoever to the Owner for any claim in respect of the early termination of this Charter or, save in accordance with Clause 22.3, otherwise for the loss of the Vessel.

20.5         The Owner shall, and shall use all reasonable efforts to procure that the Registered Owner and the Lessee shall, upon the request of the Charterer promptly execute and deliver such documents as may be required to enable the Charterer to abandon the Vessel to the insurers and to claim a constructive Total Loss.

20.6         Moneys recoverable:

(a)           under the Obligatory Insurances effected by the Charterer pursuant to Clause 19, or by way of other compensation, in respect of a Total Loss of the Vessel; and

(b)           under the Obligatory Insurances effected by the Charterer pursuant to Clause 19 in respect of any other claim (whether relating to a Major Casualty or otherwise) which by virtue of Clause 19.3 are payable to the Registered Owner, the Owner or the Lessee (as the case may be) after the occurrence of a Charterer’s Termination Event;

shall be paid to, and be held by, the Registered Owner or the Lessee (as the case may be) (subject to the rights of any Approved Mortgagee), which the Owner shall use reasonable efforts to procure shall apply the same, in the first place, to pay or make good all costs, expenses and liabilities whatsoever incurred by the Registered Owner or the Lessee (as the case may be) in or about or incidental to the recovery of such moneys, and the balance shall be applied as follows:

FIRST,  in payment of any hire or other moneys whatsoever due and owing to the Owner under this Charter up to the date of receipt of such proceeds;

SECOND,  (subject to the Registered Owner (or, as the case may be, the Approved Mortgagee) having received, in the case of a Total Loss, an amount equal to the minimum insured value applicable as at the date of the Total Loss) the balance shall be paid to the Charterer or to any other person who shall be entitled thereto.

20.7         If the Vessel is requisitioned for hire by any governmental or other competent authority during the Charter Period then:

20.7.1      unless and until the Vessel becomes a Total Loss following such requisition, the letting and hiring of the Vessel under this Charter shall continue in full force and effect (subject always to the non-occurrence of any event entitling the Owner to terminate this Charter) for the remainder of the Charter Period and the Charterer shall remain fully responsible for the due compliance with all its obligations under this Charter other than such obligations as the Charterer is unable to comply with solely by virtue of such requisition; and

20.7.2      if the Charterer shall duly comply with all its obligations under this Charter and no Charterer’s Termination Event shall have occurred and be continuing, save as provided in Clause 20.7.1, the Charterer shall during the Charter Period be entitled as between the Owner and the Charterer to all requisition hire paid to the Owner or to the Charterer by such governmental or other competent authority or by any person acting by the authority

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of the same on account of such requisition, provided that the Owner shall be entitled to retain from amounts so to be paid to the Charterer (and apply any sums so retained in or towards discharge of) sums equal to any and all amounts which are then or which will within thirty (30) days become due to the Owner under this Charter; and

20.7.3      the Charterer shall as soon as practicable after the end of the requisition for hire procure that the Vessel is put into the condition required by this Charter; and

20.7.4      the Owner shall be entitled to all compensation payable by the relevant governmental or other competent authority, or by any person acting by the authority of the same, in respect of any change in the structure, state or condition of the Vessel arising during the period of requisition for hire and, if the compensation is (in the opinion of the Owner) sufficient to compensate the Owner for the change in structure, state or condition of the Vessel, and to cover the costs of restoring the Vessel, the Charterer shall be excused from its obligation to restore the Vessel to its former structure, state or condition.

21.                               TITLE AND ENCUMBRANCES

21.1

21.1.1      The Vessel shall at all times following delivery be the sole and exclusive property of the Registered Owner and the Charterer shall have no right or interest in or to the Vessel except to the quiet possession, use and enjoyment of the same upon the terms and conditions of this Charter.

21.1.2      Notwithstanding anything to the contrary contained in this Charter, if by reason of any act, omission or default of the Owner, the Registered Owner or the Lessee (unless brought about by any act, omission or default of the Charterer) the Charterer is deprived of the quiet possession, use and enjoyment of the Vessel for any period exceeding ***** or for *****, the Vessel shall be off hire until such time as the quiet possession, use and enjoyment of the Vessel is restored to the Charterer.

21.1.3      The Owner shall at all times indemnify and keep the Charterer indemnified against any debts, damages and liabilities whatsoever which the Owner, the Registered Owner or the Lessee may from time to time be liable to pay, discharge or secure (except to the extent that the same are the responsibility of the Charterer under this Charter) and which have given rise to maritime or possessory liens on or claims enforceable against the Vessel which interfere with the Charterer’s quiet possession, use and enjoyment of the Vessel, in default of which the Charterer shall be entitled to deduct the amount of any such debt, damages or liability, together with interest thereon at the Default Rate, from the payments of hire falling due under this Charter.

21.1.4      The provisions of this Clause 21.1 shall be without prejudice to any claim that the Charterer may have against the Owner for any losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature suffered or incurred by the Charterer as a result of any breach of the Owner’s warranty in Clause 21.1 or as a result of the Charterer being deprived of the quiet possession, use and enjoyment of the Vessel for any period (and whether or not the Charterer is entitled to place the Vessel off hire) by reason of any act, omission or default of the Owner, the

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Registered Owner or the Lessee (unless brought about by any act, omission or default of the Charterer).

21.2         The Charterer shall take all steps which may be necessary to safeguard the title and rights of the Owner, the Registered Owner, the Lessee and any Approved Mortgagee in the Vessel and in particular (but without limitation):

21.2.1      will place, and at all times and places retain a properly certified copy of this Charter, and of any Approved Mortgage, on board the Vessel with her papers, cause each such certified copy and such papers to be exhibited to any and all persons having business with the Vessel which might give rise to any lien on it, other than liens for crew’s wages and salvage, and to any representative of the Owner, the Registered Owner, the Lessee and any Approved Mortgagee;

21.2.2      will keep prominently displayed in the chart room and in the Master’s cabin of the Vessel a framed notice in plain type reading as follows:

21.2.3      “This Vessel is the property of [name of Registered Owner] [and is subject to a [first priority mortgage and deed of covenants] [first preferred mortgage] in favour of [name of Approved Mortgagee(s)].  It is under charter to [name of Lessee] and under sub-charter to [name of Owner] and under sub-sub-charter to [name of Charterer] and by the terms of the Sub-Sub-Charter neither the Charterer nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever other than for crew’s wages and salvage.”;

21.2.4      will promptly pay and discharge or secure all debts, damages and liabilities whatsoever which the Charterer shall have been called upon to pay, discharge or secure and which have given, or may give, rise to maritime or possessory liens on or claims enforceable against the Vessel, and in the event of arrest of the Vessel pursuant to legal process, or in the event of her detention in exercise or purported exercise of any such lien as aforesaid, will procure the release of the Vessel from such arrest or detention as soon as practicable upon receiving notice of the same by providing bail or otherwise as the circumstances may require;

21.2.5      will not pledge the credit of the Owner, the Registered Owner or the Lessee for any maintenance, service, repairs, drydocking or modifications to the Vessel or for any other purpose whatsoever; will not sell or hypothecate or purport to sell or hypothecate or execute a bill of sale of the Vessel or any interest therein or create or suffer to exist any Encumbrance over the Vessel (other than a Permitted Encumbrance);

21.2.6      will not knowingly do or permit to be done any act or thing which might jeopardise the rights of the Owner, the Registered Owner, the Lessee or any Approved Mortgagee in the Vessel and will not knowingly omit to do or permit to be omitted to be done any act or thing which if done might jeopardise or prejudice the rights of the Owner, the Registered Owner, the Lessee or any Approved Mortgagee in the Vessel;

21.2.7      will not knowingly do anything which may result in the Vessel being confiscated, seized, requisitioned, taken in execution, impounded or otherwise taken from the possession of the Charterer and in the event of any such confiscation, requisition, seizure, impounding

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or taking, the Charterer will use its best endeavours to procure an immediate release of the Vessel therefrom; and

21.2.8      will duly pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges levied upon the Vessel prior to the date on which penalties are attached thereto.

22.                               COSTS AND INDEMNITY

22.1         During the Charter Period the Charterer shall at its own expense and by its own procurement, if and whenever required by this Charter:

22.1.1      man, victual, navigate, operate, insure, supply, fuel and repair the Vessel;

22.1.2      pay promptly all costs, charges and expenses arising, during or in respect of the Charter Period, from the possession, management, control, chartering, sub-chartering, navigation, victualling, fuelling, manning, supply, insurance, use, operation, laying-up or storage of or loss of or damage of the Vessel or any part thereof or from any maintenance, service, modification, repair, classification or overhaul of, or otherwise in connection with, the Vessel or any part thereof and otherwise howsoever in connection with the Vessel; and

22.1.3      in the event of any claim being made against the Owner, the Registered Owner or the Lessee for payment or any such amounts as are referred to in this Clause 22.1, promptly produce evidence to the Owner of the due payment thereof.

22.2         The Charterer agrees at all times to indemnify and keep indemnified the Owner, the Registered Owner and the Lessee against:

22.2.1      any costs, charges or expenses which the Charterer has agreed to pay under this Charter and which shall be claimed or assessed against or paid by the Owner, the Registered Owner and the Lessee;

22.2.2      all losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature suffered or incurred by the Owner, the Registered Owner or the Lessee (otherwise than arising from any breach by the Owner of any provision of this Charter or from the wilful misconduct or negligence of the Owner, the Registered Owner or the Lessee) in consequence of the Vessel becoming a wreck or obstruction to navigation;

22.2.3      all claims arising directly or indirectly in connection with any vessel (other than the Vessel) in the actual or disponent ownership of the Charterer.

22.3         If upon a Total Loss of the Vessel the Registered Owner is unable to recover the minimum insured value under the Obligatory Insurances or the amount of recovery thereunder is diminished and such inability or diminution results from any non-disclosure, misrepresentation, or breach of the terms of any such Obligatory Insurances, the Charterer shall indemnify the Registered Owner for the amount by which the sum which would, but for such disablement, have been recoverable under such insurances, has been diminished.

22.4         All monies payable by the Charterer under this Clause 22 shall be paid on demand.

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22.5         The Owner shall notify the Charterer, as soon as practicable after the Owner becomes aware thereof, of any claim, demand or action made or taken against the Owner, the Registered Owner or the Lessee which is likely to give rise to any such loss, liability or expense as is described in this Clause 22.  The Charterer shall have the option to settle such claim, demand or action or to assume the defence thereof, including the employment of legal advisers, subject to the payment by the Charterer of all reasonable costs and expenses (including legal fees) and on terms that the Owner is kept fully informed as to the conduct and progress in such action.  If the Charterer has assumed the defence of such action, the Charterer shall not agree the settlement of such action without the prior consent of the Owner and/or the Registered Owner and/or the Lessee, such consent not to be unreasonably withheld or delayed.  If the Charterer shall not exercise its option pursuant to this Clause 22.5, then the Owner, the Registered Owner or the Lessee (as the case may be) shall be entitled to defend such action and the Charterer shall indemnify it in respect of all costs and expenses (including legal fees) incurred by it in connection therewith.

23.                               CHARTERER’S TERMINATION EVENTS

23.1         Each of the following events shall be a Charterer’s Termination Event for the purposes of this Charter:

23.1.1      if the Charterer fails to make any payment of hire or other moneys due under this Charter on its due date and such failure is not remedied as provided for under Clause 8.4.1;

23.1.2      if the Charterer fails to observe or perform any material provision of this Charter relating to the Obligatory Insurances which the Charterer is obliged to maintain, and such default is remediable and is not remedied within five (5) Banking Days after the Owner, by written notice to the Charterer, requires the same to be remedied;

24.                               OWNER’S RIGHTS

24.1         A Charterer’s Termination Event shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Charterer under this Charter or an agreed terminating event the occurrence of which will (in any such case) entitle the Owner thereupon and at any time thereafter so long as the same shall be continuing to take any one or more of the actions specified in Clause 24.2.

24.2         Upon the occurrence of a Charterer’s Termination Event which is continuing, the Owner may:

24.2.1      proceed by appropriate court action or actions to enforce performance of this Charter and/or to recover damages for the breach thereof; and/or

24.2.2      by notice to the Charterer, declare the Charterer to be in default and terminate the letting and hiring of the Vessel under this Charter and withdraw the Vessel from the service of the Charterer on such date as the Owner may specify (which shall be not less than thirty (30) days from the date of such notice), in which event:

(a)           the Vessel shall no longer be in the possession of the Charterer with the consent of the Owner from the date specified in such notice;

(b)           the Charterer shall, at the Charterer’s expense, redeliver the Vessel on the date specified in such notice and in the manner and condition required by this Charter;

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(c)           without prejudice to the Charterer’s obligation under (b) above, the Owner shall be entitled, without legal process (or any obligation to institute legal process), to retake the Vessel (wherever she may be) together with all outfit, machinery, equipment, spare parts, appliances, furniture, fittings, furnishings, consumable stores, unused lubricating oils and bunkers on board the Vessel irrespective of whether the Charterer, any sub-charterer or any other person/s are in possession of the Vessel, and for that purpose the Owner or its agent may enter upon any dock, pier or other premises where the Vessel may be, and the Charterer agrees to indemnify the Owner for any liability, damages, costs or expenses whatsoever caused or incurred thereby.

25.                               OWNER’S TERMINATION EVENT

25.1         It shall be an Owner’s Termination Event for the purpose of this Charter if by reason of any act, omission or default of the Owner, the Registered Owner or the Lessee (unless brought about by any act, omission or default of the Charterer) the Charterer is deprived of the quiet possession, use and enjoyment of the Vessel for any period exceeding ***** or for *****.

25.2         Upon the occurrence of an Owner’s Termination Event the Charterer shall be entitled thereupon and at any time thereafter so long as the same shall be continuing, to terminate this Charter by giving notice in writing to the Owner to that effect and the provisions of Clause 26.1 shall apply.

26.                               REDELIVERY

26.1         If Clause 16.2.5 or Clause 24.2 or Clause 25.2 is applicable, the Charterer shall redeliver the Vessel to the Owner safely afloat, at such safe and ice-free port or place as the Charterer may notify to the Owner.  The Charterer shall give the Owner not less than twenty one (21) running days’ preliminary notice and not less than fourteen (14) days’ definite notice of the expected date and port of redelivery.  Any change thereafter in the Vessel’s position shall be notified immediately to the Owner. Where Clause 25.2 is applicable and the Vessel is under arrest or detention by reason of an Owner’s Encumbrance, the Charterer may redeliver the Vessel at the location of her arrest or detention and the periods of notice referred to above shall be shortened to fourteen (14) running days’ notice and seven (7) definite days’ notice.

26.2         Subject to Clause 26.3, the Vessel shall on redelivery:

26.2.1      be redelivered in good order and condition consistent with fair wear and tear and with the characteristics and age of the Vessel; and

26.2.2      (unless otherwise agreed in writing) maintain the classification specified in Clause 13.3 with the Classification Society.

26.3         Where the Vessel is redelivered by the Charterer upon its terminating this Charter pursuant to Clause 25.2, the Charterer shall not be obliged to carry out all or any of the works or repairs necessary to ensure that the Vessel complies with the requirements of Clause 26.2 and shall be entitled at its option to redeliver the Vessel in her “as is” condition at the time of delivery.

27.                               APPROVED MORTGAGEES

27.1         The Owner warrants that both before and during the Charter Period the Vessel shall not be subject to any mortgage other than such as are permitted by the terms of the Time Charter and further

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warrants that during the Charter Period the Vessel shall not be subject to any other Owner’s Encumbrance.  Any such mortgage (and the accompanying deed of covenants, where applicable) shall be deemed to be an “Approved Mortgage” for the purpose of this Charter and each mortgagee thereunder shall be deemed to be an “Approved Mortgagee”.

28.                               SALVAGE

28.1         All salvage and towage and all proceeds from derelicts shall, subject to the Owner’s prior right to retain from the same any sums which may be due from the Charterer to the Owner under this Charter, be for the Charterer’s benefit and the cost of repairing damage or discharging liabilities occasioned thereby shall be borne by the Charterer.

29.                               GENERAL AVERAGE

29.1         General Average, if any, shall be adjusted according to the York-Antwerp Rules 1974 or any subsequent modification thereof current at the time of the casualty.  The hire shall not contribute to General Average.

30.                               BILLS OF LADING

30.1         The Charterer is to procure that all bills of lading issued for carriage of goods under this Charter shall contain a Paramount Clause incorporating any legislation relating to the carrier’s liability for cargo compulsorily applicable in the trade.  If no such legislation exists, the bills of lading shall incorporate the English Carriage of Goods by Sea Act 1971.  The bills of lading shall also contain the amended New Jason Clause and the Both-to-Blame Collision Clause.

30.2         The Charterer shall indemnify the Owner against all consequences of liabilities arising from the Master, officers or agents signing bills of lading or other documents.

31.                               ASSIGNMENT

31.1         This Charter shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

31.2         The Charterer shall be entitled to novate this Charter on the same terms as apply under clause 64 of the Time Charter.

31.3         The Charterer may not sub-demise the Vessel except with the prior written consent of the Owner, which consent shall not be unreasonably withheld.  Notwithstanding any such sub-demise, the Charterer shall always be responsible to the Owner for the due fulfilment of this Charter.

31.4         The Owner may assign all or any of its rights and benefits under this Charter to any Approved Mortgagee, but shall not otherwise assign or transfer any of its rights or obligations under this Charter except with the Charterer’s prior written consent (such consent not to be unreasonably withheld in the case of an assignment of rights).

32.                               MISCELLANEOUS

32.1         If at any time one or more of the provisions of this Charter is or become invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity,

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legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

32.2         This Charter may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

32.3         The termination or expiry of this Charter shall not affect the right of either party to recover damages for any earlier breach of this Charter occurring prior to the termination or expiry thereof or to recover any sum otherwise due to it under the terms of this Charter and shall be without prejudice to any right or remedy to which it may be entitled.

32.4         Notwithstanding any other provision of this Charter, neither the Charterer nor the Owner shall be liable to each other for any indirect, consequential or special loss or damage (“Consequential Loss”) arising out of breach of this Charter.  Consequential Loss within the meaning of this Clause shall not include any hire, freight or demurrage to be derived from any sub-charter, contract of affreightment or other employment of the Vessel by the Charterer but otherwise shall include (but shall not be limited to) any loss of business opportunity, earnings, income or profits incurred, whether directly or indirectly, and whether by the parties hereto or any other party whatsoever in consequence of any breach of the terms of this Charter.  The Charterer shall indemnify, defend and hold harmless the Owner from any liability to the Charterer and its Affiliates in respect of Consequential Loss sustained by the Charterer and its Affiliates arising by reason of the Owner’s breach of this Charter and the Owner shall indemnify, defend and hold harmless the Charterer from any liability to the Owner and its Affiliates in respect of Consequential Loss sustained by the Owner and its Affiliates arising by reason of the Charterer’s breach of this Charter, provided however that such indemnity shall not encompass any liability of the Charterer to any Affiliate of the Owner arising out of physical damage caused by the Vessel or economic loss flowing from such physical damage.

32.5         The provisions of Clause 32.4 hereof shall apply regardless of negligence or breach of duty in whatever form on the part of either the Charterer or the Owner or their respective Affiliates.

33.                               NOTICES

33.1         Whenever written notices are required to be given by either party to the other party, such notices shall be sent by telex or fax or registered mail or airmail to the following addresses:

Notice to Owner:

Golar LNG Limited
Bryggegata 3,
P.O. Box 1327,
Vika, N-0012,
Oslo, Norway.

Telefax No:	+47 23 11 4040
Attn:	Executive Vice President

With copy to:-

Golar Management (UK) Limited

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30 Marsh Wall
London, E14 9TP,
England.

Telefax No:	+44 (0)207 517 8601
Attn:	Managing Director

Notice to Charterer:

Methane Services Limited
100 Thames Valley Park Drive,
Reading,
Berkshire,
RG6 1PT,
United Kingdom.

Attn:	Mr Amrit Bhat
Telefax No:	+44 (0)118 929 3475

or to such other addresses as the parties may respectively from time to time designate by notice in writing.

33.2         Any notice required under this Charter to be given in writing shall be deemed to be duly received only:

33.2.1      in the case of a telex or fax at the time of transmission recorded on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day there;

33.2.2      In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

33.3         The Charterer may rely upon any notice, instruction or other communication sent by the Owner and shall be under no obligation to enquire whether or not it has been approved or consented to by the Registered Owner or requires the approval or consent of the Registered Owner.

34.                               COMMISSION

The Owner shall pay commission to Poten & Partners of one and one quarter per cent (1.25%) of the actual amount of hire payable under the Charter and on any extension thereof.  Commission shall be deducted from hire and, as and when hire is paid during this Charter, the commission so deducted shall be paid directly by the Charterer to Poten & Partners. The deduction of commission by the Charterer shall amount to full satisfaction of the Owner’s obligation to pay commission.

35.                               THIRD PARTIES

The provisions of Clauses 19, 20, 21 and 22 (the “Provisions”) are made for the benefit of the Registered Owner and the Lessee and, accordingly, the parties named as Registered Owner and

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Lessee may in their own right enforce those provisions in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 but only for so long as they respectively remain the registered owner of the Vessel and head bareboat charterer of the Vessel from the Registered Owner and provided that the Charterer and the Owner shall be entitled to rescind, vary, amend or replace the provisions of this Charter (including the Provisions) without the consent of the Registered Owner and/or the Lessee.  Subject to the foregoing, no third party shall have any rights under this Charter pursuant to the Contracts (Rights of Third Parties) Act 1999.

36.                               LAW AND ARBITRATION

36.1                           This Charter shall be governed by and construed in accordance with English law.

36.2                           All disputes or differences arising out of or under this Charter shall be referred to arbitration in London.

Unless the parties agree upon a sole arbitrator, one arbitrator shall be appointed by each party. In the case of an arbitration on documents only, if the two arbitrators so appointed are in agreement their decision shall be final.  In all other cases the arbitrators so appointed shall appoint a third arbitrator and the reference shall be to the three-man tribunal thus constituted.

If either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place.

If one party fails to appoint an arbitrator, whether originally or by way of substitution for two weeks after the other party, having appointed his arbitrator, has (by telex, fax or letter) called upon the defaulting party to make the appointment, the President for the time being of the London Maritime Arbitrators’ Association shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had been appointed in accordance with the terms of the agreement.

The rules of the London Maritime Arbitrators’ Association current at the time when the arbitration proceedings are commenced shall apply to any arbitration arising in connection with this Charter.

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AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNED for and on behalf of	)
GOLAR 2215 UK LTD.	)
by	)
its duly authorised	)
in the presence of	)

SIGNED for and on behalf of	)
METHANE SERVICES LIMITED	)
by	)
its duly authorised	)
in the presence of	)

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SCHEDULE VII

OPERATION AND MAINTENANCE PROTOCOL

The provisions of this Operational and Maintenance Protocol (“Protocol”) are supplementary to the provisions of the Charter. Nothing in this Protocol shall detract from the obligations on Owners under the Charter and in the event of any conflict between this Protocol and the terms of the Charter the terms of the Charter shall prevail.

The vessel shall always be operated and maintained in accordance with the first class international standards for LNG vessels.  These standards shall include, without limitation, that:

•                  The vessel is always manned, operated and maintained in a safe and prudent manner to minimise the risk of accidents;

•                  the maintenance and operation of the vessel shall be thorough and proactive and not based merely on the minimum standards required by the vessel’s flag state and classification society but to the highest standards applicable in the shipping and LNG industry;

•                  the operator agrees to maintain membership in the Society of International Gas Tankers and Terminal Operators Association (SIGTTO) and to abide by all guidelines and recommendations applicable to the safe and reliable operation of LNG vessels made by this industry association;

•                  the vessel shall be maintained and refurbished and where necessary restored to ensure the safe, reliable, and efficient transportation of LNG for a minimum 40 year trading life.

Other than for Owner scheduled maintenance periods, the Charterer expects the vessel to be available for the safe and efficient transportation of LNG a minimum of 99.4% of the time throughout the time charter period. The Owner should put in place a robust and comprehensive vessel management system designed to meet this availability objective.

The Owners shall take the necessary steps to promote a culture of safety awareness, compliance with established procedures, and non-conformance reporting to facilitate continuous improvement throughout the organization including all crewmembers onboard the vessel.

Owners are required to participate in BG Group’s Health, Safety and Environmental Policy and Performance through 14 Point Profiling system in place from time to time (together the “Policy”) (copies of which are attached hereto as Appendix A). The performance indicators set out in the 14 Point Profiling system identified in the Policy, attached as part of Appendix A, shall be incorporated into the Owners’ Operational and Maintenance Programme pursuant to Clause 1.1(f) in so far as such performance indicators are appropriate to a ship operating company and to the extent that this does not conflict with Owners’ own ISM requirements.  Following receipt by Charterers of Owners’ Operational and Maintenance Programme, Owners and Charterers will discuss the further application of the Policy.

Crewing

The Owners agree that having a well-trained and qualified vessel crew and shoreside support staff, well versed in LNG vessel operations and management, is the foundation of a safe, reliable, and efficient LNG vessel operation.

•                  Owners are required to arrange for all Deck Officers, including the Master, to attend Bridge Team Management Training at one of the internationally recognized training centers.  This training should be repeated every two and a half years of sea service.

•                  Owners are required to ensure that all Masters have attended a ship handling simulator-training course applicable for the type of vessel in use for LNG transportation. The training should be repeated at a minimum of every two and a half (2.5) years of sea service.

•                  In addition to the requirements of Schedule I of the Charterparty, all senior operational positions (Master, Chief Engineer, Chief Mate, and Cargo Engineer) on board should have a minimum of three (3) years of sea time (time onboard) experience onboard LNG Carriers in any position and a minimum of two (2) years sea time on a Golar LNG operated LNG ship in the position directly below the senior operational position they will assume.  All senior operational positions should receive a minimum of two (2) weeks vessel familiarization and specific operational training, with a training scope appropriate to their position, prior to embarking onboard the vessel for the first time.

•                  All officers and licensed staff on board require, as a minimum, specific training on the hazards and unique operational aspects associated with LNG carriers. Basic LNG specific training is also required of unlicensed crewmembers. Owners to document what special LNG ship operations training is provided to unlicensed crewmembers prior to their employment on the LNG carrier.

•                  All crew are required to be properly qualified and certificated in accordance with the IMO Standards of Training, Certification and Watch keeping for Seafarers (STCW), 1995, as amended, and in compliance with an Owners specified minimum required qualifications for shipboard personnel, a copy of which should be provided to Charterers.

•                  Owners should provide to Charterers copies of all newly appointed senior officers’ certification and details of experience prior to their embarkation onboard the vessel. At the beginning of the Charter period, charterer has the right to review and verify the qualifications of all LNG vessel officers. Charterers shall be given the opportunity to approve the certificates and experience of all officers a reasonable period prior to the vessel’s first voyage (but not any subsequent voyage), and shall have discretion to reject any such officer. Charterers’ approval shall not be unreasonably withheld or delayed.

•                  Procedures shall be put in place in the ship’s Safety Management System clearly documenting who is responsible for the ship’s LNG Cargo System including cargo transfer operations.  The responsibilities and interface between the Chief Mate and Cargo Engineer shall be clearly defined.  The Owners shall identify and document the qualifications of a Person In Charge (PIC) of the Cargo Transfer Watch.  These qualifications shall be made available to the Charterer upon request.  A training program should be established and documented for junior officers to allow them to meet the qualifications of the PIC of the Cargo Transfer Watch.  This program should include some mechanism for competency assessment either on a cargo simulator or under supervised conditions during an actual cargo transfer onboard the vessel.

•                  The Owner shall establish, as a minimum, the following policies and should ensure that all officers and crew are fully conversant and comply with these policies:

•                  Safety Policy

•                  Health Policy

•                  Environmental Policy

•                  Quality of Service Policy

•                  Operations Policy

•                  Navigation Policy

•                  Drug and Alcohol Policy

•                  The Owner shall ensure that all seafarers undergo a medical examination, which shall include a drug and alcohol test  annually. On completion of a satisfactory medical examination a certificate shall be issued which shall remain valid for the period that the seafarer is onboard the vessel. A suitable random drug testing program shall be implemented either directly onboard the vessel or by an outside contractor to deter the use of illegal drugs and controlled substances by crewmembers while onboard the vessel.

•                  The organization employed by the owner to provide manning to the vessel shall be engaged through a contract, which shall stipulate the owner’s minimum requirements.

•                  At intervals not exceeding ***** years the owner shall ensure that the organization providing the manning of the vessel is audited by a qualified auditor for compliance with the owners minimum requirements.  Copies of the audit report, non-compliances and corrective actions shall be provided to Charterers.

•                  Owners shall implement a system that interrogates and confirms officer’s qualifications and fitness for duty prior to joining the vessel.

•                  The Owner shall keep a minimum number of officers employed onboard the vessel during drydock overhaul periods for inspection and quality assurance purposes.  As a minimum these people shall include all Licensed Engineering Officers and the Chief Officer.

Maintenance

•                  A Master Maintenance Plan shall be developed for the vessel and approved by the Charterers providing the latter’s approval does not conflict with the vessel’s Class or Flag requirements .  The objective of this plan shall be to maintain the safe, reliable, and efficient operation of the vessel over the full duration of the charter period.  This plan shall cover the following areas associated with efficient operation and vessel maintenance and repair:

1.               Drydocking interval

2.               Procedures associated with pre-qualification of repair shipyards

3.               Hull Roughness measurement and maintenance to an acceptable level

4.               Anticipated schedule of maintenance, major overhaul, and refurbishment of all vessel critical equipment

5.               A description of the Preventive Maintenance System covering scheduled maintenance of all vessel equipment

6.               Inventory Control Procedures and stock of critical spare parts both onboard and ashore

7.               Procedures associated with pre-qualification of equipment and spare parts vendors

8.               Propulsion plant efficiency performance monitoring procedures and corrective action steps

9.               Condition Monitoring Systems and Condition Monitoring based maintenance

10.         Root Cause Analysis of equipment failures and equipment/systems reliability improvement

11.         Procedures associated with Equipment Obsolescence

•                  The Preventive Maintenance system will incorporate the equipment suppliers or makers’ instructions and maintenance recommendations.

•                  All maintenance work carried out on vessel equipment, other than normal routine operational work, should be carried out using a permit to work system.

•                  Where equipment isolation is required for operational and/or personnel safety or where hot work is involved all work must be carried out under a written procedure under the guidelines of the Safety Management System’s Lockout/Tagout/Isolation or Hotwork permit procedures.

Operations

•                  The Owner shall establish detailed procedures for all critical operations performed onboard the vessel as part of the vessel’s Safety Management System.  These procedures shall be developed and tailored specific to the vessel.  Steps shall be taken to familiarize vessel personnel with these procedures and a robust internal audit program shall be carried out to verify crew compliance with these established procedures.  Checklists should be used where appropriate to assist personnel in following procedures and to provide documented evidence of adherence to procedures.  Copies of all work instructions and procedures in force should be on file in the head office facilities of the Owner.

•                  Changes to operating procedures should be reviewed by a senior officer onboard and approved by shore based management before the changes are implemented.

•                  All inhibits on any trip system should be approved by the Master or Chief Engineer before being applied.  A written procedure is necessary to document the operational conditions that must exist before any trip may be inhibited and what additional safety measures must be put in place when trips are inhibited.  A daily log of all inhibited trips should be displayed on the bridge and in the engine room.

Inspections

•                  Owner shall arrange on a bi annual basis for a fully accredited OCIMF SIRE inspection of the ship.  A copy of the report issued by the independent accredited inspector is to be made immediately available to the Charterer.  Within one week of the inspection report being issued the owner is required to provide a programme to the charterer to indicate how and when any of the agreed comments are going to be corrected.

•                  Owner shall arrange for an OCIMF/SIGTTO owner self assessment inspection and audit to be carried out onboard the vessel on an annual basis.  This may be carried out as part of the Owner’s internal audit program. Copies of completed annual assessments are to be kept on board available for inspection by the Charterer upon request. Where owners are unable to obtain copies of the OCIMF/SIGTTO inspection guidelines Owners shall apply its own internal audit/inspection procedures providing Owner’s inspection guidelines are subject to review and approval by Charterer.

•                  Owner shall arrange for Charterer or Charterers’ representative to carry out a detailed assessment and operational audit of the Owners head office facilities a minimum of once every two (2) years.  The inspection will include but not be limited to Company Profile, Management Review, Document Control, Fleet Management, ISM Safety Management System, Corrective Action, Recruitment and Training, Health, Safety and Environmental Protection, Technical Support, Navigation, Mooring and Emergency Response.

•                  Owners shall ensure that a vessel inspection report in accordance with Charterers format (attached) is completed annually. This inspection report is to be completed by attending owner’s superintendents during a twelve month period, ensuring that all items are addressed during that period.  Copies of completed reports are to be submitted to the Charterers annually. Owners may utilize their own internal inspection format and checklist if Charterer can review and approve inspection guidelines prior to their use.

•                  Charterers will arrange for qualified auditors to carry out annual audits of the vessel to confirm that the vessels safety, quality and environmental protection system is functioning effectively.  Owners are to provide corrective actions to any non-conformities identified during the audits within thirty days of receiving the audit report.  Confirmation of implementation is to be carried out at the next audit.  Items that would normally be considered non-conformities would include, but not be limited to; crew members not properly qualified or certified, deteriorated physical conditions on the vessel or equipment malfunctions with no documented schedule for repair, lack of documentation control, insufficient spare parts for normal maintenance, and lack of procedures for work being performed.

•                  Charterers will arrange for qualified surveyors to carry out inspections and a condition assessment of the vessel while undergoing a drydock overhaul as necessary to verify proper planning and adherence to the Owner’s Master Maintenance Plan.

•                  Owners will implement contingency planning to be activated in the event of any emergency occurring on or to the vessel and shall ensure that the contingency plan is exercised annually with participation of the Charterers.  Copy of the Owner’s contingency plan is to be provided to Charterers who shall be included in the Emergency Contact Chart and the nominated recipients for amendments.

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LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

TIME CHARTER

APPENDICES

Appendix A:  Charterers’ Guarantee

BG International Limited

100 Thames Valley Park Drive

Reading

Berkshire

RG6 1PT

Golar 2215 UK Ltd.

30 Marsh Wall

London E14 9TP

2003

Dear Sirs,

LNG carrier “METHANE PRINCESS”/Daewoo Shipbuilding & Marine Engineering Co. Ltd Hull No. 2215 (the “Vessel”)

We refer to the time charter of the Vessel dated 25 October 2001 between Golar LNG 2215 Corporation and British Gas Asia Pacific Pte Limited as charterers, as amended by an addendum no. 1 dated 4 April 2003, and as further amended and restated by a novation agreement dated                                        2003 (the “Novation Agreement”) made between Golar LNG 2215 Corporation, yourselves, British Gas Asia Pacific Pte Limited and Methane Services Limited pursuant to which Golar LNG 2215 Corporation relinquished to you and you assumed all the rights, title and interest and all the obligations and liabilities of Golar LNG 2215 Corporation, and British Gas Asia Pacific Pte Limited relinquished to Methane Services Limited and Methane Services Limited assumed all the rights, title and interest and all the obligations and liabilities of British Gas Asia Pacific Pte Limited, in and to and under the said time charter (such time charter as so novated and amended and restated, referred to below as the “Charter”).

Methane Services Limited are referred to below as the “Charterers”.  References in this Guarantee to the “Charter” shall extend to include, without limitation any Bareboat Charter (as defined in the said time charter) of the Vessel which may come into force pursuant to the provisions thereof and shall include each of the same as varied, supplemented, renewed or replaced from time to time.

1.                                       In consideration of your entering into the Novation Agreement and for other good and valuable consideration (the receipt and the sufficiency of which is hereby acknowledged), we hereby irrevocably and unconditionally:

(a)                                  guarantee (as primary obligor and not merely as surety) to you:

(i)                                     the due and punctual performance and observance by the Charterers of all the terms and conditions of the Charter and of all their obligations under or pursuant to the Charter; and

(ii)                                  the due payment and discharge of all monies whatsoever which may from time to time fall due to be paid by the Charterers under or pursuant to the Charter (including, without limitation, any amount payable by way of damages for breach of any of the terms and conditions of the Charter);

(b)                                 undertake that:

(i)                                     if and whenever the Charterers default in the due and punctual performance of any of their obligations under the Charter we shall on demand by you cause the performance of such obligations; and

(ii)                                  if and whenever the Charterers fail to pay on the due date any sum whatsoever due and payable under or pursuant to the Charter we shall pay such sum on demand by you.

2.                                       As a separate and independent stipulation we, as primary obligor and not as surety only, hereby irrevocably and unconditionally agree to indemnify you on demand and keep you indemnified against all costs, charges, expenses, claims, liabilities, losses, duties and fees (including but not limited to legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by you, as a result of any breach or non-performance of, or non-compliance by the Charterers with any of the Charterers’ obligations under or pursuant to the Charter, or as a result of any such obligations being or becoming void, voidable or unenforceable whether by reason of any legal restriction, disability or incapacity on or of the Charterers or any other fact or circumstance whatsoever whether known to you or us or not.

3.                                       This Guarantee:

(a)                                  shall be continuing security for the performance by the Charterers of all their obligations actual or contingent, under the Charter and the payment of all monies and liabilities whatsoever from time to time owing (whether actually or contingently) by the Charterers to you under the Charter and shall not be satisfied by any partial performance of such obligations or by an intermediate payment or satisfaction of any part of such monies or liabilities;

(b)                                 shall be in addition to, and shall not be prejudiced or affected by, any other security for the obligations of Charterers which may be from time to time held by you;

(c)                                  shall not be discharged or prejudiced by any term or concessions given by you to the Charterers or any other party, by any variation of or supplement to the Charter or by anything which you may do or omit to do or by any other dealing or thing whatsoever which but for the provisions of this paragraph might operate to discharge us from liability.

4.                                       In no circumstances whatsoever shall our liability hereunder be greater than that of the Charterers under the Charter unless the Charterers’ obligations under or pursuant to the Charter are or become void,  voidable or unenforceable, in which event the indemnity contained in Clause 2 above shall apply regardless of the provisions of this Clause 4 but only to the extent that the Charterers would have been liable if the Charter had not become void, voidable or unenforceable.

5.                                       We hereby irrevocably waive any rights to which we may be entitled as surety or which may otherwise be inconsistent with our obligations under this Guarantee or prejudice the performance by Charterers of their obligations under the Charter.

6.                                       This Guarantee shall enure for the benefit of your successors and assigns, including, without limitation any of your financiers.  We acknowledge that you may assign or transfer the benefit of this Guarantee to any party to whom you may assign or transfer your rights under the Charter.

7.                                       The terms of this Guarantee shall be governed by and construed in accordance with English law.  For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not.

Yours faithfully,

For and on behalf of
BG INTERNATIONAL LIMITED

Appendix B:  Owners’ Guarantee

GOLAR LNG LIMITED

Par-La-Ville Place

14, Par-La-Ville Road, Hamilton HM 08	Telephone:	+1 (441) 295-6935

Bermuda	Fax:	+1 (441) 295-3494

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire

RG6 1PT

2003

Dear Sirs,

LNG carrier “METHANE PRINCESS”/Daewoo Shipbuilding & Marine Engineering Co. Ltd Hull No. 2215 (the “Vessel”)

We refer to the time charter dated 25 October 2001 entered into between Golar LNG 2215 Corporation as owners and British Gas Asia Pacific Pte Limited as charterers in respect of the Vessel, as amended and restated by addendum no. 1 dated 4 April 2003, and as novated and as further amended and restated by a novation agreement dated                                         2003 (the “Novation Agreement”) made between Golar LNG 2215 Corporation, Golar 2215 UK Ltd. (the “Owners”), British Gas Asia Pacific Pte Limited and Methane Services Limited, pursuant to which Golar LNG 2215 Corporation relinquished to the Owners and the Owners assumed all the rights, title and interest, and all the obligations and liabilities, of Golar LNG 2215 Corporation, and British Gas Asia Pacific Pte Limited relinquished to Methane Services Limited and Methane Services Limited assumed all the rights, title and interest, and all the obligations and liabilities of British Gas Asia Pacific Pte Limited, in and to and under the said time charter (such time charter, as so novated and as further amended and restated by the Novation Agreement, being referred to below as the “Charter”).

References in this Guarantee to the “Charter” shall extend to include, without limitation, any Bareboat Charter (as defined in the said time charter) of the Vessel which may come into force pursuant to the provisions thereof and shall include each of the same as varied, supplemented, renewed or replaced from time to time.

1.                                       In consideration of your entering into the Novation Agreement and for other good and valuable consideration (the receipt and the sufficiency of which we hereby acknowledge), we hereby irrevocably and unconditionally:

(a)                                  guarantee (as primary obligor and not merely as surety) to you:

(i)                                     the due and punctual performance and observance by the Owners of all the terms and conditions of the Charter and of all their obligations under or pursuant to the Charter;

(ii)                                  the due payment and discharge of all monies whatsoever which may from time to time fall due to be paid by the Owners under or pursuant to the Charter (including, without limitation, any amount payable by way of damages for breach of any of the terms and conditions of the Charter); and

(b)                                 undertake that:

(i)                                     if and whenever the Owners default in the due and punctual performance of any of their obligations under the Charter we shall on demand by you cause the performance of such obligations; and

(ii)                                  if and whenever the Owners fail to pay on the due date any sum whatsoever due and payable under or pursuant to the Charter we shall pay such sum on demand by you.

2.                                       As a separate and independent stipulation we, as primary obligor and not as surety only, hereby irrevocably and unconditionally agree to indemnify you on demand and keep you indemnified against all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by you, as a result of any breach or non-performance of, or non-compliance by the Owners with, any of the Owners’ obligations under or pursuant to the Charter, or as a result of any such obligations being or becoming void, voidable or unenforceable, whether by reason of any legal restriction, disability or incapacity on or of the Owners or any other fact or circumstance whatsoever whether known to you or us or not.

3.                                       As a further separate and independent stipulation we, as primary obligor, hereby irrevocably and unconditionally agree to indemnify you on demand and keep you indemnified against all costs, charges, expenses, claims, liabilities, losses, duties and taxes thereon suffered or incurred by you, if and to the extent that the same are suffered or incurred by you in consequence of your granting the consent contained in the letter dated                                        2003 from British Gas Asia Pacific Pte Limited, BG International Limited and yourselves to the Owners and ourselves and/or of your entry into or the Novation Agreement, provided that the indemnity contained in this Clause 3 shall not apply to any such costs, charges, expenses, claims, liabilities, losses, duties and taxes:

(a)                                  to the extent they would have been suffered or incurred by you irrespective of whether you had granted the said consent or entered into the Novation Agreement; and

(b)                                 to the extent caused by your gross negligence, breach of statutory duty or wilful misconduct.

4.                                       This Guarantee:

(a)                                  shall be a continuing security for the performance by the Owners of all their obligations, actual or contingent, under the Charter and the payment of all monies and liabilities whatsoever from time to time owing (whether actually or contingently) by the Owners to you under the Charter and shall not be satisfied by any partial performance of such obligations or by any intermediate payment or satisfaction of any part of such monies or liabilities;

(b)                                 shall be in addition to, and shall not be prejudiced or affected by, any other security for the obligations of the Owners which may be from time to time held by you;

(c)                                  shall not be discharged or prejudiced by any time or concession given by you to the Owners or any other party, by any variation of or supplement to the Charter or by anything which you may do or omit to do or by any other dealing or thing whatsoever which but for the provisions of this paragraph might operate to discharge us from liability.

5.                                       In no circumstances whatsoever shall our liability hereunder (other than pursuant to the provisions of Clause 3) be greater than that of the Owners under the Charter unless the Owners’ obligations under or pursuant to the Charter are or become void, voidable or unenforceable, in which event the indemnity contained in Clause 2 above shall apply regardless of the provisions of this Clause 5 but only to the extent that the Owners would have been liable if the Charter had not become void, voidable or unenforceable.

6.                                       We hereby irrevocably waive any rights to which we may be entitled as surety or which may otherwise be inconsistent with our obligations under this Guarantee or prejudice the performance by the Owners of their obligations under the Charter.

7.                                       This Guarantee shall enure for the benefit of your successors and assigns, including, without limitation, any other party to whom the Charter may be transferred in accordance with its terms.

8.                                       The terms of this Guarantee shall be governed by and construed in accordance with English law.  For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not.

We hereby irrevocably nominate Golar Management (UK) Limited of 30 Marsh Wall, London E14 9TP to accept service on our behalf of any writ, summons or other legal process issued by you in proceedings in the English courts, which shall be deemed good service on us, without prejudice to your right to serve process in any manner permitted by law.

Yours faithfully,

For and on behalf of
GOLAR LNG LIMITED

Appendix C:  Building Contract and Specifications

a

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION AND SALE

OF

Dated    , 2001

ONE (1) 138,000 CBM LIQUEFIED NATURAL GAS CARRIER

(HULL NO. : 2215)

BY AND BETWEEN

AS BUYER

AND

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

AS BUILDER

I N D E X

PREAMBLE	1

ARTICLE I - DESCRIPTION AND CLASS

1. Description	6
2. Dimensions and Characteristics	6
3. Classification, Rules and Regulations	8
4. Subcontracting	8
5. Registration	10
6. Makers’ List	10
7. Spare Parts	10

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1. Contract Price	11
2. Currency	11
3. Terms of Payment	11
4. Method of Payment	12
5. Corporate Guarantee	13
6. Prepayment	13

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

1. Delivery	14
2. Speed	15
3. Fuel Consumption	15
4. Contractual Cargo Capacity	16
5. Contractual Boil-off Rate	16
6. Conclusive Pecuniary Compensation	18
7. Effect of Rescission	18

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1. Approval of Plans and Drawings	19
2. Appointment of BUYER’s Representative	19
3. Inspection	20
4. Facilities	21
5. Liability of BUILDER	21
6. Responsibility of BUYER	22
7. Charterer’s Representatives	22
8. Planned Programme	23
9. Progress Report	23

I

ARTICLE V - MODIFICATIONS

1. Modifications of Specifications	25
2. Change in Class, etc.	25
3. Substitution of Materials	26

ARTICLE VI -TRIALS

1. Extent of Trials	27
2. Notice	28
3. Responsibility of the BUILDER	28
4. Method of Acceptance or Rejection	31
5. Effect of Acceptance	32
6. The BUYER’s Personnel	32

ARTICLE VII — DELIVERY DATE AND DELIVERY

1. Contractual Delivery Date / Delivery Window	33
2. Actual Delivery Date	33
3. When and How Effected	33
4. Documents to be Delivered to BUYER	33
5. Tender of VESSEL	34
6. Title and Risk	34
7. Removal of VESSEL	36

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1. Causes of Delay	37
2. Notice of Delay	37
3. Definition of Permissible Delay	38
4. Right to Rescind Contract for Excessive Delay	38
5. Drydocking Before Delivery	40

ARTICLE IX - WARRANTY OF QUALITY

1. Guarantee	41
2. Latent Defects	42
3. Notice of Defects	42
4. Remedy of Defects	43
5. Extent of BUILDER’s Responsibility	43
6. Service Engineer	45

II

ARTICLE X - RESCISSION BY BUYER

1. Insolvency	46
2. Notice	46
3. Refund by BUILDER	46
4. Discharge of Obligations	47

ARTICLE XI - BUYER’S DEFAULT

1. Definition of Default	48
2. Interest and Charges	48
3. Effect of Default	49
4. Sale of VESSEL	49
5. Remedies Cumulative	50

ARTICLE XII - INSURANCE

1. Extent of Insurance Coverage	51
2. Application of Recovered Amount	51
3. Redelivery of Buyer’s Supplies	52
4. Termination of Builder’s Obligation to Insure	52

ARTICLE XIII - DISPUTE AND ARBITRATION

1. Proceedings	53
2. Alteration of Delivery of the VESSEL	53
3. Entry in Court	54

ARTICLE XIV - RIGHT OF ASSIGNMENT	54

ARTICLE XV - TAXES AND DUTIES

1. Taxes and Duties in Korea	55
2. Taxes and Duties outside Korea	55

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1. Patents, Trademarks and Copyrights	56
2. General plans, Specifications and Working Drawings	56

ARTICLE XVII - BUYER’S SUPPLIES

1. Responsibility of BUYER	57
2. Responsibility of BUILDER	58

III

ARTICLE XVIII - REPRESENTATIVES	59

ARTICLE XIX - NOTICE AND LANGUAGE

1. Notice	60
2. Language	60

ARTICLE XX - EFFECTIVE DATE OF CONTRACT	61

ARTICLE XXI - INTERPRETATION

1. Laws Applicable	62
2. Discrepancies	62
3. Entire Agreement	62
4. Amendment	62
5. Headings	62
6. Severability	63

EXHIBIT “A” - IRREVOCABLE LETTER OF GUARANTEE	64

EXHIBIT “B” - CORPORATE GUARANTEE	67

IV

SHIPBUILDING CONTRACT

THIS CONTRACT made this      day of     , 2001 by and between           , a corporation organised and existing under the laws of          , having its registered office at                                        (the “BUYER”), and DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD., a corporation organized and existing under the laws of the Republic of Korea, having its principal office at 541, 5-Ga, Namdaemun-Ro, Chung-Gu, Seoul, Korea (the “BUILDER”).

WITNESSETH:

In consideration of the mutual covenants herein contained, the BUILDER agrees to design, build, launch, equip and complete at its shipyard located at Okpo, Koje Island, Korea (the “Shipyard”) and sell and deliver to the BUYER one (1) 138,000 m3 Liquefied Natural Gas Carrier more fully described in Article I and the Specifications (the “VESSEL”), and the BUYER agrees to purchase and take delivery of the VESSEL from the BUILDER and to pay for the same, all upon the terms and conditions hereinafter set forth.

ARTICLE I

DESCRIPTION AND CLASS

1. Description:

The VESSEL shall have the BUILDER’s Hull No.2215 and be designed, constructed, equipped and completed in accordance with the provisions of this Contract and the Technical Specifications (Ref. No. EXM-100-001 dated 17th April 2000).  All of the works envisaged by this Contract shall be undertaken by the BUILDER in a good, sound and workmanlike manner, in accordance with the first class Korean shipbuilding and marine engineering standards and practice for vessels engaged in the transportation of LNG.  The VESSEL shall be delivered safely afloat at the Shipyard or in an agreed location following sea and gas trials in accordance with this Contract ready in accordance with the provisions of this Contract and the Specifications to engage in the transportation of LNG.

It is expressly agreed and understood that the BUILDER shall be solely responsible for all aspects of the design of the VESSEL whether or not such design has been approved by the BUYER and/or the Classification Society (as defined in Art. I. 3).  The BUILDER warrants the accuracy, suitability and sufficiency of the VESSEL’s design to permit her to meet her performance and quality standards of this Contract.  The BUILDER shall have no liability for the design of the BUYER’s supplies but shall be fully responsible for all aspects of the installation of the same.

2. Dimensions and Characteristics:

Length overall:	( See Specifications )
Length between perpendiculars:	( “ )
Breadth moulded:	( “ )
Depth moulded, to upper deck:	( “ )
Design draught, moulded in sea	( “ )
water of specific gravity 1.025:
Contractual Cargo Capacity:	( “ )
Cargo containment system type:	( “ )
Contractual Speed:	( “ )
Main propulsion plant:	( “ )
Maker:	( “ )
Type:	( “ )
Kw (at MCR):	( “ )
Contractual Fuel Consumption at
90% MCR:	( “ )
Contractual Boil-off Rate:	( “ )

The details of the above particulars as well as the definitions and methods of measurement and calculation are as shown in the Specifications.

3. Classification, Rules and Regulations:

The VESSEL, including her machinery, equipment and outfit shall be constructed in accordance with the requirements, rules and regulations and amendments thereto in force at the date of this Contract and/or any requirements, rules or regulations publicly promulgated on or prior to the date of the Contract but which have a date for entry into force before the delivery of the VESSEL for compulsorily application to the Vessel and under special survey of Bureau Veritas (hereinafter called the “Classification Society”), and shall be distinguished in the register by the symbol of I +HULL +MACH,  Liquefied gas carrier/LNG, Ship type 2G (membrane tank, 0.25 bar, -163°C, 500kg/m3), unrestricted navigation, +VeriSTAR-HULL, +AUT-UMS, +SYS-NEQ-1, INWATERSURVEY .  The decision of the Classification Society as to compliance or non-compliance of the VESSEL with the said rules and regulations of the Classification Society shall be final and binding upon the parties hereto.

The VESSEL shall also comply with the applicable rules, regulations and requirements of the other regulatory bodies as described in the Specifications effective as of the date of this Contract  and/or any requirements, rules or regulations publicly promulgated on or prior to the date of the Contract but which have a date for entry into force before the delivery of the VESSEL for compulsorily application to the Vessel unless otherwise specified.

All fees and charges incidental to the classification of the VESSEL and with respect to compliance with the said rules, regulations and requirements shall be for the account of the Builder unless otherwise stipulated in the Specifications, provided that the fees and charges due and payable to the said other regulatory bodies shall be paid firstly by the BUYER and shall be reimbursed by the BUILDER upon delivery of the VESSEL.

The BUILDER shall arrange with the Classification Society for assignment by the Classification Society of a representative or representatives (hereinafter called the “Classification Surveyor”) to the VESSEL during the construction.

All fees and charges to be undertaken by the BUYER after the delivery of the VESSEL incidental to the Classification and with respect to compliance with the above specified rules, regulations and requirements of the Contract payable on account of the construction of the VESSEL shall be for the account of the BUILDER.

4. Subcontracting:

The BUILDER may, at its sole discretion and responsibility, subcontract a certain portion, but not the whole or a substantial portion of the construction work of the VESSEL, provided the BUYER’s prior written consent shall be obtained for the major part(being, any single item with the value more than US$200,000.- and/or the aggregate value more than US$500,000.-), such consent shall not be unreasonably withheld.

The BUYER’s consent to subcontracting shall not reduce the BUILDER’s obligations to the

BUYER or responsibility for the work subcontracted to meet the standards required by this Contract.

5. Registration:

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of Luxembourg or Liberia or Belgium (which shall be declared by the BUYER on or before  2001) at the time of delivery and acceptance thereof hereunder.  The choice of Belgian flag by the BUYER shall be subject to agreement between the parties on consequences, if any, for Contract and Specifications.

6. Makers’ List:

In respect of the items of materials and equipment detailed in the Makers’ List, the BUILDER shall be entitled to select any of the suppliers therein listed to furnish the same.  Provided, however, that, if the BUYER should prefer the BUILDER to use a particular supplier other than the one selected by the BUILDER and should the BUYER’s preference involve a cost change or any other change to the Contract or the Specifications, the BUILDER shall quote the amount of such cost change or implications to the BUYER who shall then have the option to notify the BUILDER within seven (7) days thereafter that it insists on its preference, and in such case the amount of the cost change shall be added to or deducted from the Contract Price.  The BUILDER shall comply in all respects with any supplier’s recommendations relevant to the installation, application and/or commissioning of such material and/or the construction of the VESSEL.

7. Spare Parts:

The BUILDER shall furnish spare parts for two (2) years and maintenance tools of the kind or in the specified quantities in accordance with the Specifications, Classification Society Requirements, and the maker’s standards, whichever the bigger, for items furnished by the BUILDER.  The cost of these spare parts are included in the Contract Price.  The BUILDER at its own cost shall be responsible for handling, bringing on board and storage on the VESSEL of all spare parts, tools and supplies under instruction and supervision of the BUYER’s Authorised Representatives.

The spare parts furnished by the BUILDER shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements may be readily ordered.

ARTICLE II

CONTRACT PRICE AND TERMS OF PAYMENT

1. Contract Price:

The Contract Price of the VESSEL is United States Dollars                      only (US$      .-) (the “Contract Price”), net receivable by the BUILDER, which is exclusive of the BUYER’s Supplies as provided in Article XVII and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2. Currency:

All payments required to be made by either party under this Contract shall be made in United States Dollars.

3. Terms of Payment:

Subject to the receipt by the BUYER of the Irrevocable Letter of Guarantee to be issued by K-EXIM in accordance with Art. X, the Contract Price shall be paid by the BUYER to the BUILDER in instalments as follows:

(a) First Instalment:

Twenty percent (20%) of the Contract Price shall be paid within five (5) days from the date  of receipt by the BUYER of the Irrevocable Letter of Guarantee issued by K-EXIM as referred to in Art. X. 3.

(b) Second Instalment:

Twenty percent (20%) of the Contract Price shall be paid within five (5) days from the date of receipt by the BUYER of a telefax or telex notice from the BUILDER confirming that the commencement of steel cutting for the VESSEL has been completed, but in any event, not earlier than 19 months before the Contractual Delivery Date.

(c) Third Instalment:

Twenty percent (20%) of the Contract Price shall be paid within five (5) days from the date of receipt by the BUYER of a telefax or telex notice from the BUILDER confirming that the keel laying for the first block of the VESSEL has been completed, but in any event, not earlier than 15 months before the Contractual Delivery Date.

(d) Fourth Instalment:

Twanty percent (20%) of the Contract Price shall be paid within five (5) days from the date of receipt by the BUYER of a telefax or telex notice from the BUILDER confirming that the launching of the VESSEL has been completed, but in any event, not earlier than 12 months before the Contractual Delivery Date.

(e) Fifth Instalment:

Twenty percent (20%) of the Contract Price plus any increase or minus any decrease due to adjustments, if any, of the Contract Price under this Contract shall be paid upon delivery of the VESSEL.

4. Method of Payment:

(a) Instalments Payable before Delivery:

Upon receipt of a telefax or telex notice from the BUILDER, the BUYER shall, at its own cost and expense, remit each of the respective instalments payable before delivery of the VESSEL as provided in Paragraph 3 of this Article by telegraphic transfer to the account of the Export-Import Bank of Korea, Seoul, Korea (“K-EXIM”), Account No. 04-029-695 at the Bankers Trust Company of New York, N.Y. 10015, U.S.A. (“BTC, N.Y.”) in favor of DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD. or to the account of DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD. with a first class Korean Bank designated by the BUILDER (the “BUILDER’s Bank”), as indicated by the BUILDER on or before the due date thereof, under advice by authenticated cable or telex to K-EXIM or the BUILDER’s Bank by the remitting bank.

(b) Instalment Payable on Delivery:

Upon receipt of a telefax or telex notice from the BUILDER, the BUYER shall, at its own cost and expense, deposit the Fifth Instalment payable upon delivery of the VESSEL as provided in Paragraph 3 of this Article by telegraphic transfer to the account of K-EXIM with BTC, N.Y. under advice by authenticated cable or telex to K-EXIM or the BUILDER’s Bank by the remitting bank at least two (2) banking days prior to the scheduled delivery date of the VESSEL, with irrevocable instruction that the said deposit shall be paid to the BUILDER against presentation by the BUILDER to K-EXIM or the BUILDER’s Bank of a duplicate original copy of the Protocol of Delivery and Acceptance of the VESSEL signed by the BUILDER and BUYER.

Should the Protocol of Delivery and Acceptance not have been signed within five (5) days after the scheduled delivery date, the said deposit shall be returned to the BUYER.

(c) Prompt payment:

No payment due under this Contract shall be delayed or withheld by the BUYER on account of any dispute or disagreement of whatsoever nature arising between the parties hereto or by the reason of reference of the said dispute or disagreement to arbitration provided for in Article XIII.

5. Corporate Guarantee:

Upon execution of this Contract, the BUYER shall furnish to the BUILDER an irrevocable and unconditional Corporate Guarantee duly executed and issued by          , a corporation organized and existing under the laws of           , with its registered office at                     (hereinafter called the “Corporate Guarantee”) subject to K-EXIM’s acceptance, covering and guaranteeing the due performance of the BUYER’s obligations under this Contract including, but not limited to, the payment of the Contract Price and taking delivery of the VESSEL in accordance with the provisions of this Contract and substantially in the form annexed hereto as Exhibit “B”.  This Corporate Guarantee shall continue in full force and effect until the full performance of the BUYER’s obligations under this Contract.

6. Prepayment

The BUYER may in its option prepay any or all of the Instalments subject to the approval of K-EXIM in which case that part shall be discounted at the time of payment at a rate of eight and a half percent (8.5%) per annum or pro rata from the date of prepayment until the due date of payment as determined under this Contract.

If a prepayment is intended to be made, an addendum to this Contract will be made and the BUILDER will use its best endeavors to procure that the Irrevocable Letter of Guarantee is extended to cover the sum intended to be prepaid.

ARTICLE III

ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by the parties hereto that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

1. Delivery:

(a)  No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Contractual Delivery Date as defined in Article VII (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay).

(b)  If Delivery is delayed more than thirty (30) days after the Contractual Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Contractual Delivery Date, the BUILDER shall pay to the BUYER ;

-	from 31st day to 80th day	:	USD60,000.- per day
-	from 81st day to 130th day	:	USD90,000.- per day
-	from 131st day to 180th day	:	USD120,000.- per day

However, the total reduction in the Contract Price shall not be more than as would be the case for a delay of one hundred and fifty (150) days, counting from midnight on the thirtieth (30th) after the Contractual Delivery Date at the above specified rate of reduction.

(c)  If the delay in Delivery should continue for a period of one hundred and eighty (180) days after the Contractual Delivery Date, then in such event, and after such period has expired, the BUYER may at its option terminate this Contract in accordance with the provisions of Article X.  The BUILDER may, at any time after the expiration of the aforementioned one hundred and eighty (180) days of delay in delivery, if the BUYER has not served notice of termination as provided in Article X, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within ten (10) days after such demand is delivered to the BUYER, notify the BUILDER of its intention either to terminate this Contract or to consent to the acceptance of the VESSEL at an agreed future date on the basis that the BUYER shall on Delivery remain entitled to all liquidated damages which would otherwise have been payable by the BUILDER hereunder; it being further understood by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of termination upon the same terms and conditions as above provided.

(d)  For the purpose of this Article, Delivery shall be deemed to be delayed when and if the VESSEL, after taking into full account of all postponements of the Contractual Delivery Date by reason of Permissible Delays as defined in Article VIII and/or any other reasons expressly permitted under this Contract, is not delivered by the date upon which Delivery is required under the terms of this Contract.

2. Speed:

(a)  The Contract Price shall not be affected or changed by reason of the actual speed, as determined by the Speed Trial (as defined in the Specifications), being less than two-tenths (2/10) of one (1) knot below the Contractual Speed of the VESSEL set out in Article I.

(b)  However, commencing with and including such deficiency of two-tenths (2/10) of one (1) knot in actual speed below the Contractual Speed of the VESSEL, the Contract Price shall be reduced as follows (fractions of one-tenth (1/10) of a knot — to be applied pro-rata):

For Two-tenths (2/10) of a knot	US$600,000.-

For Three-tenths (3/10) of a knot	US$1,200,000.-

For Four-tenths (4/10) of a knot	US$1,800,000.-

For Five-tenths (5/10) of a knot	US$2,400,000.-

For Six-tenths (6/10) of a knot	US$3,000,000.-

For Seven-tenths (7/10) of a knot	US$3,600,000.-

(c)  If the deficiency in actual speed of the VESSEL upon the Speed Trial is more than seven-tenths (7/10) of one (1) knot below the Contractual Speed of the VESSEL, then the BUYER may, at its option, terminate this Contract in accordance with the provisions of Article X, or may accept the VESSEL with a total reduction in the Contract Price of United States Dollars Three Million Six Hundred Thousand only (US$3,600,000.-).

3. Fuel Consumption:

(a)  The Contract Price shall not be affected or changed by reason of the actual fuel consumption of the VESSEL’s main engine, as determined by sea trials as per the Specifications, being more than the Contractual Fuel Consumption, if such excess is not equal to or greater than three percent (3%) over the Contractual Fuel Consumption.

(b)  However if the actual fuel consumption is three percent (3%) or more over the Contractual Fuel Consumption, the Contract Price shall be reduced by the sum of United States Dollars Four Hundred Sixty Thousand only (US$460,000.-) for each full percentage point or pro rata by which the actual fuel consumption exceeds the Contractual Fuel Consumption up to and including ten percent (10%).

(c)  If such actual fuel consumption exceeds ten percent (10%) of the Contractual Fuel Consumption of the VESSEL, the BUYER may, if the BUILDER is unable to correct before the Delivery Date the excess of fuel consumption by alterations or corrections of the main engine or main boiler (as the case may be) and provided that such alterations or corrections comply with the Specifications and the prior written consent of the BUYER is obtained, at its option terminate this Contract in accordance with the provisions of Article X, or may accept the VESSEL at a reduction in the Contract Price as above specified for ten percent (10%) only, that is, at a total reduction of United States Dollars Three Million Two Hundred Twenty Thousand only (US$3,220,000.-).

4. Contractual Cargo Capacity:

(a)  The Contract Price shall not be affected or changed by reason of the actual cargo capacity of the VESSEL, as determined in accordance with the Specifications, being less than the Contractual Cargo Capacity of the VESSEL, if such shortfall is not equal to or greater than Three Hundred cubic metres (300 m3).

(b)  However if the deficiency in the actual Cubic Capacity of the Cargo Tanks equals or exceeds 300m3 below the Contractual Cargo Capacity of the VESSEL, the Contract Price shall be reduced by the sum of United States Dollars Seven Thousand Five Hundred only (US$7,500.-) for each one cubic metres (1 m3) decrease in cargo capacity up to a maximum deficiency of 800 cubic metres.

(c)  If such shortfall in the actual cargo capacity of the VESSEL from the Contractual Cargo Capacity is 800 m3 or more, the BUYER may, at its option, terminate this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above specified for a reduction of 800 cubic metres (800 m3) only, that is a total reduction of United States Dollars Three Million Seven Hundred Fifty Thousand only (US$3,750,000 .-).

5. Contractual Boil-off Rate:

(a)  The Contract Price shall not be affected or changed by reason of the actual Boil-off Rate of the VESSEL as determined in accordance with Specifications, being more than the Contractual Boil-off Rate, if such excess is less than zero point zero zero five percent

(0.005%) per day over the Contractual Boil-off Rate.

(b)  However, commencing with and including an excess of zero point zero zero five percent (0.005%) per day in the actual Boil-off Rate of the VESSEL over the Contractual Boil-off Rate, the Contract Price shall be reduced by the sum of United States Dollars Forty Thousand (US$40,000.-) for each zero point zero zero one percent (0.001%) per day by which the actual Boil-off Rate exceeds the Contractual Boil-off Rate.

(c)  If the actual Boil-off Rate exceeds the Contractual Boil-off Rate by zero point zero two percent (0.02%) per day, the BUYER may at its option, terminate this Contract in accordance with the provisions of Article X, or may accept the VESSEL at a reduction in the Contract Price as above specified for zero point zero two percent (0.02%) per day only, that is a total reduction of United States Dollars Six Hundred Thousand only  (US$600,000.-).

The amount (if any) of liquidated damages in respect of Boil-off Rate shall be calculated, determined and settled by the BUILDER within ten (10) working days of submission by the BUYER to the BUILDER of actual Boil-off Rate data compiled in accordance with the Specifications.

6. Conclusive Pecuniary Compensation:

The liquidated damages hereunder shall be the conclusive pecuniary compensation recoverable in connection with each particular event stated herein and the BUILDER shall not be liable for any additional compensation claimed by the BUYER in relation to such particular event and its consequential events.

7. Effect of Rescission:

If the BUYER rescinds this Contract for any reason whatsoever, the BUYER shall not be entitled to any liquidated damages.

ARTICLE IV

APPROVAL OF PLANS AND DRAWINGS AND

INSPECTION DURING CONSTRUCTION

1. Approval of Plans and Drawings:

(a)  The BUILDER shall submit three (3) copies of all plans and drawings for which the BUYER’s approval is required in accordance with the Technical Specifications, and shall also submit such other technical information as the BUYER shall reasonably require, to the BUYER at its address as set forth in Article XVIII.  The BUYER shall, within twenty one (21) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the BUYER’s approval or comments (if any) written thereon.

(b)  The BUILDER shall take due note of the BUYER’s remarks and amendments (if any) on Plans submitted pursuant to this Article and, if such remarks or amendments are not of such a nature or extent as to constitute modifications of the Specifications within the meaning of Article V, then the BUILDER shall commence or continue construction of the VESSEL in accordance with the corrected or amended Plans.  If such remarks or amendments are not clearly specified or detailed, the BUILDER shall in all cases seek clarification of the same from the BUYER before implementing the same.

(c)  When and if the Authorised Representatives shall have been sent by the BUYER to the Shipyard in accordance with Article IV. 2, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the Authorised Representatives for their approval, provided such approval is within the scope of authority of the Authorised Representatives notified from time to time by the BUYER to the BUILDER, in which event the Authorised Representatives shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with their approval or comments written thereon, if any.

(d)  In the event that the BUYER or the Representatives fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved or confirmed without any comment.

2. Appointment of BUYER’s Representative:

The BUYER may send to and maintain at the Shipyard, at the BUYER’s own cost and expense, representative(s) (herein called the “Authorised Representatives”) who shall be duly authorized in writing by the BUYER to act on behalf of the BUYER in connection with approval of the plans and drawings on a case by case basis, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting and any other matters for which they are specifically authorised by the BUYER.  The BUYER shall notify the names of each of the Authorised Representatives to the BUILDER in writing.

3. Inspection:

The necessary tests and inspections of the VESSEL, her machinery, equipment and outfit either as required by the Classification Society or by other applicable regulatory bodies or as agreed by the parties hereto, shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications.  During construction of the VESSEL the Authorised Representatives shall have the right to attend such tests and inspections of the VESSEL, her machinery and equipment.

The BUILDER shall give a reasonable advance notice to the Authorised Representatives of the date and place of such tests, trials and inspections.  Failure by the Authorised Representatives to be present at such tests, trials and inspections after due notice to any of them as aforesaid shall be deemed to be a waiver of the Authorised Representatives’ right to be present. The BUILDER shall nevertheless be obliged to deliver to the BUYER copies of all inspection reports and the results and calculations for any tests performed, if any.

If any of the Authorised Representatives discovers any construction, material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give the BUILDER a notice in writing that such alleged non-conformity exists.  Upon receipt of such notice from the Representative, the BUILDER shall correct such non- conformity, if the BUILDER agrees to his view.  Any disagreement shall be resolved in accordance with Paragraph 1 of Article XIII.

If the Classification Society or the arbitrator enters a determination in favor of the BUYER, then in such case the BUILDER shall correct such non-conformity, subject to Article VI 4. (c).  If the Classification Society or the arbitrator enters a determination in favor of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings (but not by any time by which the period is extended owing to the BUILDER’s own default), and the BUYER shall pay the BUILDER interest at the rate of nine percent (9%) per annum on the outstanding Instalments of the Contract Price for the said period of delay.  In working hours during construction of the VESSEL until delivery thereof, the Authorised Representatives shall, subject to the reasonable requirements of the Shipyard’s work program and safety control, be permitted free and ready access to the VESSEL, her machinery and equipment, and to any other place where work on the VESSEL is being done, or materials are being processed or stored in connection with the construction of the VESSEL, including the yards, workshops, stores and offices of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work or storing materials in connection with the VESSEL’s construction.

4. Facilities:

The BUILDER shall at his expense furnish the Authorised Representatives with adequate office space equipped with desks, chairs, tables, filing cabinets, book shelves, internal and external telephone extensions, international line for telefax machine and e-mail and a set of personal computer and printer at, or in the immediate vicinity of the Shipyard and shall make available the use of such other reasonable facilities as may be necessary to enable them to carry out their duties effectively, according to the BUILDER’s practice.  However, the BUYER shall pay the telephone and telefax charges, and shall reimburse the costs and expenses for installation of telefax or external telephone lines and facilities and office equipment and furniture, if any, provided additionally. The BUILDER will also render reasonable assistance to the BUYER in helping to provide accommodation, obtain necessary visas and any other administrative assistance as the case may be.

5. Liability of BUILDER:

The Authorised Representatives shall at all times be deemed to be the employees of the BUYER and not of the BUILDER.

The BUILDER shall have the obligation to exercise due diligence to allow the Authorised Representatives to perform his duties and exercise the BUYER’s rights in a safe and workmanlike manner.

The BUILDER shall be under no liability whatsoever to the BUYER, the Authorised Representatives for personal injuries including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries including death, are caused by gross negligence of the BUILDER, or of any of its employees, agents or subcontractors.

Nor shall the BUILDER be under any liability whatsoever to the BUYER, the Authorised Representatives for damage to, or loss or destruction of property of the BUYER or of the Authorised Representatives in the Shipyard, unless such damage, loss or destruction is caused by any act or negligence of the BUILDER, or of any of its employees, agents or subcontractors.

The BUYER shall keep the BUILDER or any of its employees, agents on subcontractors indemnified from and against all proceedings, costs, claims, expenses and liabilities whatsoever in respect of personal injuries (including death) or for damage to or for loss of or destruction of property suffered as aforesaid by the Authorized Representative except those caused by any act or negligence of the BUILDER or any of its employees, agents or subcontractors.

6. Responsibility of BUYER:

The BUYER shall advise the BUILDER in advance of the names, experiences and scope of authorities of the Authorised Representatives and of any other information pertaining to their qualifications.

The BUYER shall undertake and assure that the Authorised Representatives shall carry out their duties hereunder in accordance with good shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost or delay in the production schedules of the BUILDER.  The Authorized Representatives shall abide by the work rules and regulations prevailing at the premises of the BUILDER and its subcontractors.

The BUILDER has the right to request the BUYER to replace any Authorised Representative or his assistant(s) who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction.  If the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

7. Charterer’s Representatives

The BUILDER shall permit the VESSEL’s Charterer (the “CHARTERER”) to send, at the CHARTERER’s own cost and expense, reasonable number of representatives (the “CHARTERER’s Representatives”) to the Shipyard.  The BUYER shall notify the names of each of the CHARTERER’s Representatives to the BUILDER in writing.

In all working hours (official and unofficial) during the construction of the VESSEL until delivery thereof, the CHARTERER’s Representatives shall be given free and ready access to the VESSEL, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the VESSEL, including the Shipyard and all workshops, stores and offices of the BUILDER and the premises of subcontractors of the BUILDER, who are doing work or storing materials in connection with the VESSEL’s construction.

In addition the CHARTERER’s Representatives shall have, during construction of the VESSEL , the right to attend any tests, trials and inspections of the VESSEL, its machinery and equipment.  The BUILDER shall permit the CHARTERER’s Representatives access to the premises of any subcontractor to the BUILDER for the purpose of attending such tests, shop trials and inspections.

The BUILDER shall give a notice to the CHARTERER’s Representatives reasonably in advance of the date and place of all tests and inspections of the VESSEL, its machinery and equipment.  If the location of such tests, shop trials and inspections of the VESSEL is the Shipyard, the BUILDER shall give at least twenty-four (24) hours, and if the location is away from the Shipyard, the BUILDER shall give at least three (3) days prior notice to the CHARTERER’s Representatives of the commencement of such tests, shop trials and inspections.  The failure of the CHARTERER’s Representatives to be present at such tests and inspections after due notice as above provided shall be deemed to be a waiver of their right to be present.

CHARTERER’s Representatives shall not be entitled to make any request or recommendation directly to the BUILDER or any of its employees, agents or subcontractors except through the BUYER or its Authorised Representative.

8. Planned Programme

(a)        The BUILDER shall prepare a detailed construction schedule of all major events including the placing of orders for all major equipments and materials (“Planned Programme”) and shall furnish a copy to the BUYER.

(b)        Without prejudice to the BUILDER’s obligations under this Contract, whenever the actual progress or the expected progress is materially different from the Planned Programme most recently furnished to the BUYER, the BUILDER shall revise the planned Programme to reflect all such changes that have occurred or are expected and shall immediately send copies to the BUYER both at its address as set out in this Contract and at the BUYER’s site office in the BUILDER’s yard, together with an explanation in writing of the reason for such revisions.

9.               Progress Reports

During the course of performance of this Contract the BUILDER shall submit progress reports to the BUYER, initially on a quarterly basis, commencing on the steel cutting of the VESSEL and from keel laying of the VESSEL on a monthly basis until Delivery, which shall include.

(a)         an amended Planned Programme (if applicable);

(b)        an updated construction progress report;

(c)        a report setting out the actual progress in performance of this Contract as compared with the Planned Programme including percentages of the Vessel, cargo tanks and other major components that have been completed;

(d)        a summary list of BUYER’s modifications, statutory modifications or BUILDER’s modifications agreed during the previous quarter or resolved by an expert to the fixed Price, capacity, displacement, draught, boil-off, speed, fuel consumption or the Delivery Date;

(e)          photographs showing the progress of construction;

(f)         a report on the delivery of sub-contracted equipments and materials the nature of which shall, for the purposes of such report, be agreed, from time to time, between the BUYER and the BUILDER, and

(g)        a report on any industrial relations problem or potential industrial relations problem when and if reasonably anticipated.

ARTICLE V

MODIFICATIONS

1. Modification of Specifications:

The Specifications may be modified and/or changed to a minor extent by written agreement of the parties hereto, provided that such modifications and/or changes will not, in the BUILDER’s reasonable judgement, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Contractual Delivery Date, deadweight, speed and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes.  The BUILDER has the right to continue construction of the VESSEL on the basis of the Specifications until agreement has been reached as above stated.

An agreement to modify or change the Specifications shall be effected by exchange of letters signed by the representatives of the parties duly authorised thereto, which shall constitute an amendment to this Contract and/or the Specifications.

The BUILDER may make minor changes to the Specifications including, but not limited to, the dimensions and characteristics of the VESSEL, if found necessary to suit the Shipyard’s local conditions and facilities, the availability of materials and equipment, the introduction of improved method or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval which shall not be unreasonably withheld or delayed.

2. Change in Class, etc.:

If after the date of this Contract, any requirements of class, or of rules and regulations as specified in Paragraph 3 of Article I(or the interpretation thereof by the relevant body), to which the construction of the VESSEL is required to conform, are changed by the Classification Society or the other regulatory bodies authorized to make such changes the following provisions shall apply unless a waiver of the changed requirement, rule, regulation or interpretation is obtained pursuant to the BUYER’s request:

(a)  If such changes are compulsory for the VESSEL, any of the parties hereto, upon receipt of information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such changes into the construction of the VESSEL, provided that the BUYER shall first have agreed to adjustments required by the BUILDER, if any,  in the Contract Price, the Contractual Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within ten(10) days from the receipt by the BUYER of the BUILDER’s proposal.

(b)  If such changes are not compulsory for the VESSEL, but the BUYER desires to incorporate any of them into the construction of the VESSEL, then, the BUYER shall notify the BUILDER of that intention.  The BUILDER may accept such changes, provided that such changes will not, in the reasonable judgement of the BUILDER, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first have agreed to adjustments required by the BUILDER, if any, in the Contract Price, the Contractual Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within ten(10) days from the receipt by the BUYER of the BUILDER’s proposal.

Agreements as to such changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this Contract.

3. Substitution of Materials:

If any of the materials or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL are in short supply or cannot be procured in time to maintain the Delivery Date of the VESSEL or are unreasonably high in price as compared with prevailing international market rates, the BUILDER may, provided that the BUYER shall so agree in writing (such agreement not to be unreasonably withheld), supply other materials capable of meeting the requirements of the Classification Society, the Specifications and of the rules, regulations and requirements with which the construction of the VESSEL must comply.  Any agreement as to such substitution of materials shall be effected in the manner as provided in Paragraph 1 of this Article.

ARTICLE VI

TRIALS

1. Extent of Trials

(a)  When construction and fitting out of the VESSEL have been completed, the BUILDER shall carry out, in compliance with the Specifications, commissioning cooldown test, dock trials, sea trials, gas trials and cryogenic trials (individually a “Trial” and collectively “the Trials”) in respect of the VESSEL, its machinery and equipment, including without limitation its engines, pumps, boilers, fittings and components to demonstrate that the Vessel and it’s machinery and equipment are in conformity with the Contract and the Specifications and to further demonstrate that the Vessel and it’s machinery and equipment function in their intended manner.  The Trials shall be carried out at the entire risk and expenses of the BUILDER and the safe management, operation and navigation of the VESSEL to, during and from the Trials shall be the sole responsibility of the BUILDER.

(b)  At least One Hundred and Eighty (180) days prior to the scheduled commencement of cooldown test, sea trials and gas trials thereof the BUILDER shall submit to the BUYER for its approval a comprehensive programme for the Trials. Such programme covering commissioning dock trials, post-sea trials inspection and post-gas trials inspection shall be submitted to the Buyer at least ninety(90) days prior to thereof

(c)  The Trials shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the VESSEL as set forth in the Specifications.

(d)  The VESSEL’s sea trials shall be undertaken in the coastal waters off the Republic of Korea and as agreed between the BUILDER and the BUYER.

(e)        The sea and gas trials shall be carried out only after satisfactory completion of the commissioning programme and dock trials and shall be carried out at the entire risk and expense of the BUILDER.

(f)                            Following completion of the sea trials, the BUILDER shall at its own cost, risk and expense obtain and load the VESSEL with a sufficient quantity of LNG for the purpose of carrying out the gas and cryogenic trials in accordance with the Specifications.

(g)  On completion of the Trials in accordance with the Specifications, the VESSEL shall be brought back to berth in the BUILDER’s yard, or elsewhere as may be agreed, for the inspection of the machinery required in the Specifications, and during this period all defects or omissions found in the VESSEL shall be remedied and made good by the BUILDER in accordance with the Contract and the Specifications and the machinery closed up by the BUILDER ready for sea at the BUILDER’s cost.

(h)  Sea Trials shall be conducted in weather conditions deemed favourable by the BUILDER in the reasonable exercise of its discretion.  Any allowances for such weather conditions necessary for calculation of speed will be conducted in accordance with methods widely accepted in the industry, in accordance with first class shipbuilding practice and as agreed between the parties.

It is agreed that if during the trial run of the VESSEL weather should suddenly become so unfavorable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the next following favorable day, unless the BUYER shall assent in writing to a request from the BUILDER to accept the VESSEL on the basis of the trial run already made before such discontinuance occurred.

Any delay in the trial run caused by such unfavorable weather conditions shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the VESSEL.

(i)  Pursuant to the Specifications, speed trials shall be carried out by the BUILDER with the VESSEL’s outer hull coating and propeller in a clean condition and in this respect the VESSEL shall be drydocked not earlier than 30 days prior to the start of the sea trials.

2. Notice:

The BUILDER shall notify the BUYER, in writing, at least fourteen (14) days in advance of the time, date and place of each of sea trials and gas trials of the VESSEL.  Such date shall be further confirmed by the BUILDER five (5) days in advance by telex or telefax.

The BUYER shall have its Authorised Representative and shall be entitled to have reasonable number of CHARTERERs’ Representatives, on board the VESSEL to witness each Trial.  Failure in attendance of the Authorised Representative at any Trial of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have its Representative on board the VESSEL at that Trial, and the BUILDER may conduct the Trial in the presence of the representatives of the Classification Society only and without the Authorised Representative being present.  In such case the BUYER shall be obligated to accept the results of such Trial on the basis of a certificate issued by the BUILDER, and a certificate issued by the Classification Society that the VESSEL, after the Trial, is found to meet the requirements thereof in all material respects.

3. Responsibility of the Builder

(a)        All expenses in connection with the Trials are to be for the account of the BUILDER and as appropriate the BUILDER shall provide at its own expense the crew necessary for safe management and navigation and also pay for the stores and ballast and all other costs associated with such trials.

The BUILDER shall be regarded as the owner of the VESSEL for the sea trials and the gas trials for the purpose of any relevant legislation, and the BUILDER’s name shall appear as such on Articles of Agreement with the crew to be supplied by the BUILDER.

During the sea trials and gas trials, representatives of the BUYER and the CHARTERER shall be afforded reasonable opportunity to observe and determine the performance of the VESSEL and its appurtenances.  The BUILDER shall provide accommodation and messing arrangements for the Authorised Representatives (including CHARTERER’s Representatives) on board the VESSEL for the duration of the trials.

The safe management and navigation of the VESSEL in transit to, during and from the sea trials and gas trials shall remain the sole responsibility of the BUILDER.  Neither the BUYER nor the CHARTERER, nor any of their representatives shall bear or be liable for loss or damage of any description done by or to the VESSEL, or personal injury or loss of life arising from any cause whatsoever during such trials, and the BUILDER shall pay for and indemnify the BUYER and the CHARTERER and their representatives against all such loss, damage and the consequences of personal injury and loss of life as aforesaid, except where liability is attributable to the BUYER or the CHARTERER as a result of a wilful act or negligence by its representative on board the VESSEL during such trials.

(b)  Notwithstanding the foregoing, fuel oil, lubricating oils and greases necessary for the Trials shall be supplied by the BUYER at the Shipyard prior to the time advised by the BUILDER for the conduct of the tests and trials as stated in the Specifications, and the BUILDER shall pay the BUYER upon delivery of the VESSEL the cost of the quantities of fuel oil, lubricating oils and greases consumed during the trial run at original purchase prices.  In measuring consumed quantities, lubricating oils and greases remaining in the main engine, sump-tanks, other machinery and their pipes, the stern tube and the like, shall be excluded.

The quantities of fuel oil, lubricating oils and greases to be supplied by the BUYER as aforesaid shall be in accordance with the instructions of the BUILDER.  The fuel oil as well as lubricating oils and greases shall be in accordance with the Engine Specifications and the BUYER shall decide and advise the BUILDER of the suppliers’ names for lubricating oils and greases before the work-commencement of the VESSEL, provided that the suppliers shall be acceptable to the BUILDER and/or the makers of all the machinery.

(c)  The BUILDER shall bear the cost of providing and loading supplies of LNG or other liquefied gases and equipment required for the testing of the cargo system, and for the discharging of such of the foregoing as may be necessary, the costs of any such gases consumed in the course of testing and for all costs associated with the use of the gas terminal including all port and other charges.  The BUYER shall pay to the BUILDER the cost of LNG remaining onboard upon delivery of the VESSEL at original purchase price always provided that such quantity of LNG remaining on board shall be limited to such quantity as is necessary to maintain VESSEL’s cargo tank’s temperature so as to permit the VESSEL to arrive at next loading berth in ready-to-load condition.

4. Method of Acceptance or Rejection:

(a)  Should, during any sea trial or gas trials, any breakdowns occur entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after repairs and be valid in all respects. However, if the VESSEL must return to a port to enable the breakdown to be remedied a further complete test or trial shall be undertaken.

On completion of the sea trials in accordance with the Contract and the Specifications the VESSEL shall be brought back to a berth in the BUILDER’s yard, or elsewhere as may be agreed, for the inspection of the machinery as may be required by the Specifications, and during this period all defects or omissions found in the VESSEL shall be remedied and made good by the BUILDER in accordance with the Contract and the Specifications and the machinery closed up by the BUILDER ready for sea at its expense and without expense to the BUYER.

(b)  Upon completion of gas trials or inspection of the VESSEL and its appurtenances as may be required by the Specifications, the BUILDER shall give the BUYER a notice by telex or telefax confirmed in writing of completion of the trial run or gas trials, if the BUILDER considers that the results of the trials indicate conformity of the VESSEL to this Contract and the Specifications. The BUYER shall, within four(4) days after receipt of preliminary report of the final trials or the above notice whichever comes latest, notify the BUILDER by telex or telefax confirmed in writing of its acceptance or rejection of the VESSEL on the basis of its conformity with the requirements of the Contract and the Specifications.

(c)  If the results of the trials indicate that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, then, the BUILDER shall take the necessary steps to correct such non-conformity.  Upon completion of correction of such non-conformity, the BUILDER shall, if reasonably required by the BUYER by notice in writing, conduct further tests and/or trials to the extent necessary to demonstrate that correction of such non-conformity has been made unless the BUILDER can demonstrate such correction by other means and the BUILDER shall give the BUYER notice thereof by telex or telefax confirmed in writing.

The BUYER shall, within three(3) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the VESSEL. The BUILDER shall, before issuing such notice, prove that the VESSEL is in conformity as the items(s) which have been caused by previous rejection and which have been indicated at that time as per paragraph (d) hereunder.  However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial non-conformity judged from the viewpoint of standard shipbuilding practice. For the purpose of this Article, a minor or insubstantial non-conformity shall mean a non-conformity which does not impair the safe and efficient operation of the VESSEL and shall exclude any non-conformities affecting compliance with rules and regulations of Classification Society and other relevant regulatory bodies of the VESSEL and/or the requirements of the CHARTERER for the employment of the VESSEL including but not limited to speed, consumption, cargo capacity, boil-off, pumping capacity etc..  But, in such case, the BUILDER shall not be released from its obligation to correct and/or remedy such minor or insubstantial non-conformity as far as practicable during the Warranty Period.

(d)  If the BUYER considers that the results of the trials indicate that the VESSEL or any part or equipment thereof does not conform to this Contract and/or the Specifications, the BUYER shall indicate in detail in a notice of rejection in what respect the VESSEL or any part or equipment thereof, does not in its opinion conform to this Contract and/or the Specifications.

(e)  If the BUYER fails to notify the BUILDER in writing or by telex or telefax confirmed in writing of the acceptance or rejection of the VESSEL together with the reason therefor within the period as provided in the above Sub-paragraph (b) or (c), the BUYER shall be deemed to have accepted the VESSEL.

(f)  The BUILDER may dispute the rejection of the VESSEL by the BUYER under this Paragraph, in which case the matter shall be submitted for final decision by arbitration in accordance with Article XIII.

5. Effect of Acceptance:

Acceptance of the VESSEL as above provided shall be final and binding so far as the conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all procedural requirements for delivery of the VESSEL as provided in Article VII.

6. The BUYER’s Personnel

The BUYER shall be permitted to put a master and chief engineer on board 1 month prior to commencement of trials and a further complement of crew a week prior to commencement of sea trials.

ARTICLE VII

DELIVERY DATE AND DELIVERY

1. Contractual Delivery Date and Place

The VESSEL shall be delivered safely afloat by the BUILDER to the BUYER at a quay in the Shipyard or any other place mutually agreed, on or before 31st March 2003 except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly.  The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called “Contractual Delivery Date”.

2. Actual Delivery Date:

The Actual Delivery Date shall mean the date on which the BUILDER shall have actually delivered the VESSEL to the BUYER.  However, in case of the BUYER’s default as provided in Paragraph 1 (c) of Article XI, the date on which the BUILDER shall have tendered the VESSEL for delivery shall be regarded as the Actual Delivery Date.

3. When and How Effected:

Provided that the BUYER shall have fulfilled all of its obligations under this Contract (including, but not limited to, full payment of the Contract Price and settlement of any indebtedness to the BUILDER as provided in this Contract), delivery of the VESSEL shall be duly made hereunder by the BUILDER, and such delivery shall be evidenced by the PROTOCOL OF DELIVERY AND ACCEPTANCE signed by the parties hereto, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER.

4. Documents to be Delivered to BUYER:

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)  PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.

(b)  PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specifications.

(c)  PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 3(b) of Article VI, including the original purchase price thereof.

(d)  CERTIFICATES including the BUILDER’s CERTIFICATE required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. It is agreed that if, through no fault on the part of the BUILDER, the classification certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish to the BUYER the formal certificates as promptly as possible after such formal certificates have been issued, but in any event within six months of delivery.

(e)  DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances or any debts whatsoever and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Korean governmental and local authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this Contract.

(f)  DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications.

(g)  COMMERCIAL INVOICE

(h)  BILL OF SALE in form and substance required reasonably in advance by the BUYER to register the VESSEL in its ownership under the laws and flag of the VESSEL.

5. Tender of VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications, the BUILDER shall have the right to tender the VESSEL for delivery.

6. Title and Risk:

Title to and risk of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof having been completed as stated above.  Until such delivery is effected, title to and risk of the VESSEL and her equipment shall remain with the BUILDER.

7. Removal of VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within five (5) days after delivery and acceptance thereof is effected.  If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid five (5) days, then, in such event the BUYER shall pay to the BUILDER reasonable mooring charges for the VESSEL.

ARTICLE VIII

DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1. Causes of Delay:

If at any time before the delivery of the VESSEL, either the construction of the VESSEL or any performance required hereunder is delayed due to Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations therefor; blockade, revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotages, strikes, lockouts or other labour disturbances: labour shortage; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other abnormal weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, lightening, explosions, collisions or strandings; embargoes; import restrictions; defects in major forgings or castings which can not be avoided by the BUILDER using reasonable care; national shortage of materials or equipment, or delay in delivery or inability to take delivery thereof (provided that such materials and equipment at the time of ordering could reasonably be expected by the BUILDER to be delivered in time); prolonged failure, shortage or restriction of electric current, oil or gas supplies; defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of the BUILDER, suppliers, or of or to the VESSEL or any part thereof, by any causes herein described; delays in the BUILDER’s other commitments resulting from any causes herein described which in turn delay the construction of the VESSEL or the BUILDER’s performance under this Contract; delays in deliveries of major parts or performance of major obligations by subcontractors or suppliers by any causes herein described; then and in any such case, the Delivery Date shall be postponed by such period as the actual delivery of the VESSEL is reasonably calculated to be delayed thereby.

Provided however, that:

(a)                          since the occurrence of the contingency in respect of which relief is claimed, the BUILDER has taken all reasonable steps open to it to mitigate the effect of the contingency upon the Contractual Delivery Date: and

(b)                         the Builder has duly given all the notices and statements of events required under Article VIII. 2.

2. Notice of Delay

Upon the occurrence of any of the contingencies listed in Article VIII. 1 above the BUILDER shall:

(a)                         within 7 days of the date on which it became aware of the contingency, give the BUYER notice in writing of the occurrence of the contingency:

(b)                        as soon as possible thereafter, and in any event not more than 14 days after the giving of the said notice, submit to the BUYER a statement in writing ( hereinafter called the “statement of Events”), specifying as far as possible, with full particulars, the nature and the cause of contingency, the effect on the item involved, the likely overall effect computed from the Planned Programme upon the Contractual Delivery Date and the steps which are being taken by it to mitigate any delay which may result from the contingency,

(c)                         within 7 days after the date on which it becomes aware that the contingency is at an end, give the BUYER notice in writing of the date when the contingency ended; and

(d)                        within 30 days of the ending of the contingency, submit to the BUYER a statement giving such detail as is required in the statement of Events.

3. Definition of Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delays of a nature which under the terms of this Contract permit postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided in Article III.

4. Right to Rescind Contract for Excessive Delay:

(a)                          If the total accumulated time of all permissible delays on account of the causes specified in Paragraph 1 of this Article (excluding the delays caused by any faulty action or omission on the part of the BUYER), amounts to one hundred eighty (180) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X. If the BUYER has not served notice of rescission as provided in Article X, the BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within ten (10) days after such demand is delivered to the BUYER, notify the BUILDER of its rescission of this Contract or acceptance of the revised future date for delivery; it being understood by the parties hereto that, if the VESSEL is not delivered by such revised future date, the BUYER shall have the same right of rescission upon the same terms and conditions as hereinabove provided as if the said revised future date for delivery was the Contractual Delivery Date as defined in Article VII.  If the BUYER fails to notify the BUILDER of its rescission of this Contract as specified above within such ten (10) days period, the BUYER shall be deemed to have consented to the delivery of the VESSEL at the future date for delivery proposed by the BUILDER.

(b)                        If the total accumulated time for all delays under this Contract including those due to the causes specified in 1 above and including delays of a nature which permit postponement only upon payment of liquidated damages as provided by Article III but excluding delays due to the BUYER’s sole default, amounts to two hundred and forty (240) days, then the BUYER may rescind this Contract by serving upon the BUILDER a written notice of rescission in accordance with Article X.

5. Drydocking Before Delivery

If Delivery occurs more than 6 months following the last drydocking of the VESSEL, the BUILDER shall conduct an underwater survey and if such survey shows that a drydocking of the VESSEL is necessary for cleaning of hull and/or propeller, the BUILDER shall redrydock prior to Delivery at its own expense.

ARTICLE IX

WARRANTY OF QUALITY

1. Guarantee:

Subject to the provisions hereinafter set out, the BUILDER undertakes to remedy or replace, free of charge to the BUYER, any defects in the VESSEL which are due to defective materials, workmanship, construction, design or any failure to comply with Maker’s recommendations on the part of the BUILDER or its sub-contractors provided that the defects shall appear or be discovered during a period of twenty four (24) months after the actual date of delivery of the VESSEL (“Warranty Period”) if notice thereof is duly given to the BUILDER.  For the purposes of this Article IX, the VESSEL includes her tanks, machinery, equipment and gear, but excludes material, machinery and equipment which has been supplied by or on behalf of the BUYER.  It shall, however, include any defect in the VESSEL its appurtenances, materials, workmanship or design arising in connection with the installation of BUYER’s Supplies by the BUILDER.  If the BUILDER lawfully tenders the VESSEL to the BUYER under Article VII. 5, then the Guarantee Period shall commence upon such tender and not upon the actual date of delivery of the VESSEL.

The BUILDER is willing to give its guarantee as above for an initial 24 month period and further to guarantee any replacement works for further 6 months from the completion of the repair, remedy or replacement in question. The BUILDER’s liability for the defects under the guarantee in this Article shall cease in any event after the expiry of thirty (30) months from the date of delivery of the VESSEL.

Without prejudice to the above :

(a)  If any IMO Certificate of Fitness applicable to the VESSEL is withdrawn within a period of 3 years from Delivery because of the BUILDER’s failure to perform its obligations under this Contract then the BUILDER shall be liable for the cost of any work necessary to obtain the re-issue of the Certificate of Fitness.

(b)                                        If at any time within a period of 2 years from Delivery permission for the VESSEL to enter any port in the United States is refused, owing to any failure to comply with requirements of the USCG (including without limitation those for the USCG Letter of Compliance) or to enter ports in because of the BUILDER’s failure to perform its obligations under this Contract, the BUILDER shall be liable for the cost of work necessary to enter such port.

2. Latent Defects

(a)  The BUILDER further guarantees the VESSEL against any defects which are due to defective materials, workmanship, construction, design or any failure to comply with maker’s recommendations and which the BUYER can demonstrate on the balance of probabilities existed at the time of delivery of the VESSEL but which could not have been detected by the BUYER using reasonable care during construction of the VESSEL or the Warranty Period.  The provisions of this sub-article relating to latent defects do not apply to painting or coatings.

(b)  In the event of such latent defects being discovered by the BUYER after the expiry of the Warranty Period, the said Warranty Period shall be deemed to be extended in respect of such latent defects subject to the following provisions:

(i)  the BUYER must notify the BUILDER promptly in writing and in any event within thirty (30) days of the latent defects being discovered giving full details thereof;

(ii)  the onus shall be on the BUYER to establish that the defect is a latent defect within the meaning hereinabove, failing which the BUILDER shall be under no liability in respect thereof;

(iii)  the BUILDER’s liability for such latent defects, other than specified in Article IX. 2. (b) (iv), discovered after expiry of the Warranty Period shall cease absolutely after the expiry of thirty six(36) months from the date of delivery of the VESSEL and the BUILDER shall be under no obligation in respect of latent defects unless written notice of such latent defect is received by the BUILDER within such expiry date.

(iv)  The BUILDER’s liability for such latent defects relating to the inside of the cargo containment system, including the secondary barrier, discovered after the expiry of the Warranty Period shall cease absolutely upon the later of expiry of thirty six(36) months from the date of delivery of the VESSEL and completion of the first drydocking of the VESSEL.

3. Notice of Defects (other than latent defects):

The BUYER shall notify the BUILDER in writing, or by telefax confirmed in writing, of any defects for which claim is made under this guarantee as promptly as possible after the discovery thereof.  The BUYER’s written notice shall describe in reasonable detail at least the nature and extent of the defects the date of discovery and the place at which the VESSEL can be made available for earliest inspection by or on behalf of the BUILDER.  The BUILDER shall have no obligation for any defects discovered prior to the expiry of the Warranty Period, unless notice of such defects is received by the BUILDER not later than fifteen (15) days after its expiry date.

This Article IX. 3 does not apply to latent defects mentioned in Article IX. 2.

4. Remedy of Defects:

(a)  The BUILDER shall remedy, at its expense, any defects against which the VESSEL is guaranteed under this Article and any physical damage directly caused thereby to the VESSEL by making all necessary repairs or replacements at the Shipyard.

(b)  However, if it is impractical or commercially uneconomical to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which it deems suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL.  In the event that the BUILDER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing or by telefax confirmed in writing of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of.  The BUILDER shall, in such case, promptly advise the BUYER in writing or by telefax confirmed in writing, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided.  Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon a final determination under Article XIII so determining, the BUILDER shall reimburse the BUYER the documented expenses incurred by the BUYER which should be reasonable, at the end of the Warranty Period or at the time of final award of an arbitration, as the case may be.

(c)  In any case, the VESSEL shall be taken at the BUYER’s risk and expenses to the place chosen, ready in all respects for such repairs or replacements and the BUILDER shall be responsible for dockage, wharfage and port charges and anything else incurred shall be for the BUYER’s account in getting and keeping the VESSEL ready for such repairs and replacements.

(d)  Any dispute under this Article shall be resolved in accordance with the provisions of Article XIII hereof.

5. Extent of BUILDER’s Responsibility:

(a)  The BUILDER shall have no responsibility for any other defects whatsoever in the VESSEL than the defects specified in Article IX. 1 and 2.  The BUILDER shall have no responsibility or liability for any consequential or special losses or any loss of reputation, business, goodwill, time and profit.

(b)  The BUILDER shall not be responsible for any defects in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other circumstances beyond the control of the BUILDER.

(c)  The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

(d)  Without prejudice to the above, the BUILDER further warrants that the design and construction of the VESSEL will resolve and eliminate any defects or deficiencies in any LNG carrier constructed by the BUILDER that the BUILDER becomes aware of prior to Delivery of the VESSEL, and undertakes to remedy any such defects and/or deficiencies free of charge to the BUYER.  The BUILDER shall inform the BUYER of all such defects promptly upon becoming aware of the same.

(e)  The BUILDER agrees upon expiry of the Warranty Period to assign (to the extent which it may validly do so) to the BUYER, or as the BUYER may direct, all the right, title and interest of the BUILDER in and to all guarantees or warranties given by the supplier of any of the materials used in the construction of the VESSEL.

6. Service Engineer

A Guarantee Engineer appointed by the BUILDER, who has been approved by the BUYER may, at the BUYER’s option, be placed on board the VESSEL for a period of 3 months or such longer period as the parties may mutually agree, at the BUILDER’s sole risk as the BUILDER’s representative and to advise the Chief Engineer of the VESSEL on the operation and maintenance of the machinery.  The BUYER shall provide the Guarantee Engineer with suitable free accommodation and messing on board the VESSEL and shall pay to the BUILDER the sum of US$4,000 per month to cover the costs of personal accident insurance, wages and also shall be responsible for repatriation costs for the Guarantee Engineer during his period of service on the VESSEL.

If the BUYER has reason to be dissatisfied with the conduct or competence of the Guarantee Engineer, the BUILDER, on receiving particulars of the complaint, shall promptly investigate the matter and, if the complaint is found to be justified, make a change in the appointment.

ARTICLE X

RESCISSION BY THE BUYER

1.       Insolvency

If any order is made or resolution passed for the winding up of the BUILDER or liquidator, receiver, administrator or similar officer is appointed in respect of its assets(otherwise than for the purpose of a Corporate reorganisation while solvent) causing a disruption of the BUILDER’s construction activity at the shipyard for more than fifteen(15) consecutive days, the BUYER will be entitled to rescind the Contract.

2. Notice:

The payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advances to the BUILDER.  In the event that the BUYER shall exercise its right of rescission of this Contract under Article III or Article VIII or this Article X specifically permitting the BUYER to do so, then the BUYER shall immediately notify the BUILDER of its rescission of this Contract in writing or by telex or by telefax confirmed in writing, and such rescission shall be effective as of the date when the notice is received by the BUILDER.

3. Refund by BUILDER:

Unless the BUILDER duly contests such rescission by the BUYER pursuant to Article XIII, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL and shall, at its option, return the BUYER’s Supplies or shall pay to the BUYER the cost of the BUYER’s Supplies.

In such event, the BUILDER shall pay the BUYER interest at the rate of nine percent (9%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective date following the date of receipt by the BUILDER of each instalment or advance payment to the date of remittance of such refund to the BUYER by the BUILDER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 4(a) of Article VIII, then in such event the BUILDER shall pay interest only at the rate of four and half percent(4.5%).

For the purpose of this Article the BUILDER shall, on or before the receipt by the BUILDER of the First Instalment, provide the BUYER with a transferable and irrevocable Letter of Guarantee issued by K-EXIM in the form and substance annexed hereto as EXHIBIT “A”, which covers the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL and any interest payable thereon, in order to secure refund to the BUYER of such sums in the event that such rescission will become effective pursuant to this Article.

4. Discharge of Obligations:

Upon such refundment and return as provided in Article X.3 by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties to the other under this Contract shall be forthwith completely discharged.

ARTICLE XI

BUYER’S DEFAULT

1. Definition of Default:

The BUYER shall be deemed to be in default under this Contract in the following cases:

(a)  If the BUYER fails to pay any of the First, Second, Third and Fourth Instalments to the BUILDER when such Instalment becomes due and payable under the provisions of Article II.; or

(b)  If the BUYER fails to deposit or pay the Fifth Instalment to the BUILDER as provided in Article II.; or

(c)  If the BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII; or

(d)  If the BUYER fails to be in punctual, due and full compliance with any of its material obligations under this Contract; or

(e)  If the BUYER and/or the Corporate Guarantor shall become voluntarily or involuntarily dissolved, bankrupt or insolvent by any cause.

2. Interest and Charges:

If the BUYER shall be in default of payment of any Instalment as provided in Paragraph 1 (a) and (b) of this Article, the BUYER shall pay interest on such Instalment at the rate of nine percent (9%) per annum from the due date thereof to the date of payment of the full amount including interest to the BUILDER.  In case the BUYER shall fail to take delivery of the VESSEL as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed to be in default of payment of the Fifth Instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is duly tendered for delivery by the BUILDER.

In addition, the BUYER shall be liable for any and all legal fees and any other costs and expenses whatsoever incurred by the BUILDER by reason of the occurrence of any default of the BUYER or by reason of the exercise by the BUILDER of any remedy hereunder.

3. Effect of Default:

(a)  If any default by the BUYER occurs as defined in Paragraphs 1 (a), (b), (c) and (d) of this Article, the Contractual Delivery Date shall be automatically postponed for the period of continuance of such default by the BUYER and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.  In such event, the BUYER shall be responsible for all costs and expenses incurred by the BUILDER by the reason of such postponement.

(b)  If any default by the BUYER defined in Paragraphs 1 (a), (b), (c) and (d) of this Article continues for and is not remedied within a period of seven (7) days, or if any default by the BUYER as defined in Paragraph 1(e) of this Article occurs, the BUILDER may, at its option, rescind this Contract by giving notice to such effect to the BUYER by a telex or telefax confirmed in writing.  Upon receipt by the BUYER of such notice of rescission, this Contract shall forthwith become null and void, and any of the BUYER’s Supplies shall become the sole property of the BUILDER.

In the event of such rescission of this Contract, the BUILDER shall be entitled to retain and apply any Instalment(s) paid by the BUYER to the BUILDER on account of this Contract to the recovery of the BUILDER’s loss and damage including, but not limited to, reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered.

4. Sale of VESSEL:

(a)  In the event of the rescission of this Contract as provided in this Article, the BUILDER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at public or private sale, with five (5) days prior notice to the BUYER, on such terms and conditions as the BUILDER may determine without being responsible for any loss or damage.

The sale of the VESSEL by tender as above provided shall be made by the BUILDER upon such terms and conditions as the BUILDER may deem fit provided that the BUILDER shall use its reasonable efforts to secure the best price obtainable.

(b)  In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the BUILDER shall be applied firstly to payment of all costs and expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and secondly to payment of all unpaid Instalments of the Contract Price and interest on such Instalments at the rate of nine percent (9%) per annum from the respective due dates thereof to the date of application.

(c)  In the event of the sale of the VESSEL in its uncompleted state, the proceeds of sale received by the BUILDER shall be applied firstly to payment of all costs and expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and secondly to payment of all costs of construction of the VESSEL less the Instalment(s) retained by the BUILDER and compensation to the BUILDER for reasonable loss of profit as determined by the BUILDER.

(d)  In either of the above events of sale, if the proceeds of sale exceed the total amount to which such proceeds are to be applied as aforesaid, the BUILDER shall promptly pay the excess to the BUYER without interest, provided, however, that the amount of such payment to the BUYER shall in no event exceed the total amount of Instalment(s) already paid by the BUYER plus interest at the rate of 4.5% p.a. and the cost of the BUYER’s Supplies, if any.

(e)  If the proceeds of sale are insufficient to pay such total amount payable as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

5. Remedies cumulative:

No remedy referred to in this Article XI is intended to be exclusive, but each shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy which is referred to in this Article XI, or which may otherwise be available to the BUILDER including, without limitation, the right to rescind this Contract.

No express or implied waiver by the BUILDER of any default of the BUYER shall in any way be, or be construed to be, a waiver of any other further of subsequent default of the BUYER.

ARTICLE XII

INSURANCE

1. Extent of Insurance Coverage:

From the time of launching of the VESSEL until the VESSEL is completed, delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the Shipyard for the VESSEL, or built into or installed in or upon the VESSEL, including the BUYER’s Supplies, fully insured with Korean insurance companies under insurance coverage corresponding to the Institute of London Underwriters Clauses for Builders’ Risks.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the BUILDER plus interest at the rate of 9% p.a. plus the value of the BUYER’s Supplies in custody of the Shipyard, if any. The insurance referred to hereinabove shall be taken out in the name of the BUILDER and all losses under the insurance shall be payable to the BUILDER.  The insurance proceed for loss/damage to the BUYERs’ supplies shall be payable to the BUYER.

If the BUYER so requests, the BUILDER shall at the BUYER’s cost procure insurance on the VESSEL and all parts, materials, machinery and equipment intended therefor against other risks not provided in Paragraph 1 of this Article and shall make all arrangements to that end.  The cost of such insurance shall be reimbursed to the BUILDER by the BUYER upon delivery of the VESSEL.

The BUILDER shall provide the BUYER with a certified copy of insurance policy specified above.

Notwithstanding the above, the BUYER shall compensate the BUILDER for any increased cost and expense under or pursuant to any provision of this Article XII, incurred by the BUILDER due to the BUYER’s default as specified in Article XI.

2. Application of Recovered Amount :

(a)                          Partial Loss

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual, constructive, arranged or compromised total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance referred to in Article XII. 1 to the repair of such damage satisfactory to the Classification Society and the

Specifications, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications.

(b)                         Total Loss

In the event that the VESSEL is determined to be an actual, constructive, arranged or compromised total loss, the BUILDER shall by the mutual agreement between the parties hereto, either :

(i)  Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance shall be applied to the reconstruction of the VESSEL’s damage, provided the parties hereto shall first have agreed in writing as to such reasonable postponement of the Contractal Delivery Date and adjustment of other terms of this Contract (including the Contract Price) as may be necessary for the completion of such reconstruction; or

(ii)  Refund immediately to the BUYER the amount of all instalments paid to the BUILDER under this Contract with interest at the rate of 4.5% p.a. including an amount equal to the value of any BUYER’s Supplies which shall have become a total loss as aforesaid without any interest, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties towards the other shall terminate forthwith.

If the parties hereto fail to reach the said mutual agreement within two(2) months after the VESSEL is determined to be an actual, constructive, arranged or compromised total loss, the provisions of Subparagraph (b) ii) above shall apply.

3. Redelivery of BUYER’s Supplies :

In the event that the VESSEL shall be determined to be an actual, constructive, arranged or compromised total loss and it shall not be agreed between the parties that the VESSEL be reconstructed as aforesaid, the BUILDER shall redeliver to the BUYER at the Shipyard any BUYER’s Supplies which shall not have become a total loss.

4. Termination of BUILDER’s Obligation to Insure :

The BUILDER’s obligations to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to the BUYER.

ARTICLE XIII

DISPUTES AND ARBITRATION

1. Proceedings:

If any dispute, controversy or difference may arise between the parties hereto out of or in relation to or in connection with this Contract, which cannot be settled by the parties themselves, it shall be settled as follows:

(a)  Any dispute concerning the VESSEL’s compliance or non-compliance with the rules and regulations of the Classification Society or other regulatory bodies shall be referred to the Classification Society or other regulatory bodies, as the case may be, the decision of which shall be final and binding upon the parties hereto.

(b)  All other disputes shall be referred to arbitration in London, England, one arbitrator to be appointed by the BUILDER and the other by the BUYER, and a third arbitrator to be chosen and appointed by the two arbitrators.

Such arbitration shall be conducted in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association for the time being in force.

The award of the arbitrators shall be final and binding on the parties.

If the two arbitrators fail to choose and appoint a third arbitrator, either of the said two arbitrators may apply to the Chairman of The London Maritime Arbitrators’ Association to choose and appoint a third arbitrator.

2. Alteration of Delivery of the VESSEL:

In the event of reference to the Classification Society or other regulatory bodies or to arbitration of any dispute or disputes arising or occurring prior to delivery of the VESSEL, the award by the party deciding the said dispute or disputes shall include a declaration as to any postponement of the Delivery Date which the party deciding the dispute or disputes may in his/their absolute discretion deem appropriate.

3. Entry in Court:

Judgement on an award by the arbitrators or umpire may be entered in any court of competent jurisdiction for enforcement thereof.

ARTICLE XIV

RIGHT OF ASSIGNMENT

Neither party shall assign this Contract to any third party, unless the prior consent thereto of the other party is given in writing, such consent not to be unreasonably withheld.

The BUYER may assign this Contract without the BUILDER’s consent to a company controlled by or under the same control as the BUYER provided the performance of such company shall be guaranteed by the Corporate Guarantor.

In the event of any such assignment by either party, all costs including legal and other costs to be incurred in relation thereto shall be borne and paid for by the assignor, and the assignor shall remain liable under this Contract to the other party to the same extent as it was prior to the making of the assignment and shall cause the assignee to observe and respect the terms thereof.

This Contract shall ensure to the benefit of, and shall be binding upon, the respective successors and assigns of the parties hereto.

ARTICLE XV

TAXES AND DUTIES

1. Taxes and Duties in Korea:

The BUILDER shall bear and pay all taxes and duties levied or imposed in Korea in connection with the execution and/or performance of this Contract, except any taxes and duties imposed in Korea upon the BUYER’s Supplies or upon the personal incomes of the BUYER’s employees and agents.

2. Taxes and Duties outside Korea:

The BUYER shall bear and pay all taxes and duties levied or imposed outside Korea in connection with execution and/or performance of this Contract except for any taxes and duties imposed upon those items or services to be procured by the BUILDER for construction of the VESSEL.

ARTICLE XVI

PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1. Patents, Trademarks and Copyrights:

(a)  The BUILDER shall defend and indemnify the BUYER against all claims for infringement of patent rights, copyrights or trademarks alleged in connection with the construction of the VESSEL by the BUILDER at the Shipyard and against all costs and expenses of litigation, if any(excluding the BUYER’s internal costs and expenses), but such liability and indemnity shall not extend to the BUYER’s Supplies.

(b)  Nothing contained herein shall be construed as transferring such patent, trademark or copyright covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2. General Plans, Specifications and Working Drawings:

The BUILDER retains all rights with respect to the Specifications, plans, working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL, and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein directly or indirectly to any third parties, without the prior written consent of the BUILDER, except where it is necessary for the usual operation, repair and maintenance of the VESSEL.

ARTICLE XVII

BUYER’S SUPPLIES

1. Responsibility of BUYER:

(a)  The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items (including funnel mark, ship name and other information necessary for the timely construction of the VESSEL) to be furnished by the BUYER as set out in the Specifications (herein called “BUYER’s Supplies”) at warehouse or other storage of the Shipyard in good condition ready for installation or use in or on the VESSEL, in accordance with the time schedule designated by the BUILDER to meet the building schedule of the VESSEL.

(b)  In order to facilitate installation or use by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the BUILDER failing which the BUYER, if so requested by the BUILDER, shall, without any charge to the BUILDER, cause representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments, tests and inspection thereof at the Shipyard.

(c)  Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, if they are found to be unsuitable or in improper condition for installation or use.  However, if so requested by the BUYER, the BUILDER may repair or adjust the BUYER’s Supplies without prejudice to the BUILDER’s other rights hereunder and without being responsible for any consequences arising therefrom.  In such case, the BUYER shall reimburse the BUILDER for all costs and expenses incurred by BUILDER in such repair or adjustment and the Delivery Date shall be postponed for the period of delay in the construction of the VESSEL caused by the making of such repair or adjustment.

(d)  Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated by the BUILDER, the Contractual Delivery Date shall be extended for the period of such delay in delivery of the BUYER’s Supplies if such delay in delivery shall affect the Contractual Delivery Date of the VESSEL.  In such event, the BUYER shall be responsible for all losses and damages incurred by the BUILDER by the reason of such delay in delivery of the BUYER’s Supplies and such payment shall be made upon delivery of the VESSEL.

If delay in delivery of any of the BUYER’s Supplies exceeds fifteen(15) days, then the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the BUILDER’s other rights as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL as so constructed.

2. Responsibility of BUILDER:

The BUILDER shall be responsible for the storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof to the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies and for the loss of or damage to the BUYER’s Supplies caused without the BUILDER’s wilful misconduct or gross negligence.

 ARTICLE XVIII

REPRESENTATIVES

The BUYER’s representative and address designated for the purpose of notices under this Contract shall be

EXMAR N. V.

Address:

Attention:

Telefax:

Telex:

unless and until the BUYER notifies the BUILDER to the contrary in writing.

The BUILDER’s representative and address designated for the purpose of notices under this Contract shall be

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.,

Address :             541, 5-Ga, Namdaemun-Ro, Chung-Gu,

Seoul, the Republic of Korea,

Attention:             Mr. W. K. Ki / Vice President

Telefax:                822 757 8955

Telex:                   K22213 / K24698

unless and until the BUILDER notifies the BUYER to the contrary in writing.

ARTICLE XIX

NOTICE AND LANGUAGE

1. Notice:

Any and all notices, requests, demands, instructions, advices and communications in connection with this Contract shall be sent by registered airmail, by express courier service, personally or by telefax or telex, and shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten(10) days after the date of despatch, express courier service shall be deemed to be delivered five(5) days after the date of despatch, and telex acknowledged by the answerbacks set out in Article XVIII shall be deemed to be delivered upon despatch.

2. Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

ARTICLE XX

EFFECTIVE DATE OF CONTRACT

This Contract, having theretofore been authorized by actions of the respective boards of directors or other governing body of each party hereto, shall become effective from the date of the Contract.

However, if the BUILDER shall fail to issue the Letter of Guarantee for the VESSEL from K-EXIM within Forty Five (45) days from the date of the Contract, then the Contract shall automatically become null and void, unless otherwise mutually agreed in writing between the parties hereto, and the parties hereto shall be immediately and completely discharged from all of their obligations to the other party under the Contract as though this Contract had never been entered into at all.

ARTICLE XXI

INTERPRETATION

1. Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each article and part thereof shall be governed by the laws of England.

2. Discrepancies:

In the event of any conflict between this Contract and the Specifications, the provisions of this Contract shall prevail.  In the event of any conflict between the Specifications and Plans, the provisions of the Specifications shall prevail.

3. Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4. Amendment:

No provision of this Contract may be amended, modified, waived or rescinded except by an instrument in writing executed by each of the parties hereto.

5. Headings:

The descriptive headings of Articles and Clauses herein are for convenience of reference only and are not to be used in construing or interpreting this Contract.

6. Severability:

Any provision of this Contract which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  To the extent permitted by applicable laws, both parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed by their duly authorized signatories the day and year first above written.

For and on behalf of		For and on behalf of
DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

By :		By :
Name:	Name:
Title:		Title:

EXHIBIT A

REFUND GUARANTEE

To:

IRREVOCABLE LETTER OF GUARANTEE

Gentlemen:

We hereby open our irrevocable Letter of Guarantee No.           in favor of                                  (hereinafter called the “Buyer”) for account of Daewoo Shipbuilding & Marine Engineering Co., Ltd., Seoul, Korea (hereinafter called the “Builder”) as follows in connection with the Shipbuilding Contract dated                        (hereinafter called the “Contract”) made by and between the Buyer and the Builder for the construction and sale of one Liquefied Natural Gas Carrying Vessel having Builder’s Hull No. 2213  (hereinafter called the “Vessel”).

If in connection with the terms and conditions of the Contract the Buyer shall become entitled to a refund of the instalments or advance payments made to the Builder prior to the delivery of the Vessel, we hereby irrevocably agree to make the repayment of the same to the BUYER within thirty (30) days after demand not exceeding United States Dollars                                             together with interest thereon at the rate of nine percent (9%) per annum from the date following the date of receipt by the Builder of each instalments or advance payments to the date of remittance by telegraphic transfer of such refund.

This Letter of Guarantee shall be in force and effect from the date of the Builder’s actual receipt of the first instalment or advance payment in the amount of United States Dollars                                                                                                               .

The amount of this Guarantee will be automatically increased upon Builder’s receipt of the respective instalment, not more than three (3) times, each time by the amount of instalment or advance payment plus interest thereon as provided in the Contract, but in any eventuality the amount of this Guarantee shall not exceed the total sum of United States Dollars                                   (the “guarantee amount”) (US$            ) plus interest thereon at the rate of nine percent (9%) per annum from the date following the date of Builder’s receipt of each instalment or advance payment to the date of remittance by telegraphic transfer of the refund.

In the event of rescission of the Contract being based on Article VIII 4 (a) or Article XII 2 (b) ii) of the Contract, interest shall be paid at the rate of four and half percent (4.5%) per annum.

Our liability under this Letter of Guarantee shall not be affected by any amendment or variation of the Contract or any time or indulgence granted to the Builder under the terms of the Contract and/or insolvency, bankruptcy, liquidation or reorganisation of the Builder; provided, however, that notwithstanding the foregoing, our liability under this Letter of Guarantee shall in no event be greater than the guarantee amount plus interest.

This Letter of Guarantee is available against Buyer’s written statement stating that Buyer’s demand for refund has been made in conformity with the Contract and the Builder has failed to make the refund.

This Letter of Guarantee shall expire and become null and void upon receipt by the Buyer of the sum guaranteed hereby together with interest thereon as aforesaid or upon the execution by the Buyer and the Builder of the Protocol of Delivery and Acceptance of the Vessel or upon rescission of the Contract due to Buyer’s default in accordance with the provisions of the Contract.  In any case, this Letter of Guarantee shall be returned to us.

Notwithstanding the provisions hereinabove, in case we receive notification from you or the Builder confirmed by an arbitrator stating that your claim to cancel the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, we shall refund to you the sum adjudged to be due to you from the Builder pursuant to the award made under such arbitration within thirty (30) days of receipt from you of a demand for the sums so adjudged and a copy of the award.

This Letter of Guarantee is assignable and valid until such time as the Vessel is delivered by the Builder to the Buyer in accordance with the provisions of the Contract.

Our address for notices or services of process is :

Kexim Bank (UK) Limited

2nd Floor

Moorgate Hall

155 Moorgate

London EC2M 6XB

U.K.

This Guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the courts of England.

Yours very truly,

For and on behalf of

Name :
Title:

EXHIBIT B

BUYER’s GUARANTEE

Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Date: 2000.
541, Namdaemun-no 5-ga,
Chung-gu, Seoul,
Korea

CORPORATE GUARANTEE

With reference to the Shipbuilding Contract dated             , 2000 entered into by and among                          , a corporation organized and existing under the laws of                   , (hereinafter called the “BUYER”) and DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD., a corporation organized and existing under the laws of the Republic of Korea (hereinafter called the “BUILDER”) for the construction and sale of                                 having BUILDER’s Hull Number .... (hereinafter called the “VESSEL”), the undersigned, as a primary obligor and not as a surety merely, does hereby irrevocably and unconditionally guarantee the due and full performance of the BUYER’s obligations and responsibilities under the Shipbuilding Contract, as amended, including, but not limited to, taking delivery of the VESSEL, payments of any and all instalments, interest thereon and reasonable legal fees and charges incurred by you due to the BUYER’s default, all in accordance with the Shipbuilding Contract, as amended.

The undersigned shall not be released from any of its obligations and responsibilities under this Corporate Guarantee for any reason whatsoever until the expiry date of this Corporate Guarantee.

The undersigned hereby consents to any renewals, changes, extensions and adjustments of the Shipbuilding Contract or the indebtedness for which they are given without notice to the undersigned, and further consents that no such renewals, changes, extensions, adjustments or indebtedness shall discharge the undersigned from any liability thereon or hereon in whole or in part.

All payment by the undersigned under this Corporate Guarantee shall be made immediately upon your demand in the United States Dollars to such an account as you may designate to the undersigned without any deduction of any present or future taxes, restrictions or conditions of any nature, or set-off or counter-claim for any reason whatsoever.

This Corporate Guarantee shall be a continuing guarantee and you shall not be required to exhaust your recourse against the BUYER or the securities which you may hold before being entitled to payment from the undersigned of the obligation hereby guaranteed.

This Corporate Guarantee shall be in full force and effect from the issuing date until the full performance of the obligations and responsibilities under the Shipbuilding Contract, as amended, by the BUYER, its successors and/or its assignees.

The undersigned hereby represents and warrants that (a) the undersigned is an autonomous entity duly organized and validly existing under the laws of                        and has full legal right, power and authority to execute this Corporate Guarantee and to perform its obligation hereunder, (b) the undersigned has taken all appropriate and necessary corporate action to authorize the issuance of this Corporate Guarantee and to perform its obligation hereunder, (c) this Corporate Guarantee constitutes its legal, valid and binding obligation of the undersigned enforceable in accordance with its terms and (d) the undersigned has obtained all necessary consents, licenses, approvals, authorizations and registrations or declarations, with any governmental authority required in connection with the validity and enforceability of its guarantee and the same are in full force and effect.

This Corporate Guarantee shall be governed by and construed in accordance with the laws of England.

The undersigned hereby consents that any dispute, controversy or difference which may arise out of or in relation to or in connection with this Corporate Guarantee shall be finally settled by arbitration in London, England in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association for the time being in force.

Any demand or notice shall be sent by registered airmail or by telex addressed to the Corporate Guarantor at:

[GUARANTOR’S ADDRESS]

Telex:

Upon expiration this Corporate Guarantee shall become null and void and shall be returned to the undersigned.

Yours very truly,

For and on behalf of

Name :
Title:

Appendix D:  Protocol of Delivery and Acceptance

PROTOCOL OF DELIVERY AND ACCEPTANCE

FOR

“METHANE PRINCESS”

The “METHANE PRINCESS” (“the Vessel”) was delivered to and accepted by Charterers under and subject to the Time Charterparty dated 25th October 2001 as amended on 4th April 2003 and as novated and amended and re-stated on [    ] August 2003 (“the Time Charter”) between Golar 2215 UK Ltd and Methane Services Limited at [      ] on the [                            ] (“the Time of Delivery”) at [                                     ].

Acceptance of the Vessel by Charterers shall not be construed as a waiver or discharge of any of the representations, warranties or undertakings made by Owners in or with respect to the Time Charter.

Owners:
(signed)	(date)

Charterers:
(signed)	(date)

Appendix E:  Letter of Quiet Enjoyment

[Execution copy – appears as Exhibit F in execution copy]

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire RG6 1PT

August, 2003

Dear Sirs

Re:	LNG Vessel known during construction as Hull No. 2215 at Daewoo Shipbuilding and Marine Engineering Co., Ltd. (the “Vessel”)

We refer to:

(a)                        the time charter dated 25 October 2001 entered into between Golar LNG 2215 Corporation (the “Lessee”) as owners and originally, British Gas Asia Pacific Pte Limited as charterers in respect of the Vessel (the “Original Time Charter”) as the same has been novated in favour of Golar 2215 UK Ltd. (the “Sub-Lessee”) and yourselves pursuant to a novation agreement dated August 2003 made between the Lessee, yourselves and the Sub-Lessee (the “Novation Agreement” and together with the Original Time Charter and the Novation Agreement, the “Time Charter”));

(b)                       the lease (the “Head Lease”) to be made between A&L CF June (3) Limited (the “Lessor”) as owners and the Lessee as charterers in respect of the Vessel;

(c)                        the sub-lease (the “Sub-Lease”) to be made between the Lessee as owners and the Sub-Lessee as charterers in respect of the Vessel;

(d)                       the standby put option agreement (the “Standby Put Option Agreement”) to be made between the Lessor and LNG Holding Company Ltd. (the “Standby Purchaser”), pursuant to which the Lessor has the right in certain circumstances to require the Standby Purchaser to acquire title to the Vessel on the terms and conditions therein contained;

(e)                        the standby lease (the “Standby Lease”) to be made between the Standby Purchaser as owners and the Lessee as charterers, pursuant to which the Standby Purchaser shall lease the Vessel to the Lessee following its acquisition of the Vessel pursuant to the Standby Put Option Agreement; and

(f)                          the Lease Documents (as defined in the Head Lease and hereinafter called the “Lease Documents”).

We confirm that we:

(i)                           are aware of the Sub-Lease, the Novation Agreement and the Time Charter; and

(ii)                        consent to the chartering of the Vessel pursuant to the Sub-Lease and the time chartering of the Vessel pursuant to the Time Charter (including your right to bareboat charter the Vessel pursuant to clause 46(b)(ii) of the Time Charter (any such bareboat charter being a “Bareboat Charter” and, together with the Time Charter, the “Charters”)).

Words and expressions defined in the Time Charter shall, unless otherwise expressly provided in this letter or the context otherwise requires, have the same meanings when used in this letter.  References in this letter to the Time Charter, the Bareboat Charter or the Charters as the case may be, shall include such documents as amended, supplemented or varied from time to time.

The expression “disponent owner” means the person who has the right to use and possession of the Vessel, either as owner or as bareboat charterer from the owner of the Vessel, for the time being, and the expression “disponent ownership” shall be construed accordingly.

1.                                       In consideration of your giving your consent to the entering into of the Head Lease, the Sub-Lease, the Standby Lease and the Standby Put Option Agreement and of your entry into the Novation Agreement and for other good and valuable consideration (the receipt and the sufficiency of which we acknowledge), we undertake, for such period as you shall be entitled to the use of the Vessel under the Time Charter or to the use and possession of the Vessel under the Bareboat Charter, as the case may be, not (without your prior written consent but subject as provided below) to:

(a)                                  (save for any steps to be taken to defend or protect our rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and that we shall notify you in writing promptly upon taking or ceasing any such action) issue any arrest or similar proceedings against the Vessel in any jurisdiction; or

(b)                                 (save for (i) any steps to be taken to defend or protect our rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and that we shall notify you in writing promptly upon taking or ceasing any such action and (ii) our rights to sell the Vessel to the Standby Purchaser pursuant to the Standby Put Option Agreement) exercise any power of sale or other disposal of the Vessel to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty; or

(c)                                  repossess the Vessel in our capacity as the Lessor or in any other capacity; or

(d)                                 appoint a receiver in respect of the Vessel; or

(e)                                  exercise against the Vessel any of our respective rights under the Head Lease or the Lease Documents (including, in particular but without limitation and save as otherwise contemplated by this letter, the exercise of any right of termination of the Head Lease and/or the Sub-Lease in a manner which would prevent the Sub-Lessee from having use and possession of the Vessel for the purpose of discharging its obligations to you under the Time Charter or the Bareboat Charter as the case may be) in a manner inconsistent with your right to quiet use and enjoyment and, if you exercise your right under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter, possession of the Vessel.

It is acknowledged and agreed for this purpose that it shall not be inconsistent with your right of quiet use and enjoyment or, in the case of a Bareboat Charter, possession, of the Vessel for us (1) to require the Standby Purchaser to purchase the Vessel from us in accordance with the Standby Put Option Agreement; or (2) subject to the Head Lease, to sell the Vessel and transfer registered ownership of the Vessel to any company (the “Leasing Affiliate”) within the Lessor Group (as defined in the Lease) (the “Lessor Group”) to whom we shall have assigned or transferred the Head Lease pursuant to clause 30.2 of the Lease subject to (A) the Leasing Affiliate executing a letter of quiet enjoyment in your favour in the same form mutatis mutandis as this letter and (B) Alliance & Leicester Plc (the “Lessor Parent”) executing a Lessor Parent Support Letter (the “New Lessor Parent Support Letter”) in the same form mutatis mutandis as the letter of even date herewith executed in your favour by the Lessor Parent (the “Existing Lessor Parent Support Letter”);

(f)                                    take any step to wind up, liquidate, or place in administration or receivership, the Lessee or the Sub-Lessee nor commence or continue any analogous proceedings against either of them in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action)

SUBJECT ALWAYS:

(i)                                     to there having occurred no event under the Time Charter (or, as the case may be, the Bareboat Charter) (in either case, a “Charterer’s Termination Event”) in consequence of which we, as second assignees of the Sub-Lessee’s rights under the Time Charter, or the Sub-Lessee are entitled to and have terminated the Time Charter then in force in accordance with its terms, in which case we shall have full and unrestricted rights as Lessor, assignee or otherwise under the Lease Documents; and

(ii)                                  to the provisions of paragraphs 2, 3 and 4 below.

2.                                       In consideration of the covenants and undertakings described in paragraph 1 above and for other good and valuable consideration (the receipt and sufficiency of which you, by your counter signature of this letter, acknowledge), you, Methane Services Limited, by your counter signature of this letter, agree and accept that the undertakings described in paragraph 1 shall, at all times, be subject to the following rights in our favour (hereinafter called “Step-in rights”), namely, the right to effect:

(i)                                     the sale of the Vessel and the transfer of registered ownership of the Vessel (1) to the Standby Purchaser pursuant to the Standby Put Option Agreement or (2) subject to the Head Lease, to a Leasing Affiliate on the terms set out in paragraph 1(e)(2);

(ii)                                  transfer of the registered ownership and/or the disponent ownership and/or management of the Vessel to such other owner, operator or manager as we may nominate and who, in each case, may reasonably be acceptable to you, provided that, for the avoidance of doubt, where the disponent owner is not also the registered owner of the Vessel, we acknowledge that it shall be a condition of any transfer of the ownership of the Vessel that the registered owner shall issue a guarantee in your favour of the obligations of the disponent owner under the Charter substantially in terms of the specimen attached hereto as Appendix A.

PROVIDED THAT our aforesaid confirmation shall not be construed as an agreement on our part expressly or impliedly to guarantee the due performance by the Sub-Lessee (or any replacement owner) of its obligations under the relevant Charter; or

(iii)                               the sale of the shares in the Sub-Lessee or a transfer of registered ownership, disponent ownership and/or management of the Vessel to such third party as may, in each case, be reasonably be acceptable to you; or

(iv)                              consequent or attendant upon any transfer of registered and/or disponent ownership of the Vessel pursuant to sub-paragraphs 2(a)(ii) or (iii) above so that the Lessee and/or the Sub-Lessee are no longer the disponent owners of the Vessel, a winding-up, liquidation or receivership (or proceedings analogous thereto) of the Lessee and/or the Sub-Lessee (subject to the company concerned no longer being the disponent owners); or

(v)                                 consequent or attendant upon any transfer of registered and/or disponent ownership of the Vessel pursuant to sub-paragraphs 2(a)(ii) or (iii) above, a termination of the chartering of the Vessel and the Head Lease and/or the Sub-Lease (subject always either (x) to the transferee disponent owners continuing to charter the Vessel from us, the Leasing Affiliate, the Standby Purchaser or the transferee disponent owners so as to continue to be able to charter the Vessel to you pursuant to the Time Charter, or (y) to the transferee registered owners becoming the disponent owners under the Time Charter and continuing to charter the Vessel to you pursuant to the Time Charter).

For the avoidance of doubt, but without limitation, we acknowledge that a transfer of registered ownership or disponent ownership of the Vessel to an owner or operator nominated by us or to a third party referred to in sub-paragraphs 2(a)(ii) and (iii) above would not be reasonably acceptable to you if (a) such owner, operator or third party nominated as owner is not also the disponent owner of the Vessel for the purpose of your chartering the Vessel from such party pursuant to the Time Charter or (b) you would in consequence incur any increased cost or become liable to make any deduction or withholding on account of tax from any payment of hire or other moneys under the Time Charter which you would not otherwise have incurred or been liable to make.

The Step-in rights shall be exercisable by us subject to the conditions set out in this paragraph 2.

(b)                                 It is a pre-condition of our exercise of any Step-in right that:

(i)                                     an event entitling you to terminate the Time Charter and/or to enter into a Bareboat Charter and/or us to repossess the Vessel and/or us to enforce the security constituted by the Lease Documents (an “Owners’ Default”) has occurred and is continuing and either us or you has notified the other of such Owners’ Default in writing; AND

EITHER:

(ii)

(1)                             such Owners’ Default has not been cured within 30 days of its occurrence (or where there is a grace period specified in respect of such Owners’ Default, within 14 days of the expiry of such grace period) (such cure period being hereinafter referred to as the “Cure Period”); and

(2)                             before the expiry of the Cure Period, you have not either:

(a)                   confirmed to us the waiver of such default in respect of which you have the right to terminate the Time Charter and/or to enter into a Bareboat Charter; or

(b)                  exercised your rights under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter; or

(c)                   given us a Preliminary Notification (as defined in paragraph 3(b) below);

OR

(iii)                               where, in accordance with paragraph 3(b) below you have given us a Preliminary Notification, you have not either:

(1)                             by the day falling 3 working days after the expiry of the Negotiation Period (as defined in paragraph 3(c) below), accepted the solution to cure the default proposed by us [or exercised your rights under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter; or

(2)                             within 3 working days of the expiry of the Negotiation Period, exercised your rights to terminate the Time Charter.

(c)                                  Upon the Step-in rights becoming exercisable by us, we shall, if we are going to exercise them, exercise them within 30 days thereafter. We agree to notify you promptly and in reasonable detail of the action we propose to take (if we have not already done so) and you agree to execute such documents and do all other things reasonably necessary to give effect to the Step-in rights, on condition that we will bear your reasonable legal costs of so doing.

(d)                                 Notwithstanding any other provision of this letter but subject always to no Charterer’s Termination Event having occurred and continuing, we confirm that the exercise of the Step-in rights is wholly without prejudice to, and it is a condition of the exercise of the Step-in rights that it shall not disrupt or otherwise adversely affect, your right to the quiet use and enjoyment, and, in the case of a Bareboat Charter, possession, of the Vessel, in accordance with the relevant Charter.  Without limitation, we acknowledge that save in the circumstances of our sale of the Vessel to the Standby Purchaser in accordance with the Standby Put Option Agreement whereupon the Standby Lease shall become effective or to a Leasing Affiliate to whom we shall have assigned or transferred the Head Lease pursuant to clause 30.2 of the Lease (and where the provisions of paragraph 2(a)(i) have been fulfilled which it is agreed shall not affect your right to the quiet use and enjoyment or, in the case of a Bareboat Charter, possession of the Vessel), termination of the chartering of the Vessel under the Head Lease other than with your prior written consent or as expressly permitted by the terms of this letter would be inconsistent with such right.  PROVIDED THAT our aforesaid confirmation shall not be construed as an agreement on our part expressly or impliedly to guarantee the due performance by the Sub-Lessee (or any replacement registered owner or disponent owner of the Vessel) of its obligations under the relevant Charter.

3.                                       The provisions of this paragraph 3 are without prejudice to your right to exercise your rights under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter immediately upon an Owners’ Default or at any time during the Negotiation Period.

(a)                                  If an Owners’ Default occurs and you wish to terminate the Time Charter or to exercise your right under clause 46(b)(ii) to enter into a Bareboat Charter, you agree to notify us prior to or promptly upon expiry of the Cure Period mentioned in paragraph 2(b) of such Owners’ Default, and, in such notification (the “Preliminary Notification”), to indicate your intention to exercise one of the options available to you pursuant to clause 46(b)(i) or clause 46(b)(ii) of the Time Charter.  You shall not be obliged in the Preliminary Notification to indicate which of the said options you wish to exercise, nor shall any indication given in the Preliminary Notification of your wishes or intentions be binding on you.

(b)                                 Upon giving the Preliminary Notification you agree without prejudice to any of your rights under the Time Charter but prior to serving notice of termination (and for a period of no more than 30 days after giving the Preliminary Notification (the “Negotiation Period”), to negotiate with us, on a reasonable endeavours basis (but without any commitment on your part to agree any particular solution proposed by us), to find a solution (whether involving the exercise by us of Step-in rights or otherwise) to cure the relevant Owners’ Default.

(c)                                  If by the end of the Negotiation Period, agreement cannot be reached on a cure acceptable to you, you are free to terminate the Time Charter or (without prejudice to sub-paragraph (a) of this paragraph 3) to exercise your right under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter.  If you do not exercise either of such rights within 3 working days of the expiry of the Negotiation Period, the Step-in rights shall become exercisable as provided in paragraph 2(b)(iii).

(d)                                 If, in accordance with clause 46(b)(ii) of the Time Charter you should elect to substitute the Bareboat Charter for the Time Charter you will (notwithstanding any other provisions of this letter) immediately enter into a multipartite agreement (the “Multipartite Agreement”) to be made the Lessee, the Sub-Lessee, the Bank (as hereinafter defined), yourselves and ourselves in the form of the specimen attached hereto as Appendix B.

4.                                       If, during the existence of the Bareboat Charter, a termination right arises in your favour, the provisions of paragraphs 2 and 3 (but not our rights under sub-paragraphs 2(a) and (b) to effect a transfer of management of the Vessel) shall, mutatis mutandis, apply, subject as provided in this paragraph 3.

(a)                                  For this purpose, all references in paragraphs 2 and 3 to the exercise of your rights under clause 46(b)(ii) of the Time Charter shall be of no effect and references to the exercise of your rights under clause 46(b)(i) of the Time Charter following an Owners’ Default shall be construed as references to your rights to terminate the Bareboat Charter under clause

25 of the Bareboat Charter or otherwise following the occurrence of an event giving rise to such rights under the Bareboat Charter.

(b)                                 For the purpose of paragraph 2, you agree that where you have exercised your rights under clause 46(b)(ii) of the Time Charter we shall be entitled, at any time from the date on which the Bareboat Notice (as defined in the Time Charter) has been given by you to the Sub-Lessee to the date falling 30 days after the date of delivery of the Vessel to you under the Bareboat Charter, to exercise the Step-in rights (but not our rights under sub-paragraphs 2(a) and (b) to effect a transfer of management of the Vessel) without being required to satisfy the pre-conditions to the exercise of the Step-in rights referred to in paragraph 2(b), as varied by this paragraph 4.  For the avoidance of doubt, and without limiting our obligations under paragraph 2(d), we confirm that we shall not exercise our Step-in rights in such circumstances in a way which would interfere with the delivery of the Vessel to you under the Bareboat Charter.

In consideration of the covenants and undertakings described in paragraph 1 above and for other good and valuable consideration (the receipt and sufficiency of which you acknowledge by your counter signature of this letter), you hereby agree and accept that Alliance & Leicester Commercial Finance Plc, our immediate parent, may sell, transfer or dispose of its shares in the Lessor to any Leasing Affiliate or any other company subject always to the terms and conditions for any such sale, transfer or disposal set out in the Existing Lessor Parent Support Letter being satisfied and, to the extent that the Existing Lessor Parent Support Letter is intended to survive any such sale, transfer or disposal, the Existing Lessor Parent Support Letter remaining in full force and effect following such sale, transfer or disposal.

5.                                       For the avoidance of doubt the undertakings in this letter shall apply from the date of this letter.

6.                                       By your counter signature of this letter you agree and accept that all moneys payable by any insurance company, underwriters, protection and indemnity or war risks association in respect of a Total Loss (as defined in the Head Lease) of the Vessel shall be payable to us as Lessor and shall be applied in accordance with clauses 2.1 or 2.4 of the Proceeds Deed to be executed in respect of the Vessel (the “Proceeds Deed”) (a copy of which clauses are attached hereto as Appendix C) and, if you exercise your right under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter and to the extent that the same shall be within our power so to do, we shall procure that all amounts in excess of the minimum insured value (as defined in the draft Bareboat Charter appended to the Time Charter) (the “minimum insured value”) which are received by us as Lessor in respect of such Total Loss and which are to be applied in accordance with clauses 2.1 or 2.4 of the Proceeds Deed shall be payable to you.

The Lessee, by its counter signature of this letter, hereby irrevocably and unconditionally instructs the Lessor during the period of any Bareboat Charter, to apply any amounts in excess of the minimum insured value received by the Lessor in respect of a Total Loss and which would otherwise be payable to the Lessee pursuant to clauses 2.1.4 or 2.4.4 of the Proceeds Deed in payment to you as aforesaid.  In addition, we agree that when any such Bareboat Charter exists, any moneys expressed to be payable to the Sub-Lessee or payable to you under the Bareboat Charter may be paid to you and we shall approve any application by the Bank (as defined in the Proceeds Deed) (the “Bank”) of such moneys to you and/or, when we have control of the same, shall agree to pay such moneys to you.

7.                                       We acknowledge that you are not a party to and are not bound by the provisions of any of the Lease Documents other than the terms of the Notice of Assignment and your acknowledgement thereof relating to the second priority assignment by the Sub-Lessee to the us of the Sub-Lessee’s rights under, inter alia, the Time Charter, such Notice and acknowledgement to be delivered substantially in the form of the attached draft.

8.                                       We agree and accept that you shall be entitled to the same rights against the Sub-Lessee and the Vessel in respect of the Time Charter as you would have enjoyed had the Sub-Lessee also been the registered owner of the Vessel and accordingly, to the extent that you may properly have a claim under or in respect of the Time Charter, we:

(a)                                  agree that you shall be entitled to enforce any such claim that you may from time to time have against the Sub-Lessee under or arising out of the Time Charter or the Bareboat Charter by the taking, in any relevant jurisdiction of arrest, detention, attachment, saisie conservatoire, freezing injunction or similar proceedings (the “Relevant Proceedings”) against the Vessel, her freight or other earnings and/or against the proceeds of sale or insurance of the Vessel (together the “Relevant Assets”), as if the registered owner of the Vessel was personally and primarily liable for such claim and/or as if the Sub-Lessee was the registered owner;

(b)                                 consent generally in respect of any such Relevant Proceedings to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against the Relevant Assets of any order or judgment which may be made or given in any such Relevant Proceedings; and

(c)                                  waive any claim, defence or right of action which we may have in respect of any such Relevant Proceedings on the ground of inconvenient forum, want of jurisdiction or the absence of locus standi or otherwise howsoever.

The terms of this paragraph are without prejudice to our rights against the Lessee or the Sub-Lessee but shall not be construed as imposing, or be treated as an acceptance by us of, any personal liability for any of the claims of the type referred to in this clause.

9.                                       We acknowledge that until further notice from us to you, you shall be entitled to deal with the Sub-Lessee in relation to all matters arising under each Charter as if the Lease Documents had not been entered into, provided that all amounts payable by you to the Sub-Lessee under each Charter shall, subject to any notifications issued pursuant to any first priority assignment of the relevant Charter, be paid to the account of the Sub-Lessee specified in the Notice of Assignment referred to above.

10.                                 The undertakings and confirmations contained in this letter by us are without prejudice to the rights of the Bank under the letter dated August 2003 from the Bank to yourselves, which letter is counter-signed or to be counter-signed by, inter alios, ourselves and the disponent owners, under which the Bank undertakes, subject as provided in such letter, inter alia, not to issue any arrest or similar proceedings against the Vessel in any jurisdiction.

11.                                 We acknowledge that the terms of this letter shall (subject to the terms of clause 64 of the Time Charter and subject to any such beneficiary similarly confirming and consenting to the terms of this letter) enure to the benefit of your successors and assigns and to the benefit of any company or person whom you may designate as charterer of the Vessel under either of the Charters.

The terms of this letter shall be governed by and construed in accordance with English law. Any dispute arising out of this letter shall be referred to arbitration, and the provisions of clause 41 of the Time Charter shall apply mutatis mutandis as if such provisions were set out in this letter.

Please will you acknowledge your receipt of and your agreement to the terms of this letter by signing the attached copy where indicated and returning it to us.

Yours faithfully

for and on behalf of
A&L CF June (3) Limited

We, Methane Services Limited, for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

for and on behalf of
Methane Services Limited

Confirmed and accepted by BG International Limited as guarantor of the obligations of BG Asia Pacific Pte Ltd. under the Time Charter for and on behalf of
BG International Limited

We, Golar LNG 2215 Corporation, for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

for and on behalf of
Golar LNG 2215 Corporation

We, Golar 2215 UK Ltd., for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

for and on behalf of
Golar 2215 UK Ltd.

Appendix A

SPECIMEN TRANSFEREE REGISTERED OWNER’S GUARANTEE

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire RG6 1PT

United Kingdom

For the attention of Mr Amrit Bhat

2003

Dear Sirs,

LNG carrier “METHANE PRINCESS” (the “Vessel”)

We refer to the time charter dated 25 October 2001 entered into between, originally, Golar LNG 2215 Corporation as owners and, originally, British Gas Asia Pacific Pte Limited as charterers in respect of the Vessel, as amended by addendum no. 1 dated 4 April 2003 and as novated by Golar LNG 2215 Corporation to Golar 2215 UK Ltd. (the “Disponent Owner”) as owners and by British Gas Asia Pacific Pte Ltd. to yourselves, Methane Services Limited, as charterers, and as further amended and restated, by a novation agreement dated [•] 2003 (the “First Novation Agreement”) made between British Gas Asia Pacific Pte Limited, Golar LNG 2215 Corporation, Golar 2215 UK Ltd. and yourselves[, and as further novated by Golar 2215 UK Ltd. to [name of new disponent owner] (the “Transferee Disponent Owner”) as owners [and amended and restated] by a novation agreement dated [•] (the “Second Novation Agreement”) made between Golar 2215 UK Ltd., the Transferee Disponent Owner and yourselves] (such time charter as so novated and amended and restated, referred to below as the “Charter”).

[The references in this letter to the Second Novation Agreement and to the “Transferee”(Disponent Owner) to be deleted if they are not applicable]

References in this Guarantee to the “Charter” shall extend to include, without limitation, any Bareboat Charter (as defined in the said time charter as varied, supplemented, renewed or replaced from time to time) of the Vessel which may come into force pursuant to the provisions thereof and shall include each of the same as varied, supplemented, renewed or replaced from time to time.  References to Clauses of the Charter, unless the context requires otherwise, are to Clauses of the said time charter.

We confirm that we have :

(i)                                     received a copy of the Charter and are familiar with its terms;

(ii)                                  approved the terms of the Charter and, in particular, but without limitation, Clause 46(b)(ii) of the Charter which gives you the right to require the substitution of a Bareboat Charter of the Vessel in place of the said time charter in the circumstances specified in that Clause.

12.                                 In consideration of the payment of US$10.00 and for other good and valuable consideration (the receipt and the sufficiency of which we hereby acknowledge), we hereby irrevocably and unconditionally:

(a)                                  guarantee (as primary obligor and not merely as surety) to you:

(i)                                     the due and punctual performance and observance by the [Transferee] Disponent Owner of all the terms and conditions of the Charter and of all its obligations under or pursuant to the Charter;

(ii)                                  the due payment and discharge of all monies whatsoever which may from time to time fall due to be paid by the [Transferee] Disponent Owner under or pursuant to the Charter (including, without limitation, any amount payable by way of damages for breach of any of the terms and conditions of the Charter); and

(b)                                 undertake that:

(i)                                     if and whenever the [Transferee] Disponent Owner defaults in the due and punctual performance of any of its obligations under the Charter we shall on demand by you cause the performance of such obligations; and

(ii)                                  if and whenever the [Transferee] Disponent Owner fails to pay on the due date any sum whatsoever due and payable under or pursuant to the Charter we shall pay such sum on demand by you.

13.                                 As a separate and independent stipulation we, as primary obligor and not as surety only, hereby irrevocably and unconditionally agree to indemnify you on demand and keep you indemnified against all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by you, as a result of any breach or non-performance of, or non-compliance by the [Transferee] Disponent Owner with, any of the [Transferee] Disponent Owner’s obligations under or pursuant to the Charter, or as a result of any such obligations being or becoming void, voidable or unenforceable, whether by reason of any legal restriction, disability or incapacity on or of the [Transferee] Disponent Owner or any other fact or circumstance whatsoever whether known to you or us or not.

14.                                 As a further separate and independent stipulation we, as primary obligor, hereby irrevocably and unconditionally agree to indemnify you and keep you indemnified against all direct costs, charges, expenses, claims, liabilities, losses, duties and taxes thereon actually suffered or reasonably and properly incurred by you, if and to the extent that the same are suffered or incurred by you in consequence of your granting the consent contained in the letter dated [•] 2003 from, inter alia, yourselves to Golar LNG 2215 Corporation and/or of your entry into the First Novation Agreement, provided that the indemnity contained in this Clause 4 shall not apply to any such costs, charges, expenses, claims, liabilities, losses, duties and taxes:

(A)                              to the extent they would have been suffered or incurred by you irrespective of whether you had granted the said consent or entered into the First Novation Agreement; and

(B)                                to the extent caused by your gross negligence, breach of statutory duty or wilful misconduct.

Any amounts due under this Clause 4 shall be payable by us within 30 days of receiving written evidence of such amounts from you.

15.                                 This Guarantee:

(a)                                  shall be a continuing security for the performance by the [Transferee] Disponent Owner of all its obligations, actual or contingent, under the Charter and the payment of all monies and liabilities whatsoever from time to time owing (whether actually or contingently) by the [Transferee] Disponent Owner to you under the Charter and shall not be satisfied by any partial performance of such obligations or by any intermediate payment or satisfaction of any part of such monies or liabilities;

(b)                                 shall be in addition to, and shall not be prejudiced or affected by, any other security for the obligations of the [Transferee] Disponent Owner which may be from time to time held by you;

(c)                                  shall not be discharged or prejudiced by any time or concession given by you to the [Transferee] Disponent Owner or any other party, by any variation of or supplement to the Charter or by anything which you may do or omit to do or by any other dealing or thing whatsoever which but for the provisions of this paragraph might operate to discharge us from liability.

16.                                 In no circumstances whatsoever shall our liability hereunder (other than pursuant to the provisions of Clause 3 and Clause 8) be greater than that of the [Transferee] Disponent Owner under the Charter unless the [Transferee] Disponent Owner’ obligations under or pursuant to the Charter are or become void, voidable or unenforceable, in which event the indemnity contained in Clause 2 above shall apply regardless of the provisions of this Clause 6 but only to the extent that the [Transferee] Disponent Owner would have been liable if the Charter had not become void, voidable or unenforceable.

17.                                 We hereby irrevocably waive any rights to which we may be entitled as surety or which may otherwise be inconsistent with our obligations under this Guarantee or prejudice the performance by the [Transferee] Disponent Owner of its obligations under the Charter.

18.                                 Without prejudice to the foregoing provisions of this Guarantee, we further undertake to you in the terms of the Schedule entitled “Quiet Enjoyment Undertakings” attached to this Guarantee which shall be deemed to be an integral part of this Guarantee.

19.                                 This Guarantee shall enure for the benefit of your successors and assigns, including, without limitation, any other party to whom the Charter may be transferred in accordance with its terms.

20.                                 This Guarantee shall be limited in duration to the period of the Charter plus thirty days and shall be automatically released under its terms on the date falling thirty days after the expiry or early termination of the Charter, without prejudice to any claim made within that time limit.

21.                                 The terms of this Guarantee shall be governed by and construed in accordance with English law.  For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not.

We hereby irrevocably nominate [Golar Management (UK) Limited] of [30 Marsh Wall, London E14

9TP] to accept service on our behalf of any writ, summons or other legal process issued by you in proceedings in the English courts, which shall be deemed good service on us, without prejudice to your right to serve process in any manner permitted by law.

Yours faithfully,

For and on behalf of
[•]

The Schedule

Quiet Enjoyment Undertakings

We, [•], hereby undertake to you, Methane Services Limited, as follows:

1.                                       We shall not:

(a)                                  issue any arrest or similar proceedings against the Vessel in any jurisdiction; or

(b)                                 exercise any power of sale or other disposal of the Vessel to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty (excluding, for the avoidance of doubt, any steps to be taken to protect the our rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action); or

(c)                                  take possession of the Vessel; or

(d)                                 appoint a receiver in respect of the Vessel; or

(e)                                  exercise against the Vessel any of our rights under any charter of the Vessel to which we may be party with the [Transferee] Disponent Owner in a manner inconsistent with your rights under the Charter (in particular, but without limitation, your rights to the quiet use and enjoyment and, under the Bareboat Charter, the possession of the Vessel).  We acknowledge that termination of any charter to which we may be party with the [Transferee] Disponent Owner may be party as charterer or any other action which directly or indirectly deprived the [Transferee] Disponent Owner of the disponent ownership of the Vessel pursuant to such charter other than with your prior written specific consent would be inconsistent with your rights; or

(f)                                    take any step to wind up, liquidate, or place in administration or receivership the [Transferee] Disponent Owner nor commence or continue any analogous proceedings against them in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action).

SUBJECT ALWAYS:

(i)                                     to there having occurred no event under the said time charter (or, as the case may be, the Bareboat Charter) (in either case, a “Charterer’s Termination Event”) in consequence of which A&L CF June (3) Limited, as second assignees of the [Transferee] Disponent Owner’s rights under the Charter, or the [Transferee] Disponent Owner, are entitled to and have terminated the Charter then in force in accordance with its terms, in which case A&L CF June (3) Limited shall have full and unrestricted rights under the Lease Documents (as such term is defined in the Registered Owners’ Undertaking referred to in Appendix F of the said time charter); and

(ii)                                  to the provisions of paragraphs 2, 3 and 4 of the Registered Owners’ Undertaking.

2.                                       If following the exercise of the option in Clause 46(b)(ii) of the Charter to charter the Vessel under the Bareboat Charter, we receive any insurance moneys in respect of a Total Loss of the Vessel or the requisition, seizure or forfeiture of the Vessel, we undertake that we shall procure that such moneys are applied in accordance with the requirements of the Bareboat Charter.

3.                                       We confirm that you may rely upon on any notice, instruction or other communication sent by the [Transferee] Disponent Owner, and shall be under no obligation to enquire whether or not it has been approved or consented to by us or requires our approval or consent.

4.                                       The undertakings and confirmation contained in paragraphs 1, 2 and 3 above are without prejudice to the rights of Lloyds TSB Bank plc (the “Mortgagee”) under the letter dated [•] 2003 from the Mortgagee to yourselves, which letter is counter-signed or to be counter-signed by, inter alia, ourselves, under which the Mortgagee undertakes, subject as provided in that letter, inter alia, not to issue any arrest or similar proceedings against the Vessel in any jurisdiction.

5.                                       The undertakings and confirmation contained in paragraphs 1, 2 and 3 above shall continue in force until such time as the [Transferee] Disponent Owner is under no further obligation or liability, actual or contingent, to you under or pursuant to the Charter.

Appendix B

Form of Multipartite Agreement

Appendix C

Clauses from Proceeds Deed

2.1  Application of Total Loss Proceeds (if no prior Standby Ship Disposition)

If there is a Total Loss of the Ship during the Loan Period (other than following a Standby Ship Disposition, in which case the provisions of clause 0 shall apply) the Total Loss Proceeds shall be paid to the relevant Lessor Proceeds Account in accordance with clause 2.8.2 and the Lessor hereby instructs and directs the Account Bank to apply such Total Loss Proceeds on behalf of the Lessor promptly following receipt of such Total Loss Proceeds in making the following payments in the following order:

2.1.1

first, in or towards reimbursing any Expenses properly incurred by any applicable party hereto and details of which have, at the time of application of such Total Loss Proceeds, been notified to the Lessor and the Bank, together with any interest thereon in the manner referred to in clause 3.2;

2.1.2

secondly, during the Loan Period, in or towards payment by the Lessor to the Lessee (to the Loan Account) by way of rebate of Rental (or otherwise as appropriate) pursuant to clauses 22.5.4 and 22.5.5 of the Lease of the amount in Dollars certified by the Bank to the Lessor as being equal to the Bank Loan Amount as at the date of such application, such rebate of Rental to be applied by the Bank on behalf of the Lessee in or towards discharge of the obligations of the Bank Debtor Parties under the Bank’s Security Documents;

2.1.3

thirdly, in or towards application by the Lessor under, and in the amount in Sterling certified by the Lessor as being payable to the Lessor pursuant to clauses 22.5.1, 22.5.2 and 22.5.3 of the Lease (including, for the avoidance of doubt, any Cost of Lessor’s Management Time and any Expenses incurred by the Lessor which are not recoverable under clause 0); and

2.1.4

fourthly, any balance shall be retained by the Lessor and applied in payment to the Lessee by way of rebate of Rental or otherwise as appropriate in accordance with clauses 22.5.4 and 22.5.5 of the Lease.

2.4  Application of Total Loss Proceeds (after a Standby Ship Disposition)

If there is a Total Loss of the Ship during the Loan Period following a Standby Ship Disposition, the Total Loss Proceeds shall be paid to the relevant Standby Purchaser Proceeds Account in accordance with clause 2.9.2 and the Standby Purchaser hereby irrevocably and unconditionally instructs and directs the Account Bank to apply such Total Loss Proceeds on behalf of the Standby Purchaser promptly following receipt of such Total Loss Proceeds in making the following payments in the following order:

2.4.1	first, in or towards reimbursing any Expenses properly incurred by any applicable party hereto and details of which have, at the time of application of such Total Loss Proceeds, been notified to th e Bank and the Lessor, together with any interest thereon in the manner referred to in clause 3.2;

2.4.2

secondly, in or towards payment to the Bank (by way of payment to the Loan Account) of the amount in Dollars certified by the Bank to the Lessor as being equal to the Bank Loan Amount as at the date of such application, such amount to be applied by the Bank on behalf of the Lessee in or towards discharge of the obligations of the Bank Debtor Parties under the Bank’s Security Documents;

2.4.3

thirdly, in or towards payment to the Lessor for application by the Lessor under, and in the amount in Sterling certified by the Lessor as being payable to the Lessor pursuant to clauses 22.5.1, 22.5.2 and 22.5.3 of the Lease (including, for the avoidance of doubt, any Cost of Lessor’s Management Time) and any Expenses incurred by the Lessor which are not recoverable under clause 0; and

2.4.4	fourthly, any balance shall be paid to the Lessor and applied in payment to the Lessee by way of rebate of Rental or otherwise as appropriate in accordance with clauses 22.5.4 and 22.5.5 of the Lease.

If there is a Total Loss of the Ship during the Non-Loan Period following a Standby Ship Disposition, the Total Loss Proceeds shall be paid to the Lessor and applied in accordance with clause 22.5 of the Lease.

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

TIME CHARTER

APPENDIX F

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire RG6 1PT

August, 2003 pear Sirs

Re:                             LNG Vessel known during construction as Hull No. 2215 at Daewoo Shipbuilding and Marine Engineering Co., Ltd. (the “Vessel”)

We refer to:

(a)                                  the time charter dated 25 October 2001 entered into between Golar LNG 2215 Corporation (the “Lessee”) as owners and originally, British Gas Asia Pacific Pte Limited as charterers in respect of the Vessel (the “Original Time Charter”) as the same has been novated in favour of Golar 2215 UK Ltd. (the “Sub-Lessee”) and yourselves pursuant to a novation agreement dated August 2003 made between the Lessee, yourselves and the Sub-Lessee (the “Novation Agreement” and together with the Original Time Charter and the Novation Agreement, the “Time Charter”));

(b)                                 the lease (the “Head Lease”) to be made between A&L CF June (3) Limited (the “Lessor”) as owners and the Lessee as charterers in respect of the Vessel;

(c)                                  the sub-lease (the “Sub-Lease”) to be made between the Lessee as owners and the Sub-Lessee as charterers in respect of the Vessel;

(d)                                 the standby put option agreement (the “Standby Put Option Agreement”) to be made between the Lessor and LNG Holding Company Ltd. (the “Standby Purchaser”),... pursuant to which the Lessor has the right in certain circumstances to require the Standby Purchaser to acquire title to the Vessel on the terms and conditions therein contained;

(e)                                  the standby lease (the “Standby Lease”) to be made between the Standby Purchaser as owners and the Lessee as charterers, pursuant to which the Standby Purchaser shall lease the Vessel to the Lessee following its acquisition of the Vessel pursuant to the Standby Put Option Agreement; and

(f)                                    the Lease Documents (as defined in the Head Lease and hereinafter called the “Lease Documents”).

We confirm that we:

(i)                                     are aware of the Sub-Lease, the Novation Agreement and the Time Charter; and

(ii)                                  consent to the chartering of the Vessel pursuant to the Sub-Lease and the time chartering of the Vessel pursuant to the Time Charter (including your right to bareboat charter the Vessel pursuant to clause 46(b)(ii) of the Time Charter (any such bareboat charter being a “Bareboat Charter” and, together with the Time Charter, the “Charters”)).

Words and expressions defined in the Time Charter shall, unless otherwise expressly provided in this letter or the context otherwise requires, have the same meanings when used in this letter. References in this letter to the Time Charter, the Bareboat Charter or the Charters as the case may be, shall include such documents as amended, supplemented or varied from time to time.

The expression “disponent owner” means the person who has the right to use and possession of the Vessel, either as owner or as bareboat charterer from the owner of the Vessel, for the time being, and the expression “disponent ownership” shall be construed accordingly.

1.                                       In consideration of your giving your consent to the entering into of the Head Lease, the Sub-Lease, the Standby Lease and the Standby Put Option Agreement and of your entry into the Novation Agreement and for other good and valuable consideration (the receipt and the sufficiency of which we acknowledge), we undertake, for such period as you shall be entitled to the use of the Vessel under the Time Charter or to the use and possession of the Vessel under the Bareboat Charter, as the case may be, not (without your prior written consent but subject as provided below) to;

(a)                                  (save for any steps to be taken to defend or protect our rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar. as    any       such    proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and that we shall notify you in writing promptly upon taking or ceasing any such action) issue any arrest or similar proceedings against the Vessel in any jurisdiction; or

(b)                                 (save for (i) any steps to be taken to defend or protect our rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed,-and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and that we shall notify you in writing promptly upon taking or ceasing any such action and (ii) our rights to sell the Vessel to the Standby Purchaser pursuant to the Standby Put Option Agreement) exercise any power of sale or other disposal of the Vessel to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty; or

(c)                                  repossess the Vessel in our capacity as the Lessor or in any other capacity; or

(d)                                 appoint a receiver in respect of the Vessel; or

(e)                                  exercise against the Vessel any of our respective rights under the Head Lease or the Lease Documents (including, in particular but without limitation and save as otherwise contemplated by this letter, the exercise of any right of termination of the Head Lease and/or the Sub-Lease in a manner which would prevent the Sub-Lessee from having use and possession of the Vessel for the purpose of discharging its obligations to you under the Time Charter or the Bareboat Charter as the case may be) in a manner inconsistent with your right to quiet use and enjoyment and, if you exercise your right under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter, possession of the Vessel. It is acknowledged and agreed for this purpose that it shall not be inconsistent with your right of quiet use and enjoyment or, in the case of a Bareboat Charter, possession, of the Vessel for us (1) to require the Standby Purchaser to purchase the Vessel from us in accordance with the Standby Put Option Agreement; or (2) subject to the Head Lease, to sell the Vessel and transfer registered ownership of the Vessel to any company (the “Leasing Affiliate”) within the Lessor Group (as defined in the Lease) (the “Lessor Group”) to whom we shall have assigned or transferred the Head Lease pursuant to clause 302 of the Lease subject to (A) the Leasing Affiliate executing a letter of quiet enjoyment in your favour in the same form mutatis mutandis as this letter and (B) Alliance & Leicester Plc (the “Lessor Parent”) executing a Lessor Parent Support Letter (the “New Lessor Parent Support Letter”) in the same form mutatis mutandis as the letter of even date herewith executed in your favour by the Lessor Parent (the “Existing Lessor Parent Support Letter”);

(f)                                    take any step to wind up, liquidate, or place in administration or receivership, the Lessee or the Sub-Lessee nor commence or continue any analogous proceedings against either of them in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that we shall cease any such action- upon the relevant proceedings being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action)

SUBJECT ALWAYS:

(i)                                     to there having occurred no event under the Time Charter (or, as the case may be, the Bareboat Charter) (in either case, a “Charterer’s Termination Event”) in consequence of which we, as second assignees of the Sub-Lessee’s. rights under the Time. Charter, or the Sub-Lessee are entitled to and have terminated the Time Charter then in force 1n accordance with its terms, in which case we shall have full and unrestricted rights as Lessor, assignee or otherwise under the Lease Documents; and

(ii)                                  to the provisions of paragraphs 2, 3 and 4 below.

2.

(a)                                  In consideration of the covenants and undertakings described in paragraph 1 above and for other good and valuable consideration (the receipt and sufficiency of which you, by your counter signature of this letter, acknowledge), you, Methane Services Limited, by your counter signature of this letter, agree and accept that the undertakings described in paragraph 1 shall, at all times, be subject to the following rights in our favour (hereinafter called “Step-in rights”), namely, the right to effect:

(i)                                     the sale of the Vessel and the transfer of registered ownership of the Vessel (1) to the Standby Purchaser pursuant to the Standby Put Option Agreement or (2) subject to the Head Lease, to a Leasing Affiliate on the terms set out in paragraph 1 (e)(2);

(ii)                                  transfer of the registered ownership and/or the disponent ownership and/or management of the Vessel to such other owner, operator or manager as we may nominate and who, in each case, may reasonably be acceptable to you, provided that, for the avoidance of doubt, where the disponent owner is not also the registered owner of the Vessel, we acknowledge that it shall be a condition of any transfer of the ownership of the Vessel that the registered owner shall issue a guarantee in your favour of the obligations of the disponent owner under the Charter ‘substantially in terms of the specimen attached hereto as Appendix A.

PROVIDED THAT our aforesaid confirmation shall not be construed as an agreement on our part expressly or impliedly to guarantee the due performance by the Sub-Lessee (or any replacement owner) of its obligations under the relevant Charter; or

(iii)                               the sale of the shares in the Sub-Lessee or a transfer of registered ownership, disponent ownership and/or management of the Vessel to such third party as may, in each case, be reasonably be acceptable to you; or

(iv)                              consequent or attendant upon any transfer of registered and/or disponent ownership of the Vessel pursuant to sub-paragraphs 2(a)(ii) or (iii) above so that the Lessee and/or the Sub-Lessee are no longer the disponent owners of the Vessel, a winding-up, liquidation or receivership (or proceedings analogous thereto) of the Lessee and/or the Sub-Lessee (subject to the company concerned no longer being the disponent owners); or

(v)                                 consequent or attendant upon any transfer of registered and/or disponent ownership of the Vessel pursuant. to sub-paragraphs 2(a)(ii) or (iii) above, a termination of the chartering of the Vessel and the Head Lease and/or the Sub-Lease (subject always either (x) to the transferee disponent owners. continuing to charter the Vessel from us, the Leasing Affiliate, the Standby Purchaser or the transferee disponent owners so as to continue to be able to charter the Vessel to you pursuant to the Time Charter, or (y) to the transferee. registered owners becoming the disponent owners under the Time Charter and continuing to charter the Vessel to you pursuant to the Time Charter).

For the avoidance of doubt, but without limitation, we acknowledge that a transfer of registered ownership or disponent ownership of the Vessel to an owner or operator nominated by us or to a third party referred to in sub-paragraphs 2(a)(ii) and. (iii) above would not be reasonably acceptable to you if (a) such owner, operator or third party nominated as owner is not also the disponent owner of the Vessel for the purpose of your chartering the Vessel from such party pursuant to the Time Charter or (b) you would in consequence incur any increased cost or become liable to make any deduction or withholding on account of tax from any payment of hire or other moneys under the Time Charter which you would not otherwise have incurred or been liable to make.

The Step-in rights shall be exercisable by us subject to the conditions set out in this paragraph 2.

(b)                                 It is a pre-condition of our exercise of any Step-in right that:

(i)                                     an event entitling you to terminate the Time Charter and/or to enter into a Bareboat Charter and/or us to repossess the Vessel and/or us to enforce the security constituted by the Lease Documents (an “Owners’ Default”) has occurred and is continuing and either us or you has notified the other of such Owners’ Default in writing; AND

EITHER:

(A)                              such Owners’ Default has not been cured within 30 days of its occurrence (or where there is a grace period specified in respect of such Owners’ Default, within 14 days of the expiry of such grace period) (such cure period being hereinafter referred to as the “Cure Period”); and

(B)                                before the expiry of the Cure Period, you have not either:

(1)                                  confirmed to us the waiver of such default in respect of which you have the right to terminate the Time Charter and/or to enter into a Bareboat Charter; or

(2)                                  exercised your rights under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter; or

(3)                                  (C) given us a Preliminary Notification (as defined in paragraph 3(b) below);

OR:

(ii)                                  where, in accordance with paragraph 3(b) below you have given us a Preliminary Notification, you have not either:

(A)                              by the day falling 3. working days after the expiry of the Negotiation Period (as defined in paragraph 3(c) below), accepted the solution to cure the default proposed by us [or exercised your rights under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter; or

(B)                                within 3 working days of the expiry of the Negotiation Period, exercised your rights to terminate the Time Charter.

(c)                                  Upon the Step-in rights becoming exercisable by us, we shall, if we are going to exercise them, exercise them within 30 days thereafter. We agree to notify you promptly and in reasonable detail of the action we propose to take (if we have not already done so) and you agree to execute such documents and do all other things reasonably necessary to give effect to the Step-in rights, on condition that we will bear your reasonable legal costs of so doing.

(d)                                 Notwithstanding any other provision of this letter but subject always to no Charterer’s Termination Event having occurred and continuing, we confirm that the exercise of the Step-in rights is wholly without prejudice to, and it is a condition of the exercise of the Step-in rights that it shall not disrupt or otherwise adversely affect, your right to the quiet use and enjoyment, and, in the case of a Bareboat Charter, possession, of the Vessel, in accordance with the relevant Charter. Without limitation, we acknowledge that save in the circumstances of our sale of the Vessel to the Standby Purchaser in accordance with the Standby Put Option Agreement whereupon the Standby Lease shall become effective or to a Leasing Affiliate to whom we shall have assigned or transferred the Head Lease pursuant to clause 30.2 of the Lease (and where the provisions of paragraph 2(a)(i) have been fulfilled which it is agreed shall not affect your right to the quiet use and enjoyment Or, in the case of a Bareboat Charter, possession of the Vessel), termination of the chartering of the Vessel under the Head Lease other than with your prior written consent or as expressly permitted by the terms of this letter would be inconsistent with such right. PROVIDED THAT our aforesaid confirmation shall not be construed as an agreement on our part expressly or impliedly to guarantee the due performance by the Sub-Lessee (or any replacement registered owner or disponent owner of the Vessel) of its obligations under the relevant Charter.

3.

(a)                                  The provisions of this paragraph 3 are without prejudice to your right to exercise your rights under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter immediately upon an Owners’ Default or at any time during the Negotiation Period.

(b)                                 if an Owners’ Default occurs and you wish to terminate the Time Charter or to exercise your right under clause 46(b)(ii) to enter into a Bareboat Charter, you agree to notify us prior to or promptly upon expiry of the Cure Period mentioned in paragraph 2(b) of such Owners’ Default, and, in such notification (the “Preliminary Notification”), to indicate your intention to exercise one of the options available to you pursuant to clause 46(b)(I) or clause 46(b)(ii) of the Time Charter. You shall not be obliged in the Preliminary Notification to indicate which of the said options you wish to exercise, nor shall any indication given in the Preliminary Notification of your wishes or intentions be binding on you.

(c)                                  Upon giving the Preliminary Notification you agree without prejudice to any of your rights under the Time Charter but prior to serving notice of termination (and for a period of no more than 30 days after giving the Preliminary Notification (the “Negotiation Period”), to negotiate with us, on a reasonable endeavours basis (but without any commitment on your part to agree any particular solution proposed by us), to find a solution (whether involving the exercise by us of Step-in rights or otherwise) to cure the relevant Owners’ Default.

(d)                                 If by the end of the Negotiation Period, agreement cannot be reached on a cure acceptable to you, you are free to terminate the Time Charter or (without prejudice to sub-paragraph (a) of this paragraph 3) to exercise your right under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter. If you do not exercise either of such rights within 3 working days of the expiry of the Negotiation Period, the Step-in rights shall become exercisable as provided in paragraph 2(b)(iii).

(e)                                  if, in accordance with clause 46(b)(ii) of the Time Charter you should elect to substitute the Bareboat Charter for the Time Charter you will (notwithstanding any other provisions of this letter) immediately enter into a multipartite agreement (the “Multipartite Agreement”) to be made the Lessee, the Sub-Lessee, the Bank (as hereinafter defined), yourselves and ourselves in the form of the specimen attached hereto as Appendix B.

(f)                                    If, during the existence of the Bareboat Charter, a termination right arises in your favour, the provisions of paragraphs 2 and 3 (but not our rights under sub-paragraphs 2(a) and (b) to effect a transfer of management of the Vessel) shall, mutatis mutandis, apply, subject as provided in this paragraph 3.

(g)                                 For this purpose, all references in paragraphs 2 and 3 to the exercise of your rights under clause 46(b)(ii) of the Time Charter shall be of no effect and references to the exercise of your rights under clause 46(b)(i) of the Time Charter following. an Owners’. Default shall be construed as. references. to. your. rights to terminate the Bareboat Charter under clause 25 of the Bareboat Charter Or otherwise following the occurrence of an event giving rise to such rights under the Bareboat Charter.

(h)                                 For the purpose of paragraph 2, you agree that where you have exercised your rights under clause 46(b)(ii) of the Time Charter we shall be entitled, at any time from the date on which the Bareboat Notice (as defined in the Time Charter) has been given by you to the Sub-Lessee to the date falling 30 days after the date of delivery of the Vessel to you under the Bareboat Charter, to exercise the Step-in rights (but not our rights under sub-paragraphs 2(a) and (b) to effect a transfer of management of the Vessel) without being required to satisfy the pre-conditions to the exercise of the Step-in rights referred to in paragraph 2(b), as varied by this paragraph 4. For the avoidance of doubt, and without limiting our obligations under paragraph 2(d), we confirm that we shall not exercise our Step-in rights in such circumstances in a way which would interfere with the delivery of the Vessel to you under the Bareboat Charter.

4.                                       In consideration of the covenants and undertakings described in paragraph 1 above and for other good and valuable consideration (the receipt and sufficiency of which you acknowledge by your counter signature of this letter), you hereby agree and accept that Alliance & Leicester Commercial Finance Plc, our immediate parent, may sell, transfer or dispose of its shares in the Lessor to any Leasing Affiliate or any other company subject always to the terms and conditions for any such sale, transfer or disposal set out in the Existing Lessor Parent Support Letter being satisfied and, to the extent that the Existing Lessor Parent Support Letter is intended to survive any such sale, transfer or disposal, the Existing Lessor Parent Support Letter remaining in full force and effect following such sale, transfer or disposal.

5.                                       For the avoidance of doubt the undertakings in this letter shall apply from the date of this letter.

6.                                       By your counter signature of this letter you agree and accept that all moneys payable by any insurance company, underwriters, protection and indemnity or war risks association in respect of a Total Loss (as defined in the Head Lease) of the Vessel shall be payable to us as Lessor and shall be applied in accordance with clauses 2.1 or 2.4 of the Proceeds Deed to be executed in respect of the Vessel (the “Proceeds Deed”) (a copy of which clauses are attached hereto as Appendix C) and, if you exercise your right under clause 46(b)(ii) of the Time Charter to enter into a Bareboat Charter and to the extent that the same shall be within our power so to do, we shall procure that all amounts in excess of the minimum insured value (as defined in the draft Bareboat Charter appended to the Time Charter) (the “minimum insured value”) which are received by us as Lessor in respect of such Total Loss and which are to be applied in accordance with clauses 2.1 or 2.4 of the Proceeds Deed shall be payable to you.

The Lessee, by its counter signature of this letter, hereby irrevocably and unconditionally instructs the Lessor during the period of any Bareboat Charter, to apply any amounts in excess of the minimum insured value received by the Lessor in respect of a Total Loss and which would otherwise be payable to the Lessee pursuant to clauses 2.1.4 or 2.4.4 of the Proceeds Deed in payment to you as aforesaid. In addition, we agree that when any such Bareboat Charter exists, any moneys expressed to be payable to the Sub-Lessee or payable to you under the Bareboat Charter may be paid to you and we shall approve any application by the Bank (as defined in the. Proceeds. Deed). (the “Bank”) of such moneys to you and/or, when we have control of the same, shall agree to pay such moneys to you.

7.                                       We acknowledge that you are not a party to and are not bound by the provisions of any of the Lease Documents other than the terms of the Notice of Assignment and your acknowledgement thereof relating to the second priority assignment by the Sub-Lessee to the us of the Sub-Lessee’s rights under, inter alia, the Time Charter, such Notice and acknowledgement to be delivered substantially in the form of the attached draft.

8.                                       We agree and accept that you shall be entitled to the same rights against the Sub-Lessee and the Vessel in respect of the Time Charter as you would have enjoyed had the Sub-Lessee also been the registered owner of the Vessel and accordingly, to the extent that you may properly have a claim under or in respect of the Time Charter,     we:

(a)                                  agree that you shall be entitled to enforce any such claim that you may from time to time have against the Sub-Lessee under or arising out of the Time Charter or the Bareboat Charter by the taking, in any relevant jurisdiction of arrest, detention, attachment, saisie conservatoire, freezing injunction or similar proceedings (the “Relevant Proceedings”) against the Vessel, her freight or other earnings and/or against the proceeds of sale or insurance of the Vessel (together the “Relevant Assets”), as if the registered owner of the Vessel was personally and primarily liable for such claim and/or as if the Sub-Lessee was the registered owner;

(b)                                 consent generally in respect of any such Relevant Proceedings to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against the Relevant Assets of any order or judgment which may be made or given in any such Relevant Proceedings; and

(c)                                  waive any claim, defence or right of action which we may have in respect of any such Relevant Proceedings on the ground of inconvenient forum, want of jurisdiction or the absence of locus stand! or otherwise howsoever.

The terms of this paragraph are without prejudice to our rights against the Lessee or the Sub-Lessee but shall not be construed as imposing, or be treated as an acceptance by us of, any personal liability for any of the claims of the type referred to in this clause.

9.                                       We acknowledge that until further notice from us to you, you shall be entitled to deal with the Sub-Lessee in relation to all matters arising under each Charter as if the Lease Documents had not been entered into, provided that all amounts payable by you to the Sub-Lessee under each Charter shall, subject to any notifications issued pursuant to any first priority assignment of the relevant Charter, be paid to the account of the Sub-Lessee specified in the Notice of Assignment referred to above.

10.                                 The undertakings and confirmations contained in this letter by us are without prejudice to the rights of the Bank under the letter dated August 2003 from the Bank to yourselves, which letter is counter-signed or to be counter-signed by, inter alias, ourselves and the disponent owners, under which the Bank undertakes, subject as provided in such letter, inter die, not to issue any arrest or similar proceedings against the Vessel in any jurisdiction,

11.                                 We acknowledge that the terms of this letter shall (subject to the terms of clause 64 of the Time Charter and subject to any such beneficiary similarly confirming and consenting to the terms of this letter) enure to the benefit of your successors and assigns and to the benefit of any company or person whom you may designate as charterer of the Vessel under either of the Charters.

The terms of this letter shall be governed by and construed in accordance with English law. Any dispute arising out of this letter shall be referred to arbitration, and the provisions of clause 41 of the Time Charter shall apply mutatis mutandis as if such provisions were set out in this letter.

Please will you acknowledge your receipt of and your agreement to the terms of this letter by signing the attached copy where indicated and returning it to us.

Yours faithfully

for and on behalf of
A&L CF June (3) Limited

We, Methane. Services Limited, for the consideration aforesaid; hereby agree, confirm and consent to all the provisions of this letter.

for and on behalf of
Methane Services Limited

Confirmed and accepted by BG international Limited as guarantor of the obligations of Methane Services Limited under the Time Charter for and on behalf of
BG International Limited

We, Golar LNG 2215 Corporation, for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

for and on behalf of
Golar LNG 2215 Corporation

We, Golar 2215 UK Ltd., for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

for and on behalf of
of Golar 2215 UK Ltd.

Appendix A

SPECIMEN TRANSFEREE REGISTERED OWNER’S GUARANTEE

Methane Services Limited

100 Thames Valley Park Drive Reading

Berkshire RG6 1PT

United Kingdom

For the attention of Mr Amrit Bhat

2003

Dear Sirs,

LNG carrier “METHANE PRINCESS” (the “Vessel”)

We refer to the time charter dated 25 October 2001 entered into between, originally, Golar LNG 2215 Corporation as owners and, originally, British Gas Asia Pacific Pte Limited as charterers in respect of the Vessel, as amended by addendum no. 1 dated 4 April 2003 and as novated by Golar LNG 2215 Corporation to Golar 2215 UK Ltd. (the “Disponent Owner”) as owners and by British Gas Asia Pacific Pte Ltd. to yourselves, Methane Services Limited, as charterers, and as further amended and restated, by a novation agreement dated [11] 2003: (the “First Novation Agreement”) made between British Gas Asia Pacific Pte Limited, Golar LNG 2215 Corporation, Golar 2215 UK Ltd. and yourselves[, and as further novated by Golar 2215 UK Ltd. to [name of new disponent owner] (the “Transferee Disponent Owner”) as owners [and amended and restated] by a novation agreement dated [.] (the “Second Novation Agreement”) made between Golar 2215 UK Ltd., the Transferee Disponent Owner and yourselves] (such time charter as so novated and amended and restated, referred to below as the “Charter”).

[The references in this letter to the Second Novation Agreement and to the “Transferee”(Disponent Owner) to be deleted if they are not applicable]

References in this Guarantee to the “Charter” shall extend to include, without limitation, any Bareboat Charter (as defined in the said time charter as varied, supplemented, renewed or replaced from time to time) of the Vessel which may come into force pursuant to the. provisions thereof and shall include each of the same as varied, supplemented, renewed or replaced from time to time. References to Clauses of the Charter, unless the context requires otherwise, are to Clauses of the said time charter.

1.                                       We confirm that we have

(a)                                  received a copy of the Charter and are familiar with its terms;

(b)                                 approved the terms of the Charter and, in particular, but without limitation, Clause 46(b)(ii) of the Charter which gives you the right to require the substitution of a Bareboat Charter of the Vessel in place of the said time charter in the circumstances specified in that Clause.

2.                                       In consideration of the payment of US$10.00 and for other good and valuable consideration (the receipt and the sufficiency of which we hereby acknowledge), we hereby irrevocably and unconditionally:

(a)                                  guarantee (as primary obligor and not merely as surety) to you:

(i)                                     the due and punctual performance and observance by the [Transferee] Disponent Owner of all the terms and conditions of the Charter and of all its obligations under or pursuant to the Charter;

(ii)                                  the due payment and discharge of all monies whatsoever which may from time to time fall due to be paid by the [Transferee] Disponent Owner under or pursuant to the Charter (including, without limitation, any amount payable by way of damages for breach of any of the terms and conditions of the Charter); and

(b)                                 undertake that:

(i)                                     if and whenever the [Transferee] Disponent Owner defaults in the due and punctual performance of any of its obligations under the Charter we shall on demand by you cause the performance of such obligations; and

(ii)                                  if and whenever the [Transferee] Disponent Owner fails to pay on the due date any sum whatsoever due and payable under or pursuant to the Charter we shall pay such sum on demand by you.

3.                                       As a separate and independent stipulation we; as primary obligor and not as surety only, hereby irrevocably and unconditionally agree to indemnify you on demand and keep you indemnified against all-costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not -limited to, legal fees and expenses on a full indemnity -basis) and taxes thereon suffered or incurred by you, as a result of any breach or non-performance of, or non-compliance by the [Transferee] Disponent Owner with, any of the [Transferee] Disponent Owner’s obligations under or pursuant to the Charter, or as a result of any such obligations being or becoming void, voidable or unenforceable, whether by reason of any legal restriction, disability or incapacity on or of the [Transferee] Disponent Owner or any other fact or circumstance whatsoever whether known to you or us or not,

4.                                       As a further separate and independent stipulation we, as primary obligor, hereby Irrevocably and unconditionally agree to indemnify you and keep you indemnified against all direct costs, charges, expenses, claims, liabilities, losses, duties and taxes thereon actually suffered or reasonably and properly incurred by you, if and to the extent that the same are suffered or incurred by you in consequence of your granting the consent contained in the letter dated [•] 2003 from, inter alia, yourselves to Golar LNG 2215 Corporation and/or of your entry into the First Novation Agreement, provided that the indemnity contained in this Clause 4 shall not apply to any such costs, charges, expenses, claims, liabilities, losses, duties and taxes:

(a)                                  to the extent they would have been suffered or incurred by you irrespective of whether you had granted the said consent or entered into the First Novation Agreement; and

(b)                                 to the extent caused by your gross negligence, breach of statutory duty or wilful misconduct.

Any amounts due under this Clause 4 shall be payable by us within 30 days of receiving written evidence of such amounts from you.

5.                                       This Guarantee:

(a)                                  shall be a continuing security for the performance by the [Transferee] Disponent Owner of all its obligations, actual or contingent, under the Charter and the payment of all monies and liabilities whatsoever from time to time owing (whether actually or contingently) by the [Transferee] Disponent Owner to you under the Charter and shall not be satisfied by any partial performance of such obligations or by any intermediate payment or satisfaction of any part of such monies or liabilities;

(b)                                 shall be in addition to, and shall not be prejudiced or affected by, any other security for the obligations of the [Transferee] Disponent Owner which may be from time to time held by you;

(c)                                  shall not be discharged or prejudiced by any time or concession given by you to the [Transferee] Disponent Owner or any other party, by any variation of or supplement to the Charter or by anything which you may do or omit to do or by any other dealing or thing whatsoever which but for the provisions of this paragraph might operate to discharge us from liability.

6.                                       In no circumstances whatsoever shall our liability hereunder (other than pursuant to the provisions of Clause 3 and Clause 8) be greater than that of the [Transferee] Disponent Owner under the Charter unless the [Transferee] Disponent Owner’ obligations under or pursuant to the Charter are or become void, voidable or unenforceable, in which event the indemnity Contained in Clause 2 above shall apply regardless of the provisions of this Clause 6 but only to the extent that the [Transferee] Disponent Owner would have been liable if the Charter had not become void, voidable or unenforceable,

7.                                       We hereby irrevocably waive any rights to which we may be entitled as surety or which may otherwise be inconsistent with our obligations under this Guarantee or prejudice the performance by the [Transferee] Disponent Owner of its obligations under the Charter.

8.                                       Without prejudice to the foregoing provisions of this Guarantee, we further undertake to you In the terms of the Schedule entitled “Quiet Enjoyment Undertakings” attached to this Guarantee which shall be deemed to be an integral part of this Guarantee.

9.                                       This Guarantee shall enure for the benefit of your successors and assigns, including, without limitation, any other party to whom the Charter may be transferred in accordance with its terms.

10.                                 This Guarantee shall be limited in duration to the period of the Charter plus thirty days and shall be automatically released under its terms on the date falling thirty days after the expiry or early termination of the Charter, without prejudice to any claim made within that time limit,

11.                                 The terms of this Guarantee shall be governed by and construed in accordance with English law. For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not.

We hereby irrevocably nominate [Golar Management (UK) Limited] of [30 Marsh Wall, London E14 9TP] to accept service on our behalf of any writ, summons or other legal process issued by you in proceedings in the English courts, which shall be deemed good service on us, without prejudice to your right to serve process in any manner permitted by law.

Yours faithfully,

For and on behalf of [•]

The Schedule

Quiet Enjoyment Undertakings

We, [•], hereby undertake to you, Methane Services Limited, as follows:

1.                                       We shall not:

(a)                                  issue any arrest or similar proceedings against the Vessel in any jurisdiction; or

(b)                                 exercise any power of sale or other disposal of the Vessel to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty (excluding, for the avoidance of doubt, any steps to be taken to protect the our rights in any arrest proceedings or applications for sale. made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action); or

(c)                                  take possession of the Vessel; or

(d)                                 appoint a receiver in respect of the Vessel; or

(e)                                  exercise against the Vessel any of our rights under any charter of the Vessel to which we may be party with the [Transferee] Disponent Owner in a manner inconsistent with your rights under the Charter (in particular, but without limitation, your rights to the quiet use and enjoyment and, under the Bareboat Charter, the possession of the Vessel). We acknowledge that termination of any charter to which we may be party with the [Transferee] Disponent Owner may be party as charterer or any other action which directly or indirectly deprived the [Transferee] Disponent Owner of the disponent ownership of the Vessel pursuant to such charter other than -with your prior written specific consent would be inconsistent with your rights; or

(f)                                    take any step to wind up, liquidate, or place in administration or receivership the [Transferee] Disponent Owner nor commence or continue any analogous proceedings against them in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action).

SUBJECT ALWAYS:

(i)                                     to there having occurred no event under the said time charter (or, as the case may be, the Bareboat Charter) (in either case, a “Charterer’s Termination Event”) in consequence of which A&L CF June (3) Limited, as second assignees of the [Transferee] Disponent Owner’s rights under the Charter, or the [Transferee] Disponent Owner, are entitled to and have terminated the Charter then in force in accordance with its terms, in which case A&L CF June (3) Limited shall have full and unrestricted rights under the Lease Documents (as such term is defined in the Registered Owners’ Undertaking referred to in Appendix F of the said time charter); and

(ii)                                  to the provisions of paragraphs 2, 3 and 4 of the Registered Owners’ Undertaking.

2.                                       If following the exercise of the option in Clause 46(b)(ii) of the Charter to charter the Vessel under the Bareboat Charter, we receive any insurance moneys in respect of a Total Loss of the Vessel or the requisition, seizure or forfeiture of the Vessel, we undertake that we shall procure that such moneys are applied in accordance with the requirements of the Bareboat Charter.

3.                                       We confirm that you may rely upon on any notice, instruction or other communication sent by the [Transferee] Disponent Owner, and shall be under no obligation to enquire whether or not it has been approved or consented to by us or requires our approval or consent.

4.                                       The undertakings and. confirmation contained in paragraphs 1, 2 and 3 above are without prejudice to the rights of Lloyds TSB Bank plc (the “Mortgagee”) under the letter dated [•] am from. the. Mortgagee to. yourselves, which letter is. counter-signed or to be counter-signed by, inter alb, ourselves, under which the Mortgagee undertakes, subject as provided in that letter, inter alia, not to issue any arrest or similar proceedings against the Vessel in any jurisdiction.

5.                                       The undertakings and confirmation contained in paragraphs 1, 2 and 3 above shall continue in force until such time as the [Transferee] Disponent Owner is under no further obligation or liability, actual or contingent, to you under or pursuant to the Charter.

Appendix B
Form of Multipartite Agreement

DATED  [                          ], 2011

A&L CF JUNE (3). LIMITED

and

GOLAR LNG. 2215. CORPORATION

and

GOLAR 2215. UK LTD.

and

METHANE SERVICES. LIMITED

and

LLOYDS. TSB. BANK PLC

MULTIPARTITE AGREEMENT
“METHANE PRINCESS”.
(ex Daewoo. Shipbuilding & Marine Engineering Co. Ltd,
Hull No 2215)

STEPHENSON HARWOOD

One, St. Paul’s. Churchyard

London, EC4M 8511

Tel: 020 7329 4422

Fax: 020 7606 0822

Ref: 945

CONTENTS

		Page

1	Definitions and Interpretation	2

2	Representations and Warranties	4

3	Priority of Mortgage	4

4	Charterer’s Assignment	4

5	Lessee’s and Sub-Lessee’s Assignments	5

6	Covenants	5

7	Hire	5

8	Withdrawal from Charter	5

9	Application of Insurance Proceeds	6

10	Re-Assignment	7

11	Communications	7

12	Law and Jurisdiction	7

13	Miscellaneous	7

MULTIPARTITE AGREEMENT

Dated: [                      ] 20[   ]

BETWEEN:

(1)                                  A&L CF JUNE (3) LIMITED, a company incorporated according to the law of England and Wales (Registered No. 02345838) whose principal place of business is at Sovereign House, 298 Deansgate, Manchester M3 4HH (the “Registered Owner”);

(2)                                  GOLAR LNG 2215 CORPORATION, a company incorporated according to the law of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the “Lessee”);

(3)                                  GOLAR 2215. UK LTD., a company incorporated according to the law of England and Wales (Registered No. 04871293) whose principal place of business is at 30 Marsh Wall, London E14 9TP (the “Sub-Lessee”);

(4)                                  METHANE SERVICES. LIMITED (Registered No. 737366), a company incorporated according to the law of England and Wales whose principal place of business is at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT (the “Charterer”); and

(5)                                  LLOYDS TSB BANK PLC acting through its Ship Finance Department at 25 Gresham Street, London EC2V WIN, England (the “Bank”).

WHEREAS:

(A)                              The Registered Owner is the sole registered owner of the UK flag LNG carrier tanker vessel “METHANE PRINCESS” (ex Daewoo Shipbuilding & Marine Engineering Co. Ltd. Hull No 2215) (“the Vessel”).

(B)                                The Bank has agreed to lend to the Lessee an amount not exceeding one hundred and eighty million Dollars ($180,000,000) (“the Loan”) on the terms and subject to the conditions set out in a Loan Agreement dated 110) made between the Lessee and the Bank (“the Loan Agreement”).

(C)                                The Registered Owner has executed and delivered in favour of the Lessee (which has assigned the same to the Bank) a first priority statutory mortgage on the Vessel (“the Mortgage”), and the Lessee and the Sub-Lessee have executed and delivered in favour of the Bank first priority assignments of all their respective rights, title and interest in and to the Insurances, Earnings and the Charter Rights (“the First Assignments” and each a “First Assignment”), each of which is dated [                  ] 20[11].

(D)                               The Lessee and the Sub-Lessee have executed and delivered in favour of the Registered Owner second priority assignments of all their respective rights, title and interest in and to the Insurances, Earnings and the Charter Rights (“the Second Assignments” and each a “Second Assignment”), each of which is dated [                  ] 20[11].

(E)                                 The Registered Owner has bareboat chartered the Vessel to the Lessee pursuant to the Lease (as defined below).

(F)                                 The Lessee has sub-bareboat chartered the Vessel to the Sub-Lessee.

(G)                                The Sub Lessee and the Charterer on or about [                  ] 20[11] entered into a bareboat charterparty of the Vessel for a period of [                             ].

THIS DEED WITNESSES as follows:

1.                                      Definitions and Interpretation

In this Deed:

1.1                                 “the Charter” means the bareboat charterparty referred to in Recital (G), as amended, novated, supplemented or replaced from time to time;

1.2                                 “the Charterer’s Insurances” means all the Charterer’s right, title and interest in and to all policies and contracts of insurance (including all entries in war risks associations) which are from time to time taken out or entered into by the Charterer pursuant to Clause 19.2 of the Charter against hull, machinery and equipment marine and war risks (including excess risk) and forming part of the Obligatory Insurances (as defined in the Charter) in respect of or in connection with the Vessel or her increased value, her freights, disbursements, profits or otherwise howsoever and all profits, proceeds and benefits thereof, including all claims of any nature and returns of premium but excluding for the avoidance of doubt, cover effected by the Charterer against protection and indemnity risks and oil pollution liability and any additional insurance effected by the Charterer for its own account and benefit as referred to in clause 19.4 of the Charter;

1.3                                 “the Charter Period” means the period during which the Vessel is in the service of the Charterer pursuant to the Charter (whether or not off hire);

1.4                                 “Charter Rights” means all rights and benefits accruing to the Sub-Lessee under or arising out of the Charter and not forming part of the Earnings;

1.5                                 “Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Lessee or the Sub-Lessee (as the case may be) in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel;

1.6                                 “Earnings. Account” means the USD bank account opened in the name of the Sub-Lessee with the Bank’s City Office branch, (Sort Code: 30-12-18) having account number: [•];

1.7                                 “Lease” means the -Lease dated [.] August 2003 and made between the Registered Owner and the Lessee;

1.8                                 “Lease Indebtedness” means all moneys, obligations and liabilities from time to time owing or payable, incurred or assumed by the Lessee in favour of the Registered Owner under or pursuant to the Lease and the other Lease Documents (as defined in the Lease);

1.9                                 “Loan Indebtedness” means the Loan and all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable -by the Lessee to the Bank pursuant to the Loan Agreement and/or the relevant Assignment;

1.10                           “Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into by the Lessee or the Sub-Lessee, as the case may be, in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium and “Lessee’s Insurances” and “Sub-Lessee’s Insurances” shall be construed accordingly;

1.11                           “Quiet Enjoyment Letters” means the quiet enjoyment letter dated [          ], 2003 addressed by the Bank to the Charterer and the quiet enjoyment letter dated [             ], 2003 addressed by the Registered Owner to the Charterer and “Quiet Enjoyment Letter” means either of them;

1.12                           “Requisition Compensation” means all compensation or other money which may from time to time be payable to the Lessee or the Sub-Lessee as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

2.                                      Representations. and Warranties.

Bach party hereto represents and warrants to the others at the date of this Deed and (by reference to the facts and circumstances then pertaining) every day thereafter for the duration of the Charter Period that this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its respective terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally.

3.                                      Priority of Mortgage.

The Charterer acknowledges that it is aware that the Vessel is mortgaged to the Bank pursuant. to the Mortgage and confirms to the Bank and the Registered Owner that it will put into effect such insurances as it is obliged to effect under the terms of the Charter,

4.                                      Charterer’s Assignments

4.1                                 In consideration of the Bank executing its Quiet Enjoyment Letter, and in consideration of the payment by the Bank to the Charterer of the sum of ten Dollars ($10), the receipt and sufficiency of which the Charterer acknowledges and as security for the performance of its obligations under the Charter, the Charterer with full title guarantee assigns absolutely and unconditionally and agrees to assign to the Bank all the Charterer’s right, title and interest in and to the Charterer’s Insurances.

4.2                                 In consideration of the Registered Owner executing its Quiet Enjoyment Letter, and in consideration of the payment by the Registered Owner to the Charterer of the sum of ten dollars ($10), the receipt and sufficiency of which the Charterer acknowledges and as security for the performance of its obligations under the Charter, the Charterer with full title guarantee assigns absolutely and unconditionally and agrees to assign (subject to the prior rights of the Bank under clause 4.1) to the Registered Owner all the Charterer’s right, title and interest in and to the Charterer’s Insurances.

5.                                      Lessee’s and Sub-Lessee’s Assignments

The Lessee and the Sub-Lessee hereby give notice to the Charterer that all their respective rights, title and interest to the Lessee’s Insurances and the Sub-Lessee’s Insurances, the Earnings, Charter Rights and Requisition Compensation have been assigned absolutely to the Bank pursuant to the First Assignments and to the Registered Owner pursuant to the Second Assignments.

6.                                      Covenants.

The Charterer covenants with the Bank and the Registered Owner:-

6.1                                 promptly following the execution of this Deed and upon any renewal of the insurances (where applicable) to give written notice (materially in the form set out in Appendix A or in such other form as the Bank and the Registered Owner may reasonably require) to the underwriters (or, in the case of entries in war risks associations or clubs, to the managers of those associations or clubs) of the assignment of the Charterer’s Insurances contained in this Deed., and

6.2                                 at all times during the Charter Period to _procure that a loss payable clause materially in the form set out in Appendix B (or in such other f6rm as the Bank and the Registered Owner may approve (such approval not to be unreasonably withheld)) shall be endorsed on or attached to the policies, cover notes or certificates of entry relating to the Charterer’s Insurances and that letters of undertaking in such form as the Bank and the Registered Owner may approve (such approval not to be unreasonably withheld) shall be issued to the Bank and the Registered Owner by the brokers through whom the Charterer’s Insurances are placed.

7.                                      Hire

The Charterer undertakes to pay all hire and other money payable by it to the Sub-Lessee under or in connection with the Charter to the Earnings Account or otherwise as the Bank or (if the Loan Indebtedness shall have been discharged in full) the Registered Owner may from time to time direct in writing to the Charterer.

8.                                      Withdrawal from Charter

Should any right of withdrawal of the Vessel from the Charterer’s service under the Charter become exercisable by the Sub-Lessee, the Sub-Lessee will immediately advise the Bank and the Registered Owner and will exercise (or refrain from exercising) that right in accordance with the Bank’s or (if the Loan Indebtedness shall have been discharged in full), the Registered Owner’s instructions, it being agreed that neither the Bank nor the Registered Owner shall have liability to the Sub-Lessee or to the Charterer arising from the exercise of, or failure to exercise, that right Without prejudice to the foregoing, the Sub-Lessee hereby irrevocably appoints the Bank and the Registered Owner as its attorney for the purpose of exercising such rights. The exercise by the Bank or the Registered Owner of this power shall be conclusive evidence of its rights so to do.

9.                                      Application of Insurance. Proceeds.

9.1                                 The Bank, the Registered Owner, the Lessee, the Sub-Lessee and the Charterer hereby agree that any insurance proceeds shall be applied in accordance with the provisions of paragraph 6 of the Registered Owner’s Quiet Enjoyment Letter but they furthermore agree that the loss payable clause (as set out in Appendix B), shall be endorsed upon the insurance policies and entries for the Vessel. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Deed, the Quiet Enjoyment Letters or in the loss payable clause, the amounts recoverable by the Bank or the Registered Owner, and the rights of the Bank, the Registered Owner and the Lessee in relation to the • Obligatory Insurances (as such term is defined in the Charter) shall not, in aggregate, exceed those of the Sub-Lessee under the Charter.

9.2                                 The Bank, the Registered Owner, the Lessee and the Sub-Lessee hereby confirm to the Charterer:

9.2.1                        that none of them will (other than following the occurrence of a Charterer’s Termination Event (as defined in the Charter)) give notice to any insurers and/or brokers and/or clubs requiring payment of any insurance proceeds to the Bank, the Registered Owner, the Lessee or the Sub-Lessee which, under the terms of the Charter, would otherwise be payable to the Charterer; and

9.2.2                        that provided there is no continuing Charterer’s Termination Event (in which case the insurance proceeds shall be applied in accordance with Clause 20.6 of the Charter) and that the Charterer complies with its obligation under the Charter in respect of the application of the proceeds of the claim they will give the consent as contemplated by the final four lines of the penultimate paragraph of the loss payable clause (Appendix B).

10.                               Re-Assignment

Upon repayment in full of the Loan Indebtedness and/or upon the expiry of the Charter Period, whichever is the earlier, the Bank will, at its own cost promptly execute a reassignment to the Charterer of the Charterer’s Insurances, to the extent then still subsisting and capable of re-assignment. Upon repayment in full or discharge of the Lease Indebtedness and/or upon the expiry of the Charter Period, whichever is the earlier, the Registered Owner Will, at its own cost promptly execute a re-assignment to the Charterer of the Charterer’s Insurances, to the extent then still subsisting and capable of re-assignment,

11.                               Communications.

Any notice, approval, demand, request or document may be given, delivered, made or served by letter or facsimile communication and shall be sent addressed as follows:

11.1                           in the case of the l3ank to the Bank at its address at the head of this Deed (fax number +44 (0)207 7356 2398) marked.for the attention of Shipping Finance; and

11.2                           in the ease of the Registered Owner at its address at the head of this Deed (fax number .+44:(0)161 953 3517) marked .for the attention of Corporate Administration Manager;

11.3                           in the case of the Lessee and the Sub-Lessee to them c/o Golar Management Limited, 30 Marsh Wall, London E14 9TP, .England (fax number +44 (0)20 7517 8601) marked for the attention of the Finance Department; and

11.4                           in the case of the Charterer addressed to the Charterer at their address at the head of this Deed (fax number +44 118 929 2674) marked for the attention of Mr Amrit Bhat,

or at such other address and/or fax number as the Bank, the Registered Owner, the Lessee, the . Sub-Lessee or the Charterer may designate for themselves by written notice to the others.

12.                               Law and Jurisdiction

This Deed shall in all respects be governed by and interpreted in accordance with English law and the parties hereto irrevocably agree to the exclusive jurisdiction of the Courts of England.

13.                               Miscellaneous

13.1                           In the event of there being any conflict between the Charter and this Deed, this Deed shall prevail.

13.2                           This Deed may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

IN WITNESS of which this Deed has been duly executed and delivered the day and year first before written.

SIGNED and DELIVERED	)
as a deed by	)
the duly authorised	)
attorney for and on behalf of	)
A&L CF JUNE (3) LIMITED	)
in the presence of:	)

SIGNED and DELIVERED	)
as a deed by	)
the duly authorised	)
attorney for and on behalf of	)
GOLAR LNG 2215 CORPORATION	)
in the presence of:	)

SIGNED and DELIVERED	)
as a deed by	)
the duly authorised	)
attorney for and on behalf of	)
GOLAR 2215 UK LTD.	)
in the presence of:	)

SIGNED and DELIVERED	)
as a deed by	)
the duly authorised	)
attorney for and on behalf of	)
METHANE SERVICES LIMITED	)
in the presence of:	)

SIGNED by	)
)
For and on behalf of	)
LLOYDS TSB BANK PLC	)

APPENDIX A

NOTICE OF ASSIGNMENT

(For attachment by way of endorsement to
all policies, contracts and cover notes)

We, METHANE SERVICES LIMITED of 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT the bareboat charterer of the ‘METHANE PRINCESS” (“the Vessel”) GIVE NOTICE that, by an assignment in writing dated [                  ] 20[11], we assigned to LLOYDS TSB BANK PLC acting through its Ship Finance Department at 25 Gresham Street, London EC2V 7HN, England and (subject to the prior rights of LLOYDS TSB BANK PLC) to A&L CF RUNE (3) LIMITED of Sovereign House, 298 Deansgate, Manchester M3 41111, England all our right, title and interest in and to all insurances effected or to be effected in respect of the Vessel, including the insurances constituted by the policy on which this notice is endorsed, and including all money payable and to become payable thereunder or in connection therewith (including return of premiums).

Signed:
For and on behalf of
METHANE SERVICES LIMITED

Dated: [                  ] 20[11]

APPENDIX 13

Loss Payable Clause

Hull and Machinery (Marine and War. Risks)

By a charterparty by way of demise made the [       ] day of August 2003 between A&L CP June (3) Limited (the “Lessor”) and Golar LNG 2215 Corporation (the “Lessee”), the Lessor has demise Chartered m.v. “Methane Princess” (the “Ship”) to the Lessee.

By a charterparty by way of demise made the [       ] day of August 2003 between the Lessee and Golar 2215 UK Ltd. (the “Sub-Lessee”), the Lessee has demise chartered the Ship to the Sub-Lessee.

By a cbarterparty by way of demise the “Charter”) made the [       ] day of [                  ] 20[11] between the Sub-Lessee and Methane Services Limited (the “Charterer”), the Sub-Lessee has demise chartered the Ship to the Charterer.

By a deed of covenant made the [       ] day of August 2003 (the “Deed of Covenant”) between the Lessor and the Lessee, the Lessor has assigned to the Lessee all the Lessor’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Lessor in respect of the Ship including the Insurances constituted by the Policy (the “Insurances”) whereon this notice is endorsed (excluding any such insurances as may be taken out by the Lessor for the benefit of the Lessor alone).

Pursuant to a three party deed made the [       ] day of August 2003 (the “Prior. Assignment”) the Lessee and the Sub-Lessee each assigned to Lloyds TSB Bank plc (the “Bank”) all their respective rights, title and interest in and to the Insurances (and, in the case of the Lessee, the interests of the Lessor in the Insurances assigned to the Lessee pursuant to the Deed of Covenant).

Pursuant to a second three party deed made the [       ] day of August 2003 the Lessee and the Sub-Lessee each assigned to the Lessor (subject to the Prior Assignment) all their respective rights, title and interest in and to the Insurances.

Pursuant to a multipartite deed dated [ 3 20[ 3 (the “Multipartite Deed”) executed by the Lessee, the Sub-Lessee, the Lessor, the Bank and the Charterer, the Charterer assigned to the Bank and (subject to the prior rights of the Bank) to the Lessor all its rights, title and interests in and to the Insurances.

All recoveries under this policy shall be applied as follows:

(a)                                  all claims payable hereunder in respect of an actual or constructive or compromised or arranged total loss shall be paid in full to the account of the Lessor with Lloyds TSB Bank plc designated “Golar LNG 2215 — Lessor Dollar Proceeds Account”;

(b)                                 all other claims, unless and until underwriters have received notice from the punk or the Lessor of a default under the Charter (in which event all claims under this policy shall be payable directly to the Bank) shall be payable direct to the Charterer by way of reimbursement as and when the Ship is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged provided That insurers may with the prior written consent of the Bank make payment on account of repairs in the course of being effected, and provided further that any claims the amount whereof is likely to exceed eight million Dollars. ($8,000,00) or the equivalent in any other currency prior to adjustment for any franchise or deductible under the terms of this policy may only be so paid with the prior written consent of the Bank.

In the event that insurers receive such notices from the Bank and the Lessor, the notice given by the Bank shall prevail and be complied with in the event of any inconsistency between them.

Appendix C

Clauses from Proceeds Deed

2.1                               Application of Total Loss Proceeds (if no prior Standby Ship Disposition)

If there is a Total Loss of the Ship during the Loan Period (other than following a Standby Ship Disposition, in which case the provisions of clause 2.4 ‘shall apply) the Total Loss Proceeds shall be paid to the relevant Lessor Proceeds Account in accordance with clause 2.8.2 and the Lessor hereby instructs and directs the Account Bank to apply such Total Loss Proceeds on behalf of the Lessor promptly following receipt of such Total Loss Proceeds in making the following payments in the following order:

2.1.1                        first, in or towards reimbursing any Expenses properly incurred by any applicable party hereto and details of which have, at the time of application of such Total Loss Proceeds, been notified to the Lessor and the Bank, together with any interest thereon in the manner referred to in clause 3.2;

2.1.2                        secondly, during the Loan Period, in or towards payment by the Lessor to the Lessee (to the Loan Account) by way of rebate of Rental (or otherwise as appropriate) pursuant to clauses 22.5.4 and 22.5.5 of the Lease of the amount in Dollars certified by the Bank to the Lessor as being equal to the Bank Loan Amount as at the date of such application, such rebate of Rental to be applied by the Bank on behalf of the Lessee in or towards discharge of the obligations of the Bank Debtor Parties under the. Bank’s Security Documents;

2.1.3                        thirdly, in or towards application by the Lessor under, and in the amount in Sterling certified by the Lessor as being payable to the Lessor pursuant to clauses 22.5.1, 22.5.2 and 22.5.3 of the Lease (including, for the avoidance of doubt, any Cost of Lessor’s Management Time. and any Expenses incurred by the Lessor which are. not recoverable under clause 2.1.1); and

2,1.4                        fourthly, any balance shall be retained by the Lessor and applied in payment to the Lessee by way of rebate of Rental or otherwise as appropriate in accordance with clauses 22.5.4 and 22.5.5 of the Lease.

2.4                               Application of Total Loss Proceeds (after a Standby Ship Disposition)

If there is a Total Loss of the Ship during the Loan Period following a Standby Ship Disposition, the Total Loss Proceeds shall be paid to the relevant Standby Purchaser Proceeds Account in accordance with clause 2.9.2 and the Standby Purchaser hereby irrevocably and unconditionally instructs and directs the Account Bank to apply such Total Loss Proceeds on behalf of the Standby Purchaser promptly following receipt of such Total Loss Proceeds in making the following payments in the following order:

2.4.1                        first, in or towards reimbursing any Expenses properly incurred by any applicable party hereto and details of which have, at the time of application of such Total

Loss Proceeds, been notified to the Bank and the Lessor, together with any interest thereon in the manner referred to in clause 3.2;

2.4.2                        secondly, in or towards payment to the Bank (by way of payment to the Loan Account) of the amount in Dollars certified by the Bank to the Lessor as being equal to the Bank Loan Amount as at the date of such application, such amount to be applied by the Bank on behalf of the Lessee in or towards discharge of the obligations of the Bank Debtor Parties under the Bank’s. Security Documents;

2.4.3                        thirdly, in or towards payment to the Lessor for application by the Lessor under, and in the amount in Sterling certified by the Lessor as being payable to the Lessor pursuant to clauses 22.5.1, 22.5.2 and 22.5.3 of the Lease (including, for the avoidance of doubt, any Cost of Lessor’s. Management Time) and any Expenses incurred by the Lessor which are not recoverable under clause 2.4.1; and

2.4.4                        fourthly, any balance shall be paid to the Lessor and applied in payment to the Lessee by way of rebate of Rental or otherwise as appropriate in accordance with clauses 22.5.4 and 22.5.5 of the Lease.

If there is a Total Loss of the Ship during the Non-Loan Period following a Standby Ship Disposition, the Total Loss Proceeds shall be paid to the Lessor and applied in accordance with clause 22.5 of the Lease.

LNG CARRIER Tanker Vessel DAEWOO HULL 02215

“METHANE PRINCESS”

TIME CHARTER

APPENDIX G

Golar LNG 2215 Corporation

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire

RG6 1PT

2003

Dear Sirs,

Re:                             “METHANE PRINCESS”/Daewoo Shipbuilding & Marine Engineering Co. Ltd.

We refer to;

(a)                                  the time charter dated 25 October 2001 entered into between ourselves as owners and yourselves as charterers in respect of the Vessel as amended by addendum no. 1 dated 4 April 2003;

(b)                                 the novation agreement (the “Novation Agreement”) dated [                  ] made between ourselves, Golar 2215 UK Limited (the “Sub-Lessee”), British Gas Asia Pacific Pte Limited and yourselves, pursuant to which we relinquished to the Disponent Owners and the Disponent Owners assumed all our rights, title and interest, and all our obligations and liabilities, and British Gas Asia Pacific Pte Limited relinquished to yourselves and you assumed all British Gas Asia Pacific Pte Limited’s rights title and interest, and all their obligations and liabilities, in and to the said time charter (such time charter, as so novated and as further amended and restated’ by the Novation Agreement, being referred to below as the “Time Charter”);

(c)                                  the bareboat charter (the “Lease”) dated [             ] 2003 made between A&L CF June (3) Limited 2003 as owners (“Registered Owners”) and ourselves, Golar LNG 2215 Corporation (the “Lessee”), as charterers in respect of the Vessel; and

(d)                                 the bareboat charter (the “Sub-Lease”) dated                                                 2003 made between the Lessee as disponent owners and the Sub-Lessee as charterers in respect of the Vessel.

We confirm that we have:

(i)                                     received a copy of the Novation Agreement and the Time Charter and are familiar with the terms of each of them;

(ii)                                  have approved the terms of the Novation Agreement and the Time Charter and, in particular, but without limitation, Clause 46(b)(ii) of the Time Charter which gives you the right to require the substitution of a bareboat charter of the Vessel in place of the Time Charter in the circumstances specified in that Clause.

Words and expressions defined in the Time Charter shall, unless otherwise expressly provided in this letter or the context otherwise requires, have the same meanings when used in this letter. The expression “Bareboat Charter” means any bareboat charter between the Disponent Owners and yourselves which comes into force pursuant to Clause 47(b)(i) of the Time Charter (together with the Time Charter, the “Charters”). References in this letter to the Time Charter, the Bareboat Charter or the Charters, as the case may be, shall include such documents as amended, supplemented or varied from time to time.

1.                                       in consideration of your entering into the Novation Agreement and for other good and valuable consideration (the receipt and the sufficiency of which we acknowledge), we undertake not to:

(a)                                  issue any arrest or similar proceedings against the Vessel in any jurisdiction; or

(b)                                 exercise any power of sale or other disposal of the Vessel to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty (excluding, for the avoidance of doubt, any steps to be taken to protect the Lessee’s rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action); or

(c)                                  take possession of the Vessel; or

(d)                                 appoint a receiver in respect of the Vessel; or

(e)                                  exercise against the Vessel any of our respective rights under the Lease or the Sub-Lease (including, in particular but without limitation, any right of termination of the Lease and/or the Sub-Lease) in a manner inconsistent with your rights under the Charters (in particular, but without limitation, your rights to the quiet use and ‘enjoyment and, under the Bareboat Charter, the possession of the Vessel). We acknowledge that termination of the Lease and/or the Sub-Lease other than with your prior written specific consent or pursuant to the terms of the Registered Owners’ Undertaking or the Lessor Parent Undertaking would be inconsistent with your rights; or

(f)                                    take any step to wind up, liquidate, or place in administration or receivership, the Registered Owners or the Sub-Lessee nor commence or continue any analogous proceedings against either of them in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action).

2.                                       For the avoidance of doubt:

(a)                                  the undertakings in this letter shall only apply during the Charter Period; and

(b)                                 any act or omission on our part which would constitute a breach of our obligations under this letter had you taken delivery of the Vessel under the relevant Charter shall be deemed to be such a breach notwithstanding that you have not yet taken delivery of the Vessel under the relevant Charter or exercised the option in Clause 46(b)(ii) of the Time Charter to take the Vessel on charter under the Bareboat Charter.

3.                                       If, following the exercise of the option in Clause 46(b)(ii) of the Time Charter to charter the Vessel under the Bareboat Charter, we receive any insurance moneys in respect of a Total Loss of the Vessel or the requisition, seizure or forfeiture of the Vessel, we shall procure that such moneys are applied in accordance with the requirements of the Bareboat Charter.

4.                                       We acknowledge that you are not a party to and are not bound by the provisions of any of the Lease or the Sub-Lease.

5.                                       We confirm that you may rely upon any notice, instruction or other communication sent by the Sub-Lessee, and shall be under no obligation to enquire whether or not it has been approved or consented to by us or requires our approval or consent.

6.                                       The undertakings and confirmation contained in this letter are without prejudice to the rights of the Lenders (as defined therein) under the letter dated 2003 from Lloyds TSB Bank plc which letter is counter-signed or to be counter-signed by, inter alia, ourselves, the Registered Owners and the Sub-Lessee, under which Lloyds T811 Bank plc undertakes, subject as provided in that letter, on behalf of the Lenders, inter alia, not to issue any arrest or similar proceedings against the Vessel in any jurisdiction and subject to the terms of the Registered Owners’ Undertaking and the Lessor Parent Undertaking.

7.                                       The undertakings and confirmation contained in this letter shall continue in force until such time as the Sub-Lessee is under no further obligation or liability, actual or contingent, to you under or pursuant to the Charters (or either of them).

8.                                       We acknowledge that the terms of this letter shall enure to the benefit of your successors and assigns and to the benefit of any company or person whom you may designate as charterer of the Vessel under either of the Charters.

9.                                      The terms of this letter shall be governed by and construed in accordance with English law.  For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not. We hereby irrevocably nominate Golar Management (UK) Limited of 30 Marsh Wall, London E14 9TP to accept service on our behalf of any writ, summons or other legal process issued by you in proceedings in the English courts, which shall be deemed good service on us, without prejudice to your right to serve process in any manner permitted by law.

Please will you acknowledge your receipt of and your agreement to the terms of this letter by signing the attached copy where indicated and returning it to us.

Yours faithfully,

for and on behalf of Golar LNG 2215 Corporation

We, Methane Services Limited, for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

Dated: [ ], 2003

for and on behalf of
Methane Services Limited

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

TIME CHARTER

APPENDIX H

[on Alliance & Leicester plc letterhead]

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire

RG6 1PT

cc: Golar LNG 2215 Corporation (the “Lessee”)

[•] August 2003

Dear Sirs

LNG Vessel known during construction as Hull No. 2215 at Daewoo Shipbuilding and Marine Engineering Co., Ltd. (to be named m.v. “METHANE PRINCESS”) (the “Vessel”)

Alliance & Leicester plc (the “Parent”) is an indirect holding company of A&L CF June (3) Limited (the “Lessor”) and is aware of the terms and conditions of a letter of quiet enjoyment (the “LOQE”) to be issued on the date hereof by the Lessor in your favour as one of the required arrangements for you, on the date hereof, to enter into a novation agreement (the “Novation Agreement”) between Ourselves, the Lessee, Golar 2215 UK Ltd. and BG Asia Pacific Pte. Limited in respect of the time charter of the Vessel dated 25 October 2001, as supplemented and amended by Addendum No.1 dated 4 April 2003, between (originally) the Lessee and BG Asia Pacific Pte. Limited,

In consideration of your entering into the Novation Agreement, the Parent confirms the following:

1.                                       At the date of this letter the Lessor is its indirectly wholly-owned Subsidiary and it undertakes that, save as provided in this letter, the Lessor shall continue to be its direct or indirect wholly owned Subsidiary whilst the LeSsor continues to have any obligations under the LOQE.

2.                                       Whilst the Lessor remains, having regard to paragraph 3 below, the wholly owned direct or indirect Subsidiary of the Parent, the Parent will provide such support and assistance as may be appropriate and necessary to enable the Lessor to meet all its obligations whilst the Lessor continues to have any obligations under the LOQE.

3.                                       The Parent confirms that whilst the Lessor continues to have any obligations under the LOQE, if at any time the Parent intends to take any action which would result in the Lessor ceasing to be a direct or indirect wholly owned Subsidiary of the Parent, the Parent will notify you and the Lessee of such intention in writing not later than fourteen (14) Banking Days before such action is to take effect. If we are required to procure the transfer of the rights and obligations of the Lessor under (inter alia) the LOQE, following a request from the Lessee to that effect, to another member of the Lessor’s Group which is a direct or indirect wholly owned Subsidiary of the Parent (and being the person to whom the Vessel is, or will be, sold or otherwise transferred as contemplated by the

LOQE) (a “Leasing Affiliate”), we shall procure that the Leasing Affiliate shall execute in your favour a letter in the same form, mutatis mutandis, as the LOQE.

4.                                       By your counter signatOre of this letter you hereby confirm and agree that you consent to any transfer or other disposal of the Vessel to a Leasing Affiliate which may take place in connection with a transfer of the rights and obligations of the Lessor under the LOQE in the manner referred to In paragraph 3 above provided that it is made in accordance with the LOGE.

5.                                       The obligations of the Parent under this letter are primary obligations and shall continue to apply, and remain in full force and effect, in respect of any Leasing Affiliate to whom rights and obligations are transferred in the manner contemplated by paragraph 3 above.

6.                                       The Parent confirms to you that this letter creates binding legal obligations on the Parent and is provided to the addressee of this letter in confidence and on terms that no other persons shall be entitled to rely on it other than any permitted assignee referred to in paragraph 7 below, provided that you shall be entitled to disclose the contents of this letter as required by applicable law or regulatory requirements or in connection with any legal proceedings.

7.                                       You shall not assign all or any part of the benefit of, or your rights or benefits under, other than to any company or person whom you may designate as charterer of the Vessel pursuant to the terms of the time charter referred to above and subject to such assignee confirming and consenting to the terms of, this letter.

8.                                       The terms of this letter are not enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it.

This letter shall be governed by and construed in accordance with English law.

Please acknowledge your agreement of the above by signing the enclosed copy of this letter.

Yours faithfully

For and on behalf of
Alliance & Leicester plc

Acknowledged and agreed

For and on behalf of
Methane Services Limited

LNG CARRIER Tanker Vessel DAEWOO HULL #22I5

“METHANE PRINCESS”

TIME CHARTER

APPENDIX I

LNG Holding Company Ltd
P.O. Box 694 GT
CIBC Financial Center
11 Dr. Rays Drive
George Town
Cayman Islands

Methane Services Limited

100 Thames Valley Park Drive

Reading

Berkshire

RG6 1PT

2003

Dear Sirs

Re: “METHANE PRINCESS” (the “Vessel”)

We refer to:

(a)                                  the time charter dated 25 October 2001 entered into between, originally, Golar LNG 2215 Corporation (the “Lessee”) as owners and, originally, British Gas Asia Pacific Pte Limited, as charterers, in respect of the Vessel, as amended by addendum no. 1 dated 4 April 2003 (together the “Original Time Charter”) and as the same has been novated in favour of Golar 2215 13K Ltd. as owners (the “Sub-Lessee”) and yourselves as charterers, and amended and restated, pursuant to a novation agreement dated 2003 made between the Lessee, British Gas Asia Pacific Pte Limited, yourselves and the Sub-Lessee (the “Novation Agreement” and together with the Original Time Charter, the “Time Charter”);

(b)                                 the lease (the “Lease”) to be made between A&L CF June (3) Limited (the “Lessor”) as owners and the Lessee as charterers in respect of the Vessel;

(c)                                  the sub-lease (the “Sub-Lease”) to be made between the Lessee as owners and the Sub-Lessee as charterers in respect of the Vessel;

(d)                                 the standby put option agreement (the “Standby Put Option Agreement”) to be made between the Lessor and ourselves pursuant to which the Lessor has the right in certain circumstances to require us to acquire title to the Vessel on the terms and conditions therein contained;

(e)                                  the standby lease (the “Standby Lease”) to be made between us as owners and the Lessee as charterers, pursuant to which we shall lease the Vessel to the Lessee following our acquisition of the Vessel pursuant to the Standby Put Option Agreement.

We confirm that we have received a copy of the Sub-Lease, the Novation Agreement and the Time Charter.

Words and expressions defined in the Time Charter shall, unless otherwise expressly provided in this letter or the context otherwise requires, have the same meanings when used in this letter. The expression “Bareboat Charter” means any bareboat charter between the Lessee and yourselves which comes into force pursuant to Clause 47(b)(i) of the Time Charter (together with the Time Charter, the “Charters”). References in this letter to the Time Charter, the Bareboat Charter or the Charters, as the case may be, shall include such documents as amended, supplemented or varied from time to time.

1.                                       In consideration of the sum of US$10.00 and other good and valuable consideration (the receipt and the sufficiency of which we acknowledge), we undertake not to:

(a)                                  issue any arrest or similar proceedings against the Vessel in any jurisdiction; or

(b)                                 exercise any power of sale or other disposal of the Vessel to which we may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty (excluding, for the avoidance of doubt, any steps to be taken to protect the Lessee’s rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings or application being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action); or

(c)                                  take possession of the Vessel; or

(d)                                 appoint a receiver in respect of the Vessel; or

(e)                                  exercise against the Vessel any of our respective rights under the Standby Put Option Agreement or the Standby Lease (including, in particular but without limitation, any right of termination of the Standby Lease or the Sub-Lease) in a manner inconsistent with your rights under the Charters (in particular, but without limitation, your rights to the quiet use and enjoyment and, under the Bareboat Charter, the possession of the Vessel). - We acknowledge that termination of the Standby Lease and/or the Sub-Lease other than with your prior written specific consent would be inconsistent with your rights; or

(f)                                    take any step to wind up, liquidate, or place in administration or receivership, the Lessor, the Lessee or the Sub-Lessee nor commence or continue any analogous proceedings against either of them in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that we shall cease any such action upon the relevant proceedings being permanently stayed and we shall notify you in writing promptly upon taking or ceasing any such action).

2.                                       For the avoidance of doubt:

(a)                                  the undertakings in this letter shall only apply during the Charter Period; and

(b)                                 any act or omission on our part which would constitute a breach of our obligations under this letter had you taken delivery of the Vessel under the relevant Charter shall be deemed to be such a breach notwithstanding that you have not yet taken delivery of the Vessel under the relevant Charter or exercised the option in Clause 46(b)(ii) of the Time Charter to take the Vessel on charter under the Bareboat Charter.

3.                                       If, following the exercise of the option in Clause 46(b)(ii) of the Time Charter to charter the Vessel under the Bareboat Charter, we receive any insurance moneys in respect of a Total Loss of the Vessel or the requisition, seizure or forfeiture of the Vessel, we shall procure that such moneys are applied in accordance with the requirements of the Bareboat Charter.

4.                                       We acknowledge that you are not a party to and are not bound by the provisions of the Standby Lease.

5.                                       We confirm that you may rely upon any notice, instruction or other communication sent by the Lessee, and shall be under no obligation to enquire whether or not it has been approved or consented to by us of requires our approval or consent. .

6.                                       We:

(a)                                  agree that you shall be entitled to enforce any claim that you may from time to time have against the Lessee under or arising out of the Time Charter or the Bareboat Charter by the taking in any jurisdiction of arrest, detention, attachment, saisie conservatoire, freezing injunction or similar proceedings against the Vessel, her freight or other earnings and/or against the proceeds of sale or insurance of the Vessel (together the “Relevant Assets”);

(b)                                 consent generally in respect of any such proceedings to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against the Relevant Assets of any order or judgment which may be made or given in such proceedings;

(c)                                  waive any claim, defence or right of action which we may have in respect of such proceedings on the ground of inconvenient forum, want of jurisdiction or the absence of locus standi or otherwise howsoever.

The terms of this paragraph are without prejudice to our rights against the Lessee.

7.                                       7.                                       The undertakings and confirmation contained in this letter shall continue in force while we remain the owner of the Vessel and until such time as the Lessee is under no further obligation or liability, actual or contingent, to you under or pursuant to either Charter.

8.                                       You agree that your recourse against us under this letter shall be limited to the Relevant Assets and we shall have no personal liability to you of any kind under this letter, other than in the case of our wilful breach of, or gross negligence, fraudulent or wilful misconduct or breach of statutory duty with respect to, any of our obligations under this letter. The provisions of this paragraph 8 shall, however, not limit or restrict in any way our liability to discharge our non-monetary obligations under this letter, to the extent that such discharge is not directly dependent upon the performance by any other person of its obligations to us.

9.                                       We acknowledge that the terms of this letter shall enure to the benefit of your successors and assigns and to the benefit of any company or person whom you may designate as charterer of the Vessel under either of the Charters.

10.                                 The terms of this letter shall be governed by and construed in accordance with English law. For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not. We hereby irrevocably nominate Golar Management (UK) Limited of 30 Marsh Wall, London El4 9TP to accept service on our behalf of any writ, summons or other legal process issued by you in proceedings in the English courts, which shall be deemed good service on us, without prejudice to your right to serve process in any manner permitted by law.

Please will you acknowledge your receipt of and your agreement to the terms of this letter by signing the attached copy where indicated and returning it to us.

Yours faithfully,

for and on behalf of LNG Holding Company Ltd

We, Methane Services Limited, for the consideration aforesaid, hereby agree, confirm and consent to all the provisions of this letter.

Dated: [ ], 2003

for and on behalf of
Methane Services Limited

LNG CARRIER Tanker Vessel DAEWOO HULL #215

“METHANE PRINCESS”

TIME CHARTER

APPENDIX I
to OPERATION AND MAINTENANCE PROTOCOL

Health Safety & Environmental Policy

‘Health, Safety and the Environment present one of the toughest management challenges we face, and success in this respect is an absolutely reliable indication of how well we are managing our business as a whole.’

/s/ Frank Chapman
Frank Chapman
[ILLEGIBLE]

The policy applies to all wholly owned companies in the BG Group and to all activities controlled by BG Group worldwide. In situations where BG Group has a minority interest, it will seek to encourage its partners to follow an equivalent policy.

BG Group
100 Thames Valley Park Drive
Reading
Berkshire
RG6 1PT
England

Health, Safety and the Environment
Performance improvement through
14 Point Profiling

BG Group recognises that the protection of the health and safety of its employees and others involved in or affected by its operations, and the protection of the environment, are an integral part of the Company’s business performance and a prime responsibility of management at every level. Wherever in the world the Company operates, it is committed to achieving a high level of performance.

Specifically BG Group will:

•                  periodically publish a statement of its key health, safety and environmental objectives, and will report publicly on its performance in these areas;

•                  identify the health, safety and environmental hazards arising from its business, and assess and manage the associated risks;

•                  develop and maintain effective contingency plans, where appropriate in conjunction with the authorities and emergency services;

•                  comply as a minimum with legislation and associated codes of practice and, where reasonably practicable, improve on the performance standards they specify;

•                  endeavour to improve continually its health, safety and environmental performance so that work related ill health and accidents are reduced and environmental emissions, waste, and the use of energy are decreased relative to activity;

•                  involve and consult employees and, where appropriate, their representatives;

•                  provide direction, training and, where appropriate, supervision to enable its employees to meet their obligation to work safely and with due consideration for the health and safety of others and for the environment;

•                  co-operate fully with relevant enforcement agencies and work with industry and external bodies to further the understanding and development of health, safety and environmental management and practice;

•                  require its contractors and partners to demonstrate the same level of commitment to continuous improvement in standards of health, safety and environmental performance;

•                  seek to understand and take account of the health, safety and environmental concerns of staff, customers, shareholders, and communities local to its operations;

•                  make available appropriate resources to implement the policy;

•                  ensure compliance with the policy through a process of education, review and audit.

‘Asset Name’  - HSE&S Performance Profile (2001)

Contents (click the buttons to access the sheet)

1-Leadership and Commitment
2-Policy and Strategic Objectives
3-Organisation and Responsibilities
4-Competency and Training
5-Contractor Performance
6-Communication and Involvement
7-Risk Assessment and Management
8-Planning
9-Asset Integrity
10-Standards and Procedures
11-Incident Management
12-Measurement and Feedback
13-Incident Investigation
14-Audit

Users Notes

Notes

Numbers in brackets in the titles refer to the relevent sections of the BG international HSE&S management

Weighting
reflects element Criticality

Profiling scores for each General, Health, Safety & Environmental elements are:
2 marks for each element for full implementation
1 mark for each element for partial implementation
0 marks for each element for not implemented

Bold questions are to be discussed with the management team as whole

Profiling Table
Profiling Chart

1

Leadership and Commitment

			Profile					Targets
								Maximum
1 - Leadership and Commitment					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	HS&E goals and objectives identified and set	3					0	18
2	HS&E objectives are set for all levels of management	3					0	18
3	Management objectives are reviewed at the annual appraisal	2					0	4
4	HS&E commitment by all senior management team members demonstrated by signed statements - Personal HSE Action Plans for example.	3					0	6
5	HSE risk assessment and control is recognised as a key management tool	3					0	6
6	HS&E is an agenda item on all team meetings.	1					0	6
7	HS&E Performance is routinely measured.	3					0	18
8	Management review HS&E performance quarterly	2					0	12
9	Management review HS&E performance monthly	1					0	6
10	Asset Management Team members demonstrate HSE leadership with Joint Venture organisations	3					0	6
11	Joint Venture organisations report to the Assset on HSE performance	2					0	12
12	Joint Venture Board meetings include HSE as an Agenda item	3					0
13	Asset management team members demonstrate HSE leadership with key contract partners	3					0	6
14	Key contract partners report to the Assset on HSE performance	2					0	12
15	HSE committee is chaired by Senior Management representative	3					0	6
16	HSE committee develops policy	2					0	4
17	HSE policy is set by the management team	3					0	6
18	Employee involvement is recognised as beneficial to HS&E performance.	2					0	4
19	HS&E a formal agenda item on monthly SMT meetings.	3					0	6
20	Policy of dialogue and communication with the local Regulators in place.	1					0	2
21	Nominated single point of contact for HS&E issues in place.	1					0	2
22	Importance of an HS&E culture is recognised	3					0	6
23	Line managers carry out formal HSE inspections quarterly	2					0	12
24	Line managers carry out formal HSE inspections monthly	1					0	6
25	Senior managers undertake regular HSE tours	2					0	6
26	HSE Awareness programmes have been initiated	3					0	18
27	Commitment to the completion and implementation of Environmental Assessments evident.	2					0	4
28	Commitment to fund studies to monitor environmental impacts.	2					0	4
29	Environmental Impact Assessment is recognised as a decision making tool.	2					0	4
30	Management allocate resources to ensure effective operation of the EMS and environmental plans in terms of personnel, time, equipment and money.	1					0	2
31	HSE resource allocation is reviewed periodically	3					0	6
	Totals		0	0	0	0	0	228	0	0

Policy and Strategic Objectives

			Profile					Targets
								Maximum
2 - Policy & Strategic Objectives					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	Site/ facility/ Asset HS&E policy in place.	3					0	6
2	HSE policy is consistent with the BG Group HS&E policy	2					0	4
3	The Policy outlines a commitment to continuous improvement in HS&E performance.	3					0	6
4	Policy sets a framework for setting objectives and targets	2					0	12
5	Policy outlines management commitment to meet all legal requirements and Company Directives.	3					0	6
6	Policy dated and signed by the manager in charge.	2					0	4
7	Policy displayed at all sites and made readily available internally	1					0	2
8	Policy made available to all employees	1					0	2
9	New employees are made aware of the policy.	2					0	4
10	Contractors are made aware of the policy	3					0	6
11	Policy principles understood at all worker levels.	2					0	4
12	Line management implement the policy.	2					0	4
13	HS&E goals and objectives are developed and issued	3					0	18
14	The policy is implemented by compliance checklists.	1					0	2
15	The policy recognises the impact of culture and climate.	2					0	4
16	The Policy was developed with input from line management	3					0	6
17	The Policy was developed with input from staff	1					0	2
18	Policy is reviewed after significant organisational change	3					0	6
19	Organisational arrangements to support the policy have been developed and issued	3					0	6
20	Statement of Commitment to the HS&E policy issued.	2					0	4
21	Policy explained to staff	2					0	4
22	HSE Objectives/targets have been developed	3					0	18
23	Objectives/targets sufficiently ‘stretched’ for the organisation that they are considered meaningful.	2					0	4
24	HSE Goals and objectives are communicated to all staff	2					0	12
25	HSE Goals and objectives form the basis of the HSE plan	3					0	6
	Totals		0	0	0	0	0	152	0	0

Organisation and Responsibilities

			Profile					Targets
								Maximum
3 - Organisation & Responsibilities					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	One management representative has been given authority and responsibility to implement and maintain the HS&E management system	3					0	6
2	There is accountability in relation to HS&E objectives/ targets.	3					0	6
3	It is clear who is responsible for implementing the commitments made in any EIA.	2					0	4
4	HSE Manual exists which provides a description of the HSE management system and its organisation.	3					0	6
5	Manual covers the whole organisation as well as specialised functions.	1					0	2
6	The HSE Manual is kept up-to-date.	2					0	4
7	The HSE Manual contains or references individual standards and procedures	1					0	2
8	The HSE Manual is available to all personnel.	3					0	6
9	HS&E Roles and responsibilities for all key work groups have been identified	3					0	18
10	HS&E Roles and responsibilities for all key work groups have been briefed to appropriate staff	3					0	18
11	The line is clearly identified as having responsibility for HS&E Management.	3					0	6
12	Appropriate training in the HSE management system has been provided for all levels and job functions, including contractors where necessary.	2					0	4
13	Key job/role descriptions contain HS&E responsibilities and authority.	3					0	18
14	Key job/role descriptions include specific HS&E experience and qualification requirements.	3					0	18
15	All job/role descriptions contain specific HS&E responsibility and authority.	1					0	6
16	All job/role descriptions include specific HS&E experience and qualification requirements.	1					0	6
17	HS&E targets form part of the annual appraisal process.	2					0	12
18	New recruits are made aware of HS&E expectations and given appropriate training.	3					0	18
19	A complaints procedure has been developed	2					0	4
20	Complaints and follow-up actions documented.	2					0	4
21	Success towards meeting plans reviewed and recorded on an annual basis.	2					0	4
	Totals		0	0	0	0	0	172	0	0

Competency and Training

			Profile					Targets
								Maximum
4 - Competency and Training					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	HS&E training strategy has been developed	3					0	18
2	All HS&E training courses are identified.	1					0	6
3	New staff induction HSE training exists	2					0	12
4	Management team have received HS&E leadership training	3					0	6
5	Appropriate HS&E training/education given to all employees.	1					0	2
6	All training requirements and courses in place	1					0	2
7	Fully developed list of training courses issued.	2					0	12
8	Training recording procedure in place.	2					0	4
9	Training feedback questionnaire issued to all attendees.	1					0	2
10	Forward planning programmes been established	1					0	2
11	Training programmes are developed from audits and reviews	2					0	12
12	Training profiles have been developed for job groups	1					0	2
13	Training programmes are in place for HSE critical roles	3					0	18
14	Training programmes include refresher training	2					0	4
15	Training records are documented.	2					0	4
16	Competency criteria are developed with a process for measurement and feedback.	2					0	4
17	Fully documented records of all attendees and their respective course feedback questionnaires kept	1					0	2
18	Training programs address Teamworking and employee involvement.	3					0	6
19	All employees undertake Teamworking and safety responsibility training or coaching.	1					0	2
20	Staff regularly review with their performance with supervisors	1					0	2
21	Good HS&E practices and behaviours are well defined	2					0	12
22	Relevant personnel/managers demonstrate a knowledge of legal environmental requirements.	3					0	6
23	Training and competency requirements take into account accountabilities in the risk register	2					0	12
	Totals		0	0	0	0	0	152	0	0

Contractor Performance

			Profile					Targets
								Maximum
5 - Contractor Performance					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	Invitation to Tender HS&E Questionnaire exists	3					0	18
2	Contractors company has an HS&E policy and incident reporting procedure with published accident statistics.	2					0	12
3	Contractor publishes HS&E goals and objectives specific to the contract	2					0	12
4	HS&E goals and objectives are present site.	2					0	4
5	Contractor Roles and responsibilities fully documented.	1					0	2
6	Regular meetings are held between management and contractors	3					0	6
7	HS&E performance always an agenda item on regular Company/contractor meetings.	3					0	18
8	The Company/Contractor meetings are minuted	1					0	2
9	Contractors provide regular HSE reports	3					0	18
10	Regular inspections of contractors on site activities are carried out.	3					0	6
11	Contractor HSE induction training takes place	3					0	18
12	Contractors are formally informed of any on site hazards	3					0	18
13	A member of staff is nominated as the Company Responsible Person to liaise with the contractor personnel	3					0	6
14	Contractors follow the site PIW system	2					0	4
15	HS&E training strategy in place for contractor personnel	1					0	6
16	Key contract partners attend HSE Committee meetings	3					0	6
17	Contractors provide written risk assessments and method statements	3					0	6
18	The method of working is agreed with local management	1					0	2
19	Contractors safety rules have been developed	3					0	6
20	Contractors safety rules are issued with the contract	1					0	2
21	Contractors safety rules are issued to the contractors on site	3					0	6
22	Contractor audit procedures in place.	3					0	6
23	Contractor insurance is checked prior to the work commencing	3					0	6
24	Risks associated with the contract have been identified	3					0	18
25	An action plan to control these risks developed	3					0	18
26	Senior contract personnel on site have published their personal commitment to HS&E.	2					0	4
27	Specific activities requiring HSE actions are fully responded to with no outstanding actions.	3					0	6
28	Appropriate and applicable environmental responsibilities outlined in contract documents	2					0	4
29	Specific standards identified in external contracts.	3					0	18
30	Contractors operate a management system that meets with the principles and intent of the EMS.	2					0	4
	Records of contractor training are kept.	1					0	2
	Totals		0	0	0	0	0	264	0	0

Communication and Involvement

			Profile					Targets
								Maximum
6 - Communication & Involvement					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	Employees are provided with information they need to perform their jobs effectively.	3					0	18
2	Staff Induction includes HSE expectations on behaviour including the need to follow work procedures	3					0	6
3	Personal Informed on a regular basis of Company HS&E performance and key issues	1					0	6
4	Struotured meetings take place at all levels with HS&E included e.g. team meetings, tool box talks etc.	3					0	6
5	Key stakeholders have been identified.	2					0	12
6	System in place to solicit key stakeholder input.	1					0	2
7	Regular open consultation takes place with stakeholders	1					0	2
8	Public reporting on performance takes place.	1					0	6
9	Staff/public complaints procedure in place and complaints recorded.	2					0	4
10	Communication takes place with external authorities regarding contingency planning.	3					0	6
11	New projects or processes with significant risks are discussed with external emergency services.	3					0	6
12	Employees actively involved in improving HS&E issues.	3					0	6
13	Work teams have nominated single point of contact for HS&E issues.	1					0	2
14	Staff induction includes HSE expectations on behaviour including the need to follow work procedures	3					0	6
15	Proactive HS&E programmes exist for promotion and interaction across work groups and teams.	2					0	12
16	HS&E goals include proactive objective.	2					0	12
17	HS&E culture Includes Teamworking, shared responsibility and empowerment for all personnel.	2					0	4
18	Everyone accepts responsibility for HS&E issues.	3					0	18
19	Community involvement is a formal process integrated by a project/company advisory committee.	1					0	2
20	Procedures in place for monitoring and correcting “at risk” behaviour,	3					0	6
21	Outstanding actions within the HS&E action tracking system are openly discussed at management meetings.	3					0	6
22	Work groups have been established for the development of continuous performance improvement of HS&E performance.	2					0	4
23	Review teams have been established for the assessment of HS&E performance.	2					0	4
	Totals		0	0	0	0	0	156	0	0

Risk Assessment and Management

			Profile					Targets
								Maximum
7 - Risk Assessment & Management					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	A formal risk assessment standard has been identified and documented	5					0	10
2	All risks which could cause category 1&2 incidents have been identified for current activities	5					0	30
3	All risks which could cause category 1&2 incidents have been identified for Joint Venture activities	3					0	18
4	Control measures for these risk have been identified	5					0	30
5	Independent assessment of these control measures have been carried out	3					0	18
6	Management assurance processes to verify the implementation of the control measures are in place	3					0	18
7	All risks which could cause category 3 incidents have been identified	3					0	18
8	Control measures for these risk have been identified	3					0	18
9	Management assurance processes to verify the implementation of the control measures are in place	3					0	18
10	New activities and processes are assessed to identify significant risk prior to commencement	3					0	18
11	Task risk assessments are routinely used for ongoing activities	3					0	6
12	Hazard and Effects/risk registers have been developed	2					0	12
13	Risk Assessments are carried out by teams involving employees	2					0	4
14	Assessments teams are lead by a trained risk assessor to a recognised standard	2					0	4
15	Assessments are issued to relevant staff	3					0	6
16	Overview risk assessment findings have been identified	3					0	6
17	Control measures are regularly reviewed for effectiveness	3					0	6
18	A system to review these assessments after significant changes exists	1					0	2
19	Coaching/induction for hazard and environmental management programmes in place for all personnel.	1					0	2
20	Visitor information/briefing material has been developed	3					0	6
21	Visitor information/briefing material is available to BG Group employees prior to travel commencing	3					0	6
22	All hazardous substances have been identified	3					0	6
23	Exposure limits established all appropriate hazardous substances	2					0	4
24	Monitoring of occupational health exposure limits ongoing.	1					0	2
25	Health survelliance facilities are available	3					0	6
26	Regular medical checks are carried out for specific workgroups	3					0	6
27	Clinical waste risks have been identified	1					0	2
28	A procedure exists for the disposal of hazardous waste	3					0	6
29	Office risk assessments have been carried out	2					0	8
30	Office specific risks have been communicated to staff	2					0	8
31	First aid risk assessments have been carried out	2					0	4
32	First aiders are regularly trained and assessed	2					0	4
33	Formal work control process (e.g. Permit to work) in place	3					0	6
34	Formal work control process clearly identifies the tasks requiring permits	2					0	4
35	PIW takes full account of work procedures and risk assessments and simplifies the relationship	2					0	4
36	Regular work control audits are carried out	2					0	4
37	The formal work control system is clearly understood by the users	2					0	4
38	Site infrastructure and equipment maintenance programmes in place.	2					0	4
39	Operational Safety Case in place as appropriate	3					0	6
40	Environmental statement in place as appropriate	3					0	6
41	Design processes use hazard and risk management to demonstrate ALARP	2					0	4
42	Structured hazard identification processes are use (e.g. HAZOP/HAZID/FMEA etc) are carried out for now/modified designs	3					0	6
43	Actions from structured hazard identification processes are allocated to specific personnel	3					0	6
44	Actions from structured hazard identification processes are closed out	2					0	4

Risk Assessment and Management

			Profile					Targets
								Maximum
7 - Risk Assessment & Management					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
45	Change management system includes the need for the review of risk assessments	3					0	6
46	A decision to attain accredited environmental management system status has been made	3					0	6
47	Commitment to the completion and implementation of Environmental Assessments evident	2					0	4
	Totals		0	0	0	0	0	306	0	0

Planning

			Profile					Targets
								Maximum
8 - Planning					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	HS&E objectives and targets form the basis of the HSE plan	3					0	18
2	HSE plan reflects the key objectives of BG Group in addition to the local Business plan	3					0	6
3	HSE plan is agreed by appropriate level of management.	3					0	6
4	The plan is used to identify HSE resources	3					0	6
5	The HSE plan is made available to all staff.	1					0	2
6	Relevant personnel and managers demonstrate knowledge and understanding of the plan	1					0	2
7	Plan is reviewed annually but only changed for clearly explained and validated reasons.	2					0	4
8	Plan is cascaded into the work place in a form that relates to specific activities or tasks.	3					0	6
9	Objectives in the plan are considered to be; Specific; Measurable; Achievable; Realistic; Time-based.	2					0	4
10	All undertakings/ commitments made in Environmental Assessments are listed and their status recorded.	2					0	4
11	Long term HS&E Management Plans are developed and updated annually	2					0	4
12	Persons identified in the HS&E Plans are made aware of their responsibilities, resources and accountabilities.	3					0	6
13	The Plan is distributed to interested employees.	1					0	2
14	Progress towards the goals of the plan is reviewed regularly	3					0	6
15	Progress towards the plan goals of the plan is discussed at Asset Management Team meetings	3					0	6
16	Progress towards the plan is communicated to staff	2					0	4
17	Contractor HSE management is integrated-into the plans	3					0	6
18	HS&E goals and objectives are identified for all contractors.	2					0	4
19	Waste management plans have been developed.	2					0	4
20	Environmental improvement plans consider both the inventory and the environmental hazards and effects register.	2					0	4
21	Environmental objectives/targets are cascaded into the work place relating to specific activities or tasks.	2					0	4
	Totals		0	0	0	0	0	108	0	0

Asset Integrity

			Profile					Targets
								Maximum
9 - Asset Integrity					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	Fully developed asset Integrity management system in place aimed at achieving zero unplanned events.	3					0	6
2	Records of Inspections and maintenance programmes exist.	3					0	6
3	Asset integrity program is based on previous experience.	2					0	4
4	Key process control parameters have been identified.	3					0	6
5	Asset integrity, sparing and preventative maintenance philosophies documented.	2					0	4
6	Drawing and equipment data files available.	2					0	4
7	HS&E Critical Elements identified	3					0	18
8	All HS&E Critical elements maintenance schedules in place.	3					0	18
9	Full list of HS&E Critical Elements performance standards developed.	3					0	18
10	Operating procedures for all HS&E critical equipment in place	3					0	18
11	Drawing / document numbering and filing procedures developed.	1					0	2
12	HS&E Review program initiated.	3					0	18
13	Equipment data files for critical equipment under development.	1					0	2
14	Drawing/document files up to date.	2					0	4
15	Key-process control parameters fully documented.	3					0	6
16	Verification scheme in place.	2					0	4
17	Preventative maintenance schedules for HS&E critical equipment under development.	3					0	6
18	Preventative maintenance schedules for safety critical equipment fully developed.	3					0	6
19	Maintenance procedures and sparing policy developed from past operating performance.	2					0	4
20	Predictive maintenance programs under development.	2					0	4
21	Plan for consents, approvals and permits developed.	3					0	18
22	Program for review to operating procedures in place.	2					0	4
23	Procedure specific training identified.	2					0	4
24	Change management system in place	3					0	6
25	A policy of providing feedback from operating assets of equipment performance in place.	2					0	4
26	Plan of continuous performance improvement for asset Integrity in place.	2					0	4
27	Operation and maintenance of pollution/emission/waste control equipment to design specification.	3					0	6
28	Maintenance of equipment needed for environmental control is recorded.	2					0	4
29	Specified calibration procedures and records exist for environmental measuring equipment	2					0	4
	Totals		0	0	0	0	0	212	0	0

Standards and Procedures

			Profile					Targets
								Maximum
10 - Standards & Procedures					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	Company HSE management system is aligned with the BG Group Directives and HSE requirements	3					0	6
2	Company HSE management system identites the HSE standards required for work activities	3					0	18
3	Standards are developed with line input using industry best practices as a baseline requirement	2					0	12
4	Standards review process is in place to ensure that HSE critical standards are updated periodically	2					0	12
5	Standards review process is risk based	2					0	4
6	Standards for HSE critical activities are implemented by procedures, instructions or site rules.	3					0	18
7	HS&E procedures are built into activities and tasks.	2					0	12
8	System in place for communicating HS&E procedures, including where and how they should be applied.	2					0	4
9	Non routine activities are assessed and procedures develop prior to the activity	3					0	6
10	Non routine work procedures briefed to the work teams who can demonstrate understanding	3					0	6
11	Change control procedures have been developed	3					0	6
12	Change control procedures understood by the workforce	2					0	4
13	Procurement systems ensure HS&E considerations are defined in the purchase of a product/services.	2					0	12
14	Chemical substances purchased only after a hazardouis substances assessment.	3					0	6
15	Company personnel work with suppliers to achieve cost-effective and resource-saving shipping and storage methods.	1					0	2
16	Standards are issued to contracting organisations for implementation via of their own procedures	3					0	6
17	Site specific procedures are developed by Contractors rather than simply uising generic ones	2					0	4
18	Procedures in place for monitoring and correcting “at risk” behaviour.	3					0	6
19	Process for the identification of need for formal safety assessment and safety case in place.	2					0	4
20	Design processes include review of HSE issues	3					0	18
21	A hazards and effects/risks register has been developed	3					0	18
22	Procedures in place for waste and emission handling.	2					0	4
23	HS&E Action recording system is in place which considers both concerns and actions in place.	1					0	2
24	Procedure for the management of environmental records in place and being followed.	1					0	2
25	Procedure for the management of occupational health surveillance records in place and being followed	2					0	4
26	Pollution control procedures issued.	2					0	4
27	Incident reporting procedure has been developed	3					0	18
28	A Compliance Register has been developed	3					0	6
29	The compliance register includes all applicable national laws, regulations and standards and permits	2					0	4
30	The compliance register includes all applicable international protocols.	2					0	4
31	The compliance register includes all industry code of practice with which the Company has agreed to comply	2					0	4
32	All off site shipments of weas te are documented	2					0	4
33	Formal HS&E audit procedure in place.	3					0	18
	Totals		0	0	0	0	0	258	0	0

Incident Management

			Profile					Targets
								Maximum
11 - Incident Management					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	The BG Group Policy and Directives are held within the Asset	3					0	6
2	A location Incident Management (LIM) Committee has been established	3					0	6
3	Emergency Response Plans in place	2					0	4
4	A senior Manager has been assigned the responsibility for co-ordinating incident response (LIM Team Leader)	2					0	4
5	Emergency Response plan includes detail for all likely emergency scenarios	2					0	12
6	Reviews of the business have been conducted to identify foreseeable incidents and incident scenarios which may impact on people, environment and assets (business).	2					0	12
7	Partnerships with neighbouring organisations have been established here necessary for the development of emergency plans	1					0	2
8	Emergency planning covers environmental hazards associated with site/activity	2					0	4
9	A risk assessment has identified the need for an off-site emergency plan	2					0	4
10	Emergency Response Plan is exercised and reviews of lessons learnt conducted	3					0	6
11	The IM Team been trained and exercised	3					0	6
12	IM training given to as appropriate staff	3					0	6
13	Emergency Response Teams (ERTs) have been exercised and trained	3					0	6
14	External benchmarking of performance is carried out.	1					0	2
15	[ILLEGIBLE] lessons learnt are formally shared with work groups.	2					0	4
16	A [ILLEGIBLE] Control Room has been allocated.	3					0	6
17	A Standby Incident Control Room has been identified	2					0	4
18	A formal Duty Manager process is in place	3					0	6
19	All appropriate emergency equipment has been identified and procured.	3					0	18
20	Asset Duty Manager/LIMT report incidents to the TVP Security Control (Duty Manager) as appropriate	3					0	6
21	Correspondence/agreements with external organisations on the emergency plan are available.	2					0	4
22	A Senior Manager within the Asset has been assigned the responsibility for co-ordinating incident reporting and investigation.	2					0	4
23	All Incidents as defined in the HSSE Directive 314 (Incident Reporting Matrix) are being reported through the management chain within the stipulated period of time.	3					0	6
24	All Incidents are being reported to BG Group using the appropriate format.	2					0	4
25	All Major Security Incidents (murder, threat, robbery, kidnap/hostage, serious assasult, extortion, site invasion, fraud/loss >£25K, serious info. Security breach) are reported immediately to the Group Head of Security via TVP Security.	3					0	6
26	All Significant Security incidents (threats to workers, assault, fraud/loss <£25K, arrest of worker) are reported to the Group Head of Security via TVP Security within 24 hours of the incident being indentified/recorded.	2					0	4
27	When required under local regulations all appropriate incidents are being reported externally to local authorities.	3					0	6
28	Analysis of accident/incident data used to develop targets for continuous performance improvement	1					0	2
29	Staff have been briefed in their responsibilities for reporting incidents and “near misses”.	3					0	6
30	Procedure in place for analysis of incident/accident statistics.	2					0	12
31	“Near Miss” reporting actively encouraged by line management	2					0	4
32	Hazard spotting initiatives clearly defined and encourage.	2					0	12
33	Incident Alerts are managed in the organisation.	3					0	6
34	All incidents, “near misses” and potential hazardous situations are investigated to completion.	3					0	18
35	Independent investigations are conducted for all Category 1 & 2 and potential Category 1 incidents.	2					0	4
36	Action plans for remedial measures identified in investigations are being completed and signed off by line management.	2					0	4
37	Progress reports against action plans are being reported quarterly.	2					0	4
38	The Asset has a Business Continuity Plan (BCP) in place	3					0	6
39	The BCP indentifies and prioritises all critical business processes.	3					0	6
40	The BCP determines the potential impact of various types of disaster upon the business.	2					0	12
41	The Asset has indentified a senior manger to be the BCP Co-ordinate responsible for the review, maintenance and testing of the Plan.	2					0	4
42	The BCP is exercised/[ILLEGIBLE] at the required periods.	3					0	6
43	The BCP is reviewed and updated after each test of real activation.	2					0	4
			0	0	0	0	0	268	0	0

Measurement and Feedback

			Profile					Targets
								Maximum
12 - Measurement & Feedback					Occupational		Actual	Possible	Performance
Performance Indicator		Weighting	Management	Safety	Health	Environment	Performance	Score	Target	Stretch Target
1	System in place to review the Management System.	3					0	6
2	Management system subject to independent review	2					0	4
3	A management representative initiates the review and has responsibility for communicating the results.	2					0	4
4	Reviews are carried out by appropriate members of management.	2					0	4
5	Reviews include the whole organisation and all its activities, products and services.	3					0	18
6	Review reports are submitted for action by the organisation’s management.	3					0	6
7	HSE management system includes a process of continuous review to establish cost effective environmental pollution reduction measures.	2					0	4
8	Records are kept of the reviews.	2					0	4
9	Objective and verillable performance indicators are used	2					0	4
10	Monitoring results produced as specified in regulations or permits.	3					0	6
11	Compliance failures documented.	2					0	12
12	A programme for monitoring and reporting against HS&E indicator targets exists.	2					0	12
13	Independent review team established for the assessment of HS&E performance against indicators	2					0	4
14	Records of HS&E performance indicators maintained relevant to objectives and targets.	2					0	12
15	Performance against these indicators is reviewed frequently.	1					0	6
16	Results are circulated and communicated to appropriate personnel for action if required.	2					0	4
17	Corrective actions and close outs are completed.	3					0	6
18	Employees contribute to the HSE management system and HS&E processes.	2					0	4
19	Workgroups develop performance improvement ideas.	2					0	12
20	Process exists to address employee concerns	3					0	6
21	Specific HS&E activities are identified and targeted for performance improvement.	2					0	12
22	Lessons learned data base in place and lessons learned workshops organised.	1					0	2
23	HS&E processes continuously reviewed and updated in order to improve HS&E performance.	1					0	6
24	Monitoring Register covers what monitoring is required	1					0	6
25	Personnel responsible for monitoring are aware of its importance.	3					0	6
26	All Incidents are recorded.	2					0	12
27	“Near miss” incidents included in reporting procedure to be used for establishing trends and root causes of incidents.	2					0	12
28	Incident and accident data is grouped by cause with HSS&E performance measured by the number of records.	1					0	6
29	Accident triangles are used to develop reporting strategies.	2					0	4
30	HSE inspections are carried out	3					0	6
31	Inspections are lead by line management	2					0	12
32	Employees are involved in the inspections	2					0	4
33	Inspection findings are summarised at HSE committee meetings	2					0	4
34	Inspection findings are apportioned to named persons for action in a given time	2					0	4
35	Inspections are recorded	2					0	4
	Totals		0	0	0	0	0	238	0	0

Incident Investigation

			Profile					Targets
13 - Incident Investigation Performance Indicator		Weighting	Management	Safety	Occupational Health	Environment	Actual Performance	Maximum Possible Score	Performance Target	Stretch Target
1	Procedure for incident reporting exists.	3					0	6
2	Incident investigation procedure is documented	2					0	4
3	Incident investigation procedure indentifies health, safety and environment incidents individually	3					0	18
4	Investigation procedure led by line management.	3					0	6
5	HSE practioner advises the line in specific investigations	2					0	4
6	Specialist support resources are indentified for HS&E incidents	3					0	18
7	Investigation procedure involves line staff	3					0	6
8	Investigation training has been developed	3					0	6
9	Investigation training has been devlivered to investigation team leaders	3					0	6
10	Procedure requires the appointment of an investigation team with a nominated supervisor to manage it.	2					0	4
11	All category 1,2 or 3 incidents are investigated, analysed and corrective actions issued to the management team.	3					0	18
12	All incidents and near misses are investigated, analysed and corrective actions issued to the management team according to potential	2					0	12
13	Investigations involve employee participation	2					0	4
14	Investigations involve mixed level teams with corrective actions logged onto the action tracking system	2					0	4
15	Workgroups carry out investigations in accordance with a recognised investigation procedure.	2					0	4
16	Investigations involve root cause analysis	3					0	6
17	Procedure requires formal lessons learned from the incident	3					0	6
18	A climate of openness exists for the reporting of all potential hazards and near miss incidents.	2					0	4
19	All employees are actively involved in identifying, evaluating and communicating potential HS&E hazards.	3					0	18
	Totals		0	0	0	0	0	154	0	0

Audit

			Profile					Targets
14 - Audit Performance Indicator		Weighting	Management	Safety	Occupational Health	Environment	Actual Performance	Maximum Possible Score	Performance Target	Stretch Target
1	HS&E audit programme in place.	3					0	18
2	Audit programme details the frequency, scope, standards and team composition.	2					0	4
3	An audit follow up procedure exists.	2					0	4
4	Audit programme is risk based	3					0	6
5	Records of audits and reviews are kept.	3					0	6
6	Audit reports demonstrate HS&E performance improvement.	2					0	4
7	Audit terms of reference are published prior to audit.	2					0	4
8	HS&E audits challenge culture and performance.	1					0	2
9	Third party audit procedures exist from parent companies.	3					0	18
10	Audit action items documented in the action tracking system.	2					0	4
11	Audit procedures exists for implementation of the HS&E management system.	2					0	4
12	Plan covers HSE audits for the full range of facilities.	3					0	18
13	Audits undertaken according to procedures in audit guidelines.	3					0	6
14	Non-conformance records are kept.	2					0	4
15	Audits have either Corporate or location-trained and qualified leaders.	3					0	6
16	Accountabilities are assigned for the audit follow-up plan.	3					0	6
17	Findings are agreed between auditee and auditor prior to the issue of the final report.	2					0	4
18	Audits are business- or facility-led.	2					0	4
19	Audits are specified by the Business as defined by targets and plans.	3					0	6
20	Compliance failures documented.	3					0	6
21	Audit actions are closed out and signed off by the management team.	3					0	6
22	Independent process in place to check effectiveness of audit close outs	2					0	4
23	Safety action record, HAZOP action record and safety concerns tracking system is in place.	2					0	4
24	Contractors have issued audit policy and procedures.	2					0	4
	Totals		0	0	0	0	0	152	0	0

‘Asset Name’ -HSE&S Performance Profile (2001)

Profile Element	Possible maximum	2000 Baseline	Year to Date Score		Target Score		Stretch Target		Five Year Goal %
Leadership and Commitment	228		0	0%	0	0%	0	0%
Policy and Strategic Objectives	152		0	0%	0	0%	0	0%
Organisation and Responsibilities	172		0	0%	0	0%	0	0%
Competency and Training	152		0	0%	0	0%	0	0%
Contractor Performance	264		0	0%	0	0%	0	0%
Communication and Involvement	156		0	0%	0	0%	0	0%
Risk Assessment and Management	385		0	0%	0	0%	0	0%
Planning	108		0	0%	0	0%	0	0%
Asset Integrity	212		0	0%	0	0%	0	0%
Standards and Procedures	258		0	0%	0	0%	0	0%
Incident Management	268		0	0%	0	0%	0	0%
Measurement and Feedback	238		0	0%	0	0%	0	0%
Incident Investigation	154		0	0%	0	0%	0	0%
Audit	152		0	0%	0	0%	0	0%

Total	2900		0	0%	0	0%	0	0%

17

‘Asset Name’  -HSE&S Performance Profile (2001)

18

LNG CARRIER Tanker Vessel DAEWOO HULL #2215

“METHANE PRINCESS”

TIME CHARTER

APPENDIX A

100 Thames Valley Park Drive
Reading
Berkshire RG6 1PT

Telephone 0118 929 3694
Golar 2215 UK Ltd.	Fax 0118 929 2854
30 Marsh Wall	07788 568526
London E14 9TP	stefan.rickets@bg-group.com

2003

Dear Sirs,

LNG carrier “METHANE PRINCESS”/Daewoo Shipbuilding & Marine Engineering Co. Ltd Hull No. 2215 (the “Vessel”)

We refer to the time charter of the Vessel dated 25 October 2001 between Golar LNG 2215 Corporation and British Gas Asia Pacific Pte Limited as charterers, as amended by an addendum no. 1 dated 4 April 2003, and as further amended and restated by a novation agreement dated                 2003 (the “Novation Agreement”) made between Golar LNG 2215 Corporation, yourselves, British Gas Asia Pacific Pte Limited and Methane Services Limited pursuant to which Golar LNG 2215 Corporation relinquished to you and you assumed all the rights, title and interest and all the obligations and liabilities of Golar LNG 2215 Corporation, and British Gas Asia Pacific Pte Limited relinquished to Methane Services Limited and Methane Services Limited assumed all the rights, title and interest and all the obligations and liabilities of British Gas Asia Pacific Pte Limited, in and to and under the said time charter (such time charter as so novated and amended and restated, referred to below as the “Charter”).

Methane Services Limited are referred to below as the “Charterers”. References in this Guarantee to the “Charter” shall extend to include, without limitation any Bareboat Charter (as defined in the said time charter) of the Vessel which may come into force pursuant to the provisions thereof and shall include each of the same as varied, supplemented, renewed or replaced from time to time.

1.             In consideration of your entering into the Novation Agreement and for other good and valuable consideration (the receipt and the sufficiency of which is hereby acknowledged), we hereby irrevocably and unconditionally:

(a)           guarantee (as primary obligor and not merely as surety) to you:

(i)            the due and punctual performance and observance by the Charterers of all the terms and conditions of the Charter and of all their obligations under or pursuant to the Charter; and

(ii)           the due payment and discharge of all monies whatsoever which may from time to time fall due to be paid by the Charterers under or pursuant to the Charter (including, without limitation, any amount payable by way of damages for breach of any of the terms and conditions of the Charter);

(b)           undertake that:

(i)            if and whenever the Charterers default in the due and punctual performance of any of their obligations under the Charter we shall on demand by you cause the performance of such obligations; and

BG International Limited is part of BG Group www.BG-Group.com

(ii)           if and whenever the Charterers fail to pay on the due date any sum whatsoever due and payable under or pursuant to the Charter we shall pay such sum on demand by you.

2.             As a separate and independent stipulation we, as primary obligor and not as surety only, hereby irrevocably and unconditionally agree to indemnify you on demand and Keep you indemnified against all costs, charges, expenses, claims, liabilities, losses, duties and fees (including but not limited to legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by you, as a result of any breach or non-performance of, or non-compliance by the Charterers with any of the Charterers’ obligations under or pursuant to the Charter, or as a result of any such obligations being or becoming void, voidable or unenforceable whether by reason of any legal restriction, disability or Incapacity on or of the Charterers or any other fact or circumstance whatsoever whether known to you or us or not.

3.             This Guarantee:

(a)           shall be continuing security for the performance by the Charterers of all their obligations actual or contingent, under the Charter and the payment of all monies and liabilities whatsoever from time to time owing (whether actually or contingently) by the Charterers to you under the Charter and shall not be satisfied by any partial performance of such obligations or by an intermediate payment or satisfaction of any part of such monies or liabilities;

(b)           shall be in addition to, and shall not be prejudiced or affected by, any other security for the obligations of Charterers which may be from time to time held by you;

(c)           shall not be discharged or prejudiced by any term or concessions given by you to the Charterers or any other party, by any variation of or supplement to the Charter or by anything which you may do or omit to do or by any other dealing or thing whatsoever which but for the provisions of this paragraph might operate to discharge us from liability.

4.             In no circumstances whatsoever shall our liability hereunder be greater than that of the Charterers under the Charter unless the Charterers’ obligations under or pursuant to the Charter are or become void, voidable or unenforceable, in which event the indemnity contained in Clause 2 above shall apply regardless of the provisions of this Clause 4 but only to the extent that the Charterers would have been liable if the Charter had not become void, voidable or unenforceable.

5.             We hereby irrevocably waive any rights to which we may be entitled as surety or which may otherwise be inconsistent with our obligations under this Guarantee or prejudice the performance by Charterers of their obligations under the Charter.

6.             This Guarantee shall enure for the benefit of your successors and assigns, including, without limitation any of your financiers. We acknowledge that you may assign or transfer the benefit of this Guarantee to any party to whom you may assign or transfer your rights under the Charter.

7.             The terms of this Guarantee shall be governed by and construed in accordance with English law. For your exclusive benefit we hereby agree that the English courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and we hereby irrevocably submit to the jurisdiction of such courts, but without prejudice to your right to bring proceedings against us in any other jurisdiction, whether concurrently or not.

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Yours faithfully,

For and on behalf of
BG INTERNATIONAL LIMITED

3